 As filed with the Securities and Exchange Commission on August 30, 1999.

                                                     Registration No. 333-78571
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 3
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933

                                ---------------

                                   MUZAK LLC
            (Exact name of registrant as specified in its charter)

         Delaware                    7389                    04-3433729
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                ---------------

                         2901 Third Avenue, Suite 400
                               Seattle, WA 98121
                           Telephone: (206) 633-3000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                ---------------

                                William A. Boyd
                         2901 Third Avenue, Suite 400
                               Seattle, WA 98121
                           Telephone: (206) 633-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copy to:
                               Laurie T. Gunther
                               Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                           Telephone: (312) 861-2000

                                ---------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                ---------------

                              MUZAK FINANCE CORP.

         Delaware                    7389                  (applied for)
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                ---------------

                           MUZAK CAPITAL CORPORATION

         Delaware                    7389                    91-1722302
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                ---------------

                          MLP ENVIRONMENTAL MUSIC, LLC

        Washington                   7389                    91-1936098
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                ---------------

                              BUSINESS SOUND, INC.

           Ohio                      7389                    34-1659525
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                ---------------

                               MUZAK HOLDINGS LLC

         Delaware                    7389                    04-3433730
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                ---------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this Prospectus is not complete and may be       +
+changed. We may not sell these notes until the registration statement filed   +
+with the Securities and Exchange Commission and any applicable State          +
+securities commission becomes effective. This Prospectus is not an offer to + +sell these notes, and it is not seeking an offer to buy these notes in any +
+State where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

Exchange Offer for

$115,000,000

9 7/8% Senior Subordinated Notes due 2009

of Muzak LLC and

Muzak Finance Corp.                                [LOGO OF Muzak Finance Corp.]

Terms of the Exchange Offer

 . We are offering to         . The terms of the notes
   exchange the notes that      to be issued are
   we sold in a private         identical to the
   offering for new             outstanding notes,
   registered exchange          except for the transfer
   notes.                       restrictions and
                                registration rights
                                relating to the
                                outstanding notes.

 . The exchange offer
   expires 5:00 p.m., New
   York City time,
                , 1999,
   unless extended.

                              . Our parent company and
                                our present and future
                                domestic subsidiaries
                                that are subject to the
                                restrictions of the
                                indenture will guarantee
                                the notes. The
                                subsidiaries' guarantees
                                are full and
                                unconditional, but
                                effectively rank junior
                                in right of payment to
                                their senior debt. Not
                                all subsidiaries have
                                guaranteed or will
                                guarantee the notes.

 . You may withdraw your
   tender of notes any time
   before the expiration of
   the exchange offer.

 . We will exchange all
   outstanding notes that
   you validly tender and
   do not validly withdraw.

 . We believe that the
   exchange of notes will
   not be a taxable
   exchange for U.S.
   federal income tax
   purposes, based on the
   advice of our counsel.

                              . There is no existing
                                market for the exchange
                                notes and we do not
                                intend to apply for
                                their listing on any
                                securities exchange.

 . We will not receive any
   proceeds from the
   exchange offer.

  We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

  You should carefully consider the risks described beginning on page 11 before tendering your notes.

  As of June 30, 1998, on a pro forma basis, we had approximately $165.0 million of debt that ranked senior to the existing notes.

  Each broker-dealer that receives exchange notes must deliver a prospectus in connection with any resales of those notes.

  Broker-dealers that acquired exchange notes for its own account in exchange for existing notes, where the existing notes were acquired as a result of market-making activities or other trading activities, must acknowledge that they will deliver a prospectus in connection with any resale of those exchange notes.

  Neither the Securities and Exchange Commission nor any State securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   Subject to Completion, dated        , 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

Risk Factors.............................................................  11

The Merger, Acquisition and Financing Transactions.......................  21

The Exchange Offer.......................................................  24

Use of Proceeds..........................................................  31

Capitalization...........................................................  32

Unaudited Pro Forma Financial Data.......................................  33

Selected Historical Financial and Other Data.............................  46

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  50

Business.................................................................  62

Management...............................................................  75

Certain Relationships and Related Transactions...........................  80

Security Ownership of Certain Beneficial Owners and Management...........  83

LLC Agreements...........................................................  85

Description of the Senior Credit Facility................................  86

Description of the Notes.................................................  88

Exchange Offer; Registration Rights...................................... 127

United States Federal Income Tax Consequences............................ 129

Plan of Distribution..................................................... 130

Legal Matters............................................................ 130

Experts.................................................................. 130

Additional Information................................................... 131

Index to Consolidated Financial Statements............................... F-1

                               PROSPECTUS SUMMARY

   The following is a summary of important information about Muzak, the exchange offer, and the notes. We encourage you to read this entire document and the documents we have referred you to for more complete information.

Overview

   Muzak is the leading provider of business music programming in the U.S., based on market share. Together with our franchisees, which we refer to as independent affiliates, we have nationwide coverage to serve our clients. We offer three products. Our core product is Audio ArchitectureSM, and we offer two complementary products, Audio Marketing and Video Imaging.

   Audio Architecture is business music programming designed to enhance a client's brand image. Our staff of in-house audio architects analyzes a variety of music to develop and maintain 60 core music programs in 10 genres ranging from current top-of-the-charts hits to jazz, classic rock, urban, country, Latin, classical music and others. Our Audio Marketing product provides telephone on-hold and in-store messages. We have also introduced Video Imaging, which is an in-store video product.

   We complete our clients' business music experience by designing and installing sound and intercom systems, telephone on-hold and in-store messaging and video systems at their locations and providing after-sale services and enhancements to those systems, which we sell or lease to our customers.

   Our nationwide network divides the country into 168 affiliate territories, of which 46 are served by our 35 owned affiliate offices, and the remaining 122 are served by our 73 independent affiliates. Our independent affiliates have exclusive licenses to sell our products and to use our trademarks in their territories. They pay us a monthly fee based on the number of businesses within their territory and a monthly broadcasting royalty based on their billings. We share revenues from the sale of some services with our independent affiliates.

Our Clients

   We provide music to numerous types of businesses including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Approximately 70% of our client base is comprised of local clients and the remaining 30% is comprised of national and regional chains.

Muzak and the Subsidiary Guarantors

   The exchange notes will be issued by Muzak and Muzak Finance. Muzak is a wholly owned subsidiary of Muzak Holdings LLC. Muzak Finance has no operations or assets. The following diagram shows the ownership interests of Muzak Holdings and its subsidiaries.

                          [FLOW CHART APPEARS HERE]


   Muzak Finance is a co-issuer of the exchange notes because we were advised by the initial purchasers of the existing notes that many possible purchasers of the existing notes require corporate co-issuers for notes issued by limited liability companies, such as Muzak. We understand that this is the result of historic requirements in the charters of these purchasers that limited their investments to securities issued by corporations.

   Each of Muzak Holdings, Muzak Capital, MLP Environmental Music and Business Sound are joint and several guarantors of Muzak's obligations under the existing notes and the exchange notes. BI Acquisition, LLC will become a wholly-owned subsidiary of Muzak and a guarantor of Muzak's obligations under the existing notes and the exchange notes upon consummation of Muzak's acquisition of Broadcast International, Inc. through a merger of Broadcast International into BI Acquisition, LLC. Their guarantees are full and unconditional. Muzak Capital, Muzak Finance, and Muzak Holdings Finance have no operations and substantially no assets. MLP Environmental Music holds intangible rights to background music created by Muzak. BI Acquisition, LLC will own contracts for business music broadcast in the United States upon consummation of the acquisition of Broadcast International. Electro Systems owns and operates the Muzak affiliate in Panama City, Florida, and Business Sound owns and operates the Muzak affiliate in Mobile, Alabama and New Orleans, Louisiana. Muzak Heart & Soul Foundation is a non-profit charitable corporation. It is not permitted to issue shares of stock, but the members of its board of directors are elected by Muzak.

   As of May 26, 1999, the beneficial interests in Muzak Holdings' voting interests were held by the following:

 . 68.0% was owned by ABRY Broadcast Partners III, L.P. and ABRY Broadcast
  Partners II, L.P. which are private equity funds of ABRY Partners, Inc., . 22.6% was owned by Capstar Broadcasting,

 . 4.4% was owned by management and

 . 5.0% was owned by other investors.

   Our headquarters are located at 2901 Third Avenue, Suite 400, Seattle, Washington 98121. Our telephone number is 206-633-3000.

The Initial Offering

   On March 18, 1999, we issued $115,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2009 to CIBC Oppenheimer Corp. and Goldman, Sachs & Co. in a private offering. These initial purchasers sold the existing notes to institutional investors in transactions exempt from the registration requirements of the Securities Act of 1933. The existing notes have not been registered under the Securities Act of 1933, and may only be offered or sold in compliance with the registration requirements of the Securities Act or if an exemption from the registration requirements is available.

   When we issued the existing notes, we entered into a Registration Rights Agreement in which we agreed to file a registration statement by June 1, 1999 and to use our reasonable best efforts to have the registration statement declared effective by August 15, 1999.

   The proceeds of initial offering, together with the proceeds from Muzak Holdings' offering of $75 million principal amount at maturity of senior discount notes, borrowings under our credit facility and equity investments in Muzak Holdings were used:

 . to pay merger consideration for the merger of Old Muzak into Audio
  Communications Network LLC, which changed its name to Muzak LLC,

 . to repurchase $99.7 million of Old Muzak's 10% Senior Notes due 2003,

 . to repay most of the existing debt of Old Muzak and Audio Communications
  Network,

 . to purchase Muzak independent affiliates from Capstar Broadcasting, and

 . to pay fees and expenses of these transactions.

   Borrowings under Old Muzak's credit facility accrued interest at the lender's prime interest rate plus 1.25%. Old Muzak's credit facility was scheduled to mature on December 30, 2001. Borrowings under the ABRY Broadcast Partners III loan accrued interest at a variable interest rate that was approximately 9% at December 31, 1998 and were scheduled to mature on October 6, 1999.

The Exchange Offer

   We are offering to exchange $115,000,000 principal amount of 9 7/8% senior subordinated notes which have been registered under the Securities Act of 1933 for the existing notes which we issued in March 1999. We will not receive any cash proceeds from the issuance of the exchange notes.

   The exchange notes are substantially identical to the existing notes, except that the transfer restrictions and registration rights relating to the existing notes do not apply to the exchange notes. You may tender your existing notes by following the procedures described in this prospectus under the heading "The Exchange Offer."

Expiration Date

   The exchange offer will expire at 5:00 p.m., New York City time, on , 1999, unless we extend it.

Withdrawal Rights

   You may withdraw your tender of your notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Conditions of the Exchange Offer

   The exchange offer is subject to customary conditions that no events of specified types occur that we believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer and that necessary governmental approvals have been obtained. If these conditions are not met, we have the option of refusing to accept tendered notes, extending the exchange offer or waiving the conditions that have note been satisfied.

Procedures for Tendering Your Notes

   If you are a holder of existing notes and wish to accept the exchange offer, you must either:

 . complete, sign and date the accompanying Letter of Transmittal, or a facsimile of that letter and deliver the documentation, together with your existing notes, to the exchange agent at the address shown under "The Exchange Offer--Exchange Agent;" or

 . arrange for The Depository Trust Company to transmit the required information to the exchange agent for this exchange offer in connection with a book-entry transfer.

   By tendering your notes in this manner, you will be representing, among other things, that:

 . you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

 . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

 . you are not an "affiliate" of our company.

Tax Considerations

   We do not believe, based on the advice of our counsel, that your exchange of existing notes for exchange notes in the exchange offer will result in any gain or loss to you for federal income tax purposes.

Consequences of Failure to Exchange

   Existing notes that are not tendered, or that are tendered but not accepted, will continue to be subject to the existing transfer restrictions on those notes after the exchange offer. We will have no further obligation to register the existing notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.

Procedures for Beneficial Owners

   If you are the beneficial owner of existing notes registered in the name of a broker, dealer or other nominee and you wish to tender your notes, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.

Guaranteed Delivery Procedures

   If you wish to tender your existing notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures.

Acceptance of Initial Notes; Delivery of Exchange Notes

   We will accept existing notes which are properly tendered in accordance with the terms of the exchange offer and not withdrawn, before 5:00 p.m., New York City time, on the expiration date of the exchange offer. The exchange notes will be delivered as promptly as practicable following the expiration date.

Exchange Agent

   State Street Bank and Trust Company is the exchange agent for the exchange offer.

Summary of the Exchange Notes

Securities Offered

   $115,000,000 principal amount of 9 7/8% senior subordinated notes due 2009. The terms of the exchange notes and the existing notes are identical in all material respects, except that the transfer restrictions and registration rights relating to the existing notes do not apply to the exchange notes. In addition, the interest rate on the existing notes will increase if we do not meet our deadlines in connection with the exchange offer.

Maturity Date

   March 15, 2009.

Interest Rate

   9.875% per year.

Interest Payment Dates

   Each March 15 and September 15, beginning September 15, 1999.

Security and Ranking

   The exchange notes will not be secured by any collateral.

   The exchange notes will rank junior in right of payment to all of our senior debt and will rank equal to our other senior subordinated debt. Therefore, if we default, your right to payment under the exchange notes will be junior to the rights of holders of our senior debt to collect money we owe them at the time.

   We estimate that, as of June 30, 1999, on a pro forma basis, we would have had approximately $287.0 million of debt, of which approximately $165.0 million would have been senior debt.

Guarantees

   Our parent company and our present and future domestic restricted subsidiaries will guarantee the exchange notes on a joint and several basis with full and unconditional guarantees of payment that will effectively rank junior in right of payment to their senior debt, but will rank equal in right of payment to their other senior subordinated debt.

Optional Redemption

   Except in the case of specified equity offerings by us, we cannot choose to redeem the exchange notes prior to March 15, 2004.

   After March 15, 2004, we can choose to redeem some or all of the exchange notes at specified prices, plus accrued interest.

Optional Redemption after Equity Offerings

   Before March 15, 2002, we can choose to buy back up to 35% of the outstanding exchange notes with money that we raise in one or more equity offerings, as long as:

 . we pay 109.875% of the face amount of the exchange notes bought, plus interest;

 . we buy the exchange notes back within 60 days of completing the equity offering; and

 . at least 65% of the exchange notes originally issued remain outstanding afterwards.

Change of Control Offer

   If we experience a change in control, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued interest.

   We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

 . we might not have enough funds at that time; or

 . the terms of our senior debt may prevent us from paying.

Asset Sale Proceeds

   We may have to use the cash proceeds from selling assets to offer to buy back exchange notes at their face amount, plus accrued interest.

Indenture Provisions

   The indenture governing the exchange notes limits what we and most or all of our subsidiaries may do. The provisions of the indenture limit our ability to:

 . incur more debt;

 . pay dividends and make distributions;

 . issue stock of subsidiaries;

 . make investments;

 . repurchase stock;

 . create liens;

 . enter into transactions with affiliates;

 . enter into sale-leaseback transactions;

 . merge or consolidate; and

 . transfer and sell assets.

   These covenants are subject to a number of important exceptions.

                                   MUZAK LLC
                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

   The tables on pages 8 and 9 have been prepared by Muzak, formerly known as Audio Communications Network, LLC, and are based on the historical financial statements of Muzak, Audio Communications Network, Inc., Muzak Limited Partnership, the independent affiliate territories located in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida and Omaha, Nebraska contributed by Capstar Broadcasting, Business Sound, Music Technologies and Electro Systems and the assumptions and adjustments described in the accompanying notes.

   The summary unaudited pro forma financial data (a) give effect to the merger and the acquisition and related transactions we completed since October 7, 1998, which are discussed in this prospectus in the section entitled "The Merger, Acquisition and Financing Transactions" and which we refer to as the merger and the completed transactions, as if they had occurred on January 1, 1998, (b) do not purport to represent what such results of operations or financial position actually would have been if the merger and the completed transactions had occurred as of the date indicated or what such results of operations or financial position will be for future periods and (c) do not give effect to specified non-recurring charges or cost savings expected to result from the merger and completed transactions, although they are included in "Other financial data" on page 8.

   Management believes that the summary unaudited pro forma financial data is a meaningful presentation because Muzak LLC had only a partial year of operations as of December 31, 1998, and because its ability to satisfy debt and other obligations is dependent upon cash flow from the merger and completed transactions. The following information is qualified by reference to and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Selected Historical Financial and Other Data" and the audited financial statements and the notes thereto included elsewhere in this prospectus.

   Prior to March 18, 1999, the Capstar Broadcasting Muzak affiliates, excluding the Omaha affiliate, operated as part of Capstar Broadcasting and the Omaha affiliate operated as part of Triathlon Broadcasting Company. The tables following this page show the selected historical carve-out financial data for the Capstar Broadcasting Muzak affiliates. The historical carve-out financial data presented on the following pages reflect periods during which the Capstar Broadcasting Muzak affiliates operated as an independent company and, accordingly, allocations were made in preparing such carve-out financial data. Therefore, such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if the Capstar Broadcasting Muzak affiliates had operated as a separate independent company during such periods, and are not necessarily indicative of the future results of operations or financial position of the Capstar Broadcasting Muzak affiliates.

   Prior to December 31, 1998, the assets and liabilities acquired from Music Technologies operated as part of Music Technologies. The historical carve-out financial data presented on the following pages reflect periods during which these assets and liabilities did not operate as an independent company and, accordingly, allocations were made in preparing such carve-out financial data. Therefore, such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if these assets and liabilities had operated as a separate independent company and are not necessarily indicative of the future results of operations or financial position of these assets and liabilities.

   As you review the information contained in the tables on pages 8 and 9, you should note the following:

 . Selling, general and administrative expenses. These expenses for Muzak
  Limited Partnership include non-cash compensation expense incurred in conjunction with stock options granted by Muzak Limited Partnership of approximately $3,110,000 for the period from January 1, 1999 through March 18, 1999 and $2,217,000 for the year ended December 31, 1998.

                                   MUZAK LLC
            SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA--(Continued)

 . Interest expense. Our interest expense includes amortization of deferred financing costs related to the merger and other completed transactions equal to $565,000 for the six months ended June 30, 1999 and $1,130,000 for the year ended December 31, 1998.

 . EBITDA. Represents net income before interest, income taxes, depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flow as a measure of liquidity, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA is a meaningful measure of performance and that it is commonly used in similar industries to analyze and compare companies on the basis of operating performance, leverage and liquidity, however, it is not necessarily comparable to similarly titled amounts of other companies.

 . Adjusted EBITDA. Adjusted EBITDA represents EBITDA before non-cash compensation expense and other non-operating income/(expense), adjusted for non-recurring or eliminated costs and expenses. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flow as a measure of liquidity, as determined in accordance with GAAP. However, management believes that Adjusted EBITDA is a meaningful measure of performance but understands that it is not necessarily comparable to similarly titled amounts of other companies.

 . Adjusted EBITDA margin. Represents Adjusted EBITDA as a percentage of revenues.

 . Ratio of total debt to Adjusted EBITDA. Represents total pro forma debt outstanding, excluding $1,050,000 of restricted borrowings and $2,420,000 of non-recourse debt, as of June 30, 1999 divided, by an amount equal to Adjusted EBITDA for the three months ended June 30, 1999 of $11,739,000 multiplied by four and reflects the calculation under the terms of the indenture governing the exchange notes in determining Muzak's ability to incur additional debt.

 . The ratio of earnings to fixed charges represents the number of times fixed charges were covered by net income adjusted for provision (benefit) for income taxes and extraordinary gains (losses) and fixed charges. Fixed charges consist of interest expense, net and a portion of operating leases rental expense deemed to be representative of the interest factor. On a pro forma basis, Muzak's earnings would have been inadequate to cover fixed charges by approximately $16,788,000 and $37,001,000 for the six months ended June 30, 1999 and for the year ended December 31, 1999, respectively.

                                   MUZAK LLC
                SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA AS OF

AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND THE YEAR ENDED DECEMBER 31, 1998

                             (dollars in thousands)

                                                        Unaudited Pro Forma
                                                     -------------------------
                                                     For the six  For the year
                                                     months ended     ended
                                                       June 30,   December 31,
                                                         1999         1998
                                                     ------------ ------------
Statement of operations data
Revenues............................................  $  74,807     $147,183
Cost of sales.......................................     27,862       60,005
                                                      ---------     --------
  Gross profit......................................     46,945       87,178
Selling, general and administrative.................     28,263       53,409
Depreciation and amortization.......................     21,449       42,809
                                                      ---------     --------
Operating loss......................................     (2,767)      (9,040)
Interest expense, net...............................    (14,005)     (28,009)
Other income (expense), net.........................        (16)          48
                                                      ---------     --------
Net loss before extraordinary gain on the
 extinguishment of debt.............................    (16,788)     (37,001)
Extraordinary gain on the extinguishment of debt....        727          --
                                                      ---------     --------
Net loss............................................  $ (16,061)    $(37,001)
                                                      =========     ========
Other financial data
Cash flows from operations..........................  $   9,218     $ 27,824
Cash flows from investing activities................   (296,162)    (386,448)
Cash flows from financing activities................    288,086      355,756
EBITDA..............................................     19,393       33,817
Adjusted EBITDA.....................................     23,250       46,018
Adjusted EBITDA margin..............................       31.1%        31.3%
Ratio of total debt to Adjusted EBITDA..............        6.0x         --
Ratio of earnings to fixed charges..................        --           --
Balance sheet data (end of period)
Total assets........................................  $ 429,579
Total debt..........................................    287,019
Member's interest...................................    102,903


                                                 see notes on the following page

                                   MUZAK LLC
           SUMMARY UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA

FOR THE SIX MONTHS ENDED JUNE 30, 1999 ANDTHE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)

                     Six Months
                       ended             Period from            Six Months                       Six Months
                      June 30,     January 1, 1999 through    ended June 30,                   ended June 30,
                        1999            March 18, 1999             1999                             1999
                    ------------ ---------------------------- ---------------                  ---------------
                                                 Georgia and
                                                   Florida
                                                   Capstar         Other         Pro Forma      Unaudited Pro
                      Muzak(1)    Old Muzak(1)  Affiliates(1) Acquisitions(3)  Adjustments(5)       Forma
                    ------------ -------------- ------------- --------------- ---------------- ---------------
Revenues..........    $47,669       $20,915         $2,288        $4,475          $  (540)        $ 74,807
Cost of sales.....     17,959         8,487          1,034           972             (590)          27,862
                      -------       -------       --------        ------          -------         --------
 Gross profit.....     29,710        12,428          1,254         3,503               50           46,945
Selling, general
 and
 administrative...     14,830        10,641            836         1,423              533           28,263
Depreciation and
 amortization.....     12,339         5,973            440           185            2,512           21,449
                      -------       -------       --------        ------          -------         --------
Operating income
 (loss)...........      2,541        (4,186)           (22)        1,895           (2,995)          (2,767)
Interest expense,
 net..............     (8,625)       (2,736)            (4)          (78)          (2,562)         (14,005)
Other (expense)
 income, net......        (21)            5            --            --               --               (16)
                      -------       -------       --------        ------          -------         --------
Net (loss)
 income before
 extraordinary
 gain on the
 extinguishment
 of debt..........     (6,105)       (6,917)           (26)        1,817           (5,557)         (16,788)
Extraordinary gain
 on the
 extinguishment of
 debt.............        727           --             --            --               --               727
                      -------       -------       --------        ------          -------         --------
Net (loss)
 income...........    $(5,378)      $(6,917)        $  (26)       $1,817          $(5,557)        $(16,061)
                      =======       =======       ========        ======          =======         ========

  ----------------------------------------------------------------------------------------------------------

                    Period from   Period from
                     October 7,    January 1,
                        1998          1998
                      through       through                                                                     Year ended
                    December 31,   October 6,                                                                  December 31,
                        1998          1998               Year ended December 31, 1998                              1998
                    ------------ -------------- ----------------------------------------------                 ------------
                                   Old Audio                    Georgia and
                                 Communications      Old      Florida Capstar      Other          Pro Forma     Unaudited
                     Muzak (2)    Network (2)       Muzak       Affiliates    Acquisitions (4) Adjustments (5)  Pro Forma
                    ------------ -------------- ------------- --------------- ---------------- --------------- ------------
Revenues..........    $ 5,914       $18,917       $ 99,748        $9,845          $16,268         $ (3,509)      $147,183
Cost of sales.....      2,556         8,206         42,509         3,970            6,311           (3,547)        60,005
                      -------       -------       --------        ------          -------         --------       --------
 Gross profit.....      3,358        10,711         57,239         5,875            9,957               38         87,178
Selling, general
 and
 administrative...      1,794         7,245         36,536         3,349            4,819             (334)        53,409
Depreciation and
 amortization.....      1,683         4,372         21,563         1,931            1,967           11,293         42,809
                      -------       -------       --------        ------          -------         --------       --------
Operating (loss)
 income...........       (119)         (906)          (860)          595            3,171          (10,921)        (9,040)
Interest expense,
 net..............     (1,033)       (2,520)       (10,992)          (30)          (1,187)         (12,247)       (28,009)
Other income
 (expense), net...          5            (2)          (137)            1               17              164             48
                      -------       -------       --------        ------          -------         --------       --------
Net (loss)
 income...........    $(1,147)      $(3,428)      $(11,989)       $  566          $ 2,001         $(23,004)      $(37,001)
                      =======       =======       ========        ======          =======         ========       ========

                                                 see notes on the following page

                                   MUZAK LLC
     NOTES TO THE SUMMARY UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA

  FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND THE YEAR ENDED DECEMBER 31, 1998

 (1) On March 18, 1999, Old Muzak merged with and into Muzak, formerly Audio Communications Network, and acquired the Georgia and Florida Capstar Broadcasting Muzak affiliates. Muzak's results of operations for the six months ended June 30, 1999 includes the results of operations for Old Muzak and the Georgia and Florida Capstar Broadcasting Muzak affiliates for the period from March 19, 1999 through June 30, 1999.

 (2) Muzak acquired Muzak affiliates located in the Baltimore, Charlotte, Hillsborough, Kansas City, St. Louis, Jacksonville, Phoenix and Fresno areas from Audio Communications Network, Inc. on October 7, 1998. Prior to the acquisition, Muzak had no operations.

 (3) Includes the unaudited historical results of operations of the Muzak affiliate located in Omaha, Advertising On Hold, Custom On Hold, CustomTronics, and Penobscot Broadcasting Corporation, which does business as PBC Sound Technologies, LaBov and beyond, Inc., U.S. West
     Communications Services, Inc. and Broadcast International, Inc. for the six months ended June 30, 1999.

 (4) Includes the unaudited historical results of operations of Business Sound, the assets and liabilities of Music Technologies, the Muzak affiliate in Omaha, Electro Systems, Advertising On Hold, Custom On Hold, CustomTronics, PBC Sound Technologies, LaBov and beyond, Inc., U.S. West Communications Services, Inc. and Broadcast International, Inc. for the year ended December 31, 1998.

 (5) The pro forma adjustments represent those adjustments necessary to present the operating results of Muzak as if the merger and the completed transactions occurred on January 1, 1998. These adjustments include the following:

   . reflecting the unaudited historical results of operations for the acquisitions consummated by Muzak and Muzak Limited Partnership during the six months ended June 30, 1999 and the year ended December 31, 1998, as if these acquisitions occurred on January 1, 1998,

   . eliminating the unaudited historical results of operations for the year ended December 31, 1998 of EAIC Corp., a formerly wholly owned subsidiary of Muzak Limited Partnership. The spin-off of EAIC Corp. was completed prior to the consummation of the merger,

   . conforming the accounting policy for subscriber acquisition costs of Muzak Limited Partnership with that of Muzak for the period from January 1, 1999 through March 18, 1999 and the year ended December 31, 1998, Muzak defers 100% of its subscriber acquisition costs and amortizes these commissions as a component of selling, general and administrative expenses over the life of the customer contract or five years on a straight-line basis. Muzak Limited Partnership deferred subscriber acquisition costs, which include direct costs incurred associated with acquiring new subscribers, and amortized these costs as a component of depreciation and amortization over the life of the customer contract or five years on a straight-line basis.

   . eliminating intercompany revenues and cost of sales, primarily for royalty fees and equipment sales, for transactions between (a) Muzak Limited Partnership and (b) Muzak and the entities acquired by Muzak,

   . eliminating seller transaction costs related to the sales of Audio Communications Network, Inc., and Muzak Limited Partnership,

   . adjusting depreciation and amortization expense due to the excess of fair value over historical cost generated from the merger and the completed transactions, and

   . increasing interest expense as a result of debt incurred in connection with the merger and the completed transactions.

                                  RISK FACTORS

   You should carefully consider the following factors when you evaluate tendering your notes in the exchange offer.

Holders of existing notes who fail to exchange their notes may be unable to resell their existing notes.

   We did not register the existing notes under the federal or any state securities laws, nor do we intend to register them following the exchange offer. As a result, the exchange notes may only be transferred in limited circumstances under the securities laws. If the holders of existing notes do not exchange their notes in the exchange offer or do not exchange their notes properly, their notes may only be transferred in limited circumstances under the federal securities laws. As a result, a holder of existing notes after the exchange offer may be unable to sell their notes.

Our substantial debt could make us unable to make payments on the notes and could adversely affect our financial health and we may be required to incur more debt to meet our obligations.

   On a pro forma basis, Muzak's earnings would have been inadequate to cover fixed charges by approximately $16,788,000 for the six months ended June 30, 1999. As a result, on a pro forma basis, Muzak would have been unable to pay all of its fixed charges, which include payments on the notes, without additional borrowings. We will continue to have a significant amount of debt. The following chart shows important credit statistics and is presented assuming we had completed the merger and other completed transactions as of June 30, 1999 and applied the proceeds as intended:

                                                                At June 30, 1999
                                                                   Pro Forma
                                                                ----------------
                                                                 (in millions)
Total debt.....................................................      $287.0
Equity interests of Muzak Holdings' members....................       102.9
Debt to equity ratio...........................................         2.8x
Ratio of earnings to fixed charges.............................         --

   The ratios provided above are often used by investors to evaluate a company's capital structure and its ability to make payments on its debt.

   Our substantial debt could have important consequences to you. For example, it could:

    . make it more difficult for us to satisfy our obligations with respect to the exchange notes and our obligations under the credit facility;


    . require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions of independent affiliates or competitors and other general corporate purposes and may require us to limit new customer installations, which require an initial capital outlay for equipment;

    . limit our flexibility in planning for, or reacting to, changes in the production, distribution or marketing of our products, customer demand competitive pressures, and the business music industry;

    . place us at a competitive disadvantage compared to our competitors that have proportionately less debt;

    . increase our vulnerability to general adverse economic and business music industry conditions; and

    . limit our ability to borrow additional funds.

Increases in market interest rates will increase our debt service obligations.

   A portion of our debt, including all of the debt to be incurred under our credit facility, bears interest at variable rates. An increase in the interest rates on our debt will reduce the funds available to repay the exchange notes and our other debt and for operations and future business opportunities and will intensify the consequences of our leveraged capital structure. As of June 30, 1999, on a pro forma basis, $165.0 million of our total outstanding debt of $287.0 million bore interest at variable rates.

Our ability to incur additional debt in the future could increase the risks facing the holders of exchange notes.

   We may be able to incur substantial additional debt in the future, and we may do so in order to finance future acquisitions. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. As of June 30, 1999, on a pro forma basis, our credit facility would permit additional borrowing of approximately $35.0 million and all of those borrowings would be senior to the exchange notes. The addition of further debt to our current debt levels could intensify the leverage related risks that we now face. In July 1999, we increased the amount available for borrowing under our senior credit facility by $30 million. In addition, prior to December 31, 2000, we may request lenders to commit to additional loans of up to $50 million under a second revolving credit facility. The indenture also permits us to incur certain additional debt which may be senior and which may be secured debt.

We may not have sufficient earnings to make payments on your notes in the future.

   Our ability to make payments on and to refinance our debt, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   Based on our current level of operations and anticipated operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next few years.

   We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our debt, including the exchange notes, or to fund our other liquidity needs. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt, including the exchange notes on or before maturity. We cannot assure you that we can accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing indebtedness such as the exchange notes and our credit facility and other future indebtedness may limit our ability to pursue any of these alternatives.

Our net losses from operations and working capital deficit may continue and we may not have sufficient earnings to make payments on the notes.

   Our ability to make payments on our debt, including the exchange notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive. legislative, regulatory and other factors that are beyond our control. If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or part of our debt, including the exchange notes. We cannot assure you that we could accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all.

   In the past, many of the businesses that now comprise Muzak had net losses. In particular, Muzak Limited Partnership had net losses attributable to general and limited partners of approximately $11.7 million, $13.8 million and $12.6 million for the years ended December 31, 1996, 1997 and 1998, respectively. Audio Communications Network, Inc. had net losses of approximately $0.5 million and $1.4 million for the years ended December 31, 1996 and 1997, respectively, and had net losses from operations of approximately $3.4 million for the period of January 1, 1998 through October 6, 1998. Audio Communications Network, LLC had net losses of $1.1 million for the period of October 7, 1998 through December 31, 1998. Muzak expects that it will continue to incur net losses in the future, in part because of non-cash compensation charges relating to the vesting of employee stock options in connection with the merger and completed transactions and fees and expenses incurred in connection with merger and other acquisitions. Muzak Limited Partnership had a working capital deficit of $7.1 million at December 31, 1998. Audio Communications Network, Inc. had a working capital deficit of $1.7 million as of October 6, 1998. Audio Communications Network, LLC had a working capital deficit of $41.7 million as of December 31, 1998 which includes ABRY Broadcast Partners III's subordinated note of $40.8 million plus interest, which was repaid upon the consummation of the merger.

You may lose part of your investment because the notes are subordinated to other debt.

   The exchange notes, the subsidiary guarantees and our parent company's guarantee will each rank junior in right of payment to all of the existing debt other than trade payables of Muzak, the subsidiary guarantors and our parent company and all of their future borrowings other than trade payables, except any future debt that provides that it ranks equal with or subordinated in right of payment to the Notes, the subsidiary guarantees and our parent company's guarantee. As a result, upon any distribution to creditors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of senior debt of Muzak or any of the guarantors will be entitled to be paid in full before we make any payment on the exchange notes. We cannot assure you that sufficient assets will remain to make any payments on the exchange notes. In addition, some events of default under senior debt would prohibit us and the guarantors from making any payments on the exchange notes. Assuming we had completed all of our completed acquisitions on June 30, 1999, we would have had approximately $165.0 million of debt that was senior to the exchange notes and the subsidiary guarantees, and approximately $35.0 million of additional borrowing available to us under our credit facility, and our parent company would have had approximately $41.5 million of debt that was senior to its guarantee of the exchange notes. In July 1999, we increased the amount available for borrowing under our senior credit facility by $30 million. We may incur additional senior debt in the future, consistent with the terms of the indenture and our other debt agreements.

The terms of our debt impose operational and financial restrictions on our company.

   Our credit facility and the indenture will contain various provisions that limit our management's discretion by restricting our ability to:

     .incur additional debt;

     .make investments and other restricted payments;

     .enter into sale and leaseback transactions;

     .incur liens;

     .engage in mergers, acquisitions and asset sales;

     .enter into transactions with affiliates;

     .make capital expenditures;

     .amend or otherwise alter debt and other material agreements; and

     .alter the business we conduct.

   The credit facility also requires us to meet financial ratios. If we do not comply with the restrictions in our credit facility, the indenture, or any other financing agreement, a default may occur. This default may allow our creditors to accelerate the related debt as well as any other debt to which a cross- acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to provide us with further funds.

Your investment in the notes is not guaranteed by all of our subsidiaries.

   The indenture does not require our future foreign subsidiaries and our domestic subsidiaries, which we may designate in accordance with the terms of the indenture, to guarantee the exchange notes. In addition, Electro Systems Corporation is our only current subsidiary that is not a guarantor of the exchange notes, and Muzak Heart & Soul Foundation is not a subsidiary and has not guaranteed the notes. Their assets are not available to satisfy the obligations of Muzak under the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these future non-guarantor subsidiaries, holders of their debt and their trade payables will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Subsidiary guarantors can be released from their obligations as guarantors under the indenture.

   A subsidiary guarantor may be released from its obligations as a guarantor if:

    . all of its capital stock is sold,

    . all or substantially all of its assets are sold, or

    . it merges or consolidates with another entity.

Our ability to purchase your notes on a change of control may be limited.

   If we undergo a change of control, we may need to refinance large amounts of our debt, including the exchange notes and our credit facility and we must offer to buy back your exchange notes for a price equal to 101% of the principal amount, plus interest that has accrued but has not been paid as of the repurchase date. We cannot assure you that we will have sufficient funds available to make the required repurchases of the exchange notes in that event, or that we will have sufficient funds to pay our other debts.

   The events that would trigger these requirements are very technical, but they generally involve:

    . a person or one or more related entities obtains the power to vote or dispose or direct the disposition of more than 35% of the total voting power of the company's capital stock (or obtains the right to acquire such power) and certain ABRY affiliates do not have the power to vote or dispose or direct the disposition of a greater percentage of the total voting power of the company's capital stock and do not have the right or ability to elect a majority of the board of directors,

    . the company merges and is not the surviving entity,

    . the company merges and the common stock of the company is converted into cash, securities or other property and holders of the capital stock of the company immediately prior to the merger hold less than a majority of the capital stock of the surviving entity after the merger,

    . the members of the board of directors change during any 2 year period such that the members of the board at the beginning of the period, together with directors added during the period with the approval of 2/3 of the board no longer comprise a majority of the board,

    . the stockholders of the company approve a plan or proposal for the liquidation or dissolution of the company.

   In addition, our credit facility will prohibit us from repurchasing the exchange notes after a change of control until we have repaid in full our debt under the credit facility. If we fail to repurchase the exchange notes upon a change of control, we will be in default under both the exchange notes and our credit facility. Any future debt that we incur may also contain restrictions on repurchases in the event of a change of control or similar event. These repurchase requirements may delay or make it harder for others to obtain control of Muzak.

We are permitted to redeem the existing notes and the exchange notes prior to maturity.

   The indenture permits us to redeem some or all of the existing notes and the exchange notes after March 15, 2004 at specified prices declining to par on March 15, 2007. The indenture also permits us to redeem up to 35% of the existing notes and the exchange notes before March 15, 2002 at a price equal to 109.875% of the face amount, plus accrued interest. Any redemption before March 15, 2002 can only be made with proceeds of any equity offering in which we receive at least $20 million, and must be made within 60 days of the offering.

   If we redeem existing notes or exchange notes, the redemption price may be less than the market price for the existing notes or exchange notes at that time, and you may therefore receive less in a redemption that you would if you sold existing notes or exchange notes in a market transaction.

Changes in our controlling equityholders' interests could result in acceleration of our obligations.

   Certain changes in the ownership interest of ABRY Broadcast Partners II, L.P. or ABRY Broadcast Partners III, L.P. in us would constitute a change of control under the indenture, our senior credit facility, and other agreements and obligations. As such, they could result in acceleration of our obligations or an event of default under these agreements. In that event, we may not have sufficient funds to make the change of control offer required by the indenture, or otherwise meet our obligations under the exchange notes. The ownership interests of the ABRY entities is not within our control.

We are dependent on satellite delivery capabilities of third parties.

   We transmit our 60 core music programs via direct broadcast satellite to clients from transponders located primarily on satellites from two companies. We have in the past experienced satellite failure that disrupted our transmissions, and we cannot assure you that we will not experience satellite failures in the future, or that the satellites we use will remain in operation through their projected useful lives. Satellite failure could result in disruptions in service to our customers, additional expenditures for satellite receiver re-pointing or new receiving equipment, and could damage our relationships with our clients. As a result, satellite failure could have a material adverse effect on our financial condition and results of operations.

   There are a limited number of satellites with orbital positions suitable for direct broadcast satellite transmission of our signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas.

   Prior to May 1998, we transmitted music to many clients from transponders located on PanAmSat Corporation's Galaxy IV satellite. On May 19, 1998, all services on Galaxy IV were permanently lost when the satellite ceased communicating to uplink stations throughout the United States. As a result of the Galaxy IV failure, on May 20, 1998, we began transmitting from transponders located on the Galaxy IIIR satellite, which required repointing of satellite dishes at approximately 100,000 client locations. We estimate that our costs for satellite dish repointing were approximately $2.1 million. If this were to occur or if our current transponder lessors were unable to provide us with transponder services, we would have to seek alternative transponder or satellite facilities. However, alternative facilities may not be available on a timely or cost-effective basis, may be available only on a satellite that is not positioned as favorably as our current satellites or may require a change in the frequency currently used to transmit and receive our signal. If we are required to enter into new transponder lease agreements, we cannot assure you that we will be able to do so on terms as favorable as those in our current agreements.

   In July 1998, we purchased insurance that provides up to $5.0 million of coverage for increased costs and lost revenue in the event of satellite failure. This coverage does not cover year 2000 related satellite failures.

We may be unable to complete acquisitions or integrate acquired businesses.

   Our long-term strategy includes seeking acquisitions of providers of music, audio marketing and video services to businesses. Our results of operations could be materially affected if we do not complete acquisitions. Expenses arising from our efforts to make acquisitions could adversely affect our financial condition and results of operations. We cannot assure you that we will have sufficient resources to continue to pursue acquisitions or of the terms of future acquisitions.

   The process of integrating acquired businesses into our operations may result in unforeseen difficulties. Integrating acquired businesses may also require a disproportionate amount of resources and management attention. There can be no assurances that we will be successful in integrating acquired businesses or that the acquired businesses will perform as expected or generate significant revenues or profits. In 1998, Muzak Limited Partnership and Audio Communications Network, LLC acquired eight independent Muzak affiliate territories and a competing national provider of business music. In January and February 1999, Audio Communications acquired two additional affiliate territories. In March 1999 Audio Communications and Old Muzak merged, and Muzak acquired four additional affiliate territories. Since the merger, Muzak has acquired two affiliate territories through June 1999. We cannot assure you that we will have sufficient capital resources to continue to pursue acquisitions. We may face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions on terms favorable to us.

Our results of operations may be adversely affected by the terms of our license agreement with EAIC Corp.

   In connection with our sale of digitized music samples to EAIC Corp., a Delaware corporation, we entered into a license agreement with EAIC in July, 1998. Under the terms of this license agreement, for a period of 20 years, we cannot own, manage, operate or control any business that provides:

     (a) music or certain other data to music retailers or on the Internet to generate sales of music;

     (b) music for use on customers' web sites; or

     (c) music for the production of individually customized CDs, DVDs or any similar digital based media by consumers.

   We cannot assure you that these restrictions will not have a material adverse effect on our financial condition and results of operations.

We may be subject to claims relating to assets that we transferred to EAIC.

   In 1996, we began providing digitized music samples and images used by retailers to sell music. We sold our library of these digitized music samples and images to EAIC in 1998. Some aspects of copyright law with respect to use of these materials are not yet settled, industry customs dealing with these materials have not fully emerged and it is unclear what, if any, consents or rights companies must secure with music licensors, including the American Society of Composers, Authors and Publishers, known as ASCAP, and Broadcast Music, Inc., known as BMI, music publishers and music record companies, to create and use these materials on the Internet or otherwise. We cannot assure you that we will not be subject to claims by music licensors or others alleging breach of contract or copyright infringement with respect to the use of these materials.

We may not be able to achieve all our anticipated benefits from our amended affiliate agreement.

   We recently introduced an amendment to our agreement with our independent affiliates. The amendment must be executed by each independent affiliate to be effective with respect to that independent affiliate. If all of our independent affiliates do not execute the amendment, we will not be able to fully realize the benefits of the amendment. As of August 24, 1999, we have received signed amendments from independent affiliates with respect to 87 of our 122 affiliate territories. With respect to 34 of the remaining affiliate territories, we are awaiting approval under the applicable state franchise laws before submitting the amendment to affiliates located in those states.

   The amendment increases the commission rate independent affiliates pay us for national clients' locations in their territories. It also provides for better coordination for the installation and service of national account locations and among other things, the inclusion of the Audio Marketing and Video Imaging products in the product exclusivity provisions. If we do not receive signed amended affiliate agreements from the remaining affiliate territories, we will not be able to benefit from the increased commissions and improved installation and service coordination for these affiliates and these affiliates will not benefit from the product exclusivity provisions for Audio Marketing and Video Imaging.

   Our independent affiliates have exclusive licenses to sell our products and to use our trademarks in their territories. They pay us a monthly fee based on the number of businesses within their territory and a monthly broadcasting royalty based on their billings. We share revenues from the sale of some services with our independent affiliates.

The controlling equityholder of our company may have interests that conflict with your interests.

   ABRY Broadcast Partners II, L.P. and ABRY Broadcast Partners III, L.P., as beneficial owners, control 68.0% of the membership interests of Muzak Holdings, and Muzak Holdings is the sole member of Muzak. ABRY Broadcast Partners II and ABRY Broadcast Partners III can therefore direct Muzak Holdings' policies and those of Muzak, and can select a majority of our managers and directors. The interests of ABRY Broadcast Partners II and ABRY Broadcast Partners III and their affiliates and the members of our management may conflict with the interests of the noteholders.

   ABRY Broadcast Partners II and ABRY Broadcast Partners III and their affiliates make controlling investments in media businesses and businesses that support or enhance media properties. ABRY Broadcast Partners II and ABRY Broadcast Partners III, their affiliates and members of management, may at any time own controlling or non-controlling interests in media and related businesses other than through Muzak, some of which may compete with Muzak. ABRY Broadcast Partners II and ABRY Broadcast Partners III and their affiliates other than Muzak and members of Muzak's management may identify, pursue and consummate acquisitions of media businesses that would be complementary to the business of Muzak. If this were to occur, these acquisition opportunities would not be available to Muzak.

You should not expect the co-issuer of the exchange notes to participate in making payments on the notes.

   Muzak Finance Corp. is a wholly-owned subsidiary of Muzak that was incorporated for the sole purpose of serving as a co-issuer of the exchange notes to accommodate the issuance of the exchange notes by Muzak. Muzak Finance will not have any operations or assets of any kind and will not have any revenues other than as may be incidental to its activities as co-issuer of the exchange notes. You should not expect Muzak Finance to participate in servicing the interest or principal obligations of additional interest, if any, on the exchange notes.

We may be unable to successfully compete in our industry.

   We compete with many local, regional, national and international providers of business music and business services. National and international competitors such as AEI Music Network, Inc., DMX, Inc. and Music Choice are typically large, well-capitalized entities that target customers with multiple widespread locations. Local and regional competitors are typically small entities that target businesses with few locations. We are seldom the lowest-price provider of business music in any territory, and we may be unable to compete with competitors that offer lower prices. Some of our competitors may have substantially greater financial, technical, personnel and other resources than we do.

We may be unable to keep pace with technological change affecting the production and delivery of our products.

   There are numerous methods by which our existing and future competitors can deliver programming, including various forms of direct broadcast satellite services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, Digital Audio Radio Service and the Internet. Competitors may use different forms of delivery for the services we offer, and customers may prefer these alternative delivery methods. We may not have the financial or technological resources to adapt to changes in available technology and our clients' preferences.

   We cannot assure you that we will be able to use, or compete effectively with competitors that adopt, new delivery methods and technologies, or keep pace with discoveries or improvements in the communications, media and entertainment industries. We also cannot assure you that the technology we currently rely upon will not become obsolete. Advances in telecommunications technology and Internet music delivery systems could lower the barriers to entry in the business music industry and result in increased competitive pressure on us.

Our business depends on music rights licensed from third parties.

   We license rights to rerecord and distribute music from a variety of sources and pay royalties to songwriters and publishers through contracts negotiated with performing rights societies such as ASCAP, BMI and the Society of European Stage Authors and Composers, known as SESAC.

   The industry-wide agreement between business music providers and BMI expired in December 1993. Since then, we have been operating under an interim agreement pursuant to which we have continued to pay royalties at the 1993 rates and business music providers and BMI have been negotiating the terms of a new agreement. If agreement is not reached, BMI may seek to have rates determined through a rate court proceeding. The industry-wide agreement between business music providers and ASCAP expired in May 1999. We cannot predict what the terms of the new BMI or ASCAP agreements with business music providers will be or when agreements will be reached, although BMI has indicated that it is seeking royalty rate increases and a retroactive royalty rate increase. In 1998, Old Muzak paid approximately $3.5 million in royalties to ASCAP, $1.3 million in royalties to BMI and $13,000 in royalties to SESAC. Increases in the fees we must pay under these agreements could adversely affect our operating margin, and, therefore, our results of operations.

Our business results could be adversely affected if we lose key personnel.

   Our success depends in large part upon the abilities and continued service of our senior management personnel, in particular, Mr. William Boyd, our Chief Executive Officer. The loss of members of senior management could seriously affect our business prospects. We do not maintain key man life insurance on any of our senior management personnel.

Changes in the regulation of the transmission of our products could adversely affect our business.

   We are subject to governmental regulation by the United States and by the governments of other countries in which we provide services. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the present regulatory environment. We currently provide music services in a few areas in the United States through 928 to 960 megahertz radio frequencies licensed by the FCC. Additionally, the FCC licenses the radio frequencies used by satellites on which we transmit our direct broadcast satellite services in the United States. If the FCC or any other person revokes or refuses to extend authorizations for any of these satellites, we would be required to seek alternate satellite facilities. Laws, regulations and policies, or changes therein, in other countries could adversely affect our existing services or restrict the growth of our business in these countries.

The notes could be voided or subordinated to our other debt if the issuance of the notes constituted a fraudulent conveyance.

   If a bankruptcy case or lawsuit is initiated by unpaid creditors of either issuer, the debt represented by the exchange notes and the subsidiary guarantees may be reviewed under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws. Under these laws, the debt could be voided, or claims in respect of the exchange notes and the subsidiary guarantees could be subordinated to all other debts of either issuer or the guarantors if, among other things, the court found that, at the time we incurred the debt represented by the exchange notes and the subsidiary guarantors executed the guarantees, we or any guarantor:

    . received less than reasonably equivalent value or fair consideration for the incurrence of the debt; and

    . were insolvent or rendered insolvent by reason of this incurrence; or

    . were engaged in a business or transaction for which the remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that we or a guarantor would incur, debts beyond that entity's ability to pay them as they matured; or

    . intended to hinder, delay or defraud creditors.

   The measure of insolvency for purposes of fraudulent transfer laws varies depending on the law applied. Generally, however, a debtor would be considered insolvent if:

    . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    . it could not pay its debts as they become due.

   We believe that we will receive fair value for the exchange notes and that the subsidiary guarantors will receive fair value for their guarantees. On the basis of historical financial information, recent operating history and other factors, we believe that after giving effect to the offering and the other transactions that we completed in connection with the merger, neither Muzak nor any subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which such entity is engaged, or will have incurred debts beyond such entity's ability to pay them as they mature. We can give no assurance, however, what standard a court would apply in reviewing the transactions or that a court would agree with our conclusions in this regard.

We may be adversely affected if our year 2000 efforts are not successful.

   The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

   We use and rely on computer technology in many facets of our operations, including our satellite broadcast systems. If we or our significant customers or suppliers are not successful in making necessary modifications and conversions on a timely basis, the year 2000 issue could have a material adverse effect on our operations. In particular, if the year 2000 issue causes failure of one or more of the satellites or uplink and transmission systems on which we rely for transmission of our programming, we would be unable to provide service to our customers via satellite or local broadcast technology until we obtained service on another satellite or resolved the ground system problem. Depending on the magnitude of satellite failure, we cannot assure you that we would be able to obtain service on another satellite, or of the costs of substitute service. In addition, depending on the substitutes available, we could be required to redirect our clients' satellite dishes, or possibly replace satellite dish and receiving equipment. This could have a material adverse effect on our financial position and results of operations. Our business interruption insurance does not cover year 2000-related satellite failures.

   We also rely on information technology systems for our accounting, billing, shipping systems, and in software used to create our Audio Architecture, Audio Marketing, and Video Imaging products. We estimate that our year 2000 compliance program will cost approximately $1.5 million, of which approximately $1.0 million had been spent as of December 31, 1998. We cannot assure you that our actual costs will not be substantially higher, however.

   We have no control over the year 2000 compliance of our independent affiliates or our clients. If our information technology systems, or those of our owned or independent affiliates or clients have not been made year 2000 compliant in a timely manner, we may not be able to generate, collect or process client bills, or to track our own expenses, both of which could have a material adverse effect on our financial position and results of operations. Year 2000 issues could affect our ability to obtain supplies and produce and distribute our products. We cannot assure you that these problems would not have a material adverse effect on our financial position or results of operations.

There is currently no prior market for the exchange notes and one may not develop.

   While the existing notes are presently eligible for trading in the Private Offerings, Resales and Trading Through Automated Linkages, known as PORTAL, market of the National Association of Securities Dealers by qualified institutional buyers, there is no existing market for the exchange notes. We have been informed by the initial purchasers of the existing notes that they intend to make a market, after the exchange offer is completed, in the exchange notes. However, the initial purchasers have no obligation to make a market and may cease their market-making at any time.

   We have applied to have the exchange notes designated as eligible for trading in the PORTAL Market. However, we do not intend to apply for listing of the existing notes or the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.

   The liquidity of any market for the exchange notes and the market price quoted for the exchange notes will depend on the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes.

               THE MERGER, ACQUISITION AND FINANCING TRANSACTIONS

   Acquisition of Audio Communications Network, Inc. Audio Communications Network, LLC, which we refer to as Audio Communications Network acquired the Muzak affiliates in the Baltimore, Charlotte, Hillsborough, Kansas City, St. Louis, Jacksonville, Phoenix and Fresno areas from Audio Communications Network, Inc., which we refer to as Old Audio Communications Network on October 7, 1998, from DMA Holdings Statutory Trust. The purchase price for this acquisition was approximately $66.8 million, including fees, expenses and other adjustments.

   On the day prior to this acquisition, DMA Holdings, Inc., a wholly owned subsidiary of DMA Holdings Statutory Trust, acquired all of the stock of Old Audio Communications Network when it, merged into Old Audio Communications Network. DMA Holdings, Inc. received all of the outstanding shares of Old Audio Communications Network, and the former holders of Old Audio Communications Network shares received cash for their shares. The agreement, which was dated June 5, 1998, included representations and warranties with respect to the condition of the Muzak affiliates acquired from Old Audio Communications Network, covenants as to the conduct of business prior to the closing and various closing conditions.

   Audio Communications Network, as the assignee of ABRY Partners, Inc., exercised its option to purchase the Muzak affiliates acquired from Old Audio Communications Network under the terms of a letter agreement dated June 5, 1998 between ABRY Partners and DMA Holdings, Inc. The agreement included representations and warranties with respect to conditions of the Muzak affiliates acquired from Old Audio Communications Network, covenants as to the conduct of business prior to the closing and various closing conditions.

   The Merger Transactions. On March 18, 1999, Muzak Limited Partnership, which we refer to as Old Muzak, merged into Audio Communications Network. At the time of this merger, Audio Communications Network changed its name to Muzak LLC. As of May 26, 1999, beneficial ownership of the voting membership units of Muzak Holdings LLC, which we refer to as Holdings, was as follows: ABRY Broadcast Partners II and ABRY Broadcast Partners III owned approximately 68.0%; Capstar Broadcasting owned approximately 22.6%, our management owned approximately 4.4% and other investors owned approximately 5.0%.

   In connection with the merger and the purchase of the Omaha affiliate, we:

    . entered into a new senior secured credit facility that provided for $135.0 million of term loans and a $35.0 million revolving credit facility of which $3.4 million was drawn at closing;

    . issued the Notes;

    . received an equity investment of approximately $75.0 million from Holdings, of which approximately $17.9 million reflects cash contributed by ABRY Broadcast Partners III and ABRY Broadcast Partners II, $1.2 million reflects cash contributed by management, $40.0 million reflects cash contributed from the proceeds of the senior discount note offering and $15.9 million reflects the contribution of the assets acquired, net of consideration to be paid in cash, pursuant to the acquisition of Capstar Broadcasting's Muzak affiliates;

    . paid cash consideration in the acquisition of Capstar Broadcasting's
      Muzak affiliates of approximately $5.4 million;

    . paid approximately $125.5 million in cash merger consideration and issued non-voting equity interests to the partners of Old Muzak;

    . completed a tender offer and consent solicitation for $99.7 million of the outstanding 10% Senior Notes due 2003 of Old Muzak;

    . repaid the majority of other existing debt of Old Muzak;

    . repaid the majority of existing debt of Audio Communications Network;
      and

    . paid our fees and expenses in connection with the foregoing transactions.

   The Business Sound Acquisition. On January 15, 1999, Audio Communications Network acquired all of the outstanding stock of Business Sound, Inc. for approximately $4.1 million. This acquisition was financed with approximately $4.1 million of cash contributed by ABRY Broadcast Partners III. Business Sound is the Muzak affiliate for the New Orleans, Louisiana and Mobile, Alabama areas. During 1998, Business Sound had revenues of approximately $2.3 million.

   The Music Technologies Acquisition. On December 31, 1998, Old Muzak acquired assets and liabilities of Music Technologies, Inc. for approximately $10.0 million. Music Technologies was a national provider of business music. This acquisition was financed by borrowings under Old Muzak's credit facilities. During 1998, the assets and liabilities acquired from Music Technologies produced revenues of approximately $2.8 million.

   The Electro Systems Acquisition. On February 24, 1999, Audio Communications Network acquired Electro Systems, the Muzak independent affiliate located in Panama City, Florida for approximately $0.7 million, plus the assumption of debt, which is non-recourse to Muzak. During 1998, Electro Systems would have contributed approximately $0.1 million to our EBITDA.

   The Capstar Broadcasting Acquisitions. On March 18, 1999, Holdings acquired Capstar Broadcasting's Muzak affiliate territories in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida and on May 3, 1999 acquired the Muzak affiliate territory located in Omaha, Nebraska from Capstar Broadcasting. We refer to all of the Muzak affiliates that we acquired from Capstar Broadcasting as the Capstar Broadcasting Muzak Affiliates. Capstar Broadcasting received $21.3 million, comprised of voting membership units of Holdings valued at $15.9 million and cash consideration of approximately $5.4 million. During 1998, the Capstar Broadcasting affiliates had combined revenues of $11.2 million.

   The Custom On Hold Acquisition. On March 24, 1999, Muzak acquired the net assets of Custom On Hold Services, Inc. for approximately $180,000. Custom On Hold Services was an audio marketing company located in the state of Washington.

   The Advertising On Hold Acquisition. On June 15, 1999, Muzak acquired the net assets of Advertising On Hold, Inc. for approximately $6.9 million. Advertising On Hold was a national provider of business music with offices located in Florida, Georgia and North Carolina.

   The CustomTronics Acquisition. On June 18, 1999, Muzak acquired the net assets of CustomTronics Sound, a sole proprietorship located in California, for approximately $780,000. CustomTronics was a provider of business music and was located in California.

   The PBC Sound Technologies Acquisition. On June 30, 1999, Muzak acquired the net assets of Penobscot Broadcasting Corporation, which does business as PBC Sound Technologies, for approximately $907,000. PBC Sound Technologies was the Muzak affiliate for the Bangor, Maine area.

   MEM Holdings Note. On July 1, 1999, Muzak issued a 15% junior subordinated unsecured note to MEM Holdings, LLC in the amount of $3.0 million. MEM Holdings is a holding company that owns 68% of the voting interests in Muzak Holdings LLC. ABRY Broadcast Partners III and ABRY Broadcast Partners II are the beneficial owners of MEM Holdings.

   Additional Borrowings under the Senior Credit Facility. On July 14, 1999, Muzak increased its borrowings under the senior secured credit facility by $30.0 million of term loans such that it provides for a total of $165.0 million of term loans and the $35 million revolving credit facility.

   The LaBov and Beyond Acquisition. On July 26, 1999, Muzak acquired the net assets of LaBov and Beyond, Inc. for approximately $1.3 million. LaBov and Beyond was a provider of on-hold and in-store messaging services for client locations in Indiana.

   The Please Hold Promotions Acquisition. On August 2, 1999, Muzak acquired from US West Communications Services, Inc., a Colorado corporation, for approximately $3.5 million, the net assets of its audio marketing business that it operated throughout the United States under the name Please Hold Promotions.

   The Broadcast International Acquisition. On June 4, 1999, Muzak signed a letter of intent that contemplates its acquisition of Broadcast International, Inc., a subsidiary of Data Broadcasting Corporation. Broadcast International is a national provider of business music. Muzak plans to consummate this transaction prior to September 1, 1999 through a merger of Broadcast International into a newly formed subsidiary of Muzak LLC, BI Acquisition, LLC. In this merger, Muzak plans to acquire business music assets and lease obligations of Broadcast International, Inc. for approximately $4.7 million. In connection with the merger, BI Acquisition, LLC will become a guarantor of the existing notes and the exchange notes.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   On March 18, 1999, Muzak and Muzak Finance privately placed the existing notes in a transaction exempt from registration under the Securities Act. Accordingly, the existing notes may not be reoffered, resold or otherwise transferred in the U.S. unless registered under the Securities Act or unless exemption from the Securities Act registration requirements is available. At the time of the private placement, we entered into a registration rights agreement, in which we agreed to:

    . file a registration statement not later than 75 days following the date of original issuance of the existing notes;

    . use our reasonable best efforts to cause the registration statement to become effective no later than 150 days after the date of original issuance of the existing notes;

    . use our reasonable best efforts to keep the exchange offer effective for not less than 30 business days, or longer if required by applicable law, after the date that notice of the exchange offer is first mailed to holders of the existing notes; and

    . use our reasonable best efforts to consummate the exchange offer on or prior to the 60th day following the date on which the exchange offer registration statement is initially declared effective.

Resale of the Exchange Notes

   Based on interpretations by the SEC's staff in no-action letters issued to other parties, we believe that holders of exchange notes may transfer the exchange notes without complying with the registration requirements of the Securities Act and without delivering a prospectus that meets the requirements of Section 10 of the Securities Act if the holders:

    . are not affiliates of Muzak or Muzak Finance within the meaning of Rule 405 under the Securities Act,

    . acquired the exchange notes in the ordinary course of their business,

    . are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes,

    . are not broker-dealers that acquired existing notes directly from us, and

    . are not broker-dealers that acquired existing notes as a result of market-making activities or other trading activities.

   Each holder of existing notes that participates in the exchange offer will be required to make representations to us in the Letter of Transmittal to the foregoing effect.

Consequences of Failure to Exchange

   The existing notes that are not exchanged in the exchange offer will remain restricted securities. These existing notes may be resold only:

    . to us, upon redemption of otherwise,

    . so long as the existing notes are eligible for resale under Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

    . in accordance with Rule 144 under the Securities Act,

    . outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act,

    . pursuant to another exemption from the registration requirements of the Securities Act, and based on an opinion of counsel reasonably acceptable to us, or

    . pursuant to an effective registration statement under the Securities
      Act.

In any case, the existing notes may only be sold in accordance with any applicable securities laws of any state of the United States.

Terms of the Exchange

   Upon the terms and subject to the conditions in this prospectus and in the Letter of Transmittal, we will accept any and all existing notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
            , 1999, or a later date and time as to which the exchange offer has been extended. In that case, the expiration date will be the latest date and time to which the exchange offer is open, which will not be more than 60 days after the original expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes pursuant to the exchange offer. However, existing notes may be tendered only in integral multiples of $1,000.

   The form and terms of the exchange notes are substantially the same as the form and terms of the existing notes except that:

    . the exchange notes bear an exchange note designation and a different
      CUSIP number from the existing notes;

    . the exchange notes have been registered under the federal securities laws and hence will not bear legends restricting their transfer as the existing notes do; and

    . the holders of the exchange notes will generally not be entitled to rights under the Registration Rights Agreement, which rights generally will be satisfied when the exchange offer is consummated.

   The exchange notes will evidence the same debt as the tendered existing notes and will be entitled to the benefits of the indenture under which the existing notes were issued. As of the date of this prospectus, $115,000,000 aggregate principal amount of existing notes were outstanding.

   Holders of existing notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, the Delaware Limited Liability Company Act or the indenture relating to the existing notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC thereunder.

   We shall be deemed to have accepted validly tendered existing notes when, as and if we have given oral or written notice of acceptance, such notice if given orally, to be confirmed in writing, to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from our company.

   If any tendered existing notes are not accepted for exchange because of an invalid tender, the occurrence of other events described herein or otherwise, the certificates for any unaccepted existing notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date.

   Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. For additional information, please refer to the "--Fees and Expenses" section of this prospectus.

Expiration Date; Extensions; Amendments

   The expiration date is 5:00 p.m., New York City time, on , 1999, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, which notice if given orally, to be confirmed in writing, and will issue a press release or other public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right:

    . to delay accepting any existing notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions described below under "conditions" shall not have been satisfied, by giving oral or written notice, which notice if given orally, to be confirmed in writing, of the delay, extension or termination to the exchange agent, or

    . to amend the terms of the exchange offer in any manner.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders.

Interest on the exchange notes

   The exchange notes will bear interest from their date of issuance. Holders of existing notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on September 15, 1999 to persons who are registered holders of the exchange notes on September 1, 1999. Interest on the existing notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

   Interest on the exchange notes is payable semi-annually on each March 15 and September 15, commencing on September 15, 1999.

Procedures for Tendering

   Only a registered holder of existing notes may tender those notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver the Letter of Transmittal or facsimile thereof, together with the existing notes and any other required documents, or cause The Depository Trust Company to transmit an agent's message as described below in connection with a book-entry transfer, to the exchange agent prior to the expiration date. To be tendered effectively, the existing notes, the Letter of Transmittal or agent's message and other required documents must be completed and received by the exchange agent at the address provided below under "--Exchange Agent" prior to the expiration date. Delivery of the existing notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfer must be received by the exchange agent prior to the expiration date.

   The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the existing notes that the participant has received and agrees:

    . to participate in the Automated Tender Option Program;

    . to be bound by the terms of the Letter of Transmittal; and

    . that we may enforce this agreement against the participant.

   By executing the Letter of Transmittal or agent's message, each holder will make to us the representations described above in the fourth paragraph under the heading "--Purpose and Effect of the Exchange Offer."

   The tender by a holder and the acceptance of the tender by us will constitute agreement between the holder and the company in accordance with the terms and subject to the conditions described herein and in the Letter of Transmittal or agent's message.

   The method of delivery of existing notes and the Letter of Transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No Letter of Transmittal or existing notes should be sent to any of the Issuers or any of their affiliates. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

   Any beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. For additional information, please refer to the "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the existing notes tendered pursuant thereto are tendered by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or for the account of an eligible institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System, an "eligible institution".

   If the Letter of Transmittal is signed by a person other than the registered holder of any existing notes listed therein, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the notes with the signature on those notes guaranteed by an eligible institution.

   If the Letter of Transmittal or any existing notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence to our satisfaction of their authority to so act must be submitted with the Letter of Transmittal.

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the existing notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer, and subject to the establishment of the book-entry transfer facility, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of existing notes by causing the book-entry transfer facility to transfer the existing notes into the exchange agent's account with respect to the existing notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of the existing notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, unless an agent's message is transmitted to and received by the exchange agent in compliance with the Automated Tender Option Program on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures, the tender of the notes will not be valid. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

   All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered existing notes and withdrawal of tendered existing notes will be determined by Muzak and Muzak Finance, which we refer to as the issuers, in their sole discretion, which determination will be final and binding. The issuers reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of the issuers' counsel, be unlawful. The issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular existing notes. The issuers may not waive any condition to the exchange offer unless the condition is legally waiveable. If a waiver by the issuers gives rise to the legal requirement to do so, the issuers will hold the exchange offer open for at least five business days thereafter. The issuers' interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as the issuers shall determine. Although the issuers intend to notify holders of defects or irregularities with respect to tenders of existing notes, neither the issuers, the exchange agent nor any other person shall incur any liability for failure to give notification. Tender of existing notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

   Holders who wish to tender their existing notes and whose existing notes are not immediately available, who cannot deliver their existing notes, the Letter of Transmittal or any other required documents to the exchange agent, or who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

     (a) the tender is made through an eligible institution;

     (b) prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, setting forth the name and address of the holder, the certificate number(s) of the existing notes and the principal amount of existing notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the Letter of Transmittal, or facsimile thereof, or, in the case of a book-entry transfer, an agent's message, together with the certificate(s) representing the existing notes, or a confirmation of book-entry transfer of the notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent; and

     (c) the certificate(s) representing all tendered existing notes in proper form for transfer, or a confirmation of a book-entry transfer of the existing notes into the exchange agent's account at the book-entry transfer facility, together with a Letter of Transmittal, of facsimile thereof, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

   To withdraw a tender of existing notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address provided herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

    . specify the name of the person having deposited notes to be withdrawn;

    . identify the notes to be withdrawn, including the certificate number(s) and principal amount of those notes, or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

    . be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which those notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the existing notes register the transfer of those notes into the name of the person withdrawing the tender; and

    . specify the name in which any of the existing notes are to be registered, if different from that of the depositor.

   All questions as to the validity, form and eligibility, including time of receipt, of notices will be determined by us and shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the existing notes so withdrawn are validly retendered. Any existing notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

Conditions

   Notwithstanding any other term of the exchange offer, the issuers shall not be required to accept for exchange, or exchange notes for, any existing notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the existing notes, if:

    . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in the issuers' reasonable judgment, might materially impair the issuers' ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to the issuers or any of their subsidiaries; or

    . any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in the issuers' reasonable judgment, might materially impair the issuers' ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer; or

    . any governmental approval has not been obtained, which approval the issuers shall, in their reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

   If the issuers determine, in their reasonable discretion, that any of the conditions are not satisfied, the issuers may:

    . refuse to accept any existing notes and return all tendered existing notes to the tendering holders;

    . extend the exchange offer and retain all existing notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the existing notes as described in "--Withdrawal of Tenders" above;

    . waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered existing notes which have not been withdrawn.

Exchange Agent

   State Street Bank and Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

                        By Registered or Certified Mail
                             or Overnight Courier:
                      State Street Bank and Trust Company
                             2 Avenue de Lafayette
                                   5th Floor
                                Boston, MA 02111
                             Attention: Susan Lavey

                                 By Facsimile:
                       (For Eligible Institutions Only):
                                 (617) 662-1452

                             Confirm by Telephone:
                                 (617) 662-1544
                                  Susan Lavey

   Delivery to an address other than those above will not constitute a valid delivery.

Fees and Expenses

   The expenses of soliciting tenders will be borne by the issuers. The principal solicitation is being made by mail, however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the issuers and their affiliates.

   The issuers have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. The issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

   The issuers will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the existing notes, which is face value, as reflected in the issuers' accounting records on the date of exchange. Accordingly, the issuers will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

                                USE OF PROCEEDS

   We used the gross proceeds of approximately $330.2 million from the existing note offering, the senior credit facility and the equity investment made in connection with the merger together with cash on hand:

    . to pay approximately $125.5 million in cash merger consideration;

    . to repurchase $99.7 million of the outstanding 10% senior notes due
      2003 of Old Muzak and to pay a tender premium for these notes of approximately $10.7 million;

    . to repay approximately $20.5 million of other existing debt of Old
      Muzak;

    . to repay approximately $42.5 million to ABRY Broadcast Partners III on a subordinated note made in connection with the acquisition of Muzak affiliates from Old Audio Communications Network and the accrued interest thereon;

    . to pay cash consideration of approximately $5.4 million and equity consideration of approximately $15.9 million in the acquisitions of Capstar Broadcasting's Muzak affiliates; and

    . to pay fees and expenses associated with the merger and related transactions of approximately $10.0 million.

   For information on the interest rates and maturities of the existing debt of Old Muzak and the existing debt of Audio Communications Network that was repaid, please see note 7 of the notes to the audited financial statements of Old Muzak.

   We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing these notes as contemplated in this prospectus, we will receive existing notes in like principal amount, the terms of which are the same in all material respects to the exchange notes. The existing notes surrendered in exchange for the exchange notes will be retired and canceled and not reissued. Accordingly, the issuance of the exchange notes will not result in any increase or decrease in our debt.

                                 CAPITALIZATION

   The following table sets forth, as of June 30, 1999, the actual capitalization of Muzak and the pro forma capitalization of Muzak, after giving effect to the following transactions, all of which occurred after June 30, 1999:

  . The acquisitions of LaBov and Beyond, Inc., U.S. West Communications
    Services, Inc. and Broadcast International, Inc.,

  . Muzak's issuance of a $3.0 million promissory note to MEM Holdings, and

  . the amendment of Muzak's credit facility to provide for an additional
    $30.0 million of term loans.

These transactions are described more fully under the heading "The Merger, Acquisition and Financing Transactions." You should read the information contained in the following table in conjunction with "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of Old Muzak and Audio Communications Network and their related notes.

                                                               June 30, 1999
                                                              ----------------
                                                              Actual Pro Forma
                                                              ------ ---------
                                                                (unaudited)
                                                               (in millions)
Revolving credit facility.................................... $ 19.4  $  --
Senior term loans............................................  135.0   165.0
Existing notes...............................................  115.0   115.0
Other debt...................................................    7.0     7.0(a)
                                                              ------  ------
  Total debt.................................................  276.4   287.0(b)
Member's interest............................................  102.9   102.9(c)
                                                              ------  ------
  Total capitalization....................................... $379.3  $389.9
                                                              ======  ======

--------
(a) Other debt includes the following:

    . $2.4 million of debt of Electro Systems that is non-recourse to Muzak,

    . capital lease obligations of $1.1 million and

    . related party notes payable of $3.5 million.

(b) Total debt that is recourse to Muzak equals $284.6 million and excludes $2.4 million of debt of Electro Systems, an unrestricted subsidiary under the terms of the indenture governing the exchange notes, that is non-recourse to Muzak.

(c) Unaudited pro forma member's interest includes the following contributions made to Holdings and contributed as equity into Muzak and net losses incurred of approximately $6.5 million generated by Muzak for the period from October 7, 1998 through June 30, 1999:

    . the contributions from ABRY Broadcast Partners II and ABRY Broadcast
      Partners III of $48.0 million collectively, consisting of $25.3 million of aggregate cash contributions made in connection with the acquisition of Audio Communications Network, $17.9 million made in connection with the merger, $4.1 million made in connection with the Business Sound acquisition, and $0.7 million made in connection with the Electro Systems acquisition,

    . the issuance of membership interests valued at $18.7 million made in connection with the acquisitions of the Capstar Broadcasting Muzak affiliates and the Muzak Limited Partnership,

    . a contribution of approximately $40.0 million made from the proceeds of the senior discount note offering and

    . management contributions of $2.7 million, consisting of $1.5 million contributed in connection with the capitalization of Muzak and $1.2 million contributed in connection with the merger.

                       UNAUDITED PRO FORMA FINANCIAL DATA

   The tables on page 33 have been prepared by Muzak, formerly known as Audio Communications Network, LLC, and are based on the historical financial statements of Muzak, Old Audio Communications Network, Old Muzak, the independent affiliate territories located in Atlanta, Albany and Macon, Georgia and Ft. Meyers, Florida and Omaha, Nebraska contributed by Capstar Broadcasting, Business Sound, Music Technologies and Electro Systems and the assumptions and adjustments described in the accompanying notes.

   The unaudited pro forma statements of operations and unaudited pro forma financial data (a) give effect to the merger, acquisition and financing transactions we have completed since October 7, 1998, which are discussed in this prospectus in the section entitled "The Merger, Acquisition and Financing Transactions" and which we refer to as the merger and the completed transactions as though they had occurred on January 1, 1998, (b) do not purport to represent what Muzak's results of operations or financial position actually would have been if the merger and the completed transactions had occurred as of the date indicated or what such results of operations or financial position will be for future periods and (c) do not give effect to non-recurring charges or cost savings expected to result from the merger and the completed transactions.

   The following unaudited pro forma balance sheet was prepared as if the acquisitions and financing transactions completed after June 30, 1999 had occurred on June 30, 1999. The unaudited pro forma balance sheet reflects the preliminary allocations of purchase price to tangible and intangible assets and liabilities. The final allocation of purchase price, and the resulting depreciation and amortization expense in the accompanying unaudited pro forma statement of operations, may differ from the preliminary estimates due to the final allocation being based on actual closing date amounts of assets and liabilities and actual appraised values of property and equipment and any identifiable intangible assets. The unaudited pro forma balance sheet should be read in conjunction with the financial statements of Muzak, Old Audio Communications Network and Old Muzak and the respective accompanying notes thereto included elsewhere in this prospectus.

   Management believes that the unaudited pro forma financial data is a meaningful presentation because Muzak had only a partial year of operations as of December 31, 1998, and because its ability to satisfy debt and other obligations is dependent upon cash flow from the merger and the completed transactions. The following information is qualified by reference to and should be read in conjunction with,"Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial and Other Data" and the audited financial statements and the notes thereto included elsewhere in this prospectus.

   Prior to March 18, 1999, the Capstar Broadcasting Muzak affiliates, excluding the Omaha affiliate, operated as part of Capstar Broadcasting, and the Omaha affiliate operated as part of Triathlon Broadcasting Company. The tables following this page show the selected historical carve-out financial data for the Capstar Broadcasting Muzak affiliates. The historical carve-out financial data presented on the following pages reflect periods during which the Capstar Broadcasting Muzak affiliates did not operate as an independent company and, accordingly, allocations were made in preparing this carve-out financial data. Therefore, this carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if the Capstar Broadcasting Muzak affiliates had operated as a separate independent company during such periods, and are not necessarily indicative of the future results of operations or financial position of the Capstar Broadcasting Muzak affiliates.

   Prior to December 31, 1998, the assets and liabilities acquired from Music Technologies operated as part of Music Technologies. The historical carve-out financial data presented on the following pages reflect periods during which the assets and liabilities acquired from Music Technologies did not operate as an independent company and, accordingly, allocations were made in preparing this carve-out financial data. Therefore, this carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if the assets and liabilities acquired from Music Technologies had operated as a separate independent company, and are not necessarily indicative of the future results of operations or financial position of the assets and liabilities acquired from Music Technologies.

                                   MUZAK LLC
              UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE

                    SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)

                          Six Months                                                           Six Months
                            ended    Period from January 1,    Six Months                        ended
                           June 30,       1999 through       ended June 30,                     June 30,
                             1999        March 18, 1999           1999                            1999
                          ---------- ----------------------- ---------------                   ----------
                                       Old        Capstar         Other        Pro Forma       Unaudited
                           Muzak(1)  Muzak(1)  Affiliates(1) Acquisitions(3) Adjustments(5)    Pro Forma
                          ---------- --------  ------------- --------------- --------------    ----------
Revenues................   $47,669   $20,915      $2,288         $4,475         $  (540)(b,e)   $ 74,807
Cost of sales...........    17,959     8,487       1,034            972            (590)(b,e)     27,862
                           -------   -------      ------         ------         -------         --------
 Gross profit...........    29,710    12,428       1,254          3,503              50           46,945
Selling, general and
 administrative.........    14,830    10,641         836          1,423             533 (b,d)     28,263
Depreciation and
 amortization...........    12,339     5,973         440            185           2,512 (g)       21,449
                           -------   -------      ------         ------         -------         --------
Operating income
 (loss).................     2,541    (4,186)        (22)         1,895          (2,995)          (2,767)
Interest expense, net...    (8,625)   (2,736)         (4)           (78)         (2,562)(h)      (14,005)
Other (expense) income,
 net....................       (21)        5         --             --              --               (16)
                           -------   -------      ------         ------         -------         --------
Net (loss) income before
 extraordinary gain on
 the extinguishment of
 debt...................    (6,105)   (6,917)        (26)         1,817          (5,557)         (16,788)
Extraordinary gain on
 the extinguishment of
 debt...................       727       --          --             --              --               727
                           -------   -------      ------         ------         -------         --------
Net (loss) income.......   $(5,378)  $(6,917)     $  (26)        $1,817         $(5,557)        $(16,061)
                           =======   =======      ======         ======         =======         ========
---------------------------------------------------------------------------------------------------------

                       Period from   Period from
                        October 7,    January 1,
                           1998          1998
                         through       through
                       December 31,   October 6,                                                                   Year ended
                           1998          1998          Year ended December 31, 1998                             December 31, 1998
                       ------------ -------------- -------------------------------------                        -----------------
                                                              Georgia
                                                                and
                                      Old Audio               Florida
                                    Communications   Old      Capstar        Other          Pro Forma               Unaudited
                        Muzak (2)    Network (2)    Muzak    Affiliates Acquisitions (4) Adjustments (5)            Pro Forma
                       ------------ -------------- --------  ---------- ---------------- ---------------        -----------------
Revenues.............    $ 5,914       $18,917     $ 99,748    $9,845       $16,268         $ (3,509)(a,c,e)        $147,183
Cost of sales........      2,556         8,206       42,509     3,970         6,311           (3,547)(a,c,e)          60,005
                         -------       -------     --------    ------       -------         --------                --------
 Gross profit........      3,358        10,711       57,239     5,875         9,957               38                  87,178
Selling, general
 and administrative..      1,794         7,245       36,536     3,349         4,819             (334)(a,c,d,f)        53,409
Depreciation and
 amortization........      1,683         4,372       21,563     1,931         1,967           11,293 (g)              42,809
                         -------       -------     --------    ------       -------         --------                --------
Operating (loss)
 income..............       (119)         (906)        (860)      595         3,171          (10,921)                 (9,040)
Interest expense,
 net.................     (1,033)       (2,520)     (10,992)      (30)       (1,187)         (12,247)(h)             (28,009)
Other income
 (expense), net......          5            (2)        (137)        1            17              164 (c)                  48
                         -------       -------     --------    ------       -------         --------                --------
Net (loss) income....    $(1,147)      $(3,428)    $(11,989)   $  566       $ 2,001         $(23,001)               $(37,001)
                         =======       =======     ========    ======       =======         ========                ========

                             see notes on the following pages 35, 36 and 37

                                   MUZAK LLC
            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998

(1) On March 18, 1999, Old Muzak merged with and into Muzak, formerly Audio Communications Network, and acquired the Georgia and Florida Capstar Broadcasting Muzak affiliates. Muzak's results of operations for the six months ended June 30, 1999 includes the results of operations for Old Muzak and the Georgia and Florida Capstar Broadcasting Muzak affiliates for the period from March 19, 1999 through June 30, 1999.

(2) Muzak acquired the Muzak affiliates located in the Baltimore, Charlotte, Hillsborough, Kansas City, St. Louis, Jacksonville, Phoenix and Fresno areas from Audio Communications Network, Inc. on October 7, 1998. Prior to the acquisition, Muzak had no operations.

(3) Includes the unaudited historical results of operations of the Muzak affiliate in Omaha, Advertising On Hold, Custom On Hold, CustomTronics, PBC Sound Technologies, LaBov and Beyond, Inc., U.S. West Communications Services, Inc. and Broadcast International, Inc. for the period from January 1, 1999 through the respective date of acquisition.

(4) Includes the unaudited historical results of operations of Business Sound, the assets and liabilities acquired from Music Technologies, the Omaha Capstar Broadcasting Muzak affiliate, Electro Systems, Advertising On Hold, Custom On Hold, CustomTronics, PBC Sound Technologies, LaBov and Beyond, Inc., U.S. West Communications Services, Inc. and Broadcast International, Inc. for the year ended December 31, 1998.

(5) The pro forma adjustments represent those adjustments necessary to present the operating results of Muzak as if the merger and the completed transactions occurred on January 1, 1998. These adjustments include the following:

  (a) adjustments to increase revenues, cost of sales and selling, general and administrative expenses by approximately $1,159,000, $141,000 and $516,000, respectively, to reflect the acquisitions consummated by Old Muzak during the year ended December 31, 1998 as if they occurred on January 1, 1998,

  (b) adjustments to increase revenues, cost of sales and selling general and administrative expenses by $90,000, $40,000 and $5,000, respectively, to reflect acquisitions consummated by Old Muzak during the period from January 1, 1999 through March 18, 1999 as if they occurred on January 1, 1999.

  (c) eliminating revenues, cost of sales, selling, general and administrative expenses and other expense, net of approximately $1,678,000, $725,000, $1,679,000 and $164,000 respectively, for EAIC, a formerly wholly owned subsidiary of Old Muzak for the year ended December 31, 1998. The spin-off of EAIC was completed in March 1999, prior to the consummation of the merger,

  (d) increasing selling, general and administrative expenses by approximately $528,000 and $2,180,000 for the period from January 1, 1999 through March 18, 1999 and the year ended December 31, 1998, respectively, in order to conform the accounting policy for sales commissions of Old Muzak with that of Audio Communications Network. Muzak LLC defers 100% of its sales commissions and amortizes these commissions as a component of selling, general and administrative expenses over the life of the customer contract or five years on a straight-line basis. Muzak Limited Partnership deferred subscriber acquisition costs, which include direct costs incurred associated with acquiring new subscribers, and amortized these costs as a component of depreciation and amortization over the life of the customer contract or five years on a straight-line basis.

                                   MUZAK LLC
     NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS--(Continued)

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998

  (e) eliminating intercompany revenues of approximately $630,000 and $2,990,000 and cost of sales of approximately $630,000 and $2,963,000 for the period from January 1, 1999 through March 18, 1999 and the year ended December 31, 1998, respectively, primarily for royalty fees and equipment sales, for transactions between (1) Old Muzak and (2) Audio Communications Network and the entities acquired by Audio Communications Network,

  (f) decreasing selling, general and administrative expenses by approximately $1,351,000 in order to account for seller transaction costs related to the sales of Old Audio Communications Network and Old Muzak,

  (g) increasing depreciation and amortization expense due to the excess of fair value over historical cost generated from the merger and the completed transactions,

      At June 30, 1999, on a pro forma basis, intangible assets and property and equipment consisted of the following (dollars in thousands):

          Intangible Assets
--------------------------------------
                  Useful Life   Pro
                    (years)    Forma
                  ----------- --------
Goodwill........       20     $127,547
Income producing
 contracts......     8-14      121,535
License
 agreements.....       20       14,600
Trademarks......        5        7,400
Non-compete
 agreements.....      2-7        4,807
Other...........     5-20       15,700
                              --------
                              $291,589
                              ========

       Property and equipment
------------------------------------
                 Useful Life   Pro
                   (years)    Forma
                 ----------- -------
Equipment
 provided to
 subscribers....       4     $73,243
Machinery and
 equipment......       4      10,714
Vehicles........       3       3,560
Furniture and
 fixtures.......       7       2,276
Other...........    7-35       1,826
                             -------
                             $91,619
                             =======

                                                      Six Months    Year ended
                                                        ended      December 31,
                                                    June 30 , 1999     1998
                                                    -------------- ------------
     Pro forma depreciation and amortization.......    $21,449       $42,809
     Historical depreciation and amortization......     18,937        31,516
                                                       -------       -------
     Pro forma adjustment..........................    $ 2,512       $11,293
                                                       =======       =======

                                   MUZAK LLC
     NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS--(Continued)

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998

  (h) increasing interest expense due to the debt incurred in conjunction with the merger and the completed transactions.

                                                               Six         Year ended
                                                           Months ended   December 31,
                                                          June 30, 1999       1998
                                                          -------------- ---------------
                                                              (dollars in thousands)
     Historical interest expense, net...................         $11,443         $15,762
                                                                 -------         -------
     Senior credit facility (assuming a weighted average
      rate of 8.9%) (1).................................  $7,350         $14,700
     Existing notes.....................................   5,678          11,356
     Other debt.........................................     412             823
     Amortization of deferred financing fees............     565           1,130
                                                          ------         -------
     Pro forma interest expense, net....................          14,005          28,009
                                                                 -------         -------
     Pro forma interest adjustment......................         $ 2,562         $12,247
                                                                 =======         =======

    --------

    (1) If the assumed interest rate on the senior credit facility increases by 0.125%, total pro forma interest expense would increase by $103,000 and $206,000 for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively.

                               MUZAK HOLDINGS LLC
              UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE

                    SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998
                             (dollars in thousands)

                          Six Months
                             ended    Period from January 1,    Six  Months                     Six Months
                           June 30,        1999 through       ended June 30,                    Ended June
                             1999         March 18, 1999           1999                          30, 1999
                          ----------- ----------------------- ---------------                   ----------
                                                   Georgia
                                                     and
                                                   Florida
                             Muzak      Old        Capstar         Other        Pro Forma       Unaudited
                          Holdings(1) Muzak(1)  Affiliates(1) Acquisitions(3) Adjustments(5)    Pro Forma
                          ----------- --------  ------------- --------------- --------------    ----------
Revenues................   $ 47,669   $20,915      $2,288         $4,475         $  (540)(b,e)   $ 74,807
Cost of sales...........     17,959     8,487       1,034            972            (590)(b,e)     27,862
                           --------   -------      ------         ------         -------         --------
 Gross profit...........     29,710    12,428       1,254          3,503              50           46,945
Selling, general and
 administrative.........     14,830    10,641         836          1,423             533 (b,d)     28,263
Depreciation and
 amortization...........     12,339     5,973         440            185           2,512 (g)       21,449
                           --------   -------      ------         ------         -------         --------
Operating income
 (loss).................      2,541    (4,186)        (22)         1,895          (2,995)          (2,767)
Interest expense, net...    (10,262)   (2,736)         (4)           (78)         (3,771)(h)      (16,851)
Other (expense) income,
 net....................        (21)        5         --             --              --               (16)
                           --------   -------      ------         ------         -------         --------
Net (loss) income before
 the extraordinary gain
 on the extinguishment
 of debt................     (7,742)   (6,917)        (26)         1,817          (6,766)         (19,634)
Extraordinary gain on
 the extinguishment of
 debt...................        727       --          --             --              --               727
                           --------   -------      ------         ------         -------         --------
Net (loss) income.......   $ (7,015)  $(6,917)     $  (26)        $1,817         $(6,766)        $(18,907)
                           ========   =======      ======         ======         =======         ========
----------------------------------------------------------------------------------------------------------

                       Period from   Period from
                        October 7,    January 1,
                           1998          1998
                         through       through
                       December 31,   October 6,                                                                   Year ended
                           1998          1998          Year ended December 31, 1998                             December 31, 1998
                       ------------ -------------- -------------------------------------                        -----------------
                                                              Georgia
                                                                and
                                      Old Audio               Florida
                          Muzak     Communications   Old      Capstar        Other          Pro Forma               Unaudited
                       Holdings (2)  Network (2)    Muzak    Affiliates Acquisitions (4) Adjustments (5)            Pro Forma
                       ------------ -------------- --------  ---------- ---------------- ---------------        -----------------
Revenues.............    $ 5,914       $18,917     $ 99,748    $9,845       $16,268         $ (3,509)(a,c,e)        $147,183
Cost of sales........      2,556         8,206       42,509     3,970         6,311           (3,547)(a,c,e)          60,005
                         -------       -------     --------    ------       -------         --------                --------
 Gross profit........      3,358        10,711       57,239     5,875         9,957               38                  87,178
Selling, general
 and administrative..      1,794         7,245       36,536     3,349         4,819             (334)(a,c,d,f)        53,409
Depreciation and
 amortization........      1,683         4,372       21,563     1,931         1,967           11,293 (g)              42,809
                         -------       -------     --------    ------       -------         --------                --------
Operating (loss)
 income..............       (119)         (906)        (860)      595         3,171          (10,921)                 (9,040)
Interest expense,
 net.................       (888)       (2,520)     (10,992)      (30)       (1,187)         (18,084)(h)             (33,701)
Other income
 (expense), net......          5            (2)        (137)        1            17              164 (c)                  48
                         -------       -------     --------    ------       -------         --------                --------
Net (loss) income....    $(1,002)      $(3,428)    $(11,989)   $  566       $ 2,001         $(28,841)               $(42,693)
                         =======       =======     ========    ======       =======         ========                ========

                                           See notes on pages 39, 40 and 41

                               MUZAK HOLDINGS LLC
            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998

(1) On March 18, 1999, Old Muzak merged with and into Muzak, formerly Audio Communications Network, and acquired the Georgia and Florida Capstar Muzak affiliates. Muzak Holdings' results of operations for the six months ended June 30, 1999 includes the results of operations for Old Muzak and the Georgia and Florida Capstar affiliates for the period from March 19, 1999 through June 30, 1999.

(2) Muzak, a wholly owned subsidiary of Muzak Holdings, acquired the Muzak affiliates located in the Baltimore, Charlotte, Hillsborough, Kansas City, St. Louis, Jacksonville, Phoenix and Fresno areas from Audio Communications Network, Inc. on October 7, 1998. Prior to the acquisition, Muzak, a wholly owned subsidiary of Muzak Holdings, had no operations.

(3) Includes the unaudited historical results of operations of the Muzak affiliate in Omaha, Advertising On Hold, Custom On Hold, CustomTronics, PBC Sound Technologies, LaBov and Beyond, Inc., U.S. West Communications, Inc. and Broadcast International, Inc. for the period from January 1, 1999 through the respective acquisition date.

(4) Includes the unaudited historical results of operations of Business Sound, the assets and liabilities acquired from Music Technologies, the Omaha Capstar Broadcasting Muzak affiliate, Electro Systems, Advertising On Hold, Custom On Hold, CustomTronics, PBC Sound Technologies, LaBov and Beyond, Inc., U.S. West Communications, Inc. and Broadcast International, Inc. for the year ended December 31, 1998.

(5) The pro forma adjustments represent those adjustments necessary to present the operating results of Muzak Holdings as if the merger and the completed acquisitions occurred on January 1, 1998. These adjustments include the following:

  (a) adjustments to increase revenues, cost of sales and selling, general and administrative expenses by approximately $1,159,000, $141,000 and $516,000, respectively, to reflect the acquisitions consummated by Old Muzak during the year ended December 31, 1998 as if they occurred on January 1, 1998,

  (b) adjustments to increase revenues, cost of sales and selling general and administrative expenses by $90,000, $40,000 and $5,000, to reflect acquisitions consummated by Old Muzak, a wholly owned subsidiary of Muzak Holdings, during the period from January 1, 1999 through March 18, 1999 as if they occurred on January 1, 1999.

  (c) eliminating revenues, cost of sales, selling, general and administrative expenses and other expense, net of approximately $1,678,000, $725,000, $1,679,000 and $164,000 respectively, for EAIC, a formerly wholly owned subsidiary of Old Muzak for the year ended December 31, 1998. The spin-off of EAIC was completed in March 1999, prior to the consummation of the merger,

  (d) increasing selling, general and administrative expenses by approximately $528,000 and $2,180,000 for the period from January 1, 1999 through March 18, 1999 and the year ended December 31, 1998, respectively, in order to conform the accounting policy for sales commissions of Old Muzak with that of Audio Communications Network, Muzak Holdings defers 100% of its sales commissions and amortizes these commissions as a component of selling, general and administrative expenses over the life of the customer contract or five years on a straight-line basis. Muzak Limited Partnership deferred subscriber acquisition costs, which include direct costs incurred associated with acquiring new subscribers, and amortized these costs as a component of depreciation and amortization over the life of the customer contract or five years on a straight-line basis.

                            MUZAK HOLDINGS LLC
     NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS--(Continued)

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998

  (e) eliminating intercompany revenues of approximately $630,000 and $2,990,000 and cost of sales of approximately $630,000 and $2,963,000 for the period from January 1, 1999 through March 18, 1999 and the year ended December 31, 1998, respectively, primarily for royalty fees and equipment sales, for transactions between (1) Old Muzak and (2) Audio Communications Network and the entities acquired by Audio Communications Network,

  (f) decreasing selling, general and administrative expenses by approximately $1,351,000 in order to account for seller transaction costs related to the sales of Old Audio Communications Network and Old Muzak,

  (g) increasing depreciation and amortization expense due to the excess of fair value over historical cost generated from the merger and the completed transactions,

    At June 30, 1999, on a pro forma basis, intangible assets and property and equipment consisted of the following (dollars in thousands):

          Intangible Assets
--------------------------------------
                  Useful Life   Pro
                    (years)    Forma
                  ----------- --------
Goodwill........       20     $127,547
Income producing
 contracts......     8-14      121,535
License
agreements......       20       14,600
Trademarks......        5        7,400
Non-compete
 agreements.....      2-7        4,807
Other...........     5-20       15,700
                              --------
                              $291,589
                              ========

       Property and Equipment
------------------------------------
                 Useful Life   Pro
                   (years)    Forma
                 ----------- -------
Equipment
 provided to
 subscribers....       4     $73,243
Machinery and
 equipment......       4      10,714
Vehicles........       3       3,560
Furniture and
 fixtures.......       7       2,276
Other...........    7-35       1,826
                             -------
                             $91,619
                             =======

                                                       Six Months    Year ended
                                                          ended     December 31,
                                                      June 30, 1999     1998
                                                      ------------- ------------
     Pro forma depreciation and amortization.........    $21,449      $42,809
     Historical depreciation and amortization........     18,937       31,516
                                                         -------      -------
     Pro forma adjustment............................    $ 2,512      $11,293
                                                         =======      =======

                               MUZAK HOLDINGS LLC
     NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS--(Continued)

                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND
                        THE YEAR ENDED DECEMBER 31, 1998

  (h) increasing interest expense due to the debt incurred in conjunction with the merger and the completed transactions.

                                                               Six         Year ended
                                                           Months ended   December 31,
                                                          June 30, 1999       1998
                                                          -------------- ---------------
                                                              (dollars in thousands)
     Historical interest expense, net...................         $13,080         $15,617
                                                                 -------         -------
     Senior credit facility (assuming a weighted average
      rate of 8.9%) (1).................................  $7,350         $14,700
     Existing notes.....................................   5,678          11,356
     Senior discount notes..............................   2,681           5,362
     Other debt.........................................     412             823
     Amortization of deferred financing fees............     730           1,460
                                                          ------         -------
     Pro forma interest expense, net....................          16,851          33,701
                                                                 -------         -------
     Pro forma interest adjustment......................         $ 3,771         $18,084
                                                                 =======         =======

    --------

    (1) If the assumed interest rate on the senior credit facility increases by 0.125%, total pro forma interest expense would increase by $103,000 and $206,000 for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively.

                                   MUZAK LLC
                       UNAUDITED PRO FORMA BALANCE SHEET

                            AS OF JUNE 30, 1999
                             (dollars in thousands)

                                                          Pro Forma    Unaudited
                                                 Muzak   Adjustments   Pro Forma
                                                -------- -----------   ---------
Current assets:
 Cash and cash equivalents....................  $  2,282   $   --      $  2,282
 Restricted cash..............................       --      1,050 (a)    1,050
 Accounts receivable, net.....................    28,946       --        28,946
 Inventory ...................................     8,203       --         8,203
 Prepaid expenses and other current assets....     4,807       --         4,807
                                                --------   -------     --------
  Total current assets........................    44,238     1,050       45,288
Property and equipment, net...................    83,298     2,197 (b)   85,495
Deferred financing costs, net.................     9,839       --         9,839
Intangible assets, net........................   276,337     7,353 (b)  283,690
Other assets..................................     5,267       --         5,267
                                                --------   -------     --------
  Total assets................................  $418,979   $10,600     $429,579
                                                ========   =======     ========
Current liabilities:
 Current portion of long-term debt............  $ 21,841   $ 9,550 (b) $  2,441
                                                           (28,950)(a)
 Accounts payable and accrued expenses........    27,716       --        27,716
 Advance billings.............................     7,038       --         7,038
                                                --------   -------     --------
  Total current liabilities...................    56,595   (19,400)      37,195
Senior credit facility........................   135,000    30,000 (a)  165,000
Senior subordinated notes.....................   115,000       --       115,000
Other long-term debt..........................     4,578       --  (c)    4,578
Other liabilities.............................     4,903       --         4,903
                                                --------   -------     --------
  Total liabilities...........................   316,076    10,600      326,676
Member's interest.............................   102,903       --       102,903
                                                --------   -------     --------
  Total liabilities and member's interest.....  $418,979   $10,600     $429,579
                                                ========   =======     ========


                                                 see notes on the following page

                                   MUZAK LLC
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                            AS OF JUNE 30, 1999


  (a) To reflect the $30,000,000 increase in borrowings under Term Loan B of the Senior Credit Facility. Borrowings were used to refinance $28,950,000 of amounts outstanding under the revolving credit facility. The remainder of the borrowings of $1,050,000 has been recorded as restricted cash at June 30, 1999.

  (b) To record the financial impact for Acquisitions which occurred subsequent to June 30, 1999. The total purchase price paid for these acquisitions was $9,550,000.

  (c) To reflect the issuance of the 15% junior subordinated note payable to a related party to refinance existing debt.

  (d) Total future maturities of debt obligations on a pro forma basis are as follows (dollars in thousands):

               1999............................. $  2,441
               2000.............................    4,745
               2001.............................    6,245
               2002.............................    7,744
               2003.............................    8,494
               Thereafter.......................  257,350
                                                 --------
                                                 $287,019
                                                 ========

                               MUZAK HOLDINGS LLC
                       UNAUDITED PRO FORMA BALANCE SHEET

                            AS OF JUNE 30, 1999
                             (dollars in thousands)

                                                 Muzak    Pro Forma    Unaudited
                                                Holdings Adjustments   Pro Forma
                                                -------- -----------   ---------
Current assets:
 Cash and cash equivalents....................  $  2,282   $   --      $  2,282
 Restricted cash..............................       --      1,050 (a)    1,050
 Accounts receivable, net.....................    28,946       --        28,946
 Inventory ...................................     8,203       --         8,203
 Prepaid expenses and other current assets....     4,807       --         4,807
                                                --------   -------     --------
  Total current assets........................    44,238     1,050       45,288
Property and equipment, net...................    83,298     2,197 (b)   85,495
Deferred financing costs, net.................    13,043       --        13,043
Intangible assets, net........................   276,337     7,353 (b)  283,690
Other assets..................................     1,968       --         1,968
                                                --------   -------     --------
  Total assets................................  $418,884   $10,600     $429,484
                                                ========   =======     ========
Current liabilities:
 Current portion of long-term debt............  $ 21,841   $ 9,550 (b) $  2,441
                                                           (28,950)(a)
 Accounts payable and accrued expenses........    27,716       --        27,716
 Advance billings.............................     7,038       --         7,038
                                                --------   -------     --------
  Total current liabilities...................    56,595   (19,400)      37,195
Senior credit facility........................   135,000    30,000 (a)  165,000
Senior subordinated notes.....................   115,000       --       115,000
Senior discount notes.........................    41,538       --        41,538
Other long-term debt..........................     4,578       --  (c)    4,578
Other liabilities.............................     4,903       --         4,903
                                                --------   -------     --------
  Total liabilities...........................   357,614    10,600      368,214
Members' interest.............................    61,270       --        61,270
                                                --------   -------     --------
  Total liabilities and members' interest.....  $418,884   $10,600     $429,484
                                                ========   =======     ========


                                                 see notes on the following page

                               MUZAK HOLDINGS LLC
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                            AS OF JUNE 30, 1999


    (a) To reflect the $30,000,000 increase in borrowings under Term Loan B of the Senior Credit Facility. Borrowings were used to refinance $28,950,000 of amounts outstanding under the revolving credit facility. The remainder of the borrowings of $1,050,000 has been recorded as restricted cash at June 30, 1999.



    (b) To record the financial impact for acquisitions which occurred subsequent to June 30, 1999. The total purchase price paid for these acquisitions was $9,550,000.


    (c) To reflect the issuance of the 15% junior subordinated note payable to related party to refinance existing debt.

    (d) Total future maturities of debt obligations on a pro forma basis are as follows (dollars in thousands):

               1999............................. $  2,441
               2000.............................    4,745
               2001.............................    6,245
               2002.............................    7,744
               2003.............................    8,494
               Thereafter.......................  298,888
                                                 --------
                                                 $328,557
                                                 ========

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

Muzak and Old Audio Communications Network

   The selected historical financial and other data of Old Audio Communications Network set forth below as of December 31, 1995 and for the period from July 6, 1995 (inception) through December 31, 1995 and as of and for each of the two years ended December 31, 1997 have been derived from the consolidated financial statements of Old Audio Communications Network which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical financial and other data of Old Audio Communications Network as of October 6, 1998 and for the period from January 1, 1998 through October 6, 1998 have been derived from the consolidated financial statements of Old Audio Communications Network which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial and other data of Muzak as of December 31, 1998 and for the period from October 7, 1998 through December 31, 1998 have been derived from the financial statements of Muzak which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial and other data for the six months ended June 30, 1999, have been derived from the unaudited financial statements of Muzak, which in the opinion of management reflect all adjustments necessary to present fairly the financial position and results of operation for the period presented. Certain financial information and the auditor's reports thereon are included elsewhere in this offering memorandum. The audited consolidated financial statements of Old Audio Communications Network as of December 31, 1996 and 1997 and for each of the two years ended December 31, 1997 and as of October 6, 1998 and for the period from January 1, 1998 through October 6, 1998 are included elsewhere in this prospectus. The audited financial statements of Muzak as of December 31, 1998 and for the period from October 7, 1998 through December 31, 1998 are included elsewhere in this prospectus. The unaudited interim financial statements of Muzak as of June 30, 1999 and for the six months ended June 30, 1999 are included elsewhere in this prospectus.

   On May 30, 1997, Old Audio Communications Network completed a business combination with SunCom Communications L.L.C., a Delaware limited liability company. Under the terms of the business combination, Old Audio Communications Network, through a wholly owned subsidiary, acquired the assets and business of SunCom, in exchange for 2.1 million shares of Old Audio Communications Network's common stock. The business combination was accounted for as a reverse acquisition under GAAP. As a result, SunCom was considered to be the acquiring legal entity and Old Audio Communications Network the acquired entity for accounting purposes, even though Old Audio Communications Network was the surviving legal entity. As a result of this reverse acquisition accounting treatment, (a) the historical consolidated financial statements of Old Audio Communications Network for the periods prior to the date of the business combination are no longer the historical consolidated financial statements of Old Audio Communications Network, and therefore, are no longer presented or relevant; (b) the historical consolidated financial statements of Old Audio Communications Network prior to the date of the business combination are those of SunCom; (c) all references to the consolidated financial statements of Old Audio Communications Network apply to the historical consolidated financial statements of SunCom prior to the business combination and to the consolidated financial statements of Old Audio Communications Network subsequent to the business combination.

                                        Predecessor
                    -----------------------------------------------------
                    Period from July 6,   Year Ended        Period from      Period from
                           1995          December 31,     January 1, 1998  October 7, 1998   Three Months  Three Months
                    (inception) through ----------------      through          through          Ended          Ended
                     December 31, 1995   1996     1997    October 6, 1998 December 31, 1998 March 31, 1999 June 30, 1999
                    ------------------- -------  -------  --------------- ----------------- -------------- -------------
                                                                   (dollars in thousands)
Statement of
 operations data
                     Six Months
                        Ended
                    June 30, 1999
                    -------------
Statement of
 operations data
Revenues..........        $2,970        $10,122  $17,552      $18,917          $ 5,914         $ 12,151      $ 35,518
Cost of revenues..         1,056          3,412    7,169        8,206            2,556            4,471        13,488
                          ------        -------  -------      -------          -------         --------      --------
  Gross profit....         1,914          6,710   10,383       10,711            3,358            7,680        22,030
Selling, general
 and
 administrative...           963          2,984    5,113        7,245            1,794            2,947        11,883
Depreciation and
 amortization.....         1,240          2,356    4,057        4,372            1,683            3,197         9,142
                          ------        -------  -------      -------          -------         --------      --------
Operating income
 (loss)...........          (289)         1,370    1,213         (906)            (119)           1,536         1,005
Interest expense,
 net..............          (561)        (1,915)  (2,649)      (2,520)          (1,033)          (2,112)       (6,513)
Other income
 (expense), net...           --             --        33           (2)               5              (21)          --
                          ------        -------  -------      -------          -------         --------      --------
Net loss before
 the extraordinary
 gain on the
 extinguishment of
 debt.............          (850)          (545)  (1,403)      (3,428)          (1,147)            (597)       (5,508)
Extraordinary gain
 on the
 extinguishment of
 debt.............           --             --       --           --               --               727           --
                          ------        -------  -------      -------          -------         --------      --------
Net (loss)
 income...........        $ (850)       $  (545) $(1,403)     $(3,428)         $(1,147)        $    130      $ (5,508)
                          ======        =======  =======      =======          =======         ========      ========
Other financial
 data
Capital
 expenditures.....        $  294        $ 1,344  $   296      $ 3,538          $ 1,308         $  2,705      $  5,317
Ratio of earnings
 to fixed charges
 (1)..............           --             --       --           --               --               --            --
Balance sheet data
 (end of period)
Cash and cash
 equivalents......        $  800        $   133  $   680      $   390          $ 1,293         $  2,037      $  2,282
Total assets......         4,052         23,104   45,306       43,854           72,927          407,151       418,979
Long-term
 obligations,
 including current
 portion..........        17,915         18,666   32,952       34,658           42,703          260,672       276,419
Net equity........         3,094          2,548    8,178        4,758           26,260          106,013       102,903
Revenues..........    $ 47,669
Cost of revenues..      17,959
                    -------------
  Gross profit....      29,710
Selling, general
 and
 administrative...      14,830
Depreciation and
 amortization.....      12,339
                    -------------
Operating income
 (loss)...........       2,541
Interest expense,
 net..............      (8,625)
Other income
 (expense), net...         (21)
                    -------------
Net loss before
 the extraordinary
 gain on the
 extinguishment of
 debt.............      (6,105)
Extraordinary gain
 on the
 extinguishment of
 debt.............         727
                    -------------
Net (loss)
 income...........    $ (5,378)
                    =============
Other financial
 data
Capital
 expenditures.....    $  8,022
Ratio of earnings
 to fixed charges
 (1)..............         --
Balance sheet data
 (end of period)
Cash and cash
 equivalents......    $  2,282
Total assets......     418,979
Long-term
 obligations,
 including current
 portion..........     276,419
Net equity........     102,903

                   see notes to the Selected Historical Financial and Other Data

Old Muzak

   The selected historical financial and other data of Old Muzak set forth below as of and for each of the five years in the period ended December 31, 1998 have been derived from the consolidated financial statements of Old Muzak which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical financial and other data for the period from January 1, 1999 through March 18, 1999, have been derived from the unaudited financial statements of Old Muzuk, which in the opinion of management reflect all adjustments necessary to present fairly the financial position and results of operations for the period presented. The following information is qualified by reference to and should be read in conjunction with the "Summary of Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited financial statements and related notes thereto of Old Muzak included elsewhere in this prospectus. The audited financial statements of Old Muzak as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 are included elsewhere herein. The audited consolidated financial statements of Old Muzak as of December 31, 1994, 1995 and 1996 and for each of the two years in the period ended December 31, 1995 are not included herein.

                                                                            Three Months   Period from
                                    Year Ended December 31,                    Ended     January 1, 1999
                          ------------------------------------------------   March 31,       through
                            1994      1995      1996      1997      1998        1998     March 18, 1999
                          --------  --------  --------  --------  --------  ------------ ---------------
                                                   (dollars in thousands)
Statement of operations
 data
Revenues................  $ 83,416  $ 86,881  $ 86,811  $ 91,204  $ 99,748    $ 23,396       $20,915
Cost of revenues........    37,098    38,360    37,026    40,709    42,509       9,826         8,487
                          --------  --------  --------  --------  --------    --------       -------
  Gross profit..........    46,318    48,521    49,785    50,495    57,239      13,570        12,428
Selling, general and
 administrative.........    28,699    28,496    31,659    33,464    36,536       7,762        10,641
Depreciation and
 amortization...........    17,833    18,291    20,219    20,668    21,563       4,961         5,973
                          --------  --------  --------  --------  --------    --------       -------
Operating (loss)
 income.................      (214)    1,734    (2,093)   (3,637)     (860)        847        (4,186)
Interest expense, net...    (6,887)   (7,354)   (7,674)   (9,758)  (10,992)     (2,577)       (2,736)
Other expense, net......       (82)      (94)     (434)      (40)     (137)       (170)            5
                          --------  --------  --------  --------  --------    --------       -------
Net loss before
 extraordinary item.....    (7,183)   (5,714)  (10,201)  (13,435)  (11,989)     (1,900)       (6,917)
Extraordinary loss on
 write-off of deferred
 financing and debt
 discount...............       --        --     (3,713)      --        --          --            --
Extraordinary gain on
 retirement of
 redeemable preferred
 partnership interests..       --        --      3,091       --        --          --            --
                          --------  --------  --------  --------  --------    --------       -------
Net loss................    (7,183)   (5,714)  (10,823)  (13,435)  (11,989)     (1,900)       (6,917)
Redeemable preferred
 return.................      (933)   (1,029)     (916)     (400)     (619)       (113)          (98)
                          --------  --------  --------  --------  --------    --------       -------
Net loss attributable to
 general and limited
 partners...............  $ (8,116) $ (6,743) $(11,739) $(13,835) $(12,608)   $ (2,013)      $(7,015)
                          ========  ========  ========  ========  ========    ========       =======
Other financial data
Capital expenditures....  $ 13,804  $ 12,757  $ 16,337  $ 19,572  $ 21,426    $  4,282       $ 5,319
Ratio earnings to fixed
 charges (1)............       --        --        --        --        --          --            --
Balance sheet data (end
 of period)
Cash and cash
 equivalents............  $  1,445  $  1,115  $ 25,686  $  8,524  $  2,971    $ 10,316       $ 3,228
Total assets............   103,092    96,439   119,042   104,395   123,131     105,170       119,367
Long-term obligations,
 including current
 portion................    56,833    53,005   101,102   101,044   118,413     100,878       120,311
Partners' capital
 (deficit)..............     7,943     1,373   (10,078)  (26,095)  (35,589)    (27,858)      (39,503)

                                                 see notes on the following page

           NOTES TO THE SELECTED HISTORICAL FINANCIAL AND OTHER DATA

(1) The ratio of earnings to fixed charges represents the number of times fixed charges were covered by net income adjusted for provision (benefit) for income taxes and extraordinary gains (losses) and fixed charges. Fixed charges consist of interest expense, net and a portion of operating leases rental expense deemed to be representative of the interest factor. Old Muzak's earnings were inadequate to cover fixed charges by approximately $8,100,000, $6,700,000, $11,700,000, $13,800,000, $12,600,000 and
    $6,900,000 for each of the five years ended December 31, 1998 and for the period from January 1, 1999 through March 18, 1999, respectively. Old Audio Communications Network's earnings were inadequate to cover fixed charges by approximately $850,000, $545,000, $1,403,000, and $3,428,000 for the period from July 6, 1995 (inception) through December 31, 1995, each of the two years ended December 31, 1997 and for the period from January 1, 1998 through October 6, 1998, respectively. Muzak's earnings were inadequate to cover fixed charges by $1,147,000 and $6,105,000 for the period from October 7, 1998 through December 31, 1998 and for the six months ended June 30, 1999, respectively. On a pro forma basis, Muzak's earnings would have been inadequate to cover fixed charges by approximately $37,001,000 and $16,788,000 for the year ended December 31, 1998 and six months ended June 30, 1999, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with "Selected Historical Financial and Other Data" and the related notes thereto and the financial statements of each of Audio Communications Network, Old Audio Communications Network and Old Muzak and the related notes thereto appearing elsewhere in this prospectus.

General

   Audio Communications Network was formed in 1998 to acquire and operate Muzak independent franchises, which we refer to as independent affiliates. On October 7, 1998, Audio Communications Network acquired the eight independent affiliate territories in the Baltimore, Kansas City, St. Louis, Jacksonville, Phoenix, Charlotte, Hillsborough and Fresno areas from Old Audio Communications Network. On March 18, 1999, Old Muzak merged with and into Audio Communications Network. At the time of the merger, Audio Communications Network changed its name to Muzak LLC. Additionally, Audio Communications Network and Old Muzak each have entered into a number of other acquisition transactions. On January 15, 1999, Audio Communications Network acquired all of the outstanding stock of Business Sound. Business Sound is the Muzak affiliate for the New Orleans, Louisiana and Mobile, Alabama areas. On December 31, 1998, Old Muzak acquired assets and liabilities of Music Technologies, a national provider of business music. On February 24, 1999, Audio Communications Network acquired all of the outstanding stock of Electro Systems, the Muzak independent affiliate located in Panama City, Florida. On March 18, 1999, Holdings acquired the Georgia and Florida Capstar Broadcasting Muzak affiliates and on May 3, 1999 acquired the Omaha Capstar Broadcasting Muzak affiliate.

   In connection with these transactions Muzak plans to implement structural and operating changes to the businesses it has and may acquire consistent with its acquisition strategy. Our strategy recognizes the operating leverage inherent to our business. Through acquisitions, we expect to realize cost savings by eliminating duplicative sales and marketing, programming, distribution, technical and other general administrative expenses.

   We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact, such as when we describe what we "believe," "expect," or "anticipate" will occur, and other similar statements, you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described, or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation will change in the future. Whether our actual results will conform with our expectations and predictions is subject to a number of risks, including those addressed in this section of this prospectus.

Recent Developments

   On March 24, 1999, Muzak acquired the net asset of Custom On Hold Services, Inc. for approximately $180,000. Custom On Hold Services was an audio marketing company located in the state of Washington.

   On June 15, 1999, Muzak acquired the net assets of Advertising On Hold, Inc. for approximately $6.9 million. Advertising On Hold was a national provider on business music with offices located in Florida, Georgia and North Carolina.

   On June 18, 1999, Muzak acquired the net assets of CustomTronics Sound, a sole proprietorship located in California, for approximately $780,000. CustomTronics was a provider of business music and was located in California.

   On June 30, 1999, Muzak acquired the net assets of Penobscot Broadcasting Corporation, which does business as PBC Sound Technologies, for approximately $907,000. PBC Sound Technologies was the Muzak affiliate for the Bangor Maine area.

   On July 1, 1999, Muzak issued a 15% junior subordinated unsecured note to MEM Holdings, LLC in the amount of $3.0 million. MEM Holdings is a holding company that owns 68% of the voting interests in Muzak Holdings LLC. ABRY Broadcast Partners III and ABRY Broadcast Partners II are the beneficial owners of MEM Holdings.

   On July 14, 1999, Muzak increased its borrowings under the term loan B of the senior credit facility by $30 million, for a total amount borrowed under term loan B of $135 million. Muzak plans to use the additional borrowed funds to finance acquisitions, including the acquisitions completed on or before June 30, 1999.

   On July 26, 1999, Muzak acquired the net assets of LaBov and Beyond, Inc. for approximately $1.3 million. LaBov and Beyond was a provider of on-hold and in-store messaging services for client locations in Indiana.

   On August 2, 1999, Muzak acquired from US West Communications Services, Inc., a Colorado corporation, for approximately $3.5 million, the net assets of its audio marketing business that it operated throughout the United States under the name Please Hold Promotions.

   On June 4, 1999 Muzak signed a letter of intent that contemplates its acquisition of Broadcast International, Inc., a subsidiary of Data Broadcasting Corporation. Broadcast International is a national provider of business music. Muzak plans to consummate this transaction prior to September 1, 1999 through a merger of Broadcast International into a newly formed subsidiary of Muzak LLC, BI Acquisition, LLC. In this merger, Muzak plans to acquire business music assets and lease obligations of Broadcast International, Inc. for approximately $4.7 million. In connection with the merger, BI Acquisition, LLC will become a guarantor of the existing notes and the exchange notes.

Business Overview

   Muzak is the leading provider of business music programming in the U.S., based on market share. Together with our independent affiliates, we serve an installed base of approximately 250,000 business locations, and we believe that we have a market share of approximately 55% of the estimated number of U.S. business locations currently subscribing to business music programming. Together with our independent affiliates, we have nationwide coverage. Our owned affiliates operate in 8 of the 10 largest DMAs and 17 of the largest 25 DMAs. On a pro forma basis, we generated revenues of $74.8 million and Adjusted EBITDA of $23.3 million for the six months ended June 30, 1998 and revenues of $147.2 million and Adjusted EBITDA of $46.0 million for the year ended December 31, 1998. On a pro forma basis, we generated a net loss of $16.1 million and $37.0 million for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively.

   We offer three products. Our core product is Audio Architecture, and we offer two complementary products, Audio Marketing and Video Imaging. We believe that our clients use our products because they recognize them as a key element in establishing a desired business environment, in promoting their corporate identities and in strengthening their brand images. We assist our clients in selecting programming that is appropriate for their business and consistent with the experiences they are trying to create for their customers.

   We provide music to numerous types of businesses including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Approximately 70% of our client base is comprised of local clients and the remaining 30% is comprised of national and regional chains.

Revenues and Expenses

   We derive the majority of our revenues from the sale of our business music products. Our core product is Audio Architecture and our two complementary products are Audio Marketing and Video Imaging. These revenues are generated from our clients, who pay us monthly subscription fees under noncancelable five year contracts. For example, our typical Audio Architecture client generates a monthly net subscription fee of approximately $45 per client location, which typically includes the provision of music receiving equipment for use at the client's location. Of the total sales of Muzak products nationwide, we believe that approximately 52% of those sales are generated by our 45 owned affiliate territories. The remaining 48% are generated by our 122 independent affiliate territories from which we receive royalty payments. These royalty payments are not a substantial part of our revenues.

   We also derive revenues from the sale and lease of audio system-related products, principally sound systems and intercoms, to business music clients and other clients. In addition, we sell electronic equipment, such as proprietary tape playback equipment and other audio and video equipment to our independent affiliates to support their sale of our business music services. Installation, service and repair revenues consist principally of revenues from the installation of sound systems and other equipment that is not expressly part of a business music contract, such as paging, security and drive-through systems. These revenues also include revenue from the installation, service and repair of equipment installed under a business music contract. Music contract installation revenues are deferred and recognized over the term of the respective contracts.

   The cost of revenues for business services consists primarily of broadcast delivery, programming and licensing associated with providing music and other business programming to a client or an independent affiliate. The cost of revenues for equipment represents the purchase cost plus handling, shipping and warranty expenses. The cost of revenues for installation, service and repair consists primarily of service and repair labor and labor for installation that is not associated with new client locations. Installation costs associated with new client locations are capitalized and charged to depreciation expense over the estimated life of our clients' contract.

   Selling, general and administrative expenses include salaries, benefits, commissions, travel, marketing materials, training and occupancy costs associated with staffing and operating local and national sales offices. These expenses also include personnel and other costs in connection with Muzak's headquarters functions. Sales commissions are capitalized and charged as selling, general and administrative expense over the typical contract term of five years. If a client contract is terminated early, the unamortized sales commission is typically recovered from the salesperson.

   Muzak was organized as a limited liability company as a wholly-owned subsidiary of Holdings. For federal and some state income tax purposes, the separate existence of Muzak is ignored, and the results of its operations are included in the operations of Holdings.

  Muzak Holdings was organized as a limited liability company. Holdings is taxed as a partnership for federal and some state income tax purposes. As such, Holdings does not pay federal and where applicable, state, income taxes on income from its operations including the operations of Muzak. Rather, any such income is reported as the taxable income of the owners of Holdings, in amounts allocated to them as required by the limited liability company agreement of Holdings.

Results of Operations

   Set forth below are discussions of the results of operations for Old Muzak, Audio Communications Network and Old Audio Communications Network for the periods indicated. Audio Communications Network had no operations until it acquired Old Audio Communications Network in October 1998. Audio Communications Network changed its name to Muzak in connection with its merger with Old Muzak. For these reasons, Muzak did not have results of operations for the quarter ended March 31, 1998.

Old Muzak -- Period from January 1, 1999 through March 18, 1999 compared to the Quarter Ended March 31, 1998

   Revenues. Total revenues decreased 10.7% from $23.4 million in the 1998 period to $20.9 million in the 1999 period, including a 5.6% increase in business services revenues and a 42.1% decrease in equipment and related services revenues. The decrease is largely due to the shorter 1999 period. The difference also reflected decreased equipment and related services over the prior year period primarily due to sound systems installed into certain large national accounts that occurred in the 1998 period.

   Gross Profit. Total gross profit decreased 8.8% from $13.6 million in the 1998 period to $12.4 million in the 1999 period. As a percentage of total revenues, gross profit increased from 58.1% in the 1998 period to 59.3% in the 1999 period. The improvement in the gross profit percentage was due to sales growth in higher margin business services such as broadcast music, combined with the acquisition of competitors' business music contracts.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 35.9% from $7.8 million in the 1998 period to $10.6 million in the 1999 period. As a percentage of total revenues, selling, general and administrative expenses increased from 33.3% in the 1998 period to 50.7% in the 1999 period. Selling and marketing expenses decreased 21.9% from $3.2 million in the 1998 period to $2.5 million in the 1999 period. General and administrative costs increased 76.1% from $4.6 million in the 1998 period to $8.1 million in the 1999 period. These variances are primarily due to the shorter 1999 period, combined with a $3.3 million charge to general and administrative expense in the 1999 period related to an increase in recorded equity based compensation.

   Depreciation and Amortization. Depreciation and amortization expense increased 20.0% from $5.0 million in the 1998 period to $6.0 million in the 1999 period. This increase is primarily due to increased amortization expense related to the acquisition of competitors' business music contracts.

   Interest Expense and Other Income. Total interest expense increased 3.7% from $2.7 million in the 1998 period to $2.8 million in the 1999 period. Total interest bearing debt at March 31, 1998 was $100.9 million compared to $120.3 million at March 18, 1999.

   Net Loss. Net loss increased from $1.9 million in the 1998 period to $6.9 million in the 1999 period. The increase in net loss was the result of an increase in equity based compensation combined with increased amortization and interest expense related to the acquisition of competitors' business music contracts.

Old Muzak -- Year Ended December 31, 1998 Compared to Year Ended December 31,
1997

   Revenues. Total revenues increased 9.4% from $91.2 million in 1997 to $99.7 million in 1998 principally as a result of an 11.1% increase in music and other business services revenues and a 6.1% increase in equipment sales and related services. Music and other business services revenues increased due to increase in the number of broadcast music subscribers, sales growth and the acquisition of competitors' business music contracts, together with an increase in the royalties paid by independent affiliates resulting from growth in the broadcast music subscribers in the independent affiliate network. Music and other business services revenues with the exception of on-premise video and in-store advertising increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, audio marketing products and services. Royalties and other fees from independent affiliates and international distributors included in broadcast music revenues accounted for $8.9 million or 8.9% of Old Muzak's revenues in 1998, compared with $8.8 million or 9.6% of Old Muzak's revenues in 1997. The continued decrease in the surcharges assessed to affiliates for satellite transmission costs was offset by increased growth in royalties related to new subscriber billing. Equipment and installation revenues increased 4.7% and 8.7%, respectively due to the expansion of national accounts.

   Gross Profit. Total gross profit increased 13.4% from $50.5 million in 1997 to $57.2 million in 1998. As a percentage of total revenues, gross profit increased from 55.4% in 1997 to 57.4% in 1998. The improvement in gross profit percentage in 1998 was due to growth of higher margin business services, such as broadcast music, audio marketing and on-premise music and video services.

   The improvement in gross profit was partially offset by approximately $1.5 million of one-time charges related to the Galaxy IV satellite failure. On May 19, 1998, services on the Galaxy IV satellite were permanently lost when the satellite ceased communicating to uplink stations throughout the United States. Also impacting gross profit was $0.4 million of non-recurring costs related to the conversion of competitor locations acquired during 1998.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.2% from $33.3 million in 1997 to $34.3 million in 1998. As a percentage of total revenues, selling, general and administrative expenses decreased from 36.5% in 1997 to 34.4% in 1998. Selling and marketing expenses increased 3.0% from $13.8 million in 1997 to $14.2 million in 1998, principally due to an increase in commissions paid as a result of increased levels of sales of our business products. In 1998, selling and marketing expenses included non-recurring expenses of $0.5 million associated with our cost of repositioning our brand, the design and construction of our web site and one-time printing expenses. General and administrative costs increased 3.3% from $19.5 million in 1997 to $20.1 million in 1998, primarily due to transaction costs related to the merger.

   Non-Cash Incentive Compensation. Non-cash incentive compensation increased from $0.2 million in 1997 to $2.2 million in 1998. This increase is primarily due to the meeting of performance criteria for options issued combined with management's estimate of the increase in value of Old Muzak.

   Depreciation Expense. Depreciation expense decreased 8.6% from $10.7 million in 1997 to $9.7 million in 1998, principally as a result of a reduction of depreciation expense for assets that were fully depreciated in 1997 related to the acquisition of Old Muzak in September 1992.

   Amortization Expense. Amortization expense increased 18.1% from $10.0 million in 1997 to $11.8 million in 1998. The increase in amortization expense was due to an increase in intangibles related to the increased investment in the expanded customer base and acquisitions of competitors' business music contracts in 1997 and 1998.

   Interest Expense. Total interest expense increased 4.4% from $10.8 million in 1997 to $11.2 million in 1998. The increase in interest expense in 1998 compared to 1997 is related to the increase in the average outstanding debt during the year. Old Muzak's total interest-bearing debt increased from $101.0 million to $118.4 million at December 31, 1997 and 1998, respectively.

Old Muzak--Year Ended December 31, 1997 Compared to Year Ended December 31,
1996

   Revenues. Total revenues increased 5.1% from $86.8 million in 1996 to $91.2 million in 1997 principally as a result of an 8.7% increase in music and other business services revenues offset by a 1.2% decrease in equipment and related services revenues. Music and other business services revenues increased due to an increase in the number of broadcast music subscribers and an increase in the royalties paid by independent affiliates resulting from an increase in the broadcast music subscribers in the affiliate network. Music and other business services revenues, with the exception of on-premises tape sales, increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, on-premise music video and audio marketing services, among others. On-premise tape revenues declined due to Old Muzak's conversion of such customers to broadcast services, primarily direct broadcast satellite transmission. Royalties and other fees from franchisees and international distributors included in broadcast music revenues accounted for $8.8 million or 9.6% of Old Muzak's revenues in 1997, compared with $8.2 million or 9.5% of Old Muzak's revenues in 1996. This increase is principally due to a reduction in the surcharges assessed to franchisees for satellite transmission costs. Equipment revenues decreased 3.9% as Old Muzak continued to exit the low margin business of reselling equipment to its affiliates and reduced its participation in lower margin competitively bid equipment sales. Installation, service and repair revenues increased 4.6% from the level generated in 1996 due to more installations and large equipment orders during 1997.

   Gross Profit. Total gross profit increased 1.4% from $49.8 million in 1996 to $50.5 million in 1997. As a percentage of total revenues, gross profit decreased from 57.3% in 1996 to 55.4% in 1997. Declines in gross profit as a percentage of sales reflect a dilution of the margin percentage due to the continued development of the Internet music sampling business and the EchoStar residential revenues, net of EchoStar satellite costs, both of which contributed a negative gross profit for the year. Additionally, 1997 was impacted by approximately $0.5 million in one-time charges related to inventory writedowns.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 5.3% from $31.6 million in 1996 to $33.3 million in 1997. As a percentage of total revenues, selling, general and administrative expenses increased from 36.4% in 1996 to 36.5% in 1997. Selling and marketing expenses increased 19.7% from $11.5 million in 1996 to $13.8 million in 1997, principally due to an increase in sales volumes for business service products. General and administrative costs decreased 3.1% from $20.1 million in 1996 to $19.5 million in 1997, primarily due to costs associated with the unconsummated initial public offering in 1996. General and administrative costs also include $0.8 million in non-recurring severance charges in 1997 related to some executive officers.

   Non-Cash Incentive Compensation. Non-cash incentive compensation increased from $0.1 million in 1996 to $0.2 million in 1997. This increase is primarily due to the increase in options issued combined with management's estimate of the increase in value of Old Muzak.

   Depreciation Expense. Depreciation expense increased 0.3% from $10.6 million in 1996 to $10.7 million in 1997, principally as a result of an increased investment in equipment installed at customers' premises due to an expanded customer base and related to new investments in the EchoStar system and the Internet music sampling business.

   Amortization Expense. Amortization expense increased 4.4% from $9.6 million in 1996 to $10.0 million in 1997. The increase in amortization expense was due to an increase in intangibles related to the increased investment in the expanded customer base.

   Interest Expense. Total interest expense increased 32.8% from $8.1 million in 1996 to $10.8 million in 1997. The increase in interest expense in 1997 compared to 1996 resulted from a full year of interest expense on the $100 million of senior notes issued by Old Muzak in October 1996. Old Muzak's total interest-bearing debt remained constant at $101.0 million at December 31, 1996 and 1997.

   Extraordinary Items. Extraordinary items reflected non-recurring non-cash charges from the write-off of $3.7 million of deferred financing fees, debt discount and organizational costs and a non-recurring gain of $3.1 million from the retirement of a redeemable preferred limited partnership interest during 1996.

Muzak LLC--Quarter Ended June 30, 1999 Compared to Quarter Ended March 31, 1999

   Revenues. Total revenues increased 192.3% to $35.5 million from $12.2 million in the quarter ended March 31, 1999, primarily as a result of the merger transaction completed on March 18, 1999, as well as growth in business music revenues resulting from an increase in numbers of subscribers and increased equipment sales and related services.

   Gross Profit. Total gross profit increased 186.8% from $7.7 million in the quarter ended March 31, 1999 to $22.0 million in the second quarter of 1999. Gross margin in the second quarter of 1999 was 62.0% as compared to 63.2% in the quarter ended March 31, 1999. Such gross margin is not comparable to the prior period as a result of the merger transaction completed on March 18, 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 303.2% to $11.9 million in the second quarter of 1999 as compared to $2.9 million in the quarter ended March 31, 1999. Such increase was primarily the result of new operations added through the merger transaction.

   Depreciation and Amortization Expenses. Depreciation and amortization expenses increased to $9.1 million in the second quarter of 1999 as compared to $3.2 million in the quarter ended March 31, 1999. This increase was primarily due to the increased assets now owned by the company related to the merger transaction.

   Interest Expense. Interest expense increased from $2.1 million in the period ended March 31, 1999 to $6.5 million in the second quarter of 1999. This increase was primarily the result of the merger transaction and the related increased debt levels.

Muzak LLC--Period From October 7, 1998 Through December 31, 1998

   Revenues totaled $5.9 million for the period ended December 31, 1998, comprised primarily of business music revenues. For the same period, cost of sales totaled $2.6 million, resulting in a gross profit margin of 56.8%. Total selling, general and administrative expenses for the period totaled $1.8 million, comprised principally of salary, benefits and overhead expenses.

Old Audio Communications Network--Period From January 1, 1998 Through October 6, 1998 Compared to the Nine Month Period Ended September 30, 1997

   Revenues. Total revenues increased 60.2% from $11.8 million in 1997 to $18.9 million in 1998, primarily as a result of the impact of the reverse acquisition which occurred in May 1997, as well as growth in business music revenues and equipment sales and related services.

   Gross Profit. Total gross profit increased 35.0% from $8.0 million in 1997 to $10.7 million in 1998. Old Audio Communications Network's gross margin in 1998 was 56.7%. Such gross margin is not comparable to the prior period as a result of the reverse acquisition in 1997. The 1998 gross margin was negatively impacted by approximately 3.0% or $0.6 million resulting from one-time charges related to the Galaxy IV satellite failure.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 84.6% from $3.9 million in 1997 to $7.2 million in 1998. Such increase was primarily the result of the impact of the reverse acquisition in 1997, the growth in business music revenues and equipment sales and related services and approximately $0.8 million being incurred in 1998 pertaining to transaction costs related to the sale of Old Audio Communications Network in October 1998.

Old Audio Communications Network--Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenues. Total revenues increased 73.4% from $10.1 million in 1996 to $17.6 million in 1997, primarily as a result of the impact of the reverse acquisition in 1997 and growth in business music revenues and equipment sales and related services.

   Gross Profit. Total gross profit increased 54.7% from $6.7 million in 1996 to $10.4 million in 1997. Such gross profit, as well as gross margin for the periods, is not comparable as a result of the reverse acquisition in 1997.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 71.3% from $3.0 million in 1996 to $5.1 million in 1997. Such increase was primarily the result of the impact of the reverse acquisition in 1997 and the growth in business music revenues and equipment sales and related services.

Pro Forma Liquidity and Capital Resources

   Our business generally requires capital for the installation of equipment for new business music clients. We estimate that in 1998, demand-based capital expenditures represented approximately 80% of our total capital expenditures. Pro forma for the merger and the completed transactions, capital expenditures for the year ended December 31, 1998 were approximately $25.2 million. Capital expenditures for 1999 are not expected to change significantly from the 1998 level. In addition, we have pursued and will continue to pursue a business strategy that includes selective acquisitions. We have historically funded our operations and acquisitions with proceeds from equity contributions, bank borrowings and cash flow from operations. We intend to use amounts available under the Senior Credit Facility, future debt and equity financings and internally generated funds to finance our working capital requirements, capital expenditures and future acquisitions. We may require additional debt financing to complete additional acquisitions.

   Our financing consisted of the existing notes, the new equity investment and the senior credit facility. As of July 14, 1999, after giving effect to the additional $30 million of borrowings under term loan B, the lenders under the senior credit facility were Goldman Sachs Credit Partners L.P., Canadian Imperial Bank of Commerce, BankBoston, N.A., Magnetite Asset Investors LLC, KZH CNC LLC, North American Senior Floating Rate Fund, Cypresstree Senior Floating Rate Fund, KZH Cypresstree-1 LLC, Cypresstree Investment Fund, LLC, Cypresstree Investment Partners I, Ltd., Cypress Tree Institutional Fund, LLC, Fremont Investment & Loan, Merrill Lynch Senior Floating Rate Fund, Inc., Merrill Lynch Prime Rate Portfolio, New York Life Insurance Company, Sequils I, Ltd., Toronto Dominion Bank, Van Kempen Prime Rate Income Trust, Coast Business Credit, a division of Southern Pacific Bank, Great Point CLO 1991-1 Ltd., Cypresstree Investment Management Company, Inc., Merrill Lynch Senior Floating Rate Fund II, Inc. and Morgan Guaranty Trust Company of New York. The net proceeds of our financing were used principally:

  . to pay the merger consideration of $125.5 million to the partners of Old Muzak;

  . to repay approximately $99.7 million of borrowings by Old Muzak under its 10% Senior Notes due 2003 together with accrued interest,

  . to repay approximately $20.5 million of other borrowings by Old Muzak together with accrued interest,

  .  to repay approximately $42.5 million of borrowings by Audio
     Communications Network under ABRY Broadcast Partners III's subordinated note, together with accrued interest,

  . to pay approximately $10.7 million as a tender premium in connection with the tender offer and consent solicitation for the senior notes of Old Muzak, and

  .  to pay our fees and expenses in connection with the foregoing.

   As of June 30, 1999, on a pro forma basis, after giving effect to the merger and the completed transactions, we had $287.0 million of indebtedness outstanding which includes:

  .  $115.0 million under the existing notes,

  . $165.0 million under the senior credit facility, excluding $36.1 million of availability under the revolving credit facility and term loan B, and

   .  $7.0 million of other debt.

   In October 1998, Audio Communications Network borrowed $40.8 million from ABRY Broadcast Partners III under ABRY Broadcast Partners III's subordinated note. Amounts outstanding under ABRY Broadcast Partners III's subordinated note earn interest at the rate of 9.0% per annum. Interest and principal under ABRY Broadcast Partners III's subordinated note are payable within one year from the date of the related borrowing. We repaid ABRY Broadcast Partners III's subordinated note concurrently with the offering and the merger transactions.

   The senior credit facility initially provided for a $35.0 million revolving credit facility, a $30.0 million term loan facility, which we refer to as term loan A, which matures on December 31, 2005 and a $105.0 million term loan facility, which we refer to as term loan B, which matures on December 31, 2006. On July 14, 1999, we increased the amount borrowed under the term loan B by $30 million, for a total amount borrowed under term loan B of $135 million. Subject to compliance with the terms of the senior credit facility, borrowings under the revolving credit facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. Prior to December 31, 2000, we may request lenders to commit to additional loans of up to $50 million under a second revolving credit facility.

   The revolving credit facility terminates, and all amounts outstanding thereunder are payable, on December 31, 2005. Advances under term loan A and the revolving credit facility subject to the base rate, as defined in the senior credit facility, bear interest, payable in quarterly installments at the base rate plus a margin ranging from 1.00% to 2.00%, and advances under term loan A and the revolving credit facility subject to LIBOR bear interest, payable in installments at periods no greater than six months, at LIBOR plus a margin, ranging from 2.00% to 3.00%. Advances under term loan B subject to the base rate bear interest at the base rate plus 2.50% and advances under term loan B subject to the LIBOR rate bear interest at the LIBOR rate plus 3.50%. Borrowings under the senior credit facility are guaranteed by Holdings and Muzak's present and future direct and indirect domestic subsidiaries. The senior credit facility is secured by substantially all of our assets in which a security interest may be granted, and is described in greater detail under the heading "Description of the Senior Credit Facility."

   The senior credit facility and the indenture contain financial and other covenants that restrict, among other things, our ability and the ability of some of our affiliates to incur additional indebtedness, incur liens, pay dividends or make other restricted payments, consummate asset sales, enter into transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Such limitations, together with our highly leveraged nature, could limit our corporate and operating activities in the future, including the implementation of our growth strategy. As of June 30, 1999, on a pro forma basis, $165.0 million of our total debt outstanding of $287.0 million bore interest at variable rates. If the assumed interest rate on the senior credit facility increases by 0.125%, total pro forma interest expense would increase by $103,000 and $206,000 for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively. Muzak believes that its market risk exposure with regard to its financial instruments is limited to changes in interest rates in the United States. Based upon Muzak's variable rate debt outstanding at June 30, 1999, on a pro forma basis, which consists only of the credit facility, a hypothetical 1% increase in interest rates would increase interest expense by approximately $1.7 million a year.

   We believe that cash generated from operations and borrowings expected to be available under the senior credit facility will be sufficient to meet our debt service, capital expenditure and working capital requirements for the next 24 months. We will require additional financing, which may include additional debt, to finance additional acquisitions, if our plans materially change in an adverse manner or prove to be materially inaccurate, or if we engage in any significant acquisitions. We cannot assure you that such financing, if permitted under the terms of the senior credit facility and the indenture, will be available on terms acceptable to us or at all.

Year 2000 Compliance

   The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

   We use and rely on computer technology in many facets of our operations, including our satellite broadcast systems. If we or our significant customers or suppliers are not successful in making necessary modifications and conversions on a timely basis, the year 2000 issue could have a material adverse effect on our operations. We cannot quantify the impact at this time, however. We believe our competitors face similar risks.

   We have replaced our primary computer system at our headquarters, and we believe that it is now substantially year 2000 compliant. We are in the process of replacing the software at our owned affiliates and expect the replacement to be completed by September 1999. The new software is also available to our independent affiliates. We expect that our remediation efforts for our critical computer systems will be completed by the end of the third quarter of 1999. We are conducting ongoing reassessments, including testing systems for year 2000 compliance, to confirm that all critical risks have been identified and will be addressed.

   Costs related to the year 2000 issue are funded through operating cash flows. We estimate that our year 2000 compliance program will cost approximately $1.5 million, of which approximately $1.0 million had been expended as of December 31, 1998.

   While we believe all necessary work will be completed in a timely fashion, we cannot assure you that all systems will be compliant by the year 2000, or that the systems of other companies and government agencies on which we rely will be compliant.

   Since 1997, we have been communicating with outside vendors to determine their state of readiness with regard to the year 2000 issue. Based on our assessment to date, we have not received any indication from a third party indicating that it expects to experience year 2000 non-compliance of a nature which would have a material impact on us. We have received letters of assuring year 2000 compliance from our satellite providers, EchoStar and PanAmSat. However, the risk remains that outside vendors or other third parties may not have accurately determined their state of readiness, in which case such parties' lack of year 2000 compliance may have a material adverse effect on our results of operations. We continue to monitor the year 2000 compliance of third parties with which we do business.

   We believe the most likely worst-case scenarios that we might confront with respect to the year 2000 issues have to do with the possible failure of third party systems over which we have no control, such as, but not limited to, satellite, power and telephone services. We are currently developing a specific year 2000 contingency plan which we expect to be completed by September 1999.

Inflation and Changing Prices

   We do not believe that inflation and other changing prices have had a significant impact on our operations.

Adjusted EBITDA

   Adjusted EBITDA represents EBITDA adjusted for the elimination of cost reductions and non-recurring costs and expenses arising from acquisitions as set forth in the definition of "Acquisition EBITDA" in the indenture governing the existing notes and the exchange notes. This definition of "Acquisition EBITDA" is used in determining the "Consolidated Leverage Ratio", as defined in the indenture, which is used exclusively to determine compliance with the debt incurrence covenant in the indenture. See "Description of Notes--Certain Definitions." As more fully described within the notes to the summary unaudited pro forma financial data, as a result of the merger and completed transactions, pro forma adjustments were recorded to present the operating results as if the merger and completed transactions occurred on January 1, 1998. Such adjustments primarily consist of:

  . including the estimated historical results of operations for the various acquisitions consummated by Old Muzak during the period from January 1, 1999 through March 18, 1999 and the year ended December 31, 1998 as if these acquisitions occurred on January 1, 1998,

  . conforming the accounting policy for sales commissions of Old Muzak with that of Muzak,

  . eliminating intercompany revenues and cost of sales,

  . eliminating costs not assumed in connection with the acquisition of assets and liabilities from Music Technologies and other acquisitions, and

  . eliminating seller transaction costs related to the sales of Old Audio
    Communications Network and Old Muzak.

   These pro forma adjustments resulted in a $.5 million decrease and $.3 million increase to EBITDA for the six months ended June 30, 1999 and year ended December 31, 1998, respectively.

   Management intends to implement structural and operating changes to the acquired entities. The following adjustments eliminate the impact of non-recurring charges and reflect the estimated impact of management's operational and organizational changes to its existing business and to the businesses it has and expects to acquire.

                               Three months ended Six  months ended    Year ended
                                 June 30, 1999     June  30, 1999   December 31, 1998
                               ------------------ ----------------- -----------------
                                               (dollars in thousands)
     Pro forma EBITDA (1)....       $11,163            $21,792           $35,986
                                    -------            -------           -------
     Adjustments:
     Galaxy IV non-recurring
      costs (2)..............           --                 --              2,113
     Old Muzak non-recurring
      expenses (3)...........           --                  90             1,454
     Muzak restructuring
      (4)....................           --                 --                660
     Business Sound
      duplicative
      expenses (5)...........           --                 --                228
     Music Technologies and
      other acquisitions
      duplicative expenses
      (6)....................           342                684             4,726
     Cost savings adjustments
      (7)....................           234                684               851
                                    -------            -------           -------
         Total adjustments...           576              1,458            10,032
                                    -------            -------           -------
     Adjusted EBITDA:               $11,739            $23,250           $46,018
                                    =======            =======           =======

    --------

    (1) Represents EBITDA, as defined, plus non-cash compensation and less other non-operating (income)/expense of $3,110,000 and ($711,000), respectively for the three and six months ended June 30, 1999 and $2,217,000 and ($48,000), respectively for the year ended December 31, 1998.

    (2) Represents the non-recurring charges of $1,548,000 at Old Muzak and $565,000 at Audio Communications Network for the year ended December 31, 1998, due to costs associated with reporting satellite dishes at client locations as a result of the failure in May 1998 of the Galaxy IV satellite.
    (3) Represents one-time and non-recurring expenses incurred by Old Muzak, including: (a) payments made to an outside marketing and design firm associated with the repositioning of our brand, including the design of a new logo and marketing materials and the creation of our CD ROM sales tool; (b) payments made to outside consultants related to the design and construction of our web site;
        (c) costs associated with temporarily servicing client locations acquired from a former competitor through a third party music service while converting these acquired locations to the Muzak service; and (d) legal expenses and the elimination of the general partner's management fee.

                              Three months ended Six  months ended    Year ended
                                June 30, 1999      June 30, 1999   December 31, 1998
                              ------------------ ----------------- -----------------
                                              (dollars in thousands)
     Costs of brand
      repositioning..........        $--               $--              $  418
     Web site design and
      construction...........         --                --                 101
     Expenses of converting
      acquired client
      locations..............         --                --                 408
     Non-recurring legal
      expenses and Old Muzak
      general partner's
      fees...................         --                 90                527
                                     ----              ----             ------
                                     $--               $ 90             $1,454
                                     ====              ====             ======

    (4) Represents the restructuring actions, completed in connection with the acquisition of Muzak affiliates from Old Audio Communications Network, including (a) the termination of seven employees; (b) the restructuring of compensation for some corporate employees and (c) the closure of redundant offices.

                                 Three months     Six months ended    Year ended
                              ended June 30, 1999  June 30, 1999   December 31, 1998
                              ------------------- ---------------- -----------------
                                              (dollars in thousands)
     Employee terminations
      and restructuring of
      compensation...........        $--                $--              $385
     Closing of redundant
      offices................         --                 --               275
                                     ----               ----             ----
                                     $--                $--              $660
                                     ====               ====             ====
                                       60

    (5) Represents the elimination of the expense associated with some executive functions at Business Sound that are now being performed by the management of Audio Communications Network.

    (6) Represents the elimination of duplicative general corporate expenses as a result of the acquisitions from Music Technologies, Business Music, Entouch Systems, LaBov and Beyond, Inc., US West Communication Services, Inc. and Broadcast International, Inc. including rent, legal and accounting expenses.
    (7) Represents the elimination of duplicative sales and marketing, finance, administrative and technical support costs to be realized from the merger.

   After giving effect to the foregoing considerations, Muzak believes that it would have realized Adjusted EBITDA of $11.7 million, $23.3 million and $46.0 million for the three months ended June 30, 1999, the six months ended June 30, 1999 and year ended December 31, 1998, respectively.

                                    BUSINESS

General

   Muzak is the leading provider of business music programming in the U.S., based on market share. Together with our independent affiliates, we serve an installed base of approximately 250,000 business locations, and we believe that we have a market share of approximately 55% of the estimated number of U.S. business locations currently subscribing to business music programming. Together with our franchisees, which we refer to as independent affiliates, we have nationwide coverage. Our owned affiliates operate in 8 of the 10 largest DMAs and 17 of the largest 25 DMAs. On a pro forma basis, we generated revenues of $74.8 million and Adjusted EBITDA of $23.3 million for the six months ended June 30, 1999 and revenues of $147.2 million and Adjusted EBITDA of $46.0 million for the year ended December 31, 1998. On a pro forma basis, we generated a net loss of $16.1 million and $37.0 million for the six months ended June 30, 1999 and the year ended December 31, 1998, respectively.

   We offer three products. Our core product is Audio Architecture, and we offer two complementary products, Audio Marketing and Video Imaging. We believe that our clients use our products because they recognize them as a key element in establishing a desired business environment, in promoting their corporate identities and in strengthening their brand images. We assist our clients in selecting programming that is appropriate for their business and consistent with the experiences they are trying to create for their customers.

   Audio Architecture is business music programming designed to enhance a client's brand image. Our staff of in-house audio architects analyzes a variety of music to develop and maintain 60 core music programs in 10 genres ranging from current top-of-the-charts hits to jazz, classic rock, urban, country, Latin, classical music and others. Our audio architects change our music programs on a daily basis, incorporating the continuous release of contemporary artists' new music recordings and drawing from our current library of approximately 1,250,000 recordings. In addition, we offer individual music programs to clients who seek further customization beyond that offered by our core music programs. As a complement to Audio Architecture, we have recently focused on developing our Audio Marketing product that provides telephone on-hold and in-store messages for more than 17,000 client locations. We have also introduced Video Imaging, which we believe is the most widely used in-store video product in the U.S. and is viewed in approximately 9,000 client locations. Our programs are delivered to our clients through direct broadcast satellite, telephone lines, local broadcast technology, audio and video tapes and compact discs.

   We complete our clients' business music experience by designing and installing sound and intercom systems, telephone on-hold and in-store messaging and video systems at their locations and providing after-sale services and enhancements to those systems, which we sell or lease to our customers. We provide our products and services domestically through our integrated, nationwide network of owned and independent affiliates. We believe our nationwide network is the largest in the industry and provides us with a key competitive advantage in effectively marketing and servicing clients ranging from local accounts with single or multiple locations to national accounts with significant geographic presences. We believe that approximately 52% of revenues from the sale of our products are generated by our 46 owned affiliate territories. The remaining 48% are generated by our 122 independent affiliate territories.

   We provide music to numerous types of businesses including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Approximately 70% of our client base is comprised of local clients and the remaining 30% is comprised of national and regional chains.

   Our clients typically enter into a noncancelable five-year contract that renews automatically for at least one additional five-year term unless specifically terminated at the initial contract expiration date. Our average length of service per client is approximately 12 years. For a typical local business music client generated by an owned affiliate, we receive approximately $45 of net revenue per month per location. We typically make an initial one-time installation investment per location, including sales commissions, averaging approximately $1,000. This allows us to recover our capital costs within 22 months for a typical local client. We generate an over 50% annual return on investment per music client location, based on a twelve-year client relationship. In contrast, for music clients generated by our independent affiliates, we receive a net monthly fee of approximately $5 for each client location in exchange for our music programming. We incur no capital outlay for a new client location generated by an independent affiliate.

Muzak and the Subsidiary Guarantors

   The exchange notes will be issued by Muzak and Muzak Finance. Muzak is a wholly owned subsidiary of Muzak Holdings LLC. Muzak Finance has no operations or assets. Muzak Finance is a co-issuer of the exchange notes because we were advised by the initial purchasers of the existing notes that many possible purchasers of the existing notes require corporate co-issuers for notes issued by limited liability companies, such as Muzak. We understand that this is the result of historic requirements in the charters of these purchasers that limited their investments to securities issued by corporations.

   Muzak Holdings, which is the sole parent company of Muzak, and some of Muzak's wholly owned subsidiaries have guaranteed Muzak's obligations under the existing notes on a joint and several basis. Their guarantees are full and unconditional. The guarantor subsidiaries are Muzak Capital, MLP Environmental Music and Business Sound. BI Acquisition, LLC will become a wholly-owned subsidiary of Muzak and a guarantor of Muzak's obligations under the existing notes and the exchange notes upon consummation of Muzak's acquisition of Broadcast International, Inc. through a merger of Broadcast International into BI Acquisition, LLC. Muzak Capital, Muzak Finance, and Muzak Holdings Finance have no operations and substantially no assets. MLP Environmental Music holds intangible rights to background music created by Muzak. Electro Systems owns and operates the Muzak affiliate in Panama City, Florida, and Business Sound owns and operates the Muzak affiliate in Mobile, Alabama and New Orleans, Louisiana. BI Acquisition, LLC will own contracts for business music broadcast in the United States upon consummation of the acquisition of Broadcast International. Muzak Heart & Soul Foundation is a non-profit charitable corporation. It is not permitted to issue shares of stock, but the members of its board of directors are elected by Muzak.

Operating Strengths

   We believe the following attributes have helped us become the world's leading provider of business music programming:

   Market Leadership. We believe that Muzak is the most widely recognized brand name in the industry. Together with our independent affiliates, we have an estimated 55% share of the U.S. business music market. We are the leader in the business music programming industry in the U.S. based on market share.

   Nationwide Presence. Our nationwide network is the largest in the industry and would be costly and difficult to replicate. As a result, we believe this nationwide network is a key competitive advantage. Our nationwide network enables us to provide same-day sales, installation and service to clients throughout the country and to service multiple widespread locations efficiently. This network is comprised of 168 territories, of which 46 are served by our 35 owned affiliate offices and the remaining 122 are served by our 73 independent affiliates. The independent affiliate component of our network is highly stable, as a significant majority of our independent affiliates has been associated with us for over 20 years.

   Large and Diverse Client Base. Our music products appeal to a variety of clients, including specialty retailers, restaurants, department stores, supermarkets, drug stores, financial institutions, hotels, golf clubs, health and fitness centers, business offices, manufacturing facilities, medical centers and HMOs, among others. Together with our independent affiliates, we currently serve approximately 250,000 client locations. During 1998, none of our clients represented more than 2% of our revenues and our top ten clients represented in the aggregate less than 10% of our revenues.

   Attractive Economics to Clients and Muzak. We believe that our business provides us with attractive economics. Our costs for incremental sales are low because the nature of our business enables us to leverage our corporate infrastructure, including programming, sales and marketing and general administrative costs, our

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established music library, and our nationwide network and music delivery system. As a result, our financial results are favorably impacted by growth through incremental client locations. Our annual return on investment is over 50% per client location, based on a twelve-year client relationship. In addition, we receive a monthly fee for each client location generated by our independent affiliates, for which we have no direct incremental costs.

   Long Term Contracts; Recurring Revenue Base; Low Churn. Our client contracts generally have a non-cancelable term of five years that renews automatically for at least one additional five-year term unless specifically terminated at the initial contract expiration date. Our long term contracts provide us with steady recurring monthly revenues per client location. In the majority of cases, we also have the right to match any increase in our operating costs with a corresponding price increase of up to 10% each year. During 1998, our monthly churn rate averaged approximately 0.7% and our annual churn rate was approximately 8%. We have an average length of service per client of approximately 12 years. Based on our experience, economic downturns have not significantly affected our monthly recurring revenues or our historical churn rate, which we believe is primarily because we deliver products to a geographically diverse client base in a range of industries at a low monthly cost.

   Demand-Based Capital Expenditures. The substantial majority of our capital expenditures are comprised of the initial investment for each new client location. We incur those costs only after receiving a signed contract from a client. Our typical initial investment per music client location, including sales commission, averages approximately $1,000, and our after-sale service costs are low. In the event of a contract termination, we can typically recover and reuse the installed equipment. We estimate that in 1998, demand-based capital expenditures represented approximately 80% of our total capital expenditures.

   Unique Product Offerings. Our staff of trained audio architects use their intuition, innovation and skill and our proprietary software package to continually change the content of our music programs for our clients. Our audio architects create programs using music from our extensive music library, which currently contains approximately 1,250,000 recordings and is continually updated with new releases. In addition, we have the ability to create integrated audio and video services through our Audio Marketing and Video Imaging products.

   Experienced Management. Our senior management team has extensive experience in the business music programming industry. Muzak is led by Mr. William Boyd, its Chief Executive Officer, who has over 30 years of experience in the industry. Prior to re-joining Old Muzak in 1996, Mr. Boyd owned one of the largest independent affiliates and also served as President of our independent affiliate organization. We believe that Mr. Boyd has brought a consistent vision for sustained growth and profitability to Muzak, has renewed focus on our Audio Architecture, Audio Marketing and Video Imaging core products and has strengthened our relationships with our independent affiliates. In addition, Mr. Boyd has selected a dedicated and energetic senior management team, that together with Mr. Boyd, has an average of approximately 13 years of experience in the business music programming industry.

Business Strategy

   Our strategy is to increase monthly recurring revenue and cash flow by concentrating on our Audio Architecture, Audio Marketing and Video Imaging products. Our strategy recognizes the operating leverage inherent to our business. In addition to internal growth, we also believe that opportunities exist to create synergies and enhance value through the selective acquisition of in-market competitors and of our independent affiliates.

   Concentrate on Core Competency. In late 1997, we discontinued our in-store marketing program and spun-off our other non-core operations, allowing us, under the strategic direction of our new management, to focus on our core competency of assisting our clients in enhancing their brand images and the experiences of their customers through planned programs of music and video. In this pursuit, we have focused on our core Audio Architecture, Audio Marketing and Video Imaging products. This focus has increased the opportunities

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for sales growth and profitability for each of these products. In the short time since implementing these changes, we have increased our monthly recurring revenue by approximately 13% from December 1997 to December 1998 and increased EBITDA by 33% from the fiscal year ended December 31, 1997 to December 31, 1998.

   Increase United States Market Penetration. We have identified the potential market for our products to include approximately six million U.S. businesses that are operating in an industry currently served by us. We believe that less than 10% of our identified market currently enhance their brand images through business music. As a result of our large nationwide network, we believe we are well positioned to capitalize on these growth opportunities. We also believe that our ability to offer an integrated set of audio and video products through Audio Architecture, Audio Marketing and Video Imaging will allow us to increase penetration of our services to new clients and cross-sell new services to our existing clients.

   Capitalize on Changes in Sales and Marketing Strategy. We have recently restructured our sales and marketing strategy. We expect the following changes to increase sales of and cash flows from our products by our owned and independent affiliates:

  . We recently began amending our agreements with our independent affiliates. The amendment provides us and our independent affiliates with more attractive financial terms for each new national client and provides for better coordination of the installation and service of national account locations. The amendment also extends the prohibition of sales of competing products from Audio Architecture to include Audio Marketing and Video Imaging. In addition, the amended agreements give us the ability to set sales goals and incentive plans for these new products, similar to goals and plans previously established for Audio Architecture.

  . We have set more aggressive selling targets for our account executives and increased the number of our national account executives. In addition, we plan to hire product managers, each exclusively focused on assisting the owned and independent affiliates in selling our newer products, Audio Marketing and Video Imaging.

  . In July 1998, we provided laptop computers to the account executives of our owned affiliates to assist in the demonstration of product benefits to potential clients. These computers include an interactive CD-ROM and customized software which enhances the sales efforts of account executives. Previously, account executives had no way to demonstrate our music products other than from written brochures.

  . We continue to strengthen our brand image and awareness of our products through an updated Internet web site, www.muzak.com, new marketing materials that focus on the Muzak brand and the recent establishment of a charitable program, Muzak Heart and Soul Foundation, that promotes music education.

   Pursue Acquisitions. The business music industry remains highly fragmented, with numerous independent operators. For example, we have 73 individuals or entities that operate in our 122 independent affiliate territories. Since September 1997, Old Muzak has acquired two affiliate territories and has acquired client accounts of thirteen of its competitors' affiliates as well as one national competitor, Music Technologies. In 1998, ABRY Broadcast Partners III formed Audio Communications Network to acquire and operate Muzak independent affiliates. Audio Communications Network acquired eight Muzak independent affiliate territories from Old Audio Communications Network. Audio Communications Network subsequently acquired two additional affiliate territories in January 1999, one additional affiliate territory in February 1999, four affiliate territories from Capstar Broadcasting in March 1999. Muzak acquired one affiliate territory from Capstar Broadcasting in May 1999 and one affiliate territory from PBC Sound Technologies in June 1999. Through acquisitions, we expect to realize cost savings by eliminating duplicative programming, distribution, sales and marketing, technical and other general administrative expenses. We will continue to seek attractive opportunities to acquire music contract portfolios in the future and will review the acquisition of our own

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independent affiliates if they become available. Future acquisition targets may also include providers of complementary marketing on-hold and on-premises video products.

Products

   We offer three products, Audio Architecture, Audio Marketing, and Video Imaging, to assist our clients in strengthening their brand images and in enhancing the experiences of their customers. We believe our clients use our products because they recognize that our products can provide a key element in establishing a desired business environment, in promoting their corporate identity and in strengthening their brand image.

   Audio Architecture

   Audio Architecture is business music programming designed to strengthen a client's brand image. Our in-house staff of 19 audio architects analyzes a variety of music to develop and maintain 60 core music programs in 10 genres that appeal to a wide range of tastes. Our programs include current top-of-the-charts hits to jazz, classic rock, urban, country, Latin, classical music and others. Our audio architects update our music programs on a daily basis, incorporating the continuous release of new music recordings and drawing from our library of approximately 1,250,000 recordings. In designing our music programs, our audio architects use a proprietary computer software package that allows them to efficiently access our extensive library, avoid repeated songs and manage tempo and music variety to provide clients with high quality, seamlessly arranged programs.

   We assist our clients in selecting music programming that is appropriate for their business and consistent with the experiences they are trying to create for their customers. We accomplish this goal in two ways. First, we can suggest one or more of our 60 core music programs. For example, in 1997, Barnes & Noble, one of the nation's largest retail bookstore chains, engaged Muzak to recommend music programming to evoke the appropriate blend of relaxation and education and create a uniform atmosphere in all of their stores. Second, we can create custom music programs for our clients that wish to convey a unique and specific brand image, a process we call Audio Imaging.

   Clients who subscribe to our 60 program core music service may utilize our DayParting and WeekParting services. These services allow us to vary the programs that are delivered to our clients during different hours of the day and days of the week in response to our clients' changing customer patterns. All of our clients have access to our extensive in-house programming and editing capabilities and the technological strengths we have developed in engineering, equipment, and delivery systems.

   Some of our popular programs include:

FM-1(R) -- A mainstream mix of            KidTunes SM -- A mix of educational
familiar adult contemporary               and entertaining music for kids.
favorites.


                                          Latin Styles SM -- The smooth side
Country Currents(R) -- Current            of contemporary Spanish language
country hits by established and           music.
emerging artists.


Urban Beat SM -- A youth-oriented         Hot FM SM -- A mix of melodic upbeat
mix of contemporary urban music with      adult oriented pop vocals and
a focus on funky beats and tough          instrumentals.
jams.


                                          Contemporary Christian -- Today's
EuroStyle SM -- An ultra-hip mix of       popular Christian music.
cutting edge sounds from Europe.


                                          Hitline(R) -- A youth-oriented mix
Contemporary Jazz Flavors SM -- A         of up-tempo styles that reflect the
smooth mix of contemporary                diversity of today's pop music
instrumentals and adult pop vocals        culture.
by popular artists.

   In addition, we offer approximately 600 different tape and compact disc based programs of music. We develop these tapes to meet the specialized business needs of our clients with more focused customer

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demographics. Some of the formats offered are Italian-American, reggae, hard rock, German and Chinese. We distribute these music programs to clients in the form of long-playing audio tapes or compact discs that our clients play using specially-designed equipment that we installed.

   Audio Marketing

   Our Audio Marketing staff creates customized music and messages that allow our clients' telephone systems to deliver targeted music and messaging during their customers' time on hold. Several studies have substantiated the value of on-hold marketing. A study performed by Telemarketing Magazine found that 85% of calling customers prefer hearing about a company's products to silence or music and 20% of those who hear such messages purchase the item or service advertised. The cost implications of this data for a telephone-oriented business can be very significant. Because on-hold music and messaging reduce the need for telephone operators, it is appealing to both cost-conscious larger businesses and to smaller businesses that are, by their nature, more sensitive to the incremental fixed costs associated with telephone operators. In addition to cost savings, on-hold messaging provides a revenue enhancing opportunity.

   We have the in-house capability to write, voice, edit, produce and duplicate messages. Our fully integrated sound studios and editing and tape duplication facilities provide us with flexibility in responding to clients' needs. Our telephone and satellite delivery technologies allow us to expeditiously change our clients' music and message mixes and styles. We also offer our clients a tape-based product which operates from equipment at the client's location.

   As of March 31, 1999, on a pro forma basis, more than 25,000 locations subscribed to our Audio Marketing product. As in our sales of business music, we generally require our clients in this area to commit to a five year contract. We believe that our Audio Marketing product creates an opportunity to attract new clients in new market segments and to increase penetration of our existing client base. Our existing client base includes many smaller businesses, and we believe that our existing client base is sufficiently sophisticated to appreciate the added value of business music and messaging to their on-hold customers.

   Video Imaging

   Video Imaging is unique, demographically-tailored video programming designed to enhance the brand personality of our clients by entertaining, informing and captivating their customers. We have a library of over 30,000 video programs. These video programs use both original artist music videos and other non-music video content such as sports, entertainment, fashion and comedy. We produce our video programs through our in-house production facilities and distribute them on high-grade VHS videotape to our clients on a monthly rotation. We produce these programs for a variety of retail environments, such as department stores, specialty shops, athletic footwear stores, children's apparel stores, restaurants, sporting goods stores, toy and hobby stores, drug stores and appliance stores. As of March 31, 1999, we had approximately 5,500 client locations subscribing to our Video Imaging product.

   Our 22 in-store video programs are available in the following genres:

  . Total Music Programs. Segued music video programs in two-hour or four-hour lengths that represent a style and tempo of music applicable to particular business environments.

  . Variety Programs. A series of video programs hosted by an off-camera voice talent that incorporate music videos and entertainment features targeting specific audiences.

  . Children's Programs. Children's programs incorporate select music videos, sing-alongs, educational features and cartoons that are selected specifically to entertain and educate children.

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  .  Sports Programs. Sports documentaries, sports trivia, classic sports features, high energy music videos, and extreme sports features.

  . VeeJay Programs. One-hour long programs produced exclusively for nightclubs and entertainment facilities with video jockeys or "veejays."

Equipment Sales and Related Services

   In connection with the sale of our Audio Architecture, Audio Marketing and Video Imaging products, we sell and lease various audio and video system-related products, principally sound systems. We believe that style and placement of sound and video systems can further enhance the experience we create through Audio Architecture and Video Imaging. As part of a typical music programming contract, we provide music receiving or playback equipment to our client. Our business music clients generally purchase or lease audio equipment from us that supplements the music receiving or playback equipment.

   We also sell, install and maintain non-music related equipment, such as intercom, paging and drive-thru systems. We provide these services for our business music and other clients. Maintenance of program-receiving equipment that we provide to business music clients is typically included as part of the overall music service. Installation and maintenance of audio or other equipment not directly related to reception of our business music service is provided on a contractual or time-and-materials basis. In addition, we sell electronic equipment such as proprietary tape playback equipment to our independent affiliates to support their business music services business. All of the equipment is manufactured by third parties, although some items bear the Muzak(R) brand name.

Nationwide Affiliate Network

   We believe our integrated nationwide network is the largest and most comprehensive in the business music industry and enables us to pursue sales on a nationwide basis to local, regional and national accounts. It also allows us to provide same-day installation and service to our clients throughout the country and to service multiple geographically disperse locations efficiently. Our nationwide network divides the country into 168 affiliate territories, of which 46 are served by our 35 owned affiliate offices and the remaining 122 are served by our 73 independent affiliates. Our owned affiliates generally operate in the larger and the more populated territories. For example, 17 of our owned affiliate territories are located in the top 25 DMAs. Of the total sales of Muzak products nationwide, we believe that approximately 52% of those sales are generated by our owned affiliates. The remaining 48% are generated by our independent affiliates, from which we receive royalty payments.

   Independent Affiliate Agreement Terms

   Our business relationships with our independent affiliates are governed by independent affiliate agreements that have renewable ten-year terms. Under these agreements, the independent affiliate is granted an exclusive license to offer and sell our Audio Architecture, Audio Marketing, Video Imaging products, as well as other products such as Dayparting and Weekparting. The independent affiliate is also permitted to use our registered marks within a defined territory which allows us to promote a uniform Muzak brand image nationally. The agreements also contain terms relating to distribution of services via our direct broadcast satellite distribution system.

   Pursuant to the agreements, each independent affiliate pays us a monthly fee based on the number of businesses within its territory and a monthly broadcasting royalty equal to approximately 10% of its billings. Typically, this combined fee and royalty payment represents approximately $5 per month per client location. However, this monthly royalty is subject to adjustments, as we charge the independent affiliate additional amounts for on-premise tape services and other services. We share revenues from the sale of other broadcast business services with our independent affiliates.

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   In order to increase our national and regional sales in January 1999, we began amending our independent affiliate and national sales agreements in a number of respects. As part of these amendments we are:

  . restructuring commission and other provisions to increase national and regional sales and make these sales more profitable for our independent affiliates and for us, and to coordinate sales, installation and service of national and regional client locations;

  . extending our product exclusivity requirements to include our Audio Marketing and Video Imaging products in order to preclude independent affiliates from selling products which compete with Audio Marketing and Video Imaging;

  . introducing an incentive plan to encourage independent affiliates to increase their sales of our products and exceed an agreed-upon budget by offering credits against future royalties to be paid to us;

  . reducing the requirements for approval of future amendments to the independent affiliate agreement from 100% to 75% of the independent affiliates, thereby allowing us the opportunity to further amend the agreements and introduce new programs and products more efficiently; and

  . agreeing to remit amounts owed to each independent affiliate under bills we collect for it within 60 days of our receipt of its customers' payments in exchange for the right to withhold from those amounts any past due fees and royalties owed by the affiliate, with clients' bad debts charged back to the affiliate.

Sales and Marketing

   We employ a direct sales process in marketing our products, which is focused on securing new client contracts and renewing existing contracts. Our client agreements typically have a noncancelable term of five years and renew automatically for at least one additional five-year term unless specifically terminated at the initial contract expiration date. Repeat clients comprise the core of our account base. We believe that our high renewal rate of existing client contracts reflects the importance of our products to our clients' business operations.

   Local salesforce

   We build and maintain our local client base through a team of over 150 local sales account executives. Local account executives typically focus on clients that have fewer than 50 locations. For clients with more locations a regional or national specialist is available to assist the local account executive in securing the sale. Our local account executives are almost exclusively compensated on commission. Each year, local account executives are given sales goals and their progress is monitored by their General Manager. Local account executives are provided the opportunity to attend our week-long sales training program in Seattle and completion of this program is mandatory for local account executives employed by our owned affiliates. Each affiliate, whether owned or independent, is responsible for installing, servicing and billing the local client base within its territory.

   National and Regional Salesforce

   We build and maintain our existing client base of national and regional accounts primarily through our national and regional sales group headquartered in Chicago. Our National Sales Director has a sales force of five national account executives. The Regional Sales Director has a sales force of five account executives each responsible for coverage of a particular region of the United States. Both national and regional account executives are given sales goals each year and their progress is then monitored and reviewed by their respective Sales Director. The majority of billing for national and regional accounts is centrally performed in our Seattle headquarters.

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   Continuing Training and Sales Tools

   In addition to our training program for new account executives, we use continuing education programs and update our sales tools to improve the effectiveness of our account executives. Our newly hired training staff is developing educational programs designed to strengthen account executives' knowledge of our Audio Marketing and Video Imaging products. In July 1998 we provided account executives associated with our owned affiliates with laptop computers equipped with an interactive CD-ROM based sales tool. This software enables us to give multimedia sales presentations that vividly demonstrate how our products can help potential clients enhance their brand images. These presentations also enable us to simulate the use of our products at a potential client's business location. The CD-ROM program is also available to account executives associated with our independent affiliates.

   Recent Changes in Sales Approach

   During 1998, our new senior management team designed and implemented a number of changes in our approach to marketing and selling our Audio Marketing and Video Imaging products. The majority of changes fall into three categories:

  . changes in organizational structure,

  . improved sales training and support, and

  . changes to our independent affiliate agreement.


   During 1998, we reorganized our staffing to operate more efficiently, to assign responsibility for our Audio Marketing and Video Imaging products and to ensure adequate support for the future growth of such products. Accordingly, we:

    . eliminated positions that did not contribute to the profitability of Audio Marketing;

    . appointed Vice Presidents of Audio Marketing and Video Imaging who are responsible for the day-to-day operation of our Audio Marketing and Video Imaging divisions and their profitability; and

    . created industry product positions to focus exclusively on markets with significant future growth potential.

   To improve our sales training and support for our Audio Marketing and Video Imaging products, we hired a training coordinator responsible for educating our newly hired account executives and our existing owned and independent affiliate account executives. Our training coordinator created a training program and sales kit for our account executives. These guides provide account executives with the information they need to approach prospective clients, including direct mail pieces, information on product pricing and equipment and answers to questions most frequently asked by potential clients. We also equipped our salespeople with demonstration CDs that illustrate our Audio Marketing and Video Imaging products.

   We also have begun amending our independent affiliate agreements with changes that promote the sale of our Audio Marketing and Video Imaging products throughout our nationwide network. Prior to these changes, our independent affiliates did not actively market our Audio Marketing or Video Imaging products. We extended our product exclusivity requirements in the amended independent affiliate agreement to include our Audio Marketing and Video Imaging products thus prohibiting independent affiliates from selling products competing with Muzak's Audio Marketing and Video Imaging products.

   Branding and Corporate Promotion

   In addition to providing greater support for our account executives, we are continuing to strengthen our brand image and awareness of our products through an updated Internet web site, www.muzak.com, new

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marketing materials that focus on the Muzak brand and the recent establishment of a charitable program, the Muzak Heart and Soul Foundation, that promotes music education.

Distribution Systems

   We believe that our ability to distribute our products through direct broadcast satellite transmission, telephone lines, local broadcast transmission, audio and video tapes and compact discs enables us to effectively serve our clients that have either single or multiple locations as well as those having varied music or service needs. At June 30, 1999, we served our music client locations through the following means: approximately 65% through direct broadcast satellite transmission or telephone lines, approximately 25% through local broadcast technology, and approximately 10% through on-premises tapes or compact discs. From time to time, we also evaluate new delivery systems.

   Microspace and EchoStar Agreements

   We transmit our 60 core music programs via direct broadcast satellite to clients primarily from transponders leased from Microspace and EchoStar. Microspace provides us with facilities for uplink transmission of our medium-powered direct broadcast satellite signals to the transponders. Microspace, in turn, leases its transponder capacity on satellites operated by third parties, including the Galaxy IIIR satellite operated by PanAmSat through which a majority of our direct broadcast satellite client locations are served. The term of our principal transponder lease with Microspace for the Galaxy IIIR satellite is projected to end in 2004. Microspace can terminate its agreements with us immediately upon termination of its underlying agreement with PanAmSat. We regularly review the availability of alternate transponders.

   As part of our arrangements with EchoStar, we furnish 60 music channels to commercial subscribers and 30 music channels to residential subscribers over EchoStar's satellite system. Pursuant to our agreements with EchoStar, EchoStar pays us a programming fee for each of its residential subscribers and pays our affiliates a commission for sales made by EchoStar or its agents to commercial subscribers in an affiliate's territory. We pay EchoStar a fee for uplink transmission of music channels to our clients and we rent space at EchoStar's Cheyenne, Wyoming uplink facility. We also pay EchoStar a royalty and combined access fees on music programs sold by us which are distributed by EchoStar to commercial subscribers. EchoStar has the right to cancel its distribution of the 30 music programs to residential subscribers at any time upon 60 days notice. Upon such cancellation, EchoStar must pay us the depreciated book value of our capital investment in equipment to support the residential music channels and continue to provide 2.4 megahertz of transponder capacity for our use in serving commercial subscribers. In this event, we would only be able to provide 30 music programs and would need to lease other transponder space to continue providing the other 30 music programs. We would also lose the programming fee and commission revenue generated by EchoStar's residential subscribers, which was approximately $1.4 million during 1998. The term of our agreements with EchoStar is projected to end in 2010.

   EchoStar has agreed that it will not provide transponder space to, enter into or maintain distributor agreements or relationships with, or enter into any agreements for the programming or delivery of any audio services via direct broadcast satellite frequencies with, a specified group of our competitors. We have agreed that we will not secure transponder space for, enter into or maintain distributor agreements or relationships with, or enter into any agreement for the programming or delivery of any of our services with any competitor of EchoStar via direct broadcast satellite frequencies or with specified competitors of EchoStar via specified frequencies.

   Local Broadcast Transmission

   We also use local broadcast transmission to distribute business music in localized metropolitan areas where the concentration of client locations is sufficiently large to justify the cost. Local area FM broadcasting is primarily made via commercial FM radio station subcarriers and requires the use of a separate subcarrier and an on-premises client receiver for each program format being distributed. Accordingly, local broadcasting is not

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cost-effective for delivery of more than two formats to a particular area and is generally limited to our most popular program formats.

Competition

   We compete with many local, regional, national and international providers of business music and business services. We compete on the basis of service, the quality and variety of our music programs, versatility and flexibility, the availability of our non-music services and, to a lesser extent, price. Even though we are seldom the lowest-priced provider of business music in any territory, we believe that we can compete effectively on all these bases due to the widespread recognition of the Muzak(R) name, our nationwide network, the quality and variety of our music programming, the talent of our audio architects and our multiple delivery systems.

   Some of our competitors may have substantially greater financial, technical, personnel and other resources than we do. There are numerous methods by which our existing and future competitors can deliver programming, including various forms of direct broadcast satellite services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, DARS and the Internet. We cannot assure you that we will be able to:

    . compete successfully with our existing or potential new competitors,

    . maintain or increase our current market share,

    . use, or compete effectively with competitors that adopt, new delivery methods and technologies, or

    . keep pace with discoveries or improvements in the communications, media and entertainment industries such that our existing technologies or delivery systems that we currently rely upon will not become obsolete.

Music Licenses

   We license rights to rerecord and distribute music from a variety of sources and pay royalties to songwriters and publishers through contracts negotiated with performing rights societies such as ASCAP, BMI and SESAC.

   The industry-wide agreement between business music providers and BMI expired in December 1993. Since then, we have been operating under an interim agreement pursuant to which we have continued to pay royalties at the 1993 rates and business music providers and BMI have been negotiating the terms of a new agreement. If an agreement is not reached, BMI may seek to have rates determined through a rate court proceeding. The industry-wide agreement between business music providers and ASCAP expired in May 1999. We cannot predict what the terms of the new BMI or ASCAP agreements with business music providers will be or when agreements will be reached, although BMI has indicated that it is seeking royalty rate increases and a retroactive royalty rate increase. In 1998, Old Muzak paid approximately $3.5 million in royalties to ASCAP, $1.3 million in royalties to BMI and $13,000 in royalties to SESAC. Increases in the fees we must pay under these agreements could adversely affect our operating margin, and, therefore, our results of operations.

   The Digital Performance Right in Sound Recordings Act of 1995 amended U.S. copyright law to create a limited performance right in sound recordings publicly performed by means of digital audio transmission, which we refer to as a digital performance right. Our digital transmission of music to businesses are considered public performances for the purposes of U.S. copyright law but may qualify for an exemption from copyright liability for digital performance rights, and any obligation to pay a royalty therefor, under this Act. This Act exempts digital transmissions to business establishments for use in the ordinary course of business from copyright liability, provided those transmissions satisfy limitations on the number of selections from one phonorecord or by the same featured artist, as provided in this Act. We believe our music services to businesses satisfy the conditions necessary to qualify for the exemption. To the extent we provide digital audio services to residential clients or consumers by means of digital transmissions, this Act would require the payment of additional royalties.

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   The Fairness in Music Licensing Act enacted in 1998 revised the U.S.
copyright law to expand an exemption that enables some small businesses to transmit background music by means of radio and television. Those exemptions are subject to limitations on the size of area of the business location in which such transmissions are received, limitations on the number of speakers or television sets and the restriction that the business does not charge admission. As a result of the Fairness in Music Licensing Act, more small businesses can transmit background music at their business locations without paying licensing fees which may reduce the potential number of clients for our products. However, we do not believe that small businesses could replicate our products and services because of our extensive music library, unique product offerings and the talents of our audio architects.

Government Regulation

   We are subject to the governmental regulation by the United States and the governments of other countries in which we provide services. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the present regulatory environment. We currently provide music services in a few areas in the United States through 928 to 960 megahertz radio frequencies licensed by the FCC. Additionally, the FCC licenses the radio frequencies used by satellites on which we transmit our direct broadcast satellite services in the United States. If the FCC or any other person revokes or refuses to extend any of these licenses, we would be required to seek alternative transmission facilities. Laws, regulations and policy, or changes therein, in other countries could also adversely affect our existing services or restrict the growth of our business in these countries.

Properties

   Our headquarters are located in Seattle, Washington and consist of approximately 80,000 square feet. We also have 51 local sales offices in various locations, a national sales office in Chicago, office and satellite uplink facilities at Raleigh, North Carolina and Cheyenne, Wyoming and five warehouses in various locations. We consider our facilities to be adequate to meet our current and reasonably foreseeable needs.

   Muzak's executive offices are located at 2901 Third Avenue, Suite 400, Seattle, Washington 98121, and its telephone number is (206) 633-3000.

Employees

   As of June 30, 1999, we had 1,085 full-time and part-time employees, of whom 259 held sales and marketing positions, 453 held administrative positions and 373 held technical and service positions. Approximately 100 of our technical and service personnel are covered by twelve union contracts, eleven of which are with the International Brotherhood of Electrical Workers and one of which is with the Communications Workers of America. One of the International Brotherhood of Electrical Workers contracts that covers 11 employees expired on December 31, 1998 and we are in the process of negotiating a replacement agreement. The other contracts expire on dates ranging from October 31, 1999 to April 30, 2001. All of the International Brotherhood of Electrical Workers contracts provide for successive automatic one-year renewals, unless a notice of renegotiation or termination is given prior to the end of the then-effective term. We believe that our relationships with our employees and the unions are good.

Divestitures

   In March of 1998, as part of new management's focus on our core products, a non-core operation which provided music sampling on the Internet was spun-off into a wholly-owned subsidiary of Old Muzak, EAIC. In July 1998, the voting equity interests in EAIC were sold to a related party investor, with Old Muzak retaining an equity interest in the form of non-voting equity. Prior to the consummation of the merger, Old Muzak will divest itself of its remaining ownership interests in EAIC through a distribution to Music Holdings Corp.

Legal Proceedings

   We are subject to various proceedings arising in the ordinary course of business. On March 5, 1999, one of our former employees, Robert D. Thompson, initiated a suit against us in the United States District Court for the Northern District of Illinois alleging violations of the Americans with Disabilities Act and seeking monetary damages in an unspecified amount. While we are still in the process of evaluating this claim, we anticipate that neither this claim nor any other proceeding to which we are a party, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or liquidity.

                                   MANAGEMENT

Executive Officers and Directors

   Muzak is a wholly owned subsidiary of Holdings. Holdings is a limited liability company whose affairs are governed by a Board of Directors. The following table sets forth information about the directors of Holdings and the executive officers of Muzak as of August 24, 1999 and their ages as of August 24, 1999. Each of the directors identified below is currently a director of Holdings, has served as director of Holdings since March 1999 and is serving a one-year term. The election of the directors is subject to the terms of the Members Agreement and the Securityholders Agreement and are described below under the heading "Certain Relationships and Related Transactions."

   Name                      Age Position and Offices
   ----                      --- --------------------
   William A. Boyd..........  58 Director, President and Chief Executive Officer
   Charles A. Saldarini.....  56 Chief Operating Officer
   Brad D. Bodenman.........  36 Chief Financial Officer and Treasurer
   Steven M. Tracy..........  48 Senior Vice President, Owned Operations
   Robert L. Cauley.........  45 Vice President, Audio Marketing
   D. Alvin Collis..........  47 Vice President, Audio Architecture
   Jack D. Craig............  63 Vice President, Affiliate Sales and Development
   Dino J. DeRose...........  38 Vice President, National Sales
   Kenneth F. Kahn..........  37 Vice President, Marketing
   Bruce McKagan............  49 Vice President, Video Imaging
   Peni Garber..............  36 Director, Vice President and Secretary
   David W. Unger...........  42 Director and Vice President
   Royce G. Yudkoff.........  43 Director and Vice President
   Steven Hicks.............  49 Chairman of the Board
   D. Geoff Armstrong.......  42 Director
   Andrew Banks.............  44 Director

   The following sets forth biographical information with respect to the directors of Holdings and executive officers of Muzak.

   William A. Boyd is a director, has been the Chief Executive Officer of Muzak since March 1999 and was the Chief Executive Officer of Old Muzak from 1997 to March 1999, Chairman of the Board of Music Holdings Corp., the general partner of the managing general partner of Old Muzak, from 1997 to March 1999 and was a director of Music Holdings Corp. from 1996 to March 1999. From 1995 to 1996, Mr. Boyd was a private investor. From 1982 to 1995, Mr. Boyd was owner and president of SunCom Communications, the largest independent affiliate of Muzak. Mr. Boyd was President of the independent affiliate organization from 1994 to 1995 and from 1986 to 1987. Mr. Boyd was also President of Old Muzak's Owned Affiliate division in 1987. Prior to owning an independent affiliate, Mr. Boyd held various positions with Old Muzak. Mr. Boyd is the father of Robert T. Boyd.

   Charles A. Saldarini has been Chief Operating Officer of Muzak since March 1999 and was Chief Operating Officer of Old Muzak from 1997 to March 1999. Prior to joining Old Muzak, Mr. Saldarini was employed from 1976 to 1997 by First Union National Bank where he rose to the rank of Senior Vice President. From 1971 to 1976, Mr. Saldarini held commercial/corporate lender positions with Irving Trust Company.

   Brad D. Bodenman has been Chief Financial Officer and Treasurer of Muzak since March 1999 and was the Chief Financial Officer of Old Muzak from 1998 to March 1999. Mr. Bodenman served as Old Muzak's Vice President, Finance and Administration from 1997 to 1998, as its controller from 1996 to 1997, as its Director of Finance from 1994 to 1996, as an Accounting Manager from 1991 to 1994, and Accounting Supervisor from 1990 to 1991 and as Senior Accountant from 1989 to 1990. Prior to joining Old Muzak, he served as a senior accountant at Price Waterhouse.

   Steven M. Tracy has served as Senior Vice President, Owned Operations of Muzak since March 1999 and was the Senior Vice President, Owned Operations of Old Muzak from 1998 to March 1999. From 1997 to 1998, Mr. Tracy was Old Muzak's Vice President, Owned Operations, Western Region. Prior to 1997, Mr. Tracy served as a Regional Director from 1994 to 1997, General Manager from 1988 to 1994 and Vice President/General Manager for Old Muzak from 1986 to 1988.

   Robert L. Cauley has served as Vice President, Audio Marketing of Muzak since March 1999. From 1998 to March 1999, Mr. Cauley was Old Muzak's Manager of Audio Marketing. From 1996 to 1998, Mr. Cauley served as Operations Manager of Audio Marketing. Mr. Cauley was Lead Coordinator-Eastern Region for Audio Marketing from 1994 through 1996. Mr. Cauley joined Old Muzak's Audio Marketing as an Account Coordinator in 1993. Prior to joining Old Muzak he was Media Relations Officer for Escambia County Florida from 1987 through 1991. Mr. Cauley was Operations Manager for EJM Broadcasting in New Orleans from 1984 to 1987. From 1979 through 1984, he was Program Director for Seaway Broadcasting.

   D. Alvin Collis has been Muzak's Vice President, Audio Architecture since March 1999 and was Old Muzak's Vice President, Audio Architecture from 1997 to March 1999. From 1994 to 1997, Mr. Collis served as Old Muzak's Director of Programming. Prior to that time, he served as an audio architect at Old Muzak from 1988 to 1994 and as an audio architect at Yesco from 1984 to 1988. From 1980 to 1983, Mr. Collis was a partner at MoDaMu (Modern Dance Music) Records. Prior to 1980, Mr. Collis was a record producer/engineer for various record companies.

   Jack D. Craig has been Muzak's Vice President, Affiliate Sales and Development since March 1999 and was Vice President, Affiliate Sales and Development of Old Muzak from 1988 to March 1999. From 1983 to 1988, Mr. Craig was Vice President, Dealer Sales for AEI. From 1979 to 1983, Mr. Craig was Marketing/Sales Manager for Aiphone Corporation, a leading intercom manufacturer. Prior to joining Aiphone Corporation, Mr. Craig served as vice president/account supervisor for 11 years with J. Walter Thompson Advertising.

   Dino J. DeRose has been Muzak's Vice President, National Sales since March 1999 and was Old Muzak's Vice President, National Sales from 1997 to March 1999. Prior to 1997, Mr. DeRose served as Director of National Sales from 1994 to 1997, as General Manager of Old Muzak's InStore Marketing Group from 1992 to 1994 and as a National Account Executive from 1988 to 1992. From 1985 to 1988, he served as National Retail Sales Manager with SelfVision and was Regional Sales Manager at Steidel Wine from 1982 to 1985.

   Kenneth F. Kahn has been Muzak's Vice President, Marketing since March 1999 and was Old Muzak's Vice President, Marketing from 1997 to March 1999. From 1996 to 1997, Mr. Kahn served as Sales Manager for Old Muzak's New York office. From 1995 to 1996, Mr. Kahn served as Director of Sales and Marketing at Emphasis Music. From 1992 to 1994, he served as Vice President, Sales and Marketing at Astroland Amusement Park. From 1989 to 1992, he was Partner and Vice President of Phase One Distribution. From 1982 to 1989, he was Partner and Vice President at Ezra Kahn & Associates.

   Bruce McKagan has been Muzak's Vice President, Video Imaging since March 1999 and was Old Muzak's Vice President, Video Imaging from 1998 to March 1999. From 1995 to 1998, Mr. McKagan served as Old Muzak's Director, Video Imaging. Prior to joining Old Muzak, Mr. McKagan was Vice President of Sales, Marketing and Programming for Sight and Sound Entertainment from 1990 to 1995. Mr. McKagan was Vice President of Entertainment at Restaurant Enterprises Group, Inc. from 1987 to 1990 and Director of Entertainment for Black Angus Restaurants from 1981 to 1987.

   Peni Garber is a principal and Secretary of ABRY Partners. She joined ABRY Partners in 1990 from Price Waterhouse, where she served as Senior Accountant in the Audit Division from 1985 to 1990. Ms. Garber is presently a director or the equivalent of Nexstar Broadcasting Group LLC, Network Music Holdings LLC, Quorum Broadcast Holdings Inc. and Pinnacle Towers Inc. Ms. Garber graduated summa cum laude from Bryant College.

   David W. Unger has served as Vice President of Muzak since March 1999 and was Executive Vice President of Audio Communications Network from May 30, 1997 to March 1999. Since 1995,

Mr. Unger has invested in, operated and sold communications businesses. Prior to 1995, Mr. Unger worked for Communications Equity Associates, Teleprompter Corp., TKR Cable Co. and as an investment banker. Mr. Unger is a director of Avalon Cable LLC and Mercom, Inc., operators of cable television systems. ABRY Partners is the principal investor in Avalon Cable and Mercom.

   Royce Yudkoff is the President and Managing Partner of ABRY Partners. Prior to joining ABRY Partners, Mr. Yudkoff was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1985 through 1988, he shared significant responsibility for the firm's media practice. Mr. Yudkoff is presently a director or the equivalent of various companies including Quorum Broadcast Holdings Inc., Nexstar Broadcasting Group LLC, Metrocall, Inc. and Pinnacle Towers Inc. Mr. Yudkoff graduated as a Baker Scholar from the Harvard Business School and is an honors graduate of Dartmouth College.

   Steven Hicks has served as President, Chief Executive Officer and a director of Capstar Broadcasting since June 1997, and as Chairman of the Board of Capstar Broadcasting from June to September 1997. Previously, Mr. Hicks acted as Chairman of the Board and Chief Executive Officer of Gulfstar Communications, Inc. from January 1987 to July 1997 and as President and Chief Executive Officer of SFX Broadcasting, Inc. from November 1993 to May 1996.

   D. Geoff Armstrong has served as Chief Operating Officer of Capstar Broadcasting since 1998, and as Executive Vice President and Director of SFX Entertainment since 1996. From 1996 to 1998, Mr. Armstrong was Executive Vice President and Chief Operating Officer of SFX Broadcasting, Inc. From 1989 to 1996, Mr. Armstrong served as Executive Vice President, Chief Financial Officer and Director of SFX Broadcasting. Mr. Armstrong served as Chief Financial Officer of Sterling Communications from 1986 to 1988 and as Chief Executive Officer from 1988 to 1989.

   Andrew Banks is Chairman of ABRY Holdings, Inc. Previously, Mr. Banks was affiliated with Bain & Company, an international management consulting firm. At Bain, where he was a partner from 1986 until 1988, he shared significant responsibility for the firm's media practice. Mr. Banks is presently a director or the equivalent of DirecTel International, LLC and Pinnacle Towers, Inc. Mr. Banks is a graduate of the Harvard Law School, a Rhodes Scholar holding a Master's degree from Oxford University and a graduate of the University of Florida.

Voting and Terms of Office

   Pursuant to the Amended and Restated Limited Liability Company Agreement of Holdings, each director of Holdings is designated as either a "Class A Director" or a "Class B Director." Each Class A Director is entitled to three votes and each Class B Director is entitled to one vote. Any decisions to be made by the Board of Directors requires the approval of a majority of the votes of the Board of Directors. The authorized number of each class of directors is three Class A Directors, Messrs. Banks and Yudkoff and Ms. Garber, and four Class B Directors, Messrs. Hicks, Armstrong, W. Boyd and Unger. The number of directors may be increased or decreased by the Board of Directors. Directors hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Compensation of Directors

   Directors of Holdings who are not employees of Muzak do not receive any compensation for serving on the Board of Directors of Holdings. All directors of Holdings receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors of Holdings.

Management Employment Agreements

   Concurrently with the consummation of the merger, we entered into an employment agreement with Mr. W. Boyd and amended Mr. Unger's employment agreement with Audio Communications Network. After the merger, we entered into employment agreements with the other executive officers, the terms of which are the same in all material respects. The terms of these agreements are described below.

   William A. Boyd. Pursuant to the employment agreement dated as of March 18, 1999 by and among Mr. Boyd, Muzak and Holdings, Muzak agreed to employ Mr. Boyd as President and Chief Executive Officer until his resignation, death, disability or termination of employment. Under the employment agreement, Mr. Boyd is:

  .  required to devote substantially all of his business time to Muzak,

  . entitled to a minimum base salary of $300,000, with annual increases by the consumer price index of the preceding year,

  . eligible for a bonus, as determined by the Board of Directors of Holdings, up to $150,000 with annual increases by the consumer price index of the preceding year,

  . prohibited from competing with Muzak during the term of his employment period and for a period of twelve months thereafter, and

  . prohibited from disclosing any confidential information gained during his employment period.

   If Muzak terminates Mr. Boyd's employment without "cause," Mr. Boyd will be entitled to receive his base salary for a period of one year thereafter.

   David W. Unger. Pursuant to an employment agreement dated as of October 6, 1998, as amended as of March 18, 1999, between Mr. Unger and Audio Communications Network, Audio Communications Network agreed to employ Mr. Unger as Vice President until his earlier resignation, death, disability or termination of employment. Under the agreement Mr. Unger is:

   . required to devote approximately thirty-three percent of his business time to Audio Communications Network,

   .  entitled to receive a minimum base salary of $75,000,

   . eligible to receive a bonus, as determined by the Board of Directors of Holdings,

  . prohibited from competing with Audio Communications Network during the term of his employment period and for six months thereafter, and

   . prohibited from disclosing any confidential information gained during his employment period.

   If Audio Communications Network terminates Mr. Unger's employment without "cause," Mr. Unger is entitled to receive his base salary then in effect and benefits for a period of six months thereafter subject to compliance with all other applicable provisions of his employment agreement.

   Other Executive Officers. Each of the other executive officers of Muzak and Muzak are parties to an employment agreement the terms of which are the same in all material respects. Each agreement may be terminated at any time by either party. Under the agreement, the executive is:

  . entitled to compensation in accordance with Muzak's employee compensation plan, which may be amended by Muzak at any time,

  . prohibited from competing with Muzak during the term of employment and for 18 months thereafter, and

  . prohibited from disclosing any confidential information gained during the executive's employment period.

Executive Compensation

   The following table sets forth information concerning the compensation of Muzak's Chief Executive Officer, the predecessor's former Chief Executive Officers and each of Muzak's four and the predecessor's other most highly compensated executive officers, at December 31, 1998, which we refer to collectively as the Muzak named executive officers, for services in all capacities rendered to Muzak and its subsidiaries in 1998. Audio Communications Network is the predecessor entity to Muzak as a result of the merger on March 18, 1999 of Muzak Limited Partnership with and into Audio Communications Network.

                           Summary Compensation Table

                                                              Long-Term
                                   Annual Compensation       Compensation
                              -----------------------------  ------------
                                                              Securities
Name and Principal                             Other Annual   Underlying     All Other
Position                 Year  Salary  Bonus   Compensation  Options/SARs Compensation (1)
------------------       ---- -------- ------- ------------  ------------ ----------------
William A. Boyd......... 1998 $300,017     --    $42,000(2)      --           $ 2,625
 Chief Executive Officer

Charles A. Saldarini.... 1998 $250,014     --    $36,000(3)      --           $ 2,552
 President and Chief
  Operating Officer

Steven M. Tracy......... 1998 $135,008     --    $ 6,000(4)      --           $ 4,707
 Senior Vice President,
 Owned Operations

Dino J. DeRose.......... 1998 $150,217     --        --          --           $ 4,302
 Vice President,
 National Sales
Kenneth F. Kahn......... 1998 $115,008 $29,000   $ 6,000(4)      --           $ 5,250
 Vice President,
 Marketing
Joseph Koff............. 1998 $116,287     --        --          --               --
 Former Chief Executive
  Officer and President
  of Audio
  Communications Network
Mitchell Kleinhandler... 1998 $187,500     --        --          --               --
 Former Chief Executive
  Officer of Audio
  Communications Network
David Unger............. 1998  $93,750     --        --          --           $68,000(5)
 Vice President of Audio
  Communications Network
  and Muzak

--------
(1) Consists of contributions by Old Muzak to a defined contribution 401(k) plan.
(2) Consists of a housing allowance of $36,000 and a car allowance of $6,000.
(3) Consists of a housing allowance of $30,000 and a car allowance of $6,000.
(4) Reflects a car allowance.
(5)Amounts payable in connection with the sale of Old Audio Communications Network.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Securities Purchase Agreement

   David W. Unger, ABRY Broadcast Partners III and Holdings are parties to an Investor Securities Purchase Agreement dated as of October 6, 1998, pursuant to which Holdings sold to investors, and investors purchased from Holdings, class A units of Holdings for $1,000 per unit, in cash. The investors are entitled to indemnification in some circumstances to the extent that Holdings is determined to have breached representations, warranties or agreements contained in the Investor Securities Purchase Agreement.

Management Securities Repurchase Agreements

   Mr. Unger has entered into a Management Securities Repurchase Agreement with Holdings, pursuant to which Holdings sold to Mr. Unger and Unger purchased incentive units from Holdings. The incentive units purchased by Unger are subject to vesting over a five-year period. In addition, the Management Securities Repurchase Agreement provides that the incentive units purchased thereunder will:

  . subject to limitations, automatically vest in full upon a Sale, as defined in the Management Securities Repurchase Agreement, of Holdings and

  . cease to vest upon the date on which Mr. Unger ceases to be employed by Holdings or any of its subsidiaries.

   The Management Securities Repurchase Agreement further provides that Holdings or MEM Holdings, LLC may repurchase the Mr. Unger's unvested units at the initial purchase price at any time within 18 months of termination of his employment. On November 30, 1998, ABRY Broadcast Partners III transferred all of its membership units as well as, among other things, all of its rights and obligations under the original Members Agreement to MEM Holdings.

Members Agreement

   Holdings, MEM Holdings, Joseph Koff, Mr. Unger and Music Holdings Corp. are parties to an Amended and Restated Members Agreement dated as of March 18, 1999. Pursuant to the Members Agreement, MEM Holdings, Mr. Koff, Mr. Unger and Music Holdings Corp. have agreed to vote their equity interests in Holdings to elect Mr. Unger to the Board of Directors of Holdings. The Members Agreement also contains:

   . ""co-sale" rights exercisable in the event of specified sales by ABRY Broadcast Partners III,

  . ""drag along" sale rights exercisable by the Board of Directors of Holdings and holders of a majority of the then Class A Units, in the event of an Approved Company Sale (as defined in the Members Agreement),

  .  preemptive rights and

  . restrictions on transfers of membership interests by Mr. Koff, Mr. Unger, Music Holdings Corp. and its permitted transferees.

   The voting, co-sale, drag along and transfer restrictions will terminate upon the consummation of the first to occur of a Qualified Public Offering, as defined in the Members Agreement, or an Approved Company Sale.

Securityholders Agreement

   Holdings, MEM Holdings and Capstar Broadcasting are parties to a Securityholders Agreement dated as of March 18, 1999. Pursuant to the Securityholders Agreement, MEM Holdings and Capstar Broadcasting have agreed to vote their equity interests in Holdings to establish the composition of the Board of Directors of Holdings and elect Steven Hicks as the Chairman. The Securityholders Agreement also contains:

  . ""co-sale" rights exercisable in the event of specified sales by MEM Holdings or Capstar Broadcasting, respectively,

  . ""drag along" sale rights exercisable by the Board of Directors of Holdings and holders of a majority of the then Class A Units, in the event of an Approved Company Sale, as defined in the Securityholders Agreement,

  .  preemptive rights, and

  . any transfer by MEM Holdings is subject to a right of first offer by Capstar Broadcasting, and vice versa. The voting restrictions will terminate upon an Approved Company Sale. The drag-along and the transfer restrictions will terminate upon the consummation of the first to occur of a Qualified Public Offering, as defined in the Securityholders Agreement, or an Approved Company Sale. The co-sale rights will terminate upon the consummation of the first to occur of an initial public offering by Holdings or an Approved Company Sale.

Registration Agreement

   Holdings, MEM Holdings, Mr. Koff, Mr. Unger, MHC and Capstar Broadcasting are parties to an Amended and Restated Registration Agreement. Pursuant to this Registration Agreement, the holders of a majority of the ABRY Registrable Securities, as defined in the Registration Agreement, may request a demand registration under the Securities Act of all or any portion of the ABRY Registrable Securities:

  .  on Form S-1 or any similar long-form registration,

  . on Form S-2 or S-3 or any similar short-form registration, if available, and

  .  on any applicable form pursuant to Rule 415 under the Securities Act.

   In accordance with the Registration Agreement, the holders of a majority of Capstar Registrable Securities, as defined in the Registration Agreement, may request a demand registration under the Securities Act of all or any portion of the Capstar Registrable Securities on Form S-1 or any similar long-form registration and on Form S-2 or S-3 or any similar short-form registration. In addition, all holders of Registrable Securities, as defined in the Registration Agreement, will have unlimited "piggyback" registration rights, which entitle them to include their registrable equity securities in registrations of securities by Holdings, subject to the satisfaction of specified conditions.

   Holdings is responsible for all expenses incident to its performance under the Registration Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees of counsel for Holdings and the holders of registrable securities and all independent certified public accountants and underwriters.

ABRY Partners Management and Consulting Services Agreement

   Pursuant to a Management Agreement between ABRY Partners and Muzak dated as of October 6, 1998, ABRY Partners is entitled to a management fee when, and if, it provides advisory and management consulting services to Muzak and based on the amount invested by ABRY Partners and its affiliates in Audio Communications Network. Muzak anticipates that any such management fee, if incurred, would be $300,000 per annum payable quarterly in arrears plus reimbursable expenses, adjusted as follows. The Management Agreement provides that beginning in 1999, any applicable management fee should be multiplied by 1.05 raised to the power obtained by subtracting 1998 from the number of the calendar year. Either ABRY Partners or Muzak, with the approval of the Board of Directors of Holdings, may terminate the Management Agreement by prior written notice to the other.

ABRY Broadcast Partners III's Subordinated Note

   In connection with the acquisition of Muzak affiliates from Old Audio Communications Network, Audio Communications Network borrowed approximately $40.8 million from ABRY Broadcast Partners III under ABRY Broadcast Partners III's subordinated note. During 1998, no interest payments were made on ABRY Broadcast Partners III's subordinated note and interest accrued at 9% per annum. The approximately $42.4 million outstanding under ABRY Broadcast Partners III's subordinated note, which includes the accrued interest, was paid in full and the commitments thereunder terminated concurrently with the closing of the merger and related transactions.

Intercompany Loans

   In connection with the acquisition of Muzak affiliates from Old Audio Communications Network, Audio Communications Network borrowed $17.6 million from Holdings. On October 9, 1998, Audio Communications Network borrowed $850,000 from Holdings to provide working capital and for acquisitions. On November 25, 1998, Audio Communications Network borrowed an additional $210,000 from Holdings for acquisitions. Each of these loans bore interest at market rates and did not require scheduled cash payments.

   On December 4, 1998, Holdings converted these loans of $18.7 million plus accrued interest of approximately $0.1 million into membership units of Audio Communications Network.

MEM Holdings' Junior Subordinated Unsecured Note

   On July 1, 1999, Muzak borrowed $3.0 million from MEM Holdings, LLC under a junior subordinated unsecured note. Interest accrues on this note at a rate of 15% per year on the unpaid principal amount outstanding and on any accrued interest that is not paid as of the applicable interest accumulation date. The interest accumulation dates are March 31, June 30, September 30 and December
31. The existing notes are and the exchange notes will be senior to this MEM Holdings note.

Family Relationships

   William Boyd, Muzak's Chief Executive Officer, is the father of Robert Boyd, Muzak's Vice President, Eastern Region. Robert Boyd earned over $60,000 during 1998.

   Richard Chaffee, Muzak's Vice President, Operations, is the husband of Susan Chetwin, Muzak's Vice President, Strategic Planning and Development and is the brother of Donald Chaffee, Muzak's Western Regional Operations Manager. Both Ms. Chetwin and Donald Chaffee earned over $60,000 during 1998.

Old Muzak Option Plans

   The executive officers of Old Muzak held options that became fully exercisable upon a change in control of Old Muzak. Upon the consummation of the merger such executives received cash payments of merger consideration with respect to such options, of approximately the following amounts: Mr. W. Boyd-- $3,245,000; Mr. Saldarini--$1,585,000, Mr. Tracy--$101,250, Mr. DeRose--$35,750
and Mr. Kahn--$27,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Holdings owns all of the membership units of Muzak. The following table sets forth information regarding the beneficial ownership of the Class A units of Holdings, which are the only outstanding membership interests in Holdings with voting rights, as of May 26, 1999, by:

  . holders having beneficial ownership of more than 5% of the voting equity interests of Holdings,

  .  each director of Holdings,

  .  each Muzak named executive officer, and

  .  all directors and executive officers as a group.

                                                                 Beneficial
                                                                Ownership(a)
                                                              -----------------
Beneficial Owner                                              Number Percentage
----------------                                              ------ ----------
ABRY Broadcast Partners III, L.P. ..........................  38,537    53.8%
 18 Newbury Street
 Boston, MA 02116

Capstar Broadcasting Corporation............................  15,921    22.6%
 600 Congress, Suite 1400
 Austin, Texas 28701

ABRY Broadcast Partners II, L.P. ...........................   9,411    14.2%
 18 Newbury Street
 Boston, MA 02116

William A. Boyd.............................................   1,155     1.6%

Charles A. Saldarini........................................     150       *

Steven M. Tracy.............................................     125       *

Dino J. DeRose..............................................     150       *

Kenneth F. Kahn.............................................      10       *

Steven Hicks................................................     --      --

Geoff Armstrong.............................................     --      --

Andrew Banks................................................     --      --

Peni Garber.................................................     --      --

David W. Unger..............................................   1,067     1.5%

Royce G. Yudkoff (b)........................................  47,948    68.0%

All directors of Holdings and executive officers of Muzak as
 a
 group (17 persons).........................................  50,765    72.0%

--------
*Less than 1%
(a) "Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Unless otherwise indicated, we believe that each holder has sole voting and investment power with regard to the equity interests listed as beneficially owned.
(b) Mr. Yudkoff is the sole owner of the equity interests of ABRY Holdings III, Inc., the general partner of ABRY Equity Investors, L.P., the general partner of ABRY Broadcast Partners III. Mr. Yudkoff is also the sole owner of ABRY Holdings, Inc., the general partner of ABRY Capital, L.P., which is the general partner of ABRY Broadcast Partners II. As a result, Mr. Yudkoff may be deemed to beneficially own the shares owned by ABRY Broadcast Partners III and ABRY Broadcast Partners II. The address of Mr. Yudkoff is the address of ABRY Partners.

Holdings Equity Structure

   Muzak is a wholly-owned subsidiary of Holdings. Holdings has authorized two classes of equity units: class A units and class B units, which we refer to collectively as units. Each class of the units represents a fractional part of the membership interests of Muzak and has the rights and obligations specified in Holdings' Amended and Restated Limited Liability Company Agreement. To date, some of Holdings' class A units and class B units have been issued and are outstanding.

 Voting Units

   Each class A unit is entitled to voting rights equal to the percentage such unit represents of the aggregate number of outstanding class A units. A preferred return accrues annually on the original issue price of each of these voting units at a rate of 15% per annum. Holdings cannot pay distributions, other than Tax Distributions, in respect of other classes of securities, including distributions made in connection with a liquidation, until the original issue price and accrued Holdings preferred return in respect of each voting unit is paid to each holder thereof. In addition to these priority distributions, each holder of these voting units is also entitled to participate in distributions payable to the residual common equity interests of Holdings.

 Non-Voting Units

   The class B units are non-voting equity interests in Holdings. The class B-1 units, class B-2 units and class B-3 units, which we collectively refer to as incentive units, were issued to Mr. Unger subject to the terms and conditions in his Management Securities Repurchase Agreement. The class B-4 units were issued to Music Holdings Corp. concurrently with the closing of the merger under the terms and conditions in the merger agreement. On March 25, 1999, Holdings issued a total of 7,501 incentive units to all of the executive officers of Muzak except Richard Chaffee and Jack D. Craig, and to other employees of Muzak. Each holder of the class B units is entitled to participate in distributions payable to residual common equity interests of Holdings, if any, provided that priority distributions on all voting units shall have been paid in full.

                                 LLC AGREEMENTS

   Muzak and Holdings are each limited liability companies organized under the Delaware Limited Liability Company Act, and each are governed by a limited liability company agreement that governs the relative rights and duties of the members.

Muzak LLC

   The Amended and Restated Limited Liability Company Agreement of Muzak provides that the business and affairs of Muzak are to be managed by or under the direction of a Board of Directors. The directors are to be elected by the members, although the Board of Directors may fill a vacancy. Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The number of directors may be increased or decreased by the directors. Each director is entitled to one vote. The ownership interests of Holdings in Muzak consist of 100 membership units.

   This agreement, and therefore Muzak's existence, will continue in effect until the earlier to occur of:

  . the sale or other disposition by Muzak of all or substantially all of the assets it then owns;

  . the written consent of the Members holding greater than a majority of the outstanding common units; or

  . the entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act.

Holdings LLC

   The Limited Liability Company Agreement of Holdings was amended and restated concurrently with the closing of the merger. Pursuant to this agreement, the business and affairs of Holdings are managed by or under the direction of a Board of Directors. The directors are elected by the members. Each director is designated as either a Class A director or a Class B director. Directors hold office until their successors are elected and qualified or until their earlier resignation or removal. The number of directors may be increased or decreased by the Board of Directors. Each Class A director is entitled to three votes and each Class B director is entitled to one vote. Any decisions to be made by the Board of Directors requires the approval of a majority of votes of the Board of Directors. ABRY Broadcast Partners III, as the beneficial owner, owns the majority of the voting membership units of Holdings, and as such controls the policies and operations of Holdings and of Muzak through Holdings.

   This agreement, and therefore Holdings' existence, will continue in effect until the earlier to occur of:

  . the sale or other disposition by Holdings of all or substantially all of the assets it then owns;

  . a vote to dissolve Holdings by members that own units representing at least a majority of the voting interests; or

  . the entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act.

                   DESCRIPTION OF THE SENIOR CREDIT FACILITY

   General. As part of the merger and related transactions, we entered into a senior credit facility with Goldman Sachs Credit Partners L.P. as a lender and as syndication agent, Canadian Imperial Bank of Commerce as a lender and as administrative agent, and other financial institutions.

   The senior credit facility initially provided for two term loans to Muzak for $30.0 million, the term loan A, and $105.0 million, the term loan B, and revolving loans to Muzak for up to $35.0 million. On July 14, 1999, we increased the amount borrowed under the term loan B by $30 million, for a total amount borrowed under term loan B of $135 million. The senior credit facility was used to finance the merger and related transactions, including the repayment of up to $42.4 million of loans made by ABRY Broadcast Partners III, and the Electro Systems, and for working capital and general corporate purposes of Muzak and its subsidiaries, including transaction fees and expenses. Prior to December 31, 2000, Muzak may request lenders to commit to additional loans of up to $50 million under a second revolving credit facility.

   Repayment. The revolving loan must be repaid on or before December 31, 2005. Prior to that time, the revolving loan may be borrowed, repaid and reborrowed, without premium or penalty in accordance with the terms of the senior credit facility. The term loans are required to be amortized in equal semi-annual installments on June 30 and December 31 of each year, beginning on June 30, 2000, as set forth below:

                      Term Loan A  Term Loan B
             Year     Amortization Amortization
             ----     ------------ ------------
             2000          7.5%         1.0%
             2001         12.5%         1.0%
             2002         17.5%         1.0%
             2003         20.0%         1.0%
             2004         20.0%        15.0%
             2005         22.5%        25.0%
             2006          N/A         56.0%
                         ------       ------
             Totals:     100.0%       100.0%

   Prepayments of term loan B other than scheduled payments are subject to prepayment penalties of 2% of the amount of the repayment, within the first year, or 1% of the amount of the repayment during the second year. In addition, the senior credit facility provides for mandatory repayments with corresponding permanent reductions on revolving loan commitments of specified outstanding borrowings out of any proceeds received from a sale of assets, net cash proceeds of permitted debt issuances, net cash proceeds from insurance recovery and condemnation events and, beginning December 31, 2000 the senior credit facility requires annual excess cash repayments.

   Security; Guaranty. The obligations of Muzak under the senior credit facility are guaranteed by Holdings and will be guaranteed by each of Muzak's future direct and indirect domestic subsidiaries. The obligations of Muzak under the senior credit facility and each of the guarantors under its guarantee is or will be secured by first priority security interests in all material intellectual property of Muzak and the guarantors, all other property and assets, other than non-material real property, of Muzak and the guarantors, and a pledge of all of the membership units, or stock, as applicable, of Muzak and each guarantor.

   Interest. At Muzak's option, the interest rates per annum applicable to the loans under the senior credit facility will be a fluctuating rate of interest measured by reference to one or a combination, at Muzak's election, of the following rates plus the applicable borrowing margin:

    . the base rate, which is defined as the greater of (a) Canadian
      Imperial Bank of Commerce's announced prime commercial lending rate or (b) the federal funds rate plus 0.5%; or

    . LIBOR, adjusted for reserves.

   The applicable borrowing margin for base rate borrowings under term loan A and the revolving loan ranges from 1.0% if Muzak's Total Leverage Ratio is less than 3.75:1 to 2.0% if Muzak's Total Leverage Ratio is greater than or equal to 5.25:1. The applicable borrowing margin for LIBOR loans under term loan A and the revolving loan ranges from 2.0% if Muzak's Total Leverage Ratio is less than 3.75:1 to 3.0% if Muzak's Total Leverage Ratio is greater than or equal to 5.25:1. The applicable margin for borrowings under term loan B is 2.50% for all base rate borrowings and 3.50% for all LIBOR borrowings.

   Fees. Muzak has agreed to pay some fees in connection with the senior credit facility, including: arrangement fees, agency fees, and commitment fees. Commitment fees range from 0.375% if Muzak's Leverage Ratio is less than or equal to 4:1 to 0.625% if Muzak's Leverage Ratio is greater than or equal to 5:1.

   Covenants. The senior credit facility contains negative covenants which, among other things, restrict the ability of Holdings, Muzak and some of its subsidiaries to:

    . incur indebtedness,

    . incur liens,

    . issue guarantees,

    . transact with affiliates,

    . declare or pay dividends or redeem or repurchase capital stock,

    . make loans and investments,

    . repay other debt,

    . engage in other lines of business,

    . engage in mergers, acquisitions, sale and leaseback transactions and asset sales,

    . acquire assets, stock, or debt securities of any person,

    . have additional subsidiaries,

    . amend material agreements, including the indenture and

    . make capital expenditures.

   The senior credit facility also requires Muzak and its restricted subsidiaries to satisfy customary affirmative covenants, including financial reporting, notice provisions, books and records, inspection of property, maintenance of property and insurance, maintenance of corporate rights, maintain interest rate protection, payment of taxes, contributions from Holdings to Muzak, cash management systems, pledges of additional collateral, security and guarantees, use of proceeds, to make representations and warranties, including Year 2000 preparedness and to make customary indemnifications to the lenders and the agents under the senior credit facility.

   The senior credit facility further requires Muzak to maintain compliance with four financial covenants:

    . Total Leverage Ratio: restricts the amount of total debt less amounts outstanding under some letters of credit as a ratio of annualized operating cash flow for the most recent fiscal quarter, adjusted for acquisitions, dispositions, exchanges and franchise terminations;

    . Senior Leverage Ratio: restricts the amount of senior debt as a ratio of annualized operating cash flow for the most recent fiscal quarter, adjusted for acquisitions, dispositions, exchanges and franchise terminations;

    . Interest Coverage Ratio: establishes minimum amounts of operating cash flow as a ratio of consolidated interest expense; and

    . Fixed Charge Coverage Ratio: establishes minimum amounts of operating cash flow as a ratio of fixed charges.

   Events of Default. The senior credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, specified events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-default to other indebtedness, and a change in control of Holdings or Muzak.

                            DESCRIPTION OF THE NOTES

   You can find the definitions of the terms used in this description under the subheading "Certain Definitions." In this description, "Muzak" refers only to Muzak LLC and not to any of its subsidiaries.

   We issued the existing notes and will issue the exchange notes, collectively referred to as the "Notes", under an indenture, dated as of March 18, 1999 among Muzak, Muzak Finance, the Guarantors and State Street Bank and Trust Company, as trustee. The indenture is governed by the Trust Indenture Act of 1939, as amended.

   The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes. We have filed a copy of the indenture as an exhibit to the registration statement that includes this Prospectus.

Brief Description of the Notes and the Guarantees

 The Notes

   The Notes:

      .  are general unsecured obligations of Muzak and Muzak Finance,

      . are subordinated in right of payment to all existing and future Senior Indebtedness of Muzak and Muzak Finance, and

      . are fully and unconditionally guaranteed on a joint and several basis by the guarantors listed below.

 The Guarantees

   The Notes are guaranteed by Muzak Holdings and by the following subsidiaries of Muzak:

     MLP Environmental Music, LLC  -- holds intangible rights to background music created by Muzak
     Business Sound, Inc.          -- owns and operates the Muzak affiliate in
                                      Mobile, Alabama and New Orleans,
                                      Louisiana
     Muzak Capital Corporation     -- has no operations and substantially no
                                      assets

   The Guarantees of the Notes:

      .  are general obligations of each guarantor, and

      . are subordinated in right of payment to all existing and future Senior Debt of each guarantor.

   Assuming we had completed the merger and the other completed transactions as of June 30, 1999 and applied the proceeds as intended, we would have had total Senior Debt of approximately $165.0 million. As indicated above and as discussed in detail below under the subheading "Subordination," payments on the Notes and under the Guarantees are subordinated to payments of Senior Debt. The indenture permits us to incur additional Senior Debt.

   As of the date of the indenture, one of our subsidiaries, Electro Systems Corporation, was not a "Restricted Subsidiary", nor was Muzak Heart & Soul Foundation. Electro Systems owns and operates the Muzak affiliate in Panama City Florida. Muzak Heart & Soul Foundation is a non-profit charitable corporation. It is not permitted to issue shares of stock, but the members of its board of directors are elected by Muzak.

   The indenture permits us to designate subsidiaries as "Unrestricted Subsidiaries" if specified conditions are met. Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture, and do not guarantee the Notes.

Methods of Receiving Payments on the Notes

   Payments on the Notes will be made at the office the office of the Paying Agent in the city of New York. Muzak may elect to make interest payments by check mailed to the holders of the notes at their address shown in the register of holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as Paying Agent and Registrar. Muzak may change the Paying Agent and Registrar without prior notice to holders of the Notes. None of Muzak, Muzak Finance or their affiliates may act as Paying Agent.

Transfer and Exchange

   Holders may transfer or exchange Notes in accordance with the indenture. The Registrar may require the holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the indenture. The Registrar is not required to transfer or exchange any Note selected for redemption and, further, is not required to transfer or exchange any Note for a period of 15 days before selection of Notes to be redeemed.

   The registered Holder of a Note will be treated as the owner of it for all purposes.

Guarantees

   The Guarantors will jointly and severally guarantee the Notes fully and unconditionally on a senior subordinated basis. Each Guarantee is subordinated to the prior payment in full of all Senior Indebtedness of that Guarantor. The obligations of each Guarantor are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

   The Guarantee of a Guarantor will be released:

     (1) In connection with the sale of all of the assets or stock at fair market value if the consideration is at least 75% cash or Cash Equivalents or a controlling interest in a Person whose assets are useful to Muzak or a combination thereof, except to the extent Muzak is undertaking a Permitted Asset Swap, or

     (2) in connection with the merger or consolidation of the guarantor, or transfer of all or substantially all of its assets in compliance with the terms of the indenture.

Principal, Maturity and Interest

   The Notes are limited in aggregate principal amount to $150 million of which $115 million in aggregate principal amount was issued in the initial offering. Additional Notes in an aggregate principal amount of up to $35 million may be issued from time to time, subject to the limitations set forth under "--Certain Covenants--Limitation on Additional Indebtedness" below. The Notes will mature on March 15, 2009.

   The Notes bear interest at a rate of 9.875% per annum. Interest is payable semi-annually in arrears on each March 15 and September 15 commencing September 15, 1999, to holders of record of the Notes at the close of business on the immediately preceding March 1 and September 1. The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the above payment dates, in some circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods.

Subordination

   The payment of principal, premium and interest on the Notes is subordinated to the prior payment in full of all Senior Indebtedness of each issuer. The holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due on or in respect of Senior Indebtedness before the holders of the Notes will be entitled to receive any payment with respect to the Notes other than a payment from the trust described under the heading "--Defeasance and Covenant Defeasance" in the event of any distribution to creditors of the issuers in any:

     (1) bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to any issuer or to its assets, whether voluntary or involuntary;

     (2) liquidation or dissolution or other winding-up of any issuer, whether voluntary or involuntary;

     (3) assignment by any issuer for the benefit of its creditors; or

     (4) marshalling of assets or liabilities of any issuer.

Due to such subordination holders of Senior Indebtedness may recover more, ratably, than holders of the Notes.

   The issuers may not make any payment in respect of the Notes other than payments from the trust described under the heading "--Defeasance and Covenant Defeasance" if:

     (1) a payment default on Designated Senior Debt occurs and is continuing, or

     (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice (a "Payment Blockage Notice") of such default from the representative of the holders of Senior Indebtedness.

   Payments on the Notes may and shall be resumed:

     (1) in the case of a payment default, on the date on which that default is cured, waived or ceases to exist, or

     (2) in the case of a nonpayment default, on the earliest of

      . 179 days after the date of the Trustee's receipt of the Payment Blockage Notice,

      . the date on which that default is cured, waived, or ceases to exist or the relevant Designated Senior Indebtedness is paid in full, or

      . the payment blockage period is terminated by written notice from the representative of the holders of Senior Indebtedness to the Trustee or the issuers.

   Following 179 days after the Trustee's receipt of a Payment Blockage Notice, no new Payment Blockage Notice may be delivered until 359 days have elapsed from the receipt of the Payment Blockage Notice.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

Optional Redemption

   Before March 15, 2002, the issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes originally issued under the indenture at a redemption price of 109.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one ore more Equity Offerings so long as:

     (1) at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after such redemption and

     (2) the redemption occurs within 60 days following the closing of such Equity Offering.

   Except pursuant to the preceding paragraph, the Notes will not be redeemable at the issuers' option prior to March 15, 2004.

   After March 15, 2004, the issuers may redeem all or a part of the Notes on no less than 30 nor more than 60 days' prior written notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2004...........................................................  104.938%
      2005...........................................................  103.292%
      2006...........................................................  101.646%
      2007 and thereafter............................................  100.000%

Repurchase at the Option of Holders

Change of Control

   If a Change of Control occurs, the issuers must make an offer to purchase (the "Change of Control Offer") each holder's outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.

   Within 20 days following a Change of Control, the issuers shall mail to the Trustee and to each holder of the Notes and send to the Dow Jones News Service or similar business news service in the United States a notice describing the transactions and offering to repurchase Notes pursuant to the procedures required by the Indenture.

   On the Change of Control Payment Date, the issuers shall, to the extent lawful,

     (1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

     (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered, and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the issuers.

   The Paying Agent will promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and Trustee will promptly authenticate and mail to such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. Each such new Note will be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

   Prior to mailing the notice to holders described above, but in any event within 60 days following a Change of Control, the issuers will either repay all Senior Debt that requires repayment upon a Change of Control or obtain the requisite consents, if any, under all agreements governing Senior Indebtedness to permit the repurchase of the Notes as required by this covenant.

   As a result of the foregoing, a holder of the Notes may not be able to compel the issuers to purchase the Notes unless the issuers are able at the time to refinance all of the obligations under or in respect of Senior Indebtedness or obtain requisite consents under the agreements governing Senior Indebtedness.

   If a Change of Control Offer is made, there can be no assurance that the issuers will have available funds sufficient to pay the Change of Control Purchase Price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the issuers would be able to obtain such financing.

Asset Sales

   Muzak will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Muzak or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of Muzak, and evidenced by a board resolution);

     (2) not less than 75% of the consideration received by Muzak or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or a controlling interest in a Person whose assets are useful to Muzak, or any combination thereof, except to the extent to which Muzak is undertaking a Permitted Asset Swap. For purposes of this provision, each of the following will be deemed to be cash:

       (a) any liabilities (as shown on Muzak's or such Restricted Subsidiary's most recent balance sheet), of Muzak or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets; and

       (b) any securities, notes or other obligations received by Muzak or any such Restricted Subsidiary from such transferee that are promptly converted by Muzak or such Restricted Subsidiary into cash (to the extent of the cash received); and

     (3) the Asset Sale Proceeds received by Muzak or such Restricted Subsidiary are applied

       (a) first, to the extent Muzak or any such Restricted Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase indebtedness under any then existing Senior Indebtedness of Muzak or any such Restricted Subsidiary within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;

       (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent Muzak elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses reasonably related, ancillary or complementary to the business of Muzak or any such Restricted Subsidiary as conducted on the date of the indenture; provided that such investment occurs within 360 days following receipt of such Asset Sale Proceeds; and

       (c) third, if on such 360th day with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, Muzak shall apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes and all other pari passu Indebtedness of Muzak containing provisions substantially similar to those set forth in the Indenture regarding offers to purchase or redeem with Asset Sale Proceeds, in each case, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (an "Excess Proceeds Offer").

   If an Excess Proceeds Offer is not fully subscribed, Muzak may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes and such pari passu Indebtedness.

   Pending the final application of any Asset Sale Proceeds, Muzak or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Asset Sale Proceeds in Cash Equivalents.

   If Muzak is, or may be, required to make an Excess Proceeds Offer, Holdings may be required to make a similar offer to purchase its 13% Senior Discount Notes due 2010 (and any pari passu Indebtedness) from the holders thereof. In such event, Muzak and Holdings may make concurrent similar offers to purchase the Notes (and any pari passu Indebtedness) and the Senior Discount Notes (and any pari passu Indebtedness containing similar provisions), respectively. If such concurrent offers are made, the Asset Sale Proceeds will first be used to redeem any Notes (and any pari passu Indebtedness of Muzak) tendered pursuant to such offer by Muzak. To the extent that any Asset Sale Proceeds remain after such offer by Muzak and to the extent permitted by the indenture including, without limitation, pursuant to "--Limitation on Restricted Payments" above, such remaining Asset Sale Proceeds will be used to redeem Indebtedness of Holdings including its Senior Discount Notes.

   If Muzak is required to make an Excess Proceeds Offer, Muzak will mail, within 45 days following the date specified in clause (3)(c) above, a notice to the holders describing the Asset Sale Offer, including the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Notes.

   In the event of the transfer of substantially all of the property and assets of Muzak and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation or Sale of Assets" below but which transaction does not constitute a Change of Control, the successor Person shall be deemed to have sold the properties and assets of Muzak and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

   Muzak will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer.

Certain Covenants

   The Indenture contains, among others, the following covenants:

 Limitation on Additional Indebtedness

   Muzak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the issuers and any of the Guarantors may incur Indebtedness (including Acquired Indebtedness) if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, and if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, Muzak's Consolidated Leverage Ratio is less than 6.5 to 1 if such Indebtedness is incurred on or before March 15, 2001 and 6.0 to 1 if such Indebtedness is incurred thereafter.

   Muzak and its Restricted Subsidiaries may, however, incur any of the following (collectively, "Permitted Indebtedness").

     (1) Indebtedness of Muzak or any Restricted Subsidiary arising under or in connection with the Senior Credit Facility in an aggregate principal amount not to exceed $200 million outstanding at any time less

       (a) any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced) or scheduled payments actually made thereunder and

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       (b) the aggregate amount of Indebtedness of Securitization Entities in Qualified Securitization Transactions (other than Qualified Securitization Transactions involving equipment and related assets);

     (2) Indebtedness under the Notes and the Guarantees outstanding on the date of the indenture and Indebtedness under the Exchange Notes and the Guarantees thereof in an aggregate principal amount not to exceed $115 million;

     (3) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the indenture;

     (4) Indebtedness of Muzak to any Guarantor or to any Wholly Owned Subsidiary that is not a Guarantor and Indebtedness of any Restricted Subsidiary to Muzak or to any Guarantor or to any Wholly Owned Subsidiary that is not a Guarantor;

     (5) Purchase Money Indebtedness that does not in the aggregate exceed 5% of Muzak's consolidated total assets;

     (6) the incurrence by Muzak or any Restricted Subsidiary of Hedging Obligations that are incurred in the ordinary course of business of Muzak or such Restricted Subsidiary and not for speculative purposes; so long as:

       (a) any Hedging Obligation that relates to interest rate risk has a notional principal amount that does not exceed the principal amount of the Indebtedness to which such Hedging Obligation related and

       (b) any Hedging Obligation that relates to currency risk does not increase the Indebtedness of Muzak and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     (7) Refinancing Indebtedness;

     (8) Indebtedness of Foreign Restricted Subsidiaries of Muzak in an aggregate principal amount not to exceed $10 million at any one time outstanding so long as the aggregate amount then outstanding under this clause (8) when added to the aggregate amount then outstanding under clause
  (1) above shall not exceed the aggregate amount permitted under clause (1) above;

     (9) guarantees by Muzak and its Restricted Subsidiaries of each other's Indebtedness so long as that such Indebtedness is permitted to be incurred under the Indenture;

     (10) Indebtedness incurred by Muzak or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

     (11) Indebtedness arising from agreements of Muzak or a Restricted Subsidiary of Muzak providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Muzak, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Muzak and its Restricted Subsidiaries in connection with such disposition;

     (12) obligations in respect of performance and surety bonds and completion guarantees provided by Muzak or any Restricted Subsidiary of Muzak in the ordinary course of business;

     (13) the ABRY Subordinated Debt;

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     (14) the incurrence by a Securitization Entity of Indebtedness in a
  Qualified Securitization Transaction that is not recourse to Muzak or any Subsidiary of Muzak (except for Standard Securitization Undertakings);

     (15) Indebtedness of Muzak issued to current or former members of management of Muzak or any of its Restricted Subsidiaries to finance the repurchase, redemption or other acquisition of Capital Stock of Holdings pursuant to clause (6) of the second paragraph under "--Certain Covenants-- Limitation on Restricted Payments" below; and

     (16) additional Indebtedness of Muzak and its Restricted Subsidiaries not to exceed $5 million in aggregate principal amount at any one time outstanding.

   If an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, Muzak will, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant.

   Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed an issuance of Disqualified Capital Stock.

 Limitation on Other Senior Subordinated Indebtedness

   Muzak will not, and will not permit any of the Guarantors to, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the Notes and the Guarantees, as the case may be) that is both:

     (1) subordinated in right of payment to any Senior Indebtedness of Muzak or any of the Guarantors, as the case may be, and

     (2) senior in right of payment to the Notes and the respective Guarantee of any such Guarantor, as the case may be.

   For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes or the Guarantees, as the case may be, if it is not explicitly subordinated in right of payment to Senior Indebtedness at least to the same extent as the Notes and the Guarantees, as the case may be, are subordinated to such Senior Indebtedness.

 Limitation on Restricted Payments

   Muzak will not make, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make any of the following payments or other actions (collectively, "Restricted Payments"):

     (1) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of Muzak or any Restricted Subsidiary of Muzak or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Muzak or any Restricted Subsidiary of Muzak (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock), and (b) in the case of Restricted Subsidiaries of Muzak, dividends or distributions payable to Muzak or to a Restricted Subsidiary of Muzak and to the other holders of Capital Stock of each such Restricted Subsidiary, in each case on a pro rata basis),

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Muzak or any of its Restricted Subsidiaries (other than Capital Stock owned by Muzak or a Wholly Owned Subsidiary of Muzak, excluding Disqualified Capital Stock),

     (3) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value of any Indebtedness which is subordinated in right of payment to

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  the Notes prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) other than the ABRY Subordinated Debt,

     (4) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment,

     (5) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary (valued at the fair market value of the net assets of such Restricted Subsidiary) and

     (6) forgiveness of any Indebtedness of an Affiliate of Muzak (other than a Restricted Subsidiary) to Muzak or a Restricted Subsidiary of Muzak

unless at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing;

     (2) Muzak could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Additional Indebtedness" above; and

     (3) the aggregate of all Restricted Payments declared or made after the date of the indenture does not exceed the sum of

       (a) 100% of Muzak's Cumulative EBITDA (or, in the event that such Cumulative EBITDA shall be a deficit, minus 100% of such deficit) minus
    1.4 times Muzak's Cumulative Consolidated Interest Expense,

       (b) 100% of the aggregate net cash proceeds received by Muzak from the issue or sale after the date of the indenture of Capital Stock (other than Disqualified Capital Stock or Capital Stock of Muzak issued to any Subsidiary of Muzak) of Muzak or any Indebtedness or other securities of Muzak convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of Muzak which have been so converted, exercised or exchanged, as the case may be,

       (c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Muzak from any equity contribution from a holder of Muzak's Capital Stock, excluding, in the case of clauses (3)(b) and (c), any net proceeds from an Equity Offering to the extent used to redeem the Notes and any net proceeds directly or indirectly received in connection with the Capstar acquisition, and

       (d) without duplication, the sum of

      . the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the date of the indenture whether through interest payments, principal payments, dividends or other distributions;

      . the net proceeds received by Muzak or any of its Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments (other than to a Subsidiary of Muzak); and

      . upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the net assets of such Subsidiary;

provided, however, that the sum described in clause (d) above shall not exceed the aggregate amount of all such Investments made subsequent to the date of the indenture.

   For purposes of determining under clause (3) above the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

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   The provisions of this covenant do not prohibit

     (1) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the indenture,

     (2) the repurchase, redemption, defeasance or other acquisition or retirement of any shares of Capital Stock of Muzak or of Indebtedness that is subordinated to the Notes by conversion into, or by or in exchange for, shares of Capital Stock of Muzak (other than Disqualified Capital Stock), or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Muzak) of other shares of Capital Stock of Muzak (other than Disqualified Capital Stock),

     (3) the redemption, repurchase, defeasance, retirement or other acquisition of Indebtedness of Muzak that is subordinated to the Notes in exchange for, by conversion into, or out of the net cash proceeds of a substantially concurrent sale or incurrence of, Indebtedness of Muzak (other than any Indebtedness owed to a Subsidiary) that is Refinancing Indebtedness,

     (4) the retirement of any shares of Disqualified Capital Stock of Muzak by conversion into, or by exchange for, shares of Disqualified Capital Stock of Muzak, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Muzak) of other shares of Disqualified Capital Stock of Muzak,

     (5) the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of Muzak to pay federal, state or local income tax liabilities arising from income of Muzak and attributable to them solely as a result of Muzak (and any intermediate entity through which the holder owns such shares) being a limited liability company, partnership or similar entity for federal income tax purposes (collectively "Permitted Tax Distributions"),

     (6) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Muzak or the payment of a dividend to Holdings to effect the repurchase, redemption or other acquisition or retirement for value of Holdings' Capital Stock that is held by any current or former members of the management of Muzak (or any of its Restricted Subsidiaries) pursuant to any management equity subscription or purchase agreement, members agreement, securityholders agreement or stock option agreement or similar agreement, in an aggregate amount not to exceed $2 million in any fiscal year (which amount will be increased by the amount of any proceeds to Muzak from

       (x) without duplication of any amounts included in clauses 3(b) and
    (c) of the first paragraph above, sales of Capital Stock (other than Disqualified Capital Stock) of Muzak or Holdings (which net proceeds have been contributed by Muzak) to management or other employees subsequent to the date of the indenture and

       (y) any "key-man" life insurance policies which are used to make such redemptions or repurchases, although the cancellation of Indebtedness owing to Muzak from management or other employees of Muzak or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of Muzak will not be deemed to constitute a Restricted Payment under the indenture,

     (7) the making of distributions, loans or advances in an amount not to exceed $1 million in any calendar year sufficient to permit Holdings to pay the ordinary operating expenses of Holdings (including, without limitation, directors' fees, indemnification obligations, professional fees and expenses) relating to Holdings' ownership of Capital Stock of Muzak,

     (8) payments or distributions to Holdings on and after September 15, 2004 in an amount sufficient to permit Holdings to make cash interest payments when due to holders of Holdings' 13% Senior Discount Notes due 2010 in accordance with the terms of the Senior Discount Notes as in effect on the date of the indenture or such earlier time as Holdings becomes obligated to pay additional interest thereon pursuant to the registration rights agreement related thereto as in effect on the date of the indenture,

     (9) any payments or distributions or other transactions to be made in connection with the merger and related transactions, the Electro Systems acquisition or the Capstar acquisition, including the repayment of

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  loans made by ABRY Broadcast Partners III (including, in each case, fees and expenses incurred in connection therewith),

     (10) Investments received in connection with an Asset Sale that complies with the covenant described under "--Limitation on Certain Asset Sales" below,

     (11) payments or distributions to dissenting stockholders pursuant to transactions permitted under the terms of the indenture,

     (12) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof,

     (13) payments to enable Muzak or Holdings to make payments to holders of their Capital Stock in lieu of issuance of fractional shares of their Capital Stock,

     (14) payment of principal and interest on funds on the ABRY Subordinated Debt in accordance with the terms thereof,

     (15) any dividend or distribution made so long as concurrently therewith a capital contribution in an equal amount is made to Muzak, and

     (16) other Restricted Payments in an aggregate amount not to exceed $5 million.

   In calculating the aggregate amount of Restricted Payments made subsequent to the date of the indenture for purposes of clause (3) of the first paragraph above, amounts expended pursuant to clauses (1), (2), (8) and (15) of the immediately preceding paragraph will be included in such calculation.

   Not later than the date of making any Restricted Payment, the issuers must deliver to the trustee an Officers' Certificate stating:

  . that such Restricted Payment is permitted,

  . the basis upon which the calculations required by the covenant described above were computed, which calculations may be based upon the issuers' latest available financial statements, and

  . that no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur immediately after giving effect to any such Restricted Payments (other than with respect to any Restricted Payment permitted under clauses (5), (6) and (7)).

 Limitation on Investments

   Muzak will not, and will not permit any of its Restricted Subsidiaries to, make any Investment other than

     (1) a Permitted Investment or

     (2) an Investment that is made after the date of the indenture as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant.

 Limitation on Liens

   Muzak will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of Muzak or any of its Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of Muzak which owns property or assets, now owned or hereafter acquired, unless:

     (1) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien is subordinated to any Lien granted to the holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes and

     (2) in all other cases, the Notes are equally and ratably secured.

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 Limitation on Transactions with Affiliates

   Muzak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the date of the indenture unless:

     (1) such Affiliate Transaction is between or among Muzak and its Restricted Subsidiaries; or

     (2) the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Muzak or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

   In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $2.5 million which is not permitted under clause (1) above, Muzak must obtain a resolution of its Board of Directors certifying that such Affiliate Transaction complies with clause (2) above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $10 million which is not permitted under clause (1) above, Muzak must obtain a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

   The foregoing provisions will not apply to:

     (1) any Restricted Payment that is not prohibited by the provisions described under "--Limitation on Restricted Payments" above,

     (2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Muzak or any Restricted Subsidiary of Muzak as determined in good faith by Muzak's Board of Directors or senior management,

     (3) any agreement as in effect as of the date of the indenture or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the date of the indenture,

     (4) transactions effected as part of a Qualified Securitization
  Transaction,

     (5) any employment agreement entered into by Muzak or any of its Restricted Subsidiaries in the ordinary course of business, and advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business,

     (6) the existence of, or the performance by Muzak or any of its Restricted Subsidiaries of its obligations under the terms of, any securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the indenture and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Muzak or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture will only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect,

     (7) transactions permitted by, and complying with, the provisions described under "--Merger, Consolidation and Sale of Assets" below,

     (8) payments of principal and interest on the ABRY Subordinated Debt in accordance with the terms thereof,

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     (9) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to Muzak or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Muzak or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party,

     (10) all transactions associated with the merger and the Capstar acquisition, including the repayment of loans made by ABRY Broadcast Partners III,

     (11) transactions pursuant to the ABRY Management Agreement or pursuant to the terms of any amendment thereto or restatement thereof which terms are not more disadvantageous to the holders in any material respect than the terms of such agreement as in effect on the date of the indenture as determined in good faith by the Board of Directors of Muzak and evidenced by a board resolution, and

     (12) with regard to the requirement to obtain the opinion of an Independent Financial Advisor only, the issuance of Capital Stock of Muzak as long as that issuance has been approved by the Board of Directors of Muzak and the board resolution described in the immediately preceding paragraph has been delivered to the Trustee.

 Limitation on Creation of Subsidiaries

   Muzak will not create or acquire, and will not permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than:

     (1) a Restricted Subsidiary existing as of the date of the indenture,

     (2) a Restricted Subsidiary that is acquired or created after the date of the indenture, as long as each Restricted Subsidiary (other than any Foreign Restricted Subsidiary or Finance Corp.) acquired or created pursuant to this clause (2) has executed a Guarantee pursuant to which such Restricted Subsidiary will become a Guarantor, or

     (3) an Unrestricted Subsidiary.

   As of the date of the indenture, Muzak had no Restricted Subsidiaries, other than the Guarantors and Finance Corp.

 Limitation on Preferred Stock of Restricted Subsidiaries

   Muzak will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (except Preferred Stock issued to Muzak or a Restricted Subsidiary of Muzak) or permit any Person (other than Muzak or a Restricted Subsidiary of Muzak) to hold any such Preferred Stock unless such Restricted Subsidiary would be entitled to incur or assume Indebtedness under "-- Limitation on Additional Indebtedness" above (other than Permitted Indebtedness) in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   Muzak will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Muzak to:

     (1) (a) pay dividends or make any other distributions to Muzak or any Restricted Subsidiary of Muzak on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

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       (b) repay any Indebtedness or any other obligation owed to Muzak or any Restricted Subsidiary of Muzak,

     (2) make loans or advances or capital contributions to Muzak or any of its Restricted Subsidiaries or

     (3) transfer any of its properties or assets to Muzak or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

     (1) encumbrances or restrictions existing on the date of the indenture in the manner such encumbrances and restrictions are in effect on the date of the indenture,

     (2)(a) the indenture, the Notes and the Guarantees and the Exchange Notes and the Guarantees thereof and (b) the Senior Credit Facility,

     (3) applicable law or applicable rules, regulations or orders,

     (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired,

     (5) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business,

     (6) Refinancing Indebtedness as long as such restrictions are not materially more restrictive, when taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

     (7) customary restrictions in security agreements or mortgages securing Indebtedness of Muzak or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages,

     (8) customary restrictions pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets permitted under the Indenture,

     (9) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien,

     (10) any agreement or instrument governing Capital Stock of any Person that is acquired as long as that no such restriction is created in contemplation of the acquisition of such Capital Stock,

     (11) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction as long as that such restrictions apply only to such Securitization Entity,

     (12) Purchase Money Indebtedness incurred to acquire property in the ordinary course of business which Indebtedness imposes restrictions regarding transfer of the property acquired,

     (13) the terms of any Indebtedness permitted by the Indenture to be incurred by any Guarantor,

     (14) any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Restricted Subsidiaries of Muzak incurred in reliance on clauses (8) and (16) of the definition of Permitted
  Indebtedness, or

     (15) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Limitation on Conduct of Business

   Muzak and its Restricted Subsidiaries will not engage in any businesses which are not reasonably similar, ancillary, complementary or related to the businesses in which Muzak and its Restricted Subsidiaries are

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engaged in on the date of the indenture except to such extent as would not be material to Muzak and its Restricted Subsidiaries, taken as a whole.

 Limitation on Sale and Lease-Back Transactions

   Muzak will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction unless:

     (1) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined in good faith by the Board of Directors of Muzak and evidenced by a board resolution,

     (2) Muzak could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with "--Limitation on Additional Indebtedness" above and

     (3) the transfer of assets in such Sale and Lease-Back Transaction is permitted by, and Muzak or such Restricted Subsidiary applies the proceeds of such transaction in compliance with "--Limitation on Certain Asset Sales" above.

 Payments for Consent

   Muzak will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Merger, Consolidation or Sale of Assets

   Muzak will not consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Muzak (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

     (1) Muzak is the continuing Person, or the Person (if other than Muzak) formed by such consolidation or into which Muzak is merged or to which the properties and assets of Muzak are sold, assigned, transferred, leased, conveyed or otherwise disposed of is a corporation, partnership, trust or a limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of the obligations of Muzak under the Indenture, the Notes and the Guarantees, and the obligations thereunder remain in full force and effect, however if at any time Muzak or such successor Person is a limited liability company, partnership or trust there must be a co-issuer of the Notes that is a Restricted Subsidiary of Muzak and that is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

     (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default has occurred and be continuing; and

     (3) immediately after giving effect to such transaction on a pro forma basis Muzak or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under""--Certain Covenants--Limitation on Additional Indebtedness" above, however Muzak may merge into any Guarantor without complying with this clause (3).

   In connection with any consolidation, merger or transfer of assets contemplated by this provision, Muzak must deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the

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trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

   For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Muzak the Capital Stock of which constitutes all or substantially all of the properties and assets of Muzak, will be deemed to be the transfer of all or substantially all of the properties and assets of Muzak.

   This restriction does not apply, however to Muzak's ability to merge or consolidate with or transfer substantially all of its assets to an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of Muzak or the form of organization of Muzak so long as the amount of Indebtedness of Muzak and its Restricted Subsidiaries is not increased thereby and that the successor assumes all obligations of Muzak under the indenture, the Notes and the Registration Rights Agreement. Nothing in this covenant will be deemed to prevent the consummation of the merger and related transactions.

Events of Default

   The following events are defined in the Indenture as "Events of Default":

     (1) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture;

     (2) default for 30 days in payment of any interest on the Notes;

     (3) default by any issuer or any Restricted Subsidiary in the observance or performance of any other covenant in the Notes or the Indenture for 30 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, except in the case of a default with respect to the "Change of Control" or "Merger, Consolidation or Sale of Assets" covenant which will constitute an Event of Default with such notice requirement but without such passage of time requirement;

     (4) failure to pay at final maturity, after giving effect to any applicable grace period, any Indebtedness of Muzak or any Restricted Subsidiary thereof, other than a Securitization Entity, or the acceleration of any such Indebtedness, which acceleration is not be rescinded or annulled within 20 days after written notice as provided in the Indenture, if the aggregate amount of such Indebtedness, together with the amount of any other such Indebtedness in default for failure to pay or which has been accelerated, aggregates $5 million or more at any time;

     (5) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5 million, excluding amounts covered by insurance for which coverage is not being challenged or denied unless Muzak is contesting such challenge or denial in good faith, rendered against Muzak or any Restricted Subsidiary thereof, and not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect;

     (6) certain events involving bankruptcy, insolvency or reorganization of any issuer or any Significant Subsidiary thereof; and

     (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any of the Guarantors denies its liability under its Guarantee, other than by reason of release of a Guarantor in accordance with the terms of the indenture.

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   The indenture provides that the trustee may withhold notice to the holders of the Notes of any default, except in payment of principal or premium, if any, or interest on the Notes, if the trustee considers it to be in the best interest of the holders of the Notes to do so.

   The indenture provides that if an Event of Default, other than an Event of Default of the type described in clause (6) above, has occurred and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration and (1) the same will become immediately due and payable or (2) if there are any amounts outstanding under the Senior Credit Facility, will become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or five business days after receipt by the issuers and the representative under the Senior Credit Facility of a notice of acceleration, except that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if:

     (1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the indenture,

     (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

     (3) the issuers have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and

     (4) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the above Events of Default, the trustee has received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto. In case an Event of Default of the type described in clause
(6) of the first paragraph above occurs, the principal, premium and interest amount with respect to all of the Notes will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Notes.

   The holders of a majority in principal amount of the Notes then outstanding have the right to waive any existing default or compliance with any provision of the indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations provided for in the indenture and under the TIA.

   No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and unless the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days. These limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

Defeasance and Covenant Defeasance

   The indenture provides that the issuers may elect either

     (1) to defease and be discharged from any and all of their and any Guarantor's obligations with respect to the Notes, except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust, ("defeasance") or

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     (2) to be released from their obligations with respect to the Notes under certain covenants contained in the indenture ("covenant defeasance")

upon the deposit with the trustee or other qualifying trustee, in trust for such purpose, of money and/or non-callable U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the indenture. Such a trust may only be established if, among other things,

     (1) the issuers have delivered to the trustee an opinion of counsel as specified in the indenture

       (a) to the effect that neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

       (b) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

     (2) no Default or Event of Default has occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (3) such defeasance or covenant defeasance has not resulted in a breach or violation of, or constitute a Default under the indenture or any other material agreement or instrument to which any issuer or any of its Subsidiaries is a party or by which any issuer or any of its Subsidiaries is bound;

     (4) the issuers have delivered to the trustee an Officers' Certificate stating that the deposit was not made by the issuers with the intent of preferring the holders of the Notes over any other creditors of the issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the issuers or others;

     (5) the issuers have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with;

     (6) the Issuers have delivered to the trustee an opinion of counsel to the effect that

       (a) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture, and

       (b) assuming no intervening bankruptcy occurred and that no Holder is an insider of the issuers, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

     (7) certain other customary conditions precedent are satisfied.

Modification of Indenture

   From time to time, the issuers, the Guarantors and the trustee may, without the consent of holders of the Notes, amend or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not, in the opinion of the trustee, materially and adversely affect the rights of any holder. The indenture contains provisions permitting the issuers, the Guarantors and the trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the indenture, except that no such modification will, without the consent of each holder affected thereby,

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     (1) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the indenture,

     (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note,

     (3) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor,

     (4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York,

     (5) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note,

     (6) make any change in provisions of the indenture protecting the right of each holder of Notes to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default,

     (7) amend, change or modify in any material respect the obligation of Muzak to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto,

     (8) modify or change any provision of the indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the holders of Notes or

     (9) release any Guarantor from any of its obligations under its Guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Reports to Holders

   For fiscal periods ending after the date of the indenture, so long as the issuers are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, they will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The indenture provides that even if the issuers are entitled under the Securities Exchange Act of 1934, as amended, not to furnish such information to the Commission or to the holders of the Notes, they will nonetheless continue to furnish such information to the Commission and holders of the Notes.

The Trustee

   The trustee under the Indenture is the Registrar and Paying Agent with regard to the Notes. The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

   "ABRY" means ABRY Partners, Inc., a Delaware corporation.


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   "ABRY Management Agreement" means the Management Agreement dated as of
October 6, 1998, and as amended prior to the date of the indenture, between ABRY and Muzak.

   "ABRY Subordinated Debt" means Indebtedness of Muzak in principal amount not to exceed $30 million in the aggregate at any time outstanding

     (a) that is owed to ABRY Broadcast Partners III, ABRY, MEM Holdings, Inc. or any other investment fund controlled by ABRY,

     (b) as to which the payment of principal of, and premium, if any, and interest and other payment obligations in respect of such Indebtedness is subordinate to the prior payment in full of Muzak's Obligations under the Notes such that no payments of principal or premium, if any, or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default has occurred and be continuing,

     (c) that will automatically convert into common equity of Holdings within 18 months of the date of issuance thereof, unless refinanced, and

     (d) the terms of which have been determined to be fair and reasonable to Muzak as determined in good faith by the Board of Directors of Muzak and evidenced by a board resolution delivered to the trustee.

   "Acquired Indebtedness" means Indebtedness of a Person including an Unrestricted Subsidiary existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

   "Acquisition EBITDA" means, with respect to any Asset Acquisition,

     (1) EBITDA attributable to the assets to be acquired in such Asset Acquisition for the same fiscal quarter utilized in determining
  "Consolidated Leverage Ratio" plus

     (2) the projected, quantifiable cost reductions expected to be realized and non-recurring costs and expenses, in each case, in connection with such Asset Acquisition and as a result of, in the case of cost reductions, an established program of cost reductions adopted in good faith by the Board of Directors of Muzak.

   For purposes of the foregoing, cost reductions and non-recurring costs and expenses, in each case, will be calculated on a pro forma basis as if such cost reductions and non-recurring costs and expenses, in each case, had been implemented at the beginning of such fiscal quarter. Prior to the consummation of any transaction requiring the inclusion of Acquisition EBITDA in the calculation of Consolidated Leverage Ratio, Muzak must deliver to the trustee an Officers' Certificate indicating the cost reductions and non-recurring costs and expenses, in each case, taken into account in determining Acquisition EBITDA and the assumptions underlying such cost reductions and non-recurring costs and expenses.

   "Adjusted Net Assets" of any Person at any date means the lesser of:

     (1) the amount by which the fair salable value of the assets of such Person at such date exceeds the total amount of liabilities, including, without limitation, contingent liabilities, after giving effect to all other fixed and contingent liabilities, but excluding liabilities under the Guarantee of such Person at such date, and

     (2) the amount by which the fair salable value of the assets of such Person at such date exceeds the amount that will be required to pay the probable liability of such Person on its debts after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Person in respect of the obligations of such Person under the Guarantee of such Person, excluding Indebtedness in respect of the Guarantee of such Person, as they become absolute and matured.

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   "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control", including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with", as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, except that, for purposes of the covenant described under "-- Certain Covenants--Limitation on Transactions with Affiliates" beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, will be deemed to be control. However, no Person, other than Muzak or any Subsidiary of Muzak, in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction will be deemed to be an Affiliate of Muzak or any of its Subsidiaries solely by reason of such Investment.

   "Asset Acquisition" means:

     (1) an Investment by Muzak or any Restricted Subsidiary of Muzak in any other Person pursuant to which such Person becomes a Restricted Subsidiary of Muzak or any Restricted Subsidiary of Muzak, or is merged with or into Muzak or any Restricted Subsidiary of Muzak or

     (2) the acquisition by Muzak or any Restricted Subsidiary of Muzak of the assets of any Person, other than a Restricted Subsidiary of Muzak, which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition, including any Sale and Lease-Back Transaction, other than in the ordinary course of business or to Muzak or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of

     (1) any Capital Stock of or other equity interest in any Restricted Subsidiary of Muzak or

     (2) any other property or assets of Muzak or of any Restricted Subsidiary thereof;

however, Asset Sales do not include

     (1) a transaction or series of related transactions for which Muzak or its Restricted Subsidiaries receive aggregate consideration of less than $1 million,

     (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Muzak as permitted under "--Merger, Consolidation or Sale of Assets" above or any disposition that constitutes a Change of Control,

     (3) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

     (4) the factoring of accounts receivable arising in the ordinary course of business pursuant to customary arrangements,

     (5) the licensing of intellectual property,

     (6) disposals or replacements of obsolete equipment in the ordinary course of business,

     (7) sales of accounts receivable, equipment and related assets including contract rights of the type specified in the definition of Qualified Securitization Transaction to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP,

     (8) transfers of accounts receivable, equipment and related assets including contract rights of the type specified in the definition of Qualified Securitization Transaction, or a fractional undivided interest therein, by a Securitization Entity in a Qualified Securitization Transaction, which for the purposes of this clause (8), Purchase Money Notes will be deemed to be cash, and

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     (9) any transfer of assets acquired by Muzak or any of its Restricted
  Subsidiaries to an independent affiliate of Muzak or any of its Restricted Subsidiaries in accordance with the terms of the license agreements between Muzak and its independent affiliates as such agreements were in effect on the date of the indenture and as the same may be amended or restated in a manner which is not more disadvantageous to the Holders in any material respect than the terms of such agreements as in effect on the date of the indenture.

   "Asset Sale Proceeds" means, with respect to any Asset Sale,

     (1) cash and Cash Equivalents received by Muzak or any Restricted Subsidiary of Muzak from such Asset Sale, including cash and Cash Equivalent received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale, after

       (a) provision for all income or other taxes measured by or resulting from such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

       (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

       (c) provision for minority interest holders in any Restricted Subsidiary of Muzak as a result of such Asset Sale,

       (d) repayment of Indebtedness that is secured by the assets subject to such Asset Sale or otherwise required to be repaid in connection with such Asset Sale and

       (e) deduction of appropriate amounts to be provided by Muzak or a Restricted Subsidiary of Muzak as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Muzak or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and

     (2) promissory notes and other noncash consideration received by Muzak or any Restricted Subsidiary of Muzak from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash or Cash Equivalents.

   "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of

     (1) the fair value of the property subject to such arrangement and

     (2) the present value of the notes discounted at the rate of interest implied in such transaction, determined in accordance with GAAP of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction including any period for which such lease has been extended.

   "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (3)(a) or (3)(b), and which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (3)(c) of the first paragraph of "--Certain Covenants--Limitation on Certain Asset Sales."

   "Bank Indebtedness" means:

     (1) the Indebtedness outstanding or arising under the Senior Credit
  Facility,

     (2) all obligations incurred by or owing to the holders of such Indebtedness or any agent or representative thereof outstanding or arising under the Senior Credit Facility, including, but not limited to,

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  all premium, interest, including, but not limited to, interest accruing pursuant to the terms of the Senior Credit Facility on or after the filing of any petition in any bankruptcy, reorganization or similar proceeding relating to Muzak or any Restricted Subsidiary, whether or not a claim for such is allowed in such proceeding, all fees and expenses of counsel, reimbursement obligations, indemnities and all other charges, fees, expenses, claims, and other amounts, and

     (3) all interest rate agreement and hedging obligations arising in connection therewith with any party to the Senior Credit Facility or any of their affiliates.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents however designated and whether or not voting of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

   "Capitalized Lease Obligations" means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness will be the capitalized amount of such obligations determined in accordance with GAAP.

   "Cash Equivalents" means

     (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

     (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

     (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

     (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 or (b) Brown Brothers Harriman;

     (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

     (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through
  (5) above.

   A "Change of Control" of Muzak will be deemed to have occurred at such time as

     (1) any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), other than a Permitted Holder, becomes the beneficial owner (as defined in Rule under Rule 13d-3 or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 35% of the total voting power of Muzak's Capital Stock, and the Permitted Holders beneficially do not own, in the aggregate, a greater percentage of the total voting

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  power of the Capital Stock of Muzak than such other Person or Group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Muzak,

     (2) any consolidation or merger is consummated of Muzak in which Muzak is not the continuing or surviving Person or pursuant to which the Common Stock of Muzak would be converted into cash, securities or other property, other than a merger or consolidation of Muzak in which the holders of the Capital Stock of Muzak outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Capital Stock of the surviving corporation immediately after such consolidation or merger,

     (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Muzak together with any new directors whose election by such Board of Directors or whose nomination for election by the equityholders of Muzak has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved cease to constitute a majority of the Board of Directors of Muzak or

     (4) the approval by the holders of Capital Stock of Muzak of any plan or proposal for the liquidation or dissolution of Muzak whether or not otherwise in compliance with the provisions of the Indenture.

   "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to

     (1) vote in the election of directors of such Person or

     (2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

   "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis including, but not limited to,

     (1) Redeemable Dividends, whether paid or accrued, on Preferred Stock,

     (2) imputed interest included in Capitalized Lease Obligations,

     (3) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

     (4) the net costs associated with Hedging Obligations,

     (5) amortization of other financing fees and expenses,

     (6) the interest portion of any deferred payment obligation,

     (7) amortization of discount or premium, if any, and

     (8) all other non-cash interest expense other than interest amortized to cost of sales plus, without duplication,

     (1) all net capitalized interest for such period,

     (2) all interest incurred or paid under any guarantee of Indebtedness, including a guarantee of principal, interest or any combination thereof, of any Person, and

     (3) the amount of all dividends or distributions paid on Disqualified Capital Stock, other than dividends paid or payable in shares of Capital Stock of Muzak that does not constitute Disqualified Capital Stock.

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   "Consolidated Leverage Ratio" means, with respect to any Person, the ratio of

     (1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries and Preferred Stock of any such Restricted Subsidiary issued in accordance with "-- Certain Covenants --
   Limitation on Preferred Stock of Restricted Subsidiaries" as of the date of calculation (the "Transaction Date") on a consolidated basis determined in accordance with GAAP to

     (2) the product of (a) such Person's EBITDA for the full fiscal quarter (the "One Quarter Period") ending on or prior to the date of determination for which financial statements are available and (b) four.

For purposes of this definition, clauses (1) and (2) above will be calculated after giving effect on a pro forma basis to:

     (a) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary and the application of the proceeds thereof giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the One Quarter Period or at any time subsequent to the last day of the One Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be and the application of the proceeds thereof, occurred on the first day of the One Quarter Period; and

     (b) any Asset Sales or Asset Acquisitions occurring during the One Quarter Period or at any time subsequent to the last day of the One Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition, including the incurrence, assumption or liability for any Acquired Indebtedness, occurred on the first day of the One Quarter Period as follows:

       (x) with respect to Asset Sales, the EBITDA attributable to the assets which are the subject of Asset Sales that occurred will be excluded; and

       (y) with respect to Asset Acquisitions, the Acquisition EBITDA attributable to the assets which are the subject of the applicable Asset Acquisition will be included.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding paragraph gives effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary or such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; however,

     (1) the Net Income of any Person other than a Restricted Subsidiary of the referent Person will be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary of such referent Person,

     (2) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions will be excluded to the extent of such restriction or limitation,

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded,

     (4) any net gain or loss and in the case of any net loss, only to the extent that such determination of Consolidated Net Income is being made in connection with the determination of amounts available for Restricted Payments pursuant to the provisions described under "--Certain Covenants-- Limitation on

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  Restricted Payments" above, resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business will be excluded,

     (5) extraordinary gains and losses will be excluded,

     (6) income or loss attributable to discontinued operations including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued will be excluded and

     (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded.

   "Control Investment Affiliate" means, as to any Person, any other Person which is an Affiliate of such Person and is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

   "Cumulative Consolidated Interest Expense" means, with respect to any Person, as of any date of determination, Consolidated Interest Expense from April 1, 1999 to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

   "Cumulative EBITDA" means, with respect to any Person, as of any date of determination, EBITDA from April 1, 1999 to the end of such Person's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

   "Designated Senior Indebtedness," as to Muzak or any Guarantor, as the case may be, means:

     (1) any Bank Indebtedness and

     (2) any other Senior Indebtedness which at the time of determination exceeds $25 million in aggregate principal amount or accreted value in the case of Indebtedness issued at a discount outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Trustee has been given written notice of such designation.

   "Disqualified Capital Stock" means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes. Without limitation of the foregoing, Disqualified Capital Stock will be deemed to include any Preferred Stock of a Person or a Restricted Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Restricted Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; except that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer or asset sale offer to be made for such Preferred Stock in the event of a change of control of such Person or Restricted Subsidiary or the sale of any assets of such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions described under "--Change of Control Offer" and "--Certain Covenants--Limitation on Certain Asset Sales," respectively, above, will not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

   "EBITDA" means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to

     (1) the sum of:

       (a) Consolidated Net Income for such period, plus

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       (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

       (c) Consolidated Interest Expense for such period, plus

       (d) depreciation for such period on a consolidated basis, plus

       (e) amortization of intangibles for such period, but excluding any non-cash item to the extent it represents the amortization of a prepaid cash expense that was paid in any prior period, on a consolidated basis, plus

       (f) any other non-cash items reducing Consolidated Net Income for such period except for any non-cash items that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, minus

     (2) all non-cash items increasing Consolidated Net Income other than any non-cash items representing deferred revenue to the extent that such revenue was not included in Consolidated Net Income in any prior period for such period, all for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP;

except that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment other than a Restricted Subsidiary of such Person will be included only:

     (1) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or

     (2) if the cash income derived from such Investment is attributable to Cash Equivalents.

   "Equity Offering" means any public or private sale of Common Stock other than Disqualified Capital Stock of Muzak or Holdings pursuant to which Muzak or Holdings, as the case may be, receives net proceeds of at least $20 million; except that in the case of an Equity Offering by Holdings, Holdings must have contributed to the capital of Muzak the portion of the Net Proceeds necessary to redeem the Notes pursuant to the second paragraph of "--Optional Redemption" above.

   "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by the Board of Directors of Muzak acting reasonably and in good faith and will be evidenced by a resolution of the Board of Directors of Muzak delivered to the Trustee.

   "Finance Corp." means Muzak Finance Corp., a Delaware corporation, or any successor corporation that is a co-issuer of the Notes.

   "Foreign Restricted Subsidiary" means any Restricted Subsidiary of Muzak that is not organized under the laws of the United States or any State thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

   "Guarantor" means each of Holdings and each Restricted Subsidiary of Muzak which is required to guarantee the Notes pursuant to the terms of the Indenture.

   "Hedging Obligations" means, with respect to any Person, the net payment obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

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   "Holdings" means Muzak Holdings LLC, a Delaware limited liability company.

   "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person, and "incurrence," "incurred," "incurrable," and "incurring" have meanings correlative to the foregoing; however, a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness will not be deemed an incurrence of such Indebtedness.

   "Indebtedness" means, without duplication, with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money, whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property, excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and will also include, to the extent not otherwise included

     (1) any Capitalized Lease Obligations of such Person,

     (2) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby was assumed,

     (3) guarantees of items of other Persons which would be included within this definition for such other Persons, whether or not such items would appear upon the balance sheet of the guarantor,

     (4) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

     (5) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof, and

     (6) hedging obligations of any such Person, if and to the extent such hedging obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; however:

     (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

     (2) Indebtedness will not include any liability for federal, state, local or other taxes,

     (3) the amount of Indebtedness of a Person which is without recourse to any property or assets of such Person except to the extent of any Lien on property or assets of such Person which secures such Indebtedness will be the lesser of the principal amount of such Indebtedness and the fair market value of the property or assets subject to the Lien, and

     (4) the amount of Indebtedness represented by Disqualified Capital Stock will be the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

   The "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of

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such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

   For purposes of this definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business will not be deemed to be "Indebtedness" of Muzak or any of its Restricted Subsidiaries. Furthermore, guarantees of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such amount will not also be included.

   "Independent Financial Advisor" means an investment banking firm of national reputation in the United States

     (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Muzak and

     (2) which, in the judgment of the Board of Directors of Muzak, is otherwise independent and qualified to perform the task for which it is to be engaged.

   "Investments" means, with respect of any Person, directly or indirectly, any advance, account receivable, other than advances and accounts receivable arising in the ordinary course of business of such Person, loan or capital contribution to, by means of transfers of property to others, payments for property or services for the account or use of others or otherwise, the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. The term Investments excludes:

     (1) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and

     (2) the repurchase of securities of any Person by such Person.

  If Muzak or any Restricted Subsidiary of Muzak sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Muzak such that such Restricted Subsidiary would no longer constitute a Subsidiary, Muzak will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

   "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing.

   "Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

   "Obligations" means all obligations for principal, premium, interest, penalties, charges, fees, fees and expenses of counsel, indemnities, reimbursement obligations, damages, claims and other liabilities payable under the documentation governing any Indebtedness.

   "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that complies with applicable provisions of the indenture.

   "Permitted Asset Swap" means, with respect to any Person, the substantially concurrent exchange of assets of such Person for assets of another Person which are useful to the business of such aforementioned Person.

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   "Permitted Holders" means each of ABRY Broadcast Partners III, ABRY
Broadcast Partners II and each Control Investment Affiliate of ABRY Broadcast Partners III or ABRY Broadcast Partners II.

   "Permitted Investments" means

     (1) Investments by Muzak, or by a Restricted Subsidiary thereof, in Muzak, a Guarantor or a Wholly Owned Subsidiary that is not a Guarantor;

     (2) Investments by Muzak, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment

       (a) such Person becomes a Guarantor or a Wholly Owned Subsidiary that is not a Guarantor or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Muzak, a Guarantor or a Wholly Owned Subsidiary that is not a Guarantor;

     (3) Investments in cash and Cash Equivalents;

     (4) reasonable and customary loans and advances made to employees in the ordinary course of business;

     (5) an Investment that is made by Muzak or a Restricted Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to Muzak or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under "--Certain Covenants--Limitation on Certain Asset Sales" above;

     (6) Hedging Obligations entered into in the ordinary course of Muzak's or its Restricted Subsidiaries' business and not for speculative purposes;

     (7) any acquisition of assets to be used in the business of Muzak or any of its Restricted Subsidiaries solely in exchange for the issuance of Capital Stock, other than Disqualified Capital Stock, of Muzak;

     (8) additional Investments not to exceed $5 million at any one time outstanding;

     (9) Investments existing on the date of the indenture;

     (10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (11) guarantees by Muzak or any Restricted Subsidiary of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of Muzak under the indenture; and

     (12) any Investment by Muzak or a Restricted Subsidiary of Muzak in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, as long as that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest.

   "Permitted Liens" means:

     (1) Liens on property or assets of, or any shares of Capital Stock of or secured indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary of Muzak or at the time such Person is merged into Muzak or any of its Restricted Subsidiaries, as long as such Liens are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of Muzak or merging into Muzak or any of its Restricted Subsidiaries,

     (2) Liens securing Indebtedness under the Senior Credit Facility and Liens securing other Senior Indebtedness of Muzak or any Guarantor, as long as in each case, such Indebtedness is incurred in compliance with "-- Certain Covenants--Limitation on Additional Indebtedness" above,

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     (3) Liens securing Refinancing Indebtedness, as long as any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended,

     (4) Liens in favor of Muzak or any of its Restricted Subsidiaries,

     (5) Liens securing industrial revenue bonds,

     (6) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the indenture, as long as:

       (a) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the purchase price, or the cost of installation, construction or improvement, of the Property to which such Purchase Money Indebtedness relates, and

       (b) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such Property,

     (7) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP must have been made therefor,

     (8) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings,

     (9) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances or title defects or leases or subleases granted to others in respect of real property not interfering in any material respect with the ordinary conduct of the business of Muzak or any of its Restricted Subsidiaries,

     (10) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $5 million in the aggregate at any one time outstanding,

     (11) Liens existing on the date of the indenture and Liens securing the Notes and the Guarantees and the Exchange Notes and the Guarantees thereof,

     (12) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including landlord Liens on leased properties and any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations,

     (13) attachment or judgment Liens not giving rise to an Event of Default,

     (14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods,

     (15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

     (16) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Muzak or any of its Restricted Subsidiaries, including rights of offset and set-off,

     (17) Liens securing Hedging Obligations with respect to Indebtedness that is otherwise permitted under the Indenture,

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     (18) Liens securing Indebtedness of Foreign Restricted Subsidiaries of
  Muzak incurred in reliance on clause (8) of the definition of Permitted Indebtedness,

     (19) Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction,

     (20) Liens arising from filing Uniform Commercial Code financing statements regarding leases,

     (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods,

     (22) deposits made in the ordinary course of business to secure liability to insurance carriers,

     (23) any interest or title of a lessor or a sublessor under an operating lease,

     (24) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business,

     (25) Liens imposed by law incurred by Muzak or any of its Restricted Subsidiaries in the ordinary course of business, and

     (26) any extensions, substitutions, replacements or renewals of the foregoing.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

   "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

   "Purchase Money Indebtedness" means Indebtedness and Capitalized Lease Obligations of any Person incurred in the normal course of business of such Person for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement of, any Property.

   "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from Muzak or any Subsidiary of Muzak in connection with a Qualified Securitization Transaction to a Securitization Entity, which note must be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

   "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Muzak or any of its Subsidiaries pursuant to which Muzak or any or its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Entity, in the case of a transfer by Muzak or any of its Subsidiaries, and (b) any other Person, in the case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable or equipment, whether now existing or arising or acquired in the future, of Muzak or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets including contract rights which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

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   "Redeemable Dividend" means, for any dividend or distribution with regard to
Preferred Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate, expressed as a decimal number between 1 and 0, then applicable to the issuer of such Preferred Stock.

   "Refinancing Indebtedness" means Indebtedness that refunds, refinances, modifies, replaces, defers, supplements or extends any Indebtedness outstanding on the date of the indenture or other Indebtedness permitted to be incurred by Muzak or its Restricted Subsidiaries pursuant to the terms of the indenture, other than pursuant to clauses (1), (4), (6) and (8) through (16) of the definition of Permitted Indebtedness, but only to the extent that

     (1) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended, if at all,

     (2) the Refinancing Indebtedness is scheduled to mature either

       (a) no earlier than the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended, or

       (b) after the maturity date of the Notes,

     (3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended that is scheduled to mature on or prior to the maturity date of the Notes, and

     (4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of

       (a) the aggregate principal amount of the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended,

       (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended and

       (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness.

   "Restricted Subsidiary" means a Subsidiary of Muzak other than an Unrestricted Subsidiary. The Board of Directors of Muzak may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action and treating any Indebtedness of such Unrestricted Subsidiary or Person as having been incurred at the time of such action,

     (1) Muzak could have incurred at least $1.00 of additional Indebtedness other than Permitted Indebtedness pursuant to "--Certain Covenants-- Limitation on Additional Indebtedness" above, and

     (2) no Default or Event of Default has occurred and be continuing or result therefrom.

   "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by Muzak or any Restricted Subsidiary of Muzak of any real or tangible personal property, which property has been or is to be sold or transferred by Muzak or such Restricted Subsidiary to such Person in contemplation of such leasing.

   "Securitization Entity" means a Wholly Owned Subsidiary of Muzak or another Person in which Muzak or any Subsidiary of Muzak makes an Investment and to which Muzak or any Subsidiary of Muzak transfers accounts receivable or equipment and related assets which engages in no activities other than in connection

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with the financing of accounts receivable or equipment and which is designated by the Board of Directors of Muzak, as provided below, as a Securitization
Entity:

     (1) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

       (a) is guaranteed by Muzak or any Subsidiary of Muzak, excluding guarantees of obligations, other than the principal of, and interest on, Indebtedness, pursuant to Standard Securitization Undertakings,

       (b) is recourse to or obligates Muzak or any Subsidiary of Muzak in any way other than pursuant to Standard Securitization Undertakings or

       (c) subjects any property or asset of Muzak or any Subsidiary of Muzak, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

     (2) with which neither Muzak nor any Subsidiary of Muzak has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Muzak or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Muzak, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

     (3) to which neither Muzak nor any Subsidiary of Muzak has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Muzak must be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Muzak giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

   "Senior Credit Facility" means one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans, or facilities to Muzak or any of its Subsidiaries, including the Credit and Guaranty Agreement to be dated as of March 18, 1999, among Muzak, Holdings, Muzak's subsidiaries, the lenders party thereto in their capacities as lenders thereunder, Goldman Sachs Credit Partners L.P., as Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative Agent, and Goldman Sachs Credit Partners L.P. and CIBC Oppenheimer Corp., as Co-Lead Arrangers, initially providing for term loan and revolving credit facilities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities and/or related documents may be further amended, restated, supplemented, renewed, refinanced, replaced, restructured or otherwise modified from time to time whether or not with the same agents, trustee, representative lenders or group of lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Senior Credit Facility" includes agreements in respect of interest rate agreements and hedging obligations with lenders party to any Senior Credit Facility and their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Senior Credit Facility and any and all refundings, refinancings, in whole or in part, and replacements of any Senior Credit Facility, whether by the same or any other agents, trustee, representative lenders or lenders or group of lenders, including one or more agreements extending the maturity of, or increasing the amount of, any Indebtedness incurred thereunder or contemplated thereby, or adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Muzak and its Restricted Subsidiaries and their respective successors and assigns,

   "Senior Indebtedness" means (1) all Bank Indebtedness and (2) all principal of and premium, if any, and interest, including, but not limited to, interest accruing on or after the filing of any petition in any bankruptcy, reorganization or similar proceeding relating to Muzak or any Restricted Subsidiary, whether or not a claim for such is allowed in such proceeding, on, and any and all other fees, fees and expenses of counsel, expense reimbursement obligations, indemnities and other amounts due pursuant to the terms of all agreements,

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indentures, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with

     (a) all obligations of Muzak or any Guarantor with respect to any Hedging Obligations,

     (b) all obligations of Muzak or any Guarantor to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments,

     (c) all other Indebtedness of Muzak or any Guarantor which does not provide that it is to rank pari passu with or subordinate to the Notes or the Guarantee of such Guarantor, as the case may be, and

     (d) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior
  Indebtedness described above,

in each case, whether outstanding on the date of the indenture or created thereafter. However, Senior Indebtedness will not include

     (1) Indebtedness of Muzak or any Guarantor to any of its Subsidiaries, or to any Affiliate of Muzak or such Guarantor or any of such Affiliate's Subsidiaries,

     (2) Indebtedness represented by the Notes and the Guarantees,

     (3) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness,

     (4) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business,

     (5) Indebtedness incurred in violation of the Indenture,

     (6) Indebtedness represented by Disqualified Capital Stock and

     (7) any Indebtedness to or guaranteed on behalf of, any shareholders, Director, officer or employee of Muzak or any Guarantor or any Subsidiary of Muzak or such Guarantor.

   "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act, as such Rule is in effect on the date of the indenture.

   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Muzak or any Subsidiary of Muzak which are reasonably customary in an accounts receivable or equipment transaction.

   "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

     (1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

     (2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

However, a charitable trust or foundation organized pursuant to section 501(c)(3) of the Internal Revenue Code of 1986, as amended, shall not be a "Subsidiary."

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   "Unrestricted Subsidiary" means

     (1) any Subsidiary of an Unrestricted Subsidiary and

     (2) any Subsidiary of Muzak which is classified after the date of the indenture as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of Muzak;

however, that a Subsidiary may be so classified as an Unrestricted Subsidiary only if

     (a) such classification is in compliance with the "Limitation on Restricted Payments" covenant,

     (b) immediately after giving effect to such classification, Muzak could have incurred at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to "--Certain Covenants--Limitation on Additional Indebtedness" above,

     (c) no Default or Event of Default shall have occurred and be continuing or result therefrom, and

     (d) neither Muzak nor any Restricted Subsidiary shall at any time

      . provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness,

      . be directly or indirectly liable for any Indebtedness of such Subsidiary or

      . be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may, upon notice, lapse of time or both, declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness (other than Indebtedness assumed by such Subsidiary in connection with the Electro Systems Acquisition) that is Indebtedness of such Subsidiary, including any corresponding right to take enforcement action against such Subsidiary, except in the case of the first two bullets of clause (d) to the extent

       (x) that Muzak or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness, other than as Permitted Indebtedness, pursuant to "--Certain Covenants--Limitation on Additional Indebtedness" above and

       (y) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under "--Certain Covenants-- Limitation on Restricted Payments" above.

The Trustee shall be given prompt notice by Muzak of each resolution adopted by the Board of Directors of Muzak under this provision, together with a copy of each such resolution adopted. Electro Systems shall be an Unrestricted Subsidiary as of the date of the indenture.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

     (1) the then outstanding aggregate principal amount of such Indebtedness into

     (2) the sum of the total of the products obtained by multiplying

     (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

     (b) the number of years, calculated to the nearest one-twelfth, which will elapse between such date and the making of such payment.

   "Wholly Owned Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities, other than directors' qualifying shares, of which are owned, directly or indirectly, by Muzak.

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Book-Entry, Delivery and Form

   The exchange notes initially will be represented by one or more global notes in registered, global form without interest coupons (collectively, the "Global Note"). The Global Note will be deposited upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

   Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interest in the Global Note may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of definitive exchange notes in registered certificated form, which we refer to as certificated notes.

   The exchange notes may be presented for registration of transfer and exchange at the offices of the Exchange Agent.

   The Depositary has advised the issuers that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

   The Depositary has also advised the issuers that pursuant to procedures established by it:

  . upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the exchanging holders with portions of the principal amount of Global Note and

  . ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants, with respect to other owners of beneficial interests in the Global Note.

   Except as described below, owners of interests in the Global Note will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

   Payments in respect of the principal of, and premium, if any, and Liquidated Damages, if any, and interest on a Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the Depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuers and the Trustee will treat the persons in whose names the exchange notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the issuers, the Trustee nor any agent of the issuers or the Trustee has or will have any responsibility or liability for:

  . any aspect of the Depositary's records or any Participant's or Indirect
    Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or

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

  . any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

   The Depositary has advised the issuers that its current practice upon receipt of any payment in respect of securities such as the exchange notes, including principal and interest, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary unless the Depositary has reason to believe it will not receive payment on such payment date. Payments by Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depositary, the Trustee or the issuers. Neither the issuers nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the exchange notes, and the issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee for all purposes.

   Interests in the Global Note are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.
"--Same Day Settlement and Payment."

   The Depositary has advised the issuers that it will take any action permitted to be taken by a Holder of exchange notes only at the direction of one or more Participants to whose account the Depositary has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the exchange notes, the Depositary reserves the right to exchange Global Note for legended exchange notes in certificated form, and to distribute such exchange notes to its Participants.

   The information in this section concerning the Depositary and its book entry systems has been obtained from sources that the issuers believe to be reliable, but the issuers take no responsibility for the accuracy thereof.

   Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the issuers, the Initial Purchaser or the Trustee or any of their respective agents will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for certificated notes if:

  . the Depositary (A) notifies the issuers that it is unwilling or unable to continue as depositary for the Global Note and the issuers thereupon fail to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Securities Exchange Act,

  . the issuers, at their option, notify the Trustee in writing that they elect to cause issuance of the certificated notes or

  . there shall have occurred and be continuing a Default or Event of Default with respect to the exchange notes.

   Neither the issuers nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of exchange notes and the issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

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

 Exchange of Certificated Notes for Book-Entry Notes

   Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate, in the form provided in the indenture, to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

 Same Day Settlement and Payment

   The indenture requires that payments in respect of the exchange notes represented by the Global Note, including principal, premium, if any, interest and Liquidated Damages, if any, be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the issuers will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The exchange notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by the Depositary to be settled in immediately available funds. The issuers expect that secondary trading in the certificated Notes will also be settled in immediately available funds.

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                      EXCHANGE OFFER; REGISTRATION RIGHTS

   The issuers have entered into the Exchange Offer Registration Rights Agreement pursuant to which they have agreed, for the benefit of the holders of the existing notes, that they will, at their cost,

     (1) within 75 days after the original issue date of the existing notes, file a registration statement with the Commission with respect to a registered offer to exchange the existing notes for the exchange notes, which will have terms substantially identical in all material respects to the existing notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and will be guaranteed by the Guarantors on terms substantially identical in all material respects to the Guarantees,

     (2) within 150 days after the original issue date of the existing notes, use their best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act. Upon the exchange offer registration statement being declared effective, the issuers will offer the exchange notes in exchange for surrender of the existing notes, and

     (3) keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the existing notes. For each existing note surrendered to the issuers pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note.

   Under existing Commission interpretations, the exchange notes would in general be freely transferable after the exchange offer without further registration under the Securities Act; provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The issuers have agreed for a period of 180 days after consummation of the exchange offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Exchange Offer Registration Rights Agreement (including certain indemnification rights and obligations).

   Each holder of existing notes that wishes to exchange such notes for exchange notes in the exchange offer will be required to make certain representations including representations that

     (1) any exchange notes to be received by it will be acquired in the ordinary course of its business,

     (2) it has no arrangement with any person to participate in the distribution of the exchange notes, and

     (3) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the issuers or any of the Guarantors, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

   If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for existing notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

   In the event that applicable interpretations of the staff of the Commission do not permit the issuers to effect such an exchange offer, or if for any other reason the exchange offer is not consummated within 185 days of the original issue date of the existing notes or, under certain circumstances, if the initial purchasers shall so request, the issuers will, at their own expense,

     (1) as promptly as practicable, file a shelf registration statement covering resales of the existing notes.

     (2) use their respective best efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

     (3) use their respective best efforts to keep effective the shelf registration statement until the earlier of the disposition of the existing notes covered by the shelf registration statement or two years after the original issue date of the existing notes.

   The issuers will, in the event of the shelf registration statement, provide to each holder of the existing notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the existing notes has become effective and take certain other actions as are required to permit unrestricted resales of the existing notes. A holder of the existing notes that sells such existing notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange Offer Registration Rights Agreement which are applicable to such a holder (including certain indemnification rights and obligations).

   Although the issuers intend to file one of the registration statements described above there can be no assurance that such registration statement will be filed or, if filed, that it will become effective. If the issuers fail to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest shall become payable in respect of the existing notes as follows:

     (1) If (a) the exchange offer registration statement or shelf registration statement is not filed within 75 days after the original issue date of the existing notes or (b) notwithstanding that the Issuers have consummated or will consummate an exchange offer, the Issuers are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the Exchange Offer Registration Rights Agreement;

     (2) If (a) an exchange offer registration statement or shelf registration statement is not declared effective within 150 days after the original issue date of the existing notes or (b) notwithstanding that the issuers have consummated or will consummate an exchange offer, the issuers are required to file a shelf registration statement and such shelf registration statement is not declared effective by the Commission on or prior to the 75 day following the date such shelf registration statement was filed; or

     (3) If either (a) the issuers have not exchanged the exchange notes for all existing notes validly tendered in accordance with the terms of the exchange offer on or prior to 35 days after the date on which the exchange offer registration statement was declared effective or (b) the exchange offer registration statement ceases to be effective at any time prior to the time that the exchange offer is consummated or (c) if applicable, the shelf registration statement ceases to be effective at any time prior to the second anniversary of the original issue date of the existing notes;

   (each such event referred to in clauses (1) through (3) above is a "Registration Default"), the sole remedy available to holders of the existing notes will be the immediate assessment of additional interest ("Additional Interest") as follows: the per annum interest rate on the existing notes will increase by 50 basis points, and the per annum interest rate will increase by an additional 25 basis points for each subsequent 90-day period during which the Registration Default remains uncured, up to a maximum additional interest rate of 200 basis points per annum in excess of the interest rate on the cover of this offering memorandum. All Additional Interest will be payable to holders of the existing notes in cash on each interest payment date, commencing with the first such date occurring after any such Additional Interest commences to accrue, until such Registration Default is cured. After the date on which such Registration Default is cured, the interest rate on the existing notes will revert to the interest rate originally borne by the existing notes (as shown on the cover of this offering memorandum).

   The summary herein of certain provisions of the Exchange Offer Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Offer Registration Rights Agreement, a copy of which will be available upon request to any issuer.

                                 UNITED STATES
                        FEDERAL INCOME TAX CONSEQUENCES

   The following discussion, including the opinion of counsel described below, is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's existing notes for exchanges notes, including the applicability and effect of any state, local or foreign tax laws.

   Kirkland & Ellis, counsel to Muzak, has advised us that in its opinion, the exchange of the existing notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the existing notes. Rather, the exchange notes received by a holder will be treated as a continuation of the existing notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging existing notes for exchange notes pursuant to the exchange offer.

                              PLAN OF DISTRIBUTION

   Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. The issuers have agreed that for a period of 180 days from the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. The issuers will undertake to update this prospectus if and to the extent necessary during this period. In addition, until 90 days after the commencement of the exchange offer, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

   The issuers will not receive any proceeds from any sales of the exchange notes by Participating Broker- Dealers. Exchange notes received by Participating Broker-Dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such exchange notes. Any Participating Broker-Dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the Expiration Date, the issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

   Kirkland & Ellis, Chicago, Illinois will pass upon the validity of the exchange notes offered hereby and certain other legal matters on behalf of the issuers.

                                    EXPERTS

   The financial statements of Muzak LLC as of December 31, 1998 and for the period from October 7, 1998 through December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated statements of operations, changes in stockholders' equity and cash flows of Audio Communications Network, Inc. for the period from January 1, 1998 through October 6, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Audio Communications Network, Inc. as of December 31, 1996 and 1997 and for each of the two years ended December 31, 1997 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Muzak Holdings LLC, formerly known as ACN Holdings, LLC, as of December 31, 1998 and for the period from October 7, 1998 through December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Muzak Limited Partnership as of December 31, 1997 and 1998 and for each of the three years ended December 31,1998 included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the exchange offer contemplated hereby. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to our company and the exchange offer, reference is made to the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

   We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act. Upon the effectiveness of the Registration Statement, we will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act, and in accordance therewith, will be required to file periodic reports and other information with the SEC. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes, on a combined consolidated basis:

  . quarterly and annual financial statements substantially equivalent to financial statements that would have been included in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes our financial condition and results of operations and, with respect to the annual information only, reports thereon by our independent public accountants, and

  . all information that would be required to be filed with the SEC on Form
    8-K if we were required to file such reports.

In addition, for so long as any of the exchange notes remain outstanding, we have agreed to furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

   The Registration Statement may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants, like Avalon, that file electronically with the SEC.

                       INDEX TO THE FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Muzak LLC
  Report of Independent Accountants......................................  F-3
  Balance Sheet as of December 31, 1998..................................  F-5
  Statement of Operations for the period from October 7, 1998 through
   December 31, 1998.....................................................  F-6
  Statement of Changes in Member's Interest for the period from October
   7, 1998 through
   December 31, 1998.....................................................  F-7
  Statement of Cash Flows for the period from October 7, 1998 through
   December 31, 1998.....................................................  F-8
  Notes to the Financial Statements......................................  F-9
  Consolidated Balance Sheet as of June 30, 1999......................... F-16
  Consolidated Statement of Operations for the six months ended June 30,
   1999.................................................................. F-17
  Consolidated Statement of Changes in Member's Interest for the six
   months ended June 30, 1999............................................ F-18
  Consolidated Statement of Cash Flows for the six months ended June 30,
   1999.................................................................. F-19
  Notes to the Consolidated Financial Statements......................... F-20
Audio Communications Network, Inc.
  Report of Independent Accountants...................................... F-26
  Consolidated Statement of Operations for the period from January 1,
   1998 through October 6, 1998.......................................... F-29
  Consolidated Statement of Changes in Stockholders' Equity for the pe-
   riod from January 1, 1998 through October 6, 1998..................... F-30
  Consolidated Statement of Cash Flows for the period from January 1,
   1998 through October 6, 1998.......................................... F-31
  Notes to the Consolidated Financial Statements......................... F-33
Audio Communications Network, Inc.
  Report of Independent Certified Public Accountants..................... F-25
  Consolidated Balance Sheets as of December 31, 1996 and 1997........... F-26
  Consolidated Statements of Operations for the two years ended December
   31, 1996 and 1997..................................................... F-28
  Consolidated Statements of Stockholders' Equity for the two years ended
   December 31, 1996 and 1997............................................ F-29
  Consolidated Statements of Cash Flows for the two years ended December
   31, 1996 and 1997..................................................... F-30
  Notes to the Consolidated Financial Statements......................... F-32
Muzak Limited Partnership
  Independent Auditors' Report........................................... F-40
  Consolidated Balance Sheets as of December 31, 1997 and 1998........... F-41
  Consolidated Statements of Operations for the three years ended Decem-
   ber 31, 1996, 1997 and 1998........................................... F-42
  Consolidated Statements of Partners' Deficit for the three years ended
   December 31, 1996, 1997 and 1998...................................... F-44
  Consolidated Statements of Cash Flows for the three years ended Decem-
   ber 31, 1996, 1997 and 1998........................................... F-46
  Notes to the Consolidated Financial Statements......................... F-47
Financial Statements of Guarantor
Muzak Holdings LLC
  Report of Independent Accountants...................................... F-60
  Consolidated Balance Sheet as of December 31, 1998..................... F-62
  Consolidated Statements of Operations for the period from October 7,
   1998 through
   December 31, 1998..................................................... F-63
  Consolidated Statements of Changes in Members' Interest for the period from October 7, 1998 through December 31, 1998........................ F-64

                                                                          Page
                                                                          ----
  Consolidated Statements of Cash Flows for the period from October 7,
   1998 through
   December 31, 1998..................................................... F-65
  Notes to the Consolidated Financial Statements......................... F-66
  Consolidated Balance Sheet as of June 30, 1999......................... F-73
  Consolidated Statement of Operations for the six months ended June 30,
   1999.................................................................. F-74
  Consolidated Statement of Changes in Members' Interests for the six
   months ended June 30, 1999............................................ F-75
  Consolidated Statement of Cash Flows for the six months ended June 30,
   1999.................................................................. F-76
  Notes to the Consolidated Financial Statements......................... F-77

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Muzak LLC

   In our opinion, the accompanying balance sheet and the related statements of operations, changes in member's interest and of cash flows present fairly, in all material respects, the financial position of Muzak LLC, formerly known as Audio Communications Network, LLC (the "Company") at December 31, 1998, and the results of its operations and its cash flows for the period from October 7, 1998 to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 19, 1999
Charlotte, North Carolina

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Muzak LLC

   In our opinion, the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of Audio Communications Network, Inc. ("ACN" or "Predecessor Company") present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 1998 to October 6, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of ACN's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 19, 1999
Charlotte, North Carolina

                                   MUZAK LLC

                                 BALANCE SHEET

          (dollars in thousands, except units issued and outstanding)

                                                                   December 31,
                                                                       1998
                                                                   ------------
Assets
Current assets:
  Cash and cash equivalents.......................................   $ 1,293
  Accounts receivable, net of allowance for doubtful accounts of
   $450...........................................................     1,764
  Inventories.....................................................     1,323
  Prepaid expenses and other assets...............................       125
                                                                     -------
    Total current assets..........................................     4,505
Property and equipment, net.......................................    17,499
Intangible assets, net............................................    49,039
Deposits and other assets.........................................     1,884
                                                                     -------
    Total assets..................................................   $72,927
                                                                     =======
Liabilities and Member's Interest
Current liabilities:
  Current portion of notes payable to related parties.............   $42,183
  Current portion of obligations under capital lease..............        34
  Accounts payable................................................     2,439
  Accrued expenses................................................     1,525
                                                                     -------
    Total current liabilities.....................................    46,181
Notes payable to related parties, net of current portion..........       460
Obligations under capital lease, net of current portion...........        26
                                                                     -------
    Total liabilities.............................................    46,667
Commitment and contingencies (Note 9).............................
Member's interest:
  Common units (100 issued and outstanding).......................    27,407
  Accumulated deficit.............................................    (1,147)
                                                                     -------
    Total member's interest.......................................    26,260
                                                                     -------
    Total liabilities and member's interest.......................   $72,927
                                                                     =======

   The accompanying notes are an integral part of these financial statements

                                   MUZAK LLC

                            STATEMENTS OF OPERATIONS

                             (dollars in thousands)

                                                                                                 Audio Communications
                                                                                        Network, Inc. for the Muzak LLC for the
                                                                                             period from         period from
                                                                                           January 1, 1998     October 7, 1998
                                                                                               through             through
                                                                                           October 6, 1998    December 31, 1998
                                                                                        --------------------- -----------------
Revenues:
  Music and other business services....................................................        $12,315             $ 3,909
  Equipment............................................................................          4,030               1,224
  Installation and other services......................................................          2,572                 781
                                                                                               -------             -------
                                                                                                18,917               5,914
Cost of revenues:
  Music and other business services....................................................          2,670                 833
  Equipment............................................................................          3,322               1,034
  Installation and other services......................................................          2,214                 689
                                                                                               -------             -------
                                                                                                 8,206               2,556
                                                                                               -------             -------
    Gross profit.......................................................................         10,711               3,358
Selling, general and administrative expenses...........................................          7,245               1,794
Depreciation and amortization expense..................................................          4,372               1,683
                                                                                               -------             -------
    Loss from operations...............................................................           (906)               (119)
Other income (expense):
  Interest expense, net................................................................         (2,520)             (1,033)
  Other, net...........................................................................              6                   5
                                                                                               -------             -------
Loss before income taxes...............................................................         (3,420)             (1,147)
Provision for income taxes.............................................................             (8)                --
                                                                                               -------             -------
Net loss...............................................................................         (3,428)            $(1,147)
                                                                                               =======             =======


   The accompanying notes are an integral part of these financial statements

                                   MUZAK LLC

      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND MEMBER'S INTEREST

                    (dollars in thousands, except for units)

AUDIO COMMUNICATIONS NETWORK, INC:

                                          Contributed
                                            Capital                   Total
                                   Common  in Excess  Accumulated Stockholders'
                                   Stock    of Par      Deficit      Equity
                                   ------ ----------- ----------- -------------
Balance at December 31, 1997...... $1,126   $9,851      $(2,799)     $ 8,178
Stock options exercised...........      1        6          --             7
Net loss..........................    --       --        (3,428)      (3,428)
                                   ------   ------      -------      -------
Balance at October 6, 1998........ $1,127   $9,857      $(6,227)     $ 4,757
                                   ======   ======      =======      =======

--------------------------------------------------------------------------------

MUZAK LLC:

                                         Common Units               Total
                                         ------------- Accumulated Member's
                                         Units Dollars   Deficit   Interest
                                         ----- ------- ----------- --------  ---
Balance at October 7, 1998 (prior to
 initial
 contribution by Parent)................  --   $   --    $   --    $   --
Issuance of common units................  100   27,407       --     27,407
Net loss................................  --       --     (1,147)   (1,147)
                                          ---  -------   -------   -------
Balance at December 31, 1998............  100  $27,407   $(1,147)  $26,260
                                          ===  =======   =======   =======



   The accompanying notes are an integral part of these financial statements

                                   MUZAK LLC

                            STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                                                Audio Communications
                                                                                        Network, Inc. for the Muzak LLC for the
                                                                                             period from         period from
                                                                                           January 1, 1998     October 7, 1998
                                                                                               through             through
                                                                                           October 6, 1998    December 31, 1998
                                                                                        --------------------- -----------------
Cash flows from operating activities:
  Net loss.............................................................................        $(3,428)            $(1,147)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization......................................................          4,372               1,683
    Amortization of discount on notes payable to a related party.......................             58                  20
    Interest contributed to equity.....................................................            --                  145
    Deferred commissions...............................................................           (524)               (209)
    Loss on disposal of fixed assets...................................................             26                  13
    (Increase) decrease in operating assets and liabilities, net of effects of acquisitions:
      Accounts receivable..............................................................            241                  95
      Inventories......................................................................            303                (524)
      Prepaid expenses and other.......................................................             54                 (52)
      Accounts payable.................................................................            379                 546
      Accrued liabilities..............................................................            112                 597
                                                                                               -------             -------
        Net cash provided by operating activities......................................          1,593               1,167
Cash flows from investing activities:
  Capital expenditures.................................................................         (3,538)             (1,308)
  Acquisitions net of cash.............................................................            --              (67,028)
                                                                                               -------             -------
        Net cash used in investing activities..........................................         (3,538)            (68,336)
Cash flows from financing activities:
  Proceeds from related party notes payable............................................            --               59,478
  Proceeds from long-term debt.........................................................          2,200                 --
  Proceeds from contributions by Parent................................................            --                8,602
  Principal payments under capital lease obligations...................................            (52)                 (8)
  Repayment of long-term debt..........................................................           (500)                --
  Proceeds from sale of stock..........................................................              7                 --
                                                                                               -------             -------
        Net cash provided by financing activities......................................          1,655              68,072
Net Increase (decrease) in cash and cash equivalents...................................           (290)                903
Cash and cash equivalents, beginning of period.........................................            680                 390
                                                                                               -------             -------
Cash and cash equivalents, end of period...............................................        $   390             $ 1,293
                                                                                               =======             =======
Supplemental disclosures:
  Cash paid for interest ..............................................................        $ 2,900             $     2
                                                                                               =======             =======

   The accompanying notes are an integral part of these financial statements

                                   MUZAK LLC

                       NOTES TO THE FINANCIAL STATEMENTS

                            (dollars in thousands)

1. Description of Business

   Muzak LLC (the "Company") was formerly known as Audio Communications Network, LLC which was formed in September 1998, pursuant to the laws of Delaware, as a wholly owned subsidiary of Muzak Holdings LLC, formerly known as ACN Holdings, LLC (the "Parent"). The Company owns and operates Muzak franchises, which provide background music programming and ancillary services to customers, located in Baltimore, Maryland; Kansas City and St. Louis, Missouri; Jacksonville, Florida; Fresno, California; Phoenix, Arizona; Charlotte and Hillsborough, North Carolina; as its single line of business. The Company began its operations on October 7, 1998, with the acquisition of certain assets and liabilities of Audio Communications Network, Inc ("ACN" or "Predecessor Company") (Note 3).

2. Summary of Significant Accounting Policies

Principles of Consolidation

   All intercompany balances and transactions are eliminated in the ACN consolidated financial statements.

Cash and Cash Equivalents

   Cash equivalents include demand and interest-bearing deposits due from banks with original maturities of 90 days or less. Cash and cash equivalents also includes a contribution from the Parent of $202, which use is restricted for the January 15, 1999 acquisition of Business Sound, Inc. (Note 10).

Inventories

   Inventories consist primarily of electronic equipment and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

   Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, ranging from three to twenty years. Sound and music equipment installed at customer premises under contracts to provide music programming services is transferred from inventory to property and equipment at cost plus an allocation of installation costs and is amortized over 8 years. Impairment losses are recognized if recorded values exceed undiscounted future cash flows, by reducing them to estimated fair value. No impairment losses were recognized by the Company or ACN for the periods presented.

Intangible Assets

   Goodwill, the excess of the purchase price over the fair value of net assets of businesses acquired, is amortized over twenty years using the straight-line method. Income producing contracts are amortized using the straight-line method over periods ranging from 8-14 years. Management evaluates the recoverability of intangibles by comparing recorded values to the undiscounted future cash flows that can be generated by such assets. Impairment losses are recognized if recorded values exceed undiscounted future cash flows, by reducing

                                   MUZAK LLC

                             (dollars in thousands)

them to estimated fair value. No impairment losses were recognized by the Company or ACN for the periods presented.

Income Taxes

   As a Limited Liability Company ("LLC"), federal and state income taxes are the responsibility of the Company's member. Accordingly, the financial statements of the Company includes no provision for income taxes.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues from music services are recognized on a straight-line basis over the term of the customer contracts in the period services are provided. Revenues for equipment sales and installation are recognized upon delivery or installation. Contracts are typically for a five-year non-cancelable period with renewal options for an additional five years.

Concentrations of Credit Risk

   The Company maintains its cash in bank accounts that at times may exceed federally insured limits. The Company performs ongoing credit evaluations of its customers and generally requires no collateral from the customers. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Management believes that the Company's credit risk is somewhat lessened due to the fact that its customers operate in a wide range of industries and are geographically disbursed.

Subscriber Acquisition Costs

   Subscriber acquisition costs are direct sales commissions incurred in connection with acquiring new subscribers, which are amortized as a component of selling, general and administrative expenses over the life of the customer contract or five years, whichever is shorter, on a straight-line basis. If a customer contract terminates early, the unamortized subscriber acquisition costs are typically recovered from the salesperson.

3. Acquisition of ACN

   On October 7, 1998, the Company acquired certain assets and liabilities of ACN for $66,818. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $17,000 and is being amortized using the straight-line method over 20 years.

   In order to complete the acquisition of ACN, the Company received a $8,400 capital contribution from the Parent, and issued notes payable to a related party and the Parent for $40,817 (see note 6) and $17,600, respectively.

                                   MUZAK LLC

                            (dollars in thousands)


   On December 4, 1998, the Parent converted the $17,600 note payable along with additional notes issued during the period of October 7, 1998 through December 31, 1998 which approximated $1,060, plus accrued interest of $145, into membership interest.

   As a result of the transaction and application of purchase accounting, financial information for the period from October 7, 1998 through December 31, 1998 represents that of the Company, which is presented on a different basis than that of the Predecessor Company for the period from January 1, 1998 through October 6, 1998, and therefore is not comparable.

   The following presents the unaudited pro forma results of the Company for the twelve month period ended December 31, 1998, as if the acquisition of ACN, by the Company, occurred on January 1, 1998. These unaudited pro forma results are not necessarily indicative of the results that will occur in the future.

            Revenue............................. $24,831
                                                 =======
            Loss from operations................ $(2,197)
                                                 =======
            Net loss............................ $(6,622)
                                                 =======

4. Property and Equipment

   At December 31, 1998, property and equipment consist of the following:

            Equipment provided to subscribers
             (including capitalized installation
             costs of $4,834).................... $16,186
            Machinery and equipment..............   1,584
            Furniture and fixtures...............     397
            Leasehold improvements...............     132
                                                  -------
                                                   18,299
            Less: accumulated depreciation.......    (800)
                                                  -------
                                                  $17,499
                                                  =======

   Depreciation expense approximated $800 for the period from and October 7, 1998 through December 31, 1998.

   Depreciation expense approximated $1,865 for the period from January 1, 1998 through October 6, 1998.

5. Intangible Assets

   At December 31, 1998, intangible assets consist of the following:

            Subscriber contracts................. $34,810
            Goodwill.............................  15,112
                                                  -------
                                                   49,922
            Less: accumulated amortization.......    (883)
                                                  -------
                                                  $49,039
                                                  =======

   Amortization expense approximated $883 for the period from October 7, 1998 through December 31, 1998.

                                   MUZAK LLC

                            (dollars in thousands)


   Amortization expense approximated $2,507 for the period from January 1, 1998 through October 6, 1998.

6. Notes Payable to Related Parties

   At December 31, 1998, notes payable to related parties included the following;

   Promissory note payable to a related party due October 6, 1999;
   including unpaid interest of $866, which compounds quarterly at variable interest rate (approximately 9% at December 31, 1998)
   and is payable at maturity....................................... $41,683
   Note payable to a related party; two annual payments of $500 due
   January 1999 and 2000, respectively, net of unamortized discount
   (at 10%) of $40 at December 31, 1998.............................     960
                                                                     -------
                                                                      42,643
     Less: current portion of notes payable to related parties...... (42,183)
                                                                     -------
                                                                     $   460
                                                                     =======

7. Income Taxes

   The income tax provision for ACN for the period from January 1, 1998 through October 6, 1998 consists of deferred state taxes of $8. ACN's effective tax rate differs from the statutory federal income tax rate as a result of nondeductible expenses and an increase in the valuation allowance for deferred tax assets.

8. Employee Benefit Plans

   ACN had a noncontributory defined contribution pension plan covering substantially all of ACN employees who met certain age and length of service qualifications. ACN's policy was to fund pension cost with annuity contracts. During 1998, ACN decided to terminate the plan. Vested benefits will be contributed to the successor plan sponsored by the Company.

   The Company has a profit-sharing plan continued from the Predecessor Company which covers all employees of the Company who have at least one-half year of service. Contributions to the plan by employees may be at least 1% but not more than 15% of annual salary, subject to certain restrictions. Contributions by the Company to the plan are discretionary. Employees are always 100% vested in employee contributions; no vesting in employer contributions occurs prior to the first two years of service and 100% vesting occurs after the third year of service. Plan expense for the period from October 7, 1998 to December 31, 1998 and the period from January 1, 1998 to October 6, 1998 was $55 and $23, respectively.

9. Commitments and Contingencies

   Certain equipment and office and warehouse facilities are held under non-cancelable operating leases. The Company has also entered into various agreements with broadcasting companies in order to transmit music service to its customers through the broadcasting companies' subchannels. Rent expense under the operating leases and broadcasting agreements was approximately $94 during the period from October 7, 1998 through December 31, 1998. The following is a summary of future payments on equipment under non-cancelable operating leases together with the present value of net minimum payments of equipment under capital leases at December 31, 1998:

                                   MUZAK LLC

                             (dollars in thousands)

                                                              Lease Obligations
                                                              Operating Capital
                                                              --------- -------
      1999...................................................  $  416    $ 39
      2000...................................................     409      22
      2001...................................................     323       6
      2002...................................................     216     --
      2003...................................................     138     --
      Thereafter.............................................      39     --
                                                               ------    ----
        Total minimum lease payments.........................  $1,541      67
                                                               ======
        Less: portion related to interest....................              (7)
                                                                         ----
        Present value of net minimum lease payments..........              60
        Less: current portion of capital lease obligations...             (34)
                                                                         ----
        Long-term portion of capital lease obligations.......            $ 26
                                                                         ====

   Rent expense for the period form January 1, 1998 to October 6, 1998 was approximately $225.

   From time to time the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.

10. Muzak Finance Corp.

   Muzak Finance Corp. ("Finance Corp.") was formed in February, 1999, pursuant to the laws of Delaware, as a wholly owned subsidiary of the Company. Finance Corp. had no 1998 activities.

11. Subsequent Events (unaudited)

   On January 15, 1999, the Company acquired all of the outstanding stock of Business Sound, Inc. ("Business Sound") for approximately $4,100. The Business Sound acquisition was financed with approximately $4,100 of cash contributed by the Parent. Business Sound is the Muzak affiliate for the New Orleans, Louisiana and Mobile, Alabama areas.

   On February 24, 1999, the Company acquired all of the outstanding stock of Electro Systems Corporation ("Electro Systems") the Muzak independent affiliate located in Panama City, Florida for cash of approximately $550, plus the assumption of $2,400 of existing indebtedness.

   On March 18, 1999, Muzak Limited Partnership ("Muzak") merged with and into the Company (the "Merger"). Under the terms of the agreement, total consideration, excluding transaction fees, was approximately $268,688 which includes non-voting units of the Parent. At the time of the Merger, the Company changed its name to Muzak LLC.

   On March 18, 1999, the Parent acquired Capstar Broadcasting Corporation's ("Capstar") Muzak affiliates comprised of territories which are located in Atlanta, Albany and Macon, Georgia; Ft. Myers, Florida; and on May 3, 1999 acquired the Muzak affiliate territory located in Omaha, Nebraska (the "Capstar Acquisition"). The purchase price for the Capstar Acquisition was approximately $21,337, comprised of voting membership units of the Parent and a cash payment of approximately $5,417 which is subject to adjustment.

                                   MUZAK LLC

                            (dollars in thousands)

   On May 3, 1999, the Company acquired Capstar Broadcasting's Muzak affiliate territory located in Omaha, Nebraska. Under the terms of the Agreement, the Company paid $3,197 in total consideration comprised of voting membership units of the parent and a cash payment of approximately $811, excluding transaction fees.

   On March 24, 1999, the Company acquired the net assets of Custom On Hold Services, Inc. for approximately $180, excluding transaction fees.

   On June 15, 1999, the Company acquired the net assets of Advertising On Hold, Inc. for approximately $6,908.

   On June 18, 1999, the Company acquired the net assets of CustomTronics Sound for approximately $780.

   On June 30, 1999, the Company acquired the net assets of Penobscot Broadcasting Corporation for approximately $907.

   In July and August 1999, the Company acquired the net assets of LaBov and Beyond, Inc., U.S. West Communications Services, Inc. and Broadcast International, Inc. for approximately $1,350, $3,500 and $4,700, respectively, excluding transaction fees.

   The above transactions were accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $112,435 and is being amortized using the straight-line method over 20 years.

   In connection with the Merger, the Company entered into a new senior credit facility ("Senior Credit Facility"), which provides for two term loans (the "Term Loans") for $30,000 and $105,000 and revolving loans (the "Revolving Loan") for up to $35,000 of which $3,400 was drawn at closing. The Term Loans are required to be paid in semi-annual installments on June 30 and December 31 of each year beginning on June 30, 2000. The Revolving Loan must be repaid on or before December 31, 2005. The obligations of the Company under the Senior Credit Facility are guaranteed by each of the Company's future direct and indirect domestic subsidiaries. Interest accrues at the Company's election at a rate based on either (a) the Base Rate (as described in the Senior Credit Facilities Agreement) or b) Libor (as defined in the Senior Credit Facilities Agreement) plus in either case, the applicable margin. The applicable borrowing margin under Term Loans and Revolving Loans range from 1% to 3.5%. Commitment fees range from .375% to .0625%. The obligations of the Company under the Senior Credit Facility are guaranteed by the Parent and are secured by first priority security interests in all material intellectual property and other property and assets of the Company and the Parent, and a pledge of all of the membership units of the Company and the Parent.

   On March 18, 1999, the Company co-issued $115,000, principal amount, Senior Subordinated Notes ("Subordinated Notes") offering executed by its wholly owned subsidiary Muzak LLC. Interest on the Subordinated Notes is expected to accrue at a rate of 9.875%, per annum. Interest is expected to be payable semi-annually, in arrears, on each March 15 and September 15 of each year, commencing on September 15, 1999. The Subordinated Notes will mature on March 15, 2009.

   The Senior Credit Facility and the Subordinated Notes restrict the Company and the Parent from declaring or paying any dividend or payment on common units of the Company or the Parent.

                                   MUZAK LLC

                             (dollars in thousands)


   In July 1999, the Company amended its Senior Credit Facility, which resulted in an increase in the amount available for borrowings under this facility by $30,000. In addition, the Company may request lenders to commit to additional loans of up to $50,000 million under a second revolving facility prior to December 31, 2000.

   In July 1999, the Company issued a 15% junior subordinated note to a related party for $3,000. Interest on this note accrues at a rate of 15% per annum, and is payable, together with the principal on June 30, 2007.

   The following table summarizes the unaudited pro forma results of operations for the year ended December 31, 1998, as if the acquisitions and financings described above and the acquisition of ACN as disclosed in Note 3 occurred on January 1, 1998:

                                                               December 31, 1998
                                                               -----------------
                                                                  (Unaudited)
      Revenue.................................................     $147,183
                                                                   ========
      Loss from operations....................................     $ (9,040)
                                                                   ========
      Net loss................................................     $(37,001)
                                                                   ========

                                   MUZAK LLC
                           CONSOLIDATED BALANCE SHEET
          (dollars in thousands, except units issued and outstanding)

                                                         June 30,   December 31,
                                                           1999         1998
                                                        ----------- ------------
                                                        (unaudited)
Assets
Current assets:
  Cash and cash equivalents............................  $  2,282     $ 1,293
  Accounts receivable, net.............................    28,946       1,764
  Inventory............................................     8,203       1,323
  Prepaid expenses and other assets....................     4,807         125
                                                         --------     -------
    Total current assets...............................    44,238       4,505
Property and equipment, net............................    83,298      17,499
Deferred financing costs, net..........................     9,839         --
Intangible assets, net.................................   276,337      49,039
Deposit and other assets...............................     5,267       1,884
                                                         --------     -------
    Total assets.......................................  $418,979     $72,927
                                                         ========     =======
Liabilities and Member's Interest
Current liabilities:
  Line of credit--revolving facility...................  $ 19,400     $   --
  Current portion of long term debt....................     2,441      42,217
  Accounts payable and accrued expenses................    27,716       3,964
  Advance billings.....................................     7,038         --
                                                         --------     -------
    Total current liabilities..........................    56,595      46,181
Senior credit facility.................................   135,000         --
Senior subordinated notes..............................   115,000         --
Other long-term debt...................................     4,578         486
Other liabilities......................................     4,903         --
                                                         --------     -------
    Total liabilities..................................   316,076      46,667
Member's interest
  Common units (100 units issued and outstanding)......   109,428      27,407
  Accumulated deficit..................................    (6,525)     (1,147)
                                                         --------     -------
    Total member's interest............................   102,903      26,260
                                                         --------     -------
    Total liabilities and member's interest............  $418,979     $72,927
                                                         ========     =======

  The accompanying notes are an integral part of these consolidated financial statements

                                   MUZAK LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (dollars in thousands)

                                                                     For the
                                                                   Three Months
                                                For the Six Months    Ended
                                                      Ended          June 30,
                                                  June 30, 1999        1999
                                                ------------------ ------------
                                                   (Unaudited)     (Unaudited)
Revenues:
  Music and other business services............      $34,587         $26,408
  Equipment and related services...............       13,082           9,110
                                                     -------         -------
                                                      47,669          35,518
Cost of revenues:
  Music and other business services............        7,460           5,861
  Equipment and related services...............       10,499           7,627
                                                     -------         -------
                                                      17,959          13,488
                                                     -------         -------
    Gross profit...............................       29,710          22,030
Selling, general and administrative expenses...       14,830          11,883
Depreciation and amortization expense..........       12,339           9,142
                                                     -------         -------
    Income from operations.....................        2,541           1,005
Other income (expense):
  Interest expense, net........................       (8,625)         (6,513)
  Other, net...................................          (21)            --
                                                     -------         -------
    Net loss before extraordinary gain on the
     extinguishment of debt....................       (6,105)         (5,508)
Extraordinary gain on the extinguishment of
 debt..........................................          727             --
                                                     -------         -------
    Net loss...................................      $(5,378)        $(5,508)
                                                     =======         =======



  The accompanying notes are an integral part of these consolidated financial statements

                                   MUZAK LLC
             CONSOLIDATED STATEMENT OF CHANGES IN MEMBER'S INTEREST
                    (dollars in thousands, except for units)

                                      For the Six Months Ended June 30, 1999
                                     -----------------------------------------
                                                    (unaudited)
                                         Common Units                  Total
                                     -------------------- Accumulated Member's
                                     Outstanding   ($)      Deficit   Interest
                                     ----------- -------- ----------- --------
Balance, December 31, 1998..........     100     $ 27,407   $(1,147)  $ 26,260
Additional capital contributed......     --        82,021       --      82,021
Net loss for the six months ended
 June 30, 1999......................     --           --     (5,378)   (5,378)
                                         ---     --------   -------   --------
Balance, June 30, 1999..............     100     $109,428   $(6,525)  $102,903
                                         ===     ========   =======   ========



  The accompanying notes are an integral part of these consolidated financial statements

                                   MUZAK LLC
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (dollars in thousands)

                                                                     For the
                                                                   Six Months
                                                                      Ended
                                                                    June 30,
                                                                      1999
                                                                   -----------
                                                                   (Unaudited)
Cash flows from operating activities
Net loss..........................................................  $ (5,378)
Depreciation and amortization.....................................    12,339
Amortization of deferred financing fees...........................       325
Extraordinary gain on extinguishment of debt......................       727
Net change in certain assets and liabilities, net of business acquisitions.....................................................
  Increase in accounts receivable.................................    (4,337)
  Decrease in inventory and prepaid expenses......................       608
  Increase in other assets........................................       (84)
  Decrease in accounts payable and accrued expenses...............    (1,159)
  Increase in advance billings....................................     1,111
  Increase in other liabilities...................................        36
                                                                    --------
    Net cash provided by operating activities.....................     4,188

Cash flows from investing activities
Acquisitions, net of cash.........................................  (271,913)
Capital expenditures..............................................    (8,022)
                                                                    --------
    Net cash used in investing activities.........................  (279,935)

Cash flows from financing activities
Proceeds from issuance of senior subordinated notes...............   115,000
Proceeds from issuance of senior credit facility and revolver.....   154,400
Proceeds from issuance of membership units to Parent..............    62,144
Proceeds from the issuance of membership units to management......     1,155
Repayment of notes payable to related party.......................   (41,683)
Repayment of other debt...........................................      (817)
Payment of fees associated with the financing.....................   (13,463)
                                                                    --------
    Net cash provided by financing activities.....................   260,989
                                                                    --------
Net increase in cash and cash equivalents.........................       989
Cash and cash equivalents, beginning of the period................     1,293
                                                                    --------
Cash and cash equivalents, end of period..........................  $  2,282
                                                                    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                   MUZAK LLC

       NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--JUNE 30, 1999

                              (In thousands)

1. Description of Business

   Muzak LLC ( the "Company") was formerly known as Audio Communications Network, LLC which was formed in September 1998, pursuant to the laws of Delaware, as a wholly owned subsidiary of Muzak Holdings LLC (the "Parent"), formerly known as ACN Holdings, LLC. The Company began its operations on October 7, 1998, with the acquisition of certain assets and liabilities of Audio Communications Network, Inc.

   The Company provides business music services and products, markets and sells video and audio marketing services through a network of domestic and international franchises ("independent affiliates") and owned operations. The independent affiliates are charged a fee based on their revenues, in addition to other fees, in exchange for broadcast music, marketing, technical and administrative support. The Company and its franchises also sell, install and maintain electronic equipment related to the Company's business.

   The Company's music services are primarily sold for use in public areas, such as retail and restaurant establishments, and work areas, such as business offices and manufacturing facilities. Services are distributed through direct broadcasting satellite transmission, local broadcasting transmission and pre-recorded tapes played on the customer's premises.

   The Company is subject to certain business risk, which could affect future operations and financial performance. These risks include rapid technological change, competitive pricing, concentrations in and dependence on satellite delivery capabilities, and development of new services.

2. Basis of Presentation

   Pursuant to the rules and regulations of the Securities and Exchange Commission, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

   These condensed financial statements should be read in conjunction with the Company's audited financial statements as of December 31, 1998 and the notes thereto included elsewhere herein.

   The financial statements as of June 30, 1999 and for the six month period then ended are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal and recurring adjustments except for the acquisitions of Business Sound, Inc., Electro Systems Corporation, Muzak L.P., and the Muzak affiliate territories located in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida contributed by Capstar Broadcasting necessary to present fairly the financial information included herein (Note 4).

3. Summary of Significant Accounting Policies

Principles of Consolidation

   The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries, Muzak Capital Corporation, Muzak Finance Corp., Business Sound, Inc., Electro Systems Corporation and MLP Environmental Music, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

   Revenues from music services are recognized on a straight-line basis over the term of the customer contract in the period services are provided. Revenues from equipment sales and installation are recognized upon delivery or installation. Contracts are typically for a five-year non-cancelable period with

                                   MUZAK LLC

                                 (In Thousands)

renewal options for an additional five years. Fees from independent affiliates are recognized as music revenues in the month that the independent affiliate generates its revenues.

Deferred Financing Fees

   Deferred financing fees are stated at cost and amortized over the term of the debt using the effective interest method.

Advance Billings

   The Company invoices certain customers in advance for contracted music and other business services. Amounts invoiced in advance of the service period are deferred when invoiced and recognized as revenue in the period earned.

Reclassifications

   Certain amounts have been reclassified to conform to the current quarter's presentation.

4. Acquisitions

   On January 15, 1999, the Company acquired all of the outstanding stock of Business Sound, Inc. for $4,148, excluding transaction fees. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $862 and is being amortized using the straight-line method over 20 years.

   On February 24, 1999, the Company acquired all of the outstanding stock of Electro Systems Corporation for $2,950, excluding transaction fees. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $664 and is being amortized using the straight-line method over 20 years.

   On March 18, 1999, Muzak Limited Partnership ("Muzak L.P.") merged with and into the Company. Under the terms of the Agreement, the Company paid $268,688 in total consideration, which includes non-voting units of the Parent and excludes transaction fees. The transaction was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $100,403 and is being amortized using the straight-line method over 20 years.

   On March 18, 1999, the Parent acquired Capstar Broadcasting Corporation's Muzak affiliates ("Capstar") comprised of territories, which are located in Atlanta, Albany and Macon, Georgia; Ft. Myers, Florida. Under the terms of the Agreement, the Parent paid $18,141 in total consideration comprised of Class A units of the parent valued at $13,535 and a cash payment of approximately $4,606, excluding transaction fees. The transaction was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $4,171 and is being amortized using the straight-line method over 20 years.

                                   MUZAK LLC

                                (In Thousands)

   In order to complete the acquisitions of Business Sound, Inc., Electro Systems Corporation, and Capstar and the merger with Muzak L.P., the Company received $62,144 in capital contributions from the Parent and $1,155 in capital contributions from management of the Company. In addition, the Company became a co-issuer of $115,000, principle amount, of senior subordinated notes, and borrowed $138,400 under a senior credit facility (collectively, the "Financings").

   On May 3, 1999, the Company acquired Capstar Broadcasting's Muzak affiliate territory located in Omaha, Nebraska. Under the terms of the Agreement, the Company paid $3,197 in total consideration comprised of voting membership units of the parent and a cash payment of approximately $811, excluding transaction fees.

   On March 24, 1999, the Company acquired the net assets of Custom On Hold Services, Inc. for approximately $180, excluding transaction fees.

   On June 15, 1999, the Company acquired the net assets of Advertising On Hold, Inc. for approximately $6,908.

   On June 18, 1999, the Company acquired the net assets of CustomTronics Sound for approximately $780.

   On June 30, 1999, the Company acquired the net assets of Penobscot Broadcasting Corporation for approximately $907.

   The above transactions were accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $2,569 and is being amortized using the straight-line method over 20 years.

   The following presents the unaudited pro forma results of the Company for the six months ended June 30, 1999, as if the acquisition and financings discussed above occurred on January 1, 1999. These unaudited pro forma results are not necessarily indicative of the results that will occur in future interim periods.

            Revenues........................... $ 72,265
                                                ========
            Loss from operations............... $ (3,356)
                                                ========
            Net loss........................... $(15,315)
                                                ========

5. Property and Equipment

   Property and equipment consists of the following:

                                              Useful
                                               Life    June 30,   December 31,
                                              (years)    1999         1998
                                              ------- ----------- ------------
                                                      (Unaudited)
      Equipment provided to subscribers......    4      $71,327     $16,186
      Machinery and equipment................   3-4      13,993       1,584
      Furniture and fixtures.................    7        2,276         397
      Land and buildings.....................   35          959         --
      Leasehold improvements.................    7          867         132
                                                        -------     -------
                                                         89,422      18,299
      Less accumulated depreciation..........            (6,124)       (800)
                                                        -------     -------
                                                        $83,298     $17,499
                                                        =======     =======

                                   MUZAK LLC

                                 (In Thousands)

   Depreciation expense approximated $5,324 and $800 for the six months ended June 30, 1999 and for the period from October 7, 1998 through December 31, 1998, respectively.

6. Intangible Assets

     Intangible assets consists of the following:

                                                Useful
                                                 Life    June 30,   December 31,
                                                (years)    1999         1998
                                                ------- ----------- ------------
                                                        (Unaudited)
      Goodwill.................................   20     $123,782     $15,112
      Income producing contracts...............  8-14     117,947      34,810
      License agreements.......................   20       14,600         --
      Trademarks...............................    5        7,400         --
      Non-compete agreements...................   2-7       4,807         --
      Other....................................  5-20      15,700         --
                                                         --------     -------
                                                          284,236      49,922
      Less accumulated amortization............            (7,899)       (883)
                                                         --------     -------
                                                         $276,337     $49,039
                                                         ========     =======

   Amortization expense was $7,016 and $883 for the six months ended June 30, 1999 and for the period from October 7, 1998 through December 31, 1998, respectively.

7. Debt

   In March 1999, the Company entered into a new senior credit facility ("Senior Credit Facility"), which provides for two term loans (the "Term Loans") for $30,000 and $105,000 and revolving loans (the "Revolving Loan") for up to $35,000 of which $3,400 was drawn at closing. The Term Loans are required to be paid in semi-annual installments on June 30 and December 31 of each year beginning on June 30, 2000. The Revolving Loan must be repaid on or before December 31, 2005. The obligations of the Company under the Senior Credit Facility are guaranteed by each of the Company's future domestic subsidiaries. Interest accrues at the Company's election at a rate based on either (a) the Base Rate (as described in the Senior Credit Facilities Agreement) or b) Libor (as defined in the Senior Credit Facilities Agreement) plus in either case, the applicable margin. The applicable borrowing margin under Term Loans and Revolving Loans range from 1% to 3.5%. Commitment fees range from .375% to
 .0625%.

   On March 18, 1999, the Company together with its wholly owned subsidiary, Muzak Finance Corp., co-issued $115,000 in principal amount of Senior Subordinated Notes ("Subordinated Notes"). Interest on the Subordinated Notes accrues at a rate of 9.875% per annum. Interest is payable semi-annually, in arrears, on each March 15 and September 15 of each year, commencing on September 15, 1999. The Subordinatetd Notes will mature on March 15, 2009.

                                   MUZAK LLC

                                 (In Thousands)


   Debt obligations consist of the following:

                                                         June 30,   December 31,
                                                           1999         1998
                                                        ----------- ------------
                                                        (Unaudited)
      Line of credit--revolving facility...............  $ 19,400     $    --
      Senior credit facility...........................   135,000          --
      Senior subordinated notes........................   115,000          --
      Notes payable--related party.....................       --        41,683
      Other............................................     7,019          960
                                                         --------     --------
          Total debt obligations.......................   276,419       42,643
      Less current portion.............................   (21,841)     (42,183)
                                                         --------     --------
                                                         $254,578     $    460
                                                         ========     ========

   Annual maturities of debt obligations are as follows:

            1999................................ $ 21,841
            2000................................    4,445
            2001................................    5,945
            2002................................    7,444
            2003................................    8,194
            Thereafter..........................  228,550
                                                 --------
                                                 $276,419
                                                 ========

8. Muzak Finance Corp.

   Muzak Finance Corp. had no activities during the six months ended June 30, 1999.

9. Subsequent Events

   In July 1999, the Company amended its Senior Credit Facility, which resulted in an increase in the amount available for borrowings under this facility by $30,000. In addition, the Company may request lenders to commit to additional loans of up to $50,000 million under a second revolving facility prior to December 31, 2000.

   In July 1999, the Company executed a note agreement with a related party for $3,000. Interest on this note accrues at a rate of 15% per annum, and is payable, together with the principal on June 30, 2007.

   In July and August 1999, the Company acquired the net assets of LaBov and Beyond, Inc., U.S. West Communications Services, Inc. and Broadcast International, Inc. for approximately $1,350, $3,500 and $4,700, respectively, excluding transaction fees.

   These transactions were accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $3,766 and is being amortized using the straight-line method over 20 years.

                                 MUZAK LLC

                              (In Thousands)

   The following table summarizes the unaudited pro forma results of operations for the six months ended June 30, 1999, as of the acquisitions and financings discussed above and the transactions discussed in Note 4 occurred on January 1, 1999. These unaudited pro forma results are not necessarily indicative of the results that will occur in future interim periods:

     Revenue.......................................................... $ 74,807
                                                                       ========
     Loss from operations............................................. $ (2,767)
                                                                       ========
     Net loss......................................................... $(16,061)
                                                                       ========

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Audio Communications Network, Inc.:

   We have audited the accompanying consolidated balance sheets of Audio Communications Network, Inc. and its subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
March 31, 1998
Orlando, Florida

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1997

                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 1)................. $   132,565  $   680,195
  Accounts receivable--trade (less allowance for
   doubtful accounts
   of $105,797 in 1996 and $484,227 in 1997).........     839,442    2,159,163
  Inventories (Note 1)...............................     443,969    1,150,133
  Prepaid expenses and other current assets..........     124,372      196,891
                                                      -----------  -----------
    Total current assets.............................   1,540,348    4,186,382
                                                      -----------  -----------
PROPERTY--At cost: (Notes 1 and 4)
  Leasehold improvements.............................      55,572       79,459
  Equipment..........................................   6,651,052   14,797,638
  Furniture and fixtures.............................     122,647      523,598
                                                      -----------  -----------
    Total............................................   6,829,271   15,400,695
  Less accumulated depreciation......................    (920,839)  (2,271,197)
                                                      -----------  -----------
    Property--net....................................   5,908,432   13,129,498
                                                      -----------  -----------
OTHER ASSETS:
  Subscriber contract rights and other intangible
   assets (net of accumulated amortization of
   approximately $2,678,000 in 1996 and $5,095,000 in
   1997) (Note 1)....................................  14,921,299   19,984,882
  Goodwill (net of accumulated amortization of
   approximately $49,000 in 1996 and $377,000 in
   1997) (Note 1)....................................     653,666    7,974,059
  Deposits and other.................................      80,349       30,819
                                                      -----------  -----------
    Total other assets...............................  15,655,314   27,989,760
                                                      -----------  -----------
      TOTAL.......................................... $23,104,094  $45,305,640
                                                      ===========  ===========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1996 and 1997

                                                         1996         1997
                                                      -----------  -----------
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 4)......... $ 1,468,420  $   556,830
  Accounts payable...................................   1,530,200    1,739,800
  Royalties payable..................................         --       660,264
  Accrued liabilities (Note 3).......................     359,429    1,775,590
                                                      -----------  -----------
    Total current liabilities........................   3,358,049    4,732,484
                                                      -----------  -----------
LONG-TERM DEBT (Note 4)..............................  17,197,865   32,395,375
                                                      -----------  -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY (Note 5):
Preferred stock, $.001 par value, authorized -0- in
 1996, 1,000,000 shares in 1997; issued and
 outstanding, -0- shares in 1996 and 1997............         --           --
Common stock, $.25 par value, authorized, -0- in
 1996; 12,000,000 shares in 1997, issued and
 outstanding, -0- shares in 1996 and 4,502,135 shares
 in 1997.............................................         --     1,125,534
Contributed capital in excess of par value...........         --     9,850,850
Investment...........................................   3,750,000          --
Contributed capital--preferred warrants..............     193,646          --
Accumulated deficit..................................  (1,395,466)  (2,798,603)
                                                      -----------  -----------
    Total stockholders' equity.......................   2,548,180    8,177,781
                                                      -----------  -----------
      TOTAL.......................................... $23,104,094  $45,305,640
                                                      ===========  ===========


                  See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     Years Ended December 31, 1996 and 1997

                                                        1996         1997
                                                     -----------  -----------
REVENUES............................................ $10,122,175  $17,552,024
                                                     -----------  -----------
COSTS AND EXPENSES:
  Cost of sales.....................................   3,412,161    7,168,978
  Selling, general and administrative expenses......   2,984,414    5,113,403
  Depreciation and amortization.....................   2,356,185    4,057,052
                                                     -----------  -----------
    Total...........................................   8,752,760   16,339,433
                                                     -----------  -----------
INCOME BEFORE OTHER INCOME (EXPENSE) AND INCOME
 TAXES..............................................   1,369,415    1,212,591
OTHER INCOME (EXPENSE):
  Interest income...................................      10,794       20,221
  Interest expense (Note 4).........................  (1,925,552)  (2,669,160)
  Other.............................................          --       59,561
                                                     -----------  -----------
    Other--net......................................  (1,914,758)  (2,589,378)
                                                     -----------  -----------
LOSS BEFORE INCOME TAXES............................    (545,343)  (1,376,787)
PROVISION FOR INCOME TAXES (Notes 1 and 6)..........          --       26,350
                                                     -----------  -----------
NET LOSS............................................ $  (545,343) $(1,403,137)
                                                     ===========  ===========
LOSS PER COMMON SHARE (Note 1)...................... $      (.13) $      (.32)
                                                     ===========  ===========


                See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1996 and 1997

                                      Contributed            Contributed
                                       Capital-                Capital                    Total
                                       Preferred    Common    in Excess  Accumulated  Stockholders'
                         Investment    Warrants     Stock      of Par      Deficit       Equity
                         -----------  ----------- ---------- ----------- -----------  -------------
BALANCE, JANUARY 1,
 1996................... $ 3,750,000   $193,646   $      --  $      --   $  (850,123)  $ 3,093,523
 Net loss...............         --         --           --         --      (545,343)     (545,343)
                         -----------   --------   ---------- ----------  -----------   -----------
BALANCE, DECEMBER 31,
 1996...................   3,750,000    193,646          --         --    (1,395,466)    2,548,180
 Merger-related
  activity..............  (3,750,000)  (193,646)   1,102,300  9,682,920          --      6,841,574
 Stock issued to
  directors and
  employees in lieu of
  cash compensation.....         --         --         9,978    110,778          --        120,756
 Stock purchased by
  employees under stock
  purchase plan.........         --         --           756     10,042          --         10,798
 Stock options
  exercised.............         --         --        12,500     47,110          --         59,610
 Net loss...............         --         --           --         --    (1,403,137)   (1,403,137)
                         -----------   --------   ---------- ----------  -----------   -----------
BALANCE, DECEMBER 31,
 1997................... $       --    $    --    $1,125,534 $9,850,850  $(2,798,603)  $ 8,177,781
                         ===========   ========   ========== ==========  ===========   ===========




                 See notes to consolidated financial statements

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1996 and 1997

                                                           1996        1997
                                                        ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $ (545,343) $(1,403,137)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization.....................   2,407,341    4,259,207
    Interest accrued to amortize discount on
     subordinated debt................................      21,270          --
    Stock issued to directors and employees in lieu of
     cash compensation................................         --       120,756
    Deferred commissions..............................    (474,780)    (712,373)
    Loss on disposal of fixed assets..................         --        45,400
    (Increase) decrease in operating assets and
     increase (decrease) in operating liabilities--net
     of business acquired:
      Accounts receivable.............................    (184,720)  (1,054,796)
      Inventories.....................................  (1,065,402)  (3,389,917)
      Prepaid expenses and other......................     169,616      (41,037)
      Accounts payable................................     585,394     (998,670)
      Royalties payable...............................     (83,257)     660,264
      Accrued liabilities.............................      24,150      575,695
      Other--net......................................     (75,625)      34,895
                                                        ----------  -----------
        Net cash (used in) provided by operating
         activities...................................     778,644   (1,903,713)
                                                        ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of certain assets and liabilities of
   Chambers, Inc.
   and SunCom Group, Inc..............................    (810,842)         --
  Capital expenditures--net...........................  (1,344,264)    (296,169)
  Proceeds from the sale of intangible assets.........         --       185,908
  Cash acquired in the acquisition....................         --       876,068
  Purchase of subscriber rights and other
   intangibles........................................         --      (295,180)
                                                        ----------  -----------
        Net cash provided by (used in) investing
         activities...................................  (2,155,106)     470,627
                                                        ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt........................     750,000   25,534,420
  Principal payments under capital lease obligations..     (37,479)    (113,764)
  Debt issuance costs.................................      (3,750)         --
  Repayment of long-term debt.........................         --   (23,510,348)
  Proceeds from sale of stock.........................         --        70,408
                                                        ----------  -----------
        Net cash provided by financing activities.....     708,771    1,980,716
                                                        ----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..    (667,691)     547,630
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........     800,256      132,565
                                                        ----------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR................  $  132,565  $   680,195
                                                        ==========  ===========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                          1996        1997
                                                       ---------- ------------
SUPPLEMENTAL DISCLOSURES--Cash paid during the year
 for:
  Interest............................................ $2,064,190 $  2,175,692
                                                       ========== ============
  Income taxes........................................ $      --  $        --
                                                       ========== ============
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Inventory leased to customers and reclassified to
   property during the year........................... $  969,000 $  3,187,000
                                                       ========== ============
  Capital expenditures financed through increase in
   debt............................................... $      --  $     38,000
                                                       ========== ============
  Acquisition:
    Fair value of assets acquired..................... $      --  $ 21,081,000
    Intangible assets................................. $      --  $  7,305,000
    Liabilities assumed............................... $      --  $(11,935,000)
    Notes issued...................................... $      --  $ (1,304,000)


                  See notes to consolidated financial statements.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 1996 and 1997

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION--

   On May 30, 1997, Suncom Communications LLC ("SCL") sold its net assets to Audio Communications Network, Inc. ("ACN") (the "Merger"). In connection with the Merger, ACN issued to SCL an aggregate of 2,100,000 shares of ACN's common stock, and 597,986 shares were purchased from ACN's chairman by SCL. Upon completion of the Merger, SCL held securities having an aggregate of approximately 60% of outstanding voting power of ACN. As noted below, the Merger was accounted for as a reverse acquisition with SCL being the acquiring company.

   REVERSE PURCHASE METHOD OF ACCOUNTING--As described above, SCL owned an aggregate of approximately 60% of the outstanding voting power of ACN immediately following the Merger. Accordingly, the Merger has been accounted for as a reverse purchase under generally accepted accounting principles as a result of which SCL is considered to be the acquiring entity and ACN the acquired entity for accounting purposes, even though ACN is the surviving legal entity. As a result of this reverse purchase accounting treatment, (i) the historical financial statements of the Company for periods prior to the date of the Merger are no longer the historical financial statements of ACN, and therefore, are no longer presented; (ii) the historical financial statements of the Company for periods prior to the date of the Merger are those of SCL; (iii) all references to the financial statements of the "Company" apply to the historical financial statements of SCL prior to the Merger and to the consolidated financial statements of ACN subsequent to the Merger; and (iv) any reference to ACN applies solely to Audio Communications Network, Inc. and its financial statements prior to the Merger.

   DESCRIPTION OF BUSINESS--The Company owns and operates MUZAK (R) franchises, which provide background music programming and ancillary services to customers, in seven major metropolitan areas, as its single line of business.

   All intercompany balances and transactions are eliminated in these consolidated financial statements.

   SIGNIFICANT ACCOUNTING POLICIES--

   USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION--Revenues for equipment sales and installations are recognized at the point of sale. Revenues from music services are recognized on a straight-line basis over the term of the customer contracts. Contracts are typically for a five-year period with renewal options for an additional five years.

   FINANCIAL INSTRUMENTS--Management believes the book value of financial instruments (cash and cash equivalents, accounts receivable, accounts payable, royalties payable, accrued liabilities, and long-term debt) approximates fair value.

   INVENTORIES--Inventories, which consist of equipment held for sale or lease and supplies, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997

   PROPERTY--Property is recorded at cost. Depreciation is provided on the straight-line method over estimated useful lives of 3 to 10 years.

   GOODWILL AND INTANGIBLE ASSETS--Goodwill, the excess of the purchase price over the fair value of net assets of businesses acquired, is amortized over 20 years using the straight-line method. Other intangible assets acquired, principally subscriber contract rights, are amortized using the straight-line method over various periods from three to ten years. Management evaluates the recoverability of goodwill and other intangible assets quarterly and annually based on current operating trends in relation to the recorded intangible values.

   INCOME TAXES--Prior to the Merger, the Company was a limited liability company, and, as such, for federal and state income tax purposes, income and losses of the Company passed through to the members of the Company for inclusion in their income tax returns. In connection with the Merger, the Company became a taxable entity and accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), Accounting for Income Taxes. A significant provision of FAS 109 is the use of the liability method of computing deferred income taxes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, under FAS 109, the Company recognizes, subject to a valuation allowance regarding asset realization, the future tax benefits of expenses which have been recognized in the consolidated financial statements.

   LOSS PER COMMON SHARE--Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Common stock equivalents for purposes of diluted loss per share include shares issuable on the exercise of employee stock options under the incentive stock option plan adopted in May 1984 and amended in February 1991. The weighted average number of common shares outstanding were 4,352,134 for 1996 (assuming retroactive treatment of the reverse acquisition) and 4,447,251 for 1997. Diluted loss per common share has been excluded since the effect of including the options would be antidilutive.

   CASH EQUIVALENTS--Cash equivalents include demand and interest-bearing deposits due from banks with original maturities of 90 days or less.

   CONCENTRATIONS OF CREDIT RISK--The Company performs ongoing credit evaluations of its customers and generally requires no collateral from the customers. Management feels that the Company's credit risk is somewhat lessened due to the fact that its customers operate in a wide range of industries.

   There are no single customers that individually had billings greater than 5% of net operating revenues for the years ended December 31, 1996 and 1997.

   MANAGEMENT AGREEMENT--Prior to the Merger, the Company had a management agreement in which the Company paid certain members of management a monthly fee of 1.75%--3.5% of gross operating revenues. The amount of the fee depended on the results of operations as compared to projected cumulative results. In addition to these fees, certain expenses incurred by management were reimbursed by the Company. Such reimbursements were not to exceed .5% of the Company's gross operating revenues for the period. The management agreement was terminated in connection with the Merger.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997

   Total management fees included in selling, general and administrative expense during the years ended December 31, 1996 and 1997 were approximately $440,000 and $202,000.

   RECLASSIFICATIONS--Certain amounts shown in 1996 have been reclassified to conform to the 1997 presentation.

2. THE MERGER

   A summary of the Merger is as follows:

     THE MERGER--As described in Note 1 herein, the Merger was accounted for as a reverse acquisition, utilizing the purchase method of accounting, in which SCL acquired control of ACN for accounting purposes.

     The total purchase price of the Merger was $7,647,874, which represents the number of shares of ACN's common stock outstanding immediately prior to the Merger valued at the market price of such shares as of the date of the signing of the merger agreement. This amount was allocated to the assets of ACN acquired and liabilities assumed, based on their estimated fair value as of May 30, 1997. At May 30, 1997, assets acquired and liabilities assumed were deemed to have fair values substantially equal to their historic book values, except for certain intangible assets.

   PRO FORMA RESULTS OF OPERATIONS--The following represents the summary unaudited pro forma results of operations as if the Merger had occurred at the beginning of 1996 and 1997. The pro forma results are not necessarily indicative of the results that will occur in the future.

                                                        Year Ended December 31,
                                                        ------------------------
                                                           1996         1997
                                                        ----------- ------------
   Revenues............................................ $21,173,000 $ 21,725,000
   Net loss............................................ $ (365,000) $(2,425,000)
   Loss per share...................................... $     (.08) $      (.55)

3. ACCRUED LIABILITIES

   Accrued liabilities consist of the following at December 31, 1996 and 1997:

                                                           1996         1997
                                                        ----------- ------------
   Accrued interest.................................... $       --  $    506,300
   Unearned revenue....................................     271,042      696,051
   Amount due to SCL...................................         --       500,000
   Other...............................................      88,387       73,239
                                                        ----------- ------------
                                                        $   359,429 $  1,775,590
                                                        =========== ============

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1997 and 1996

4. LONG-TERM DEBT

   Long-term debt consists of the following at December 31, 1997 and 1996:

                                                            1996        1997
                                                         ----------- -----------
      Credit agreement, interest rate varies...........  $       --  $26,700,000
      Term loan, interest rate varies; repaid in 1997..   14,000,000         --
      Subordinated promissory note to a limited partner
       of SCL; interest payable quarterly at a per
       annum rate of 12.27% through July 1, 2004;
       principal payments of $250,000 payable quarterly
       commencing January 1, 2000 and due July 1, 2004;
       principal may be subject to mandatory
       prepayments under certain conditions............    4,584,136   4,750,000
      Note payable to director; noninterest bearing,
       payments of $500,000 due annually commencing
       January 1998, net of discount (at 10%) of
       $118,202 at December 31, 1997...................          --    1,381,798
      Other long-term debt.............................       82,149     120,407
                                                         ----------- -----------
      Total............................................   18,666,285  32,952,205
      Less current portion.............................    1,468,420     556,830
                                                         ----------- -----------
      Long-term portion................................  $17,197,865 $32,395,375
                                                         =========== ===========

   Long-term debt matures as follows:

      Year
      ----
      1998.............................................              $   556,830
      1999.............................................                  527,754
      2000.............................................                1,410,553
      2001.............................................                1,006,539
      2002.............................................                1,000,529
      Thereafter.......................................               28,450,000
                                                                     -----------
        Total..........................................              $32,952,205
                                                                     ===========

   CREDIT AGREEMENT--In connection with the Merger, the Company entered into a new Credit Agreement with PNC Bank, National Association, individually and as Agent, SunTrust Bank, Central Florida, N.A., and Lehman Commercial Paper Inc. on May 30, 1997. Pursuant to the Credit Agreement, the Company has the ability to borrow monies on a revolving basis until May 2004. Initially, the Company can borrow up to $32,000,000 and the maximum available decreases at quarterly intervals. Loans bear interest based on either the rate of interest announced by the Agent periodically as its prime rate or the London interbank offered rates quoted periodically by the British Bankers' Association, as selected by the Company at the time of each borrowing. Interest is payable quarterly in arrears on the last business day of March, June, September, and December. The Company must make annual payments of principal equal to 75% of "excess cash flow" for 1997 and 50% thereafter in addition to mandatory payments upon certain sales of assets or stock. No principal payments were required in 1997. For purposes of the debt maturity schedule above, the expected maturity date is assumed to be 2004.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997


   The Company's obligations under the Credit Agreement are secured by a lien on substantially all of its assets, including its stock in all of its subsidiaries, and is further secured by a guaranty by all of its subsidiaries which guaranty is, in turn, secured by a lien on substantially all of the assets of all such subsidiaries.

   The Credit Agreement sets forth a variety of affirmative, negative, and financial covenants which the Company has agreed to, including, without limitation (a) prohibitions against dividends, the incurrence of additional debt or liens, the disposition or acquisition of assets, the issuance of additional stock, and a material change in business, (b) requirements that the Company not exceed certain levels of capital expenditures and that the Company meet certain fixed charge coverage, maximum leverage, and minimum interest coverage ratios, and (c) requirements that the Company provide the lenders with certain financial statements and other information on an ongoing basis, all as more fully set forth in the Credit Agreement.

   TERM LOAN--Of the aggregate principal balance due at December 31, 1996, interest on $7,000,000 was payable at a rate equal to the sum of the weekly average yield on U.S. Treasury securities adjusted to a constant maturity mutually agreed-upon between the financial institution and the Company, subject to certain restrictions, plus 3.5%. The interest rate was 9.35% at December 31, 1996.

   Interest on $7,000,000 of the aggregate principal balance due at December 31, 1996, was payable at a rate equal to the sum of the London interbank Eurodollar market rate, subject to certain adjustments, plus 4.0%. The interest rate was 9.38% at December 31, 1996. All portions of the loan were repaid with proceeds from the Credit Agreement.

5. STOCKHOLDERS' EQUITY

   The Company has two stock-based compensation plans, which are described below. The Company applied APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's 1997 net loss and loss per common share would have changed to the pro forma amounts indicated below:

      Net loss:
        As reported............................................... $(1,403,000)
        Pro forma................................................. $(1,526,000)
      Loss per common share assuming no dilution:
        As reported............................................... $      (.32)
        Pro forma................................................. $      (.34)

   The Company has an incentive stock option plan (the "Plan") with 200,000 shares of common stock authorized to be granted thereunder. The Plan provides for the options to be granted to key employees, requires expiration within ten years of date of grant, allows the options to be exercised two years from the date of the grant, and requires the option price to be at least the fair market value, as determined by the Board of Directors, of the common stock on the date of grant. All options granted under the plan have been for five-year terms. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility of 154%, risk-free interest rate of 6.15%, and expected lives of five years.

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                    Years Ended December 31, 1996 and 1997

   Stock option activity for the year ended December 31, 1997 is as follows:

                                                               Weighted average
                                                      Shares    exercise price
                                                      -------  ----------------
       ACN outstanding at May 30, 1997............... 111,000       $1.26
         Granted.....................................  48,500       $3.38
         Exercised................................... (50,000)      $1.19
                                                                    -----
       Outstanding at December 31, 1997
         (51,000 exercisable at December 31, 1997)... 109,500       $2.26
                                                                    =====

   The Company also has an employee stock purchase and bonus plan with up to 500,000 shares of common stock authorized to be issued thereunder. This plan provides for the purchase of up to 200,000 shares of common stock at fair value by eligible participants, as defined under the plan (up to 10,000 shares per participant), and for the remainder of the shares to be awarded as bonuses to key employees. During the years ended December 31, 1997, 3,022 shares were purchased by participants under this plan.

6. INCOME TAXES

   The components of the provision for income taxes for the year ended December 31, 1997 are as follows:

         Current:
          Federal......................................... $   --
          State...........................................  26,350
                                                           -------
                                                           $26,350
                                                           =======

   The Company's effective tax rate differs from the statutory federal income tax rate for the following reasons:

       Computed statutory amount.................................... $ (477,000)
       Increases (decreases):
         State income taxes, net of benefit of federal taxes........     17,000
         Nondeductible expenses.....................................    253,000
         Increase in valuation allowance............................    294,000
         Other--net.................................................    (60,650)
                                                                     ----------
                                                                     $   26,350
                                                                     ==========

   The components of the Company's net deferred tax asset are as follows:

       Noncurrent liabilities--depreciation......................... $  462,000
                                                                     ----------
       Noncurrent assets:
         Net operating loss carryforwards...........................  1,093,000
         Other......................................................    171,000
                                                                     ----------
           Total noncurrent assets..................................  1,264,000
                                                                     ----------
         Net deferred tax asset--before valuation allowance.........    802,000
         Valuation allowance for deferred tax asset.................   (802,000)
                                                                     ----------
         Net deferred tax asset..................................... $      --
                                                                     ==========

              AUDIO COMMUNICATIONS NETWORK, INC. AND SUBSIDIARIES

                     Years Ended December 31, 1996 and 1997


   It is more likely than not that realization of the net deferred tax asset through future taxable income within the carryforward periods will not occur. Accordingly, the net deferred tax asset has been fully reserved with a valuation allowance at December 31, 1997.

   At December 31, 1997, the Company has net operating loss carryforwards for federal tax purposes approximating $3,215,000. Such loss carryforwards will expire in 2002 through 2012.

7. EMPLOYEE BENEFIT PLANS

   Effective January 1, 1996, the Company instituted a profit-sharing plan which covers all employees of the Company who have at least one-half year of service. Contributions to the plan by employees may be at least 1% but not more than 15% of annual salary, subject to certain restrictions. Contributions by the Company to the plan are discretionary. Employees are always 100% vested in employee contributions; no vesting in employer contributions occurs prior to the first two years of service and 100% vesting occurs after the third year of service. Contribution expense for the years ended December 31, 1996 and 1997, was $24,507 and $-0-, respectively.

   ACN has a noncontributory defined contribution pension plan covering substantially all ACN employees who have met certain age and length of service qualifications. The Company's policy is to fund pension cost with annuity contracts. Pension expense amounted to approximately $32,000 for 1997.

8. COMMITMENTS AND CONTINGENCIES

   Certain equipment and office and warehouse facilities are held under noncancelable operating leases. The Company has also entered into various agreements with broadcasting companies in order to transmit music service to its customers through the broadcasting companies' subchannels. Expense under the operating leases and broadcasting agreements was approximately $420,000 and $733,000 during the years ended 1996 and 1997, respectively.

   Future minimum payments under the leases and broadcasting agreements are as follows:

       Year
       ----
       1998........................................ $  512,427
       1999........................................    475,798
       2000........................................    421,672
       2001........................................    197,676
       2002........................................    148,778
       Thereafter..................................    170,411
                                                    ----------
       Total minimum lease payments................ $1,926,762
                                                    ==========

   The Company has entered into employment agreements with its Chairman, President, and Chief Financial Officer. The agreements provide for the employees to receive a stated minimum annual salary. The agreements, which contain renewal provisions, expire from May 1998 through May 2000.

                          INDEPENDENT AUDITORS' REPORT

General and Limited Partners
Muzak Limited Partnership

   We have audited the accompanying consolidated balance sheets of Muzak Limited Partnership and subsidiaries (the Partnership) as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Muzak Limited Partnership and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

February 5, 1999
(May 14, 1999, as to Note 14)
Seattle, Washington

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS (in thousands)

                           December 31, 1997 and 1998

                                                              1997      1998
                                                            --------  --------
Assets
Current Assets:
  Cash and cash equivalents................................ $  8,524  $  2,971
  Accounts receivable, net of allowance for doubtful ac-
   counts of $501, and $1,004..............................   16,790    21,130
  Inventories..............................................    3,850     5,790
  Prepaid expenses.........................................    1,400     1,650
  Other receivables........................................      688     1,455
  Other....................................................      428       535
                                                            --------  --------
    Total current assets                                      31,680    33,531
Property and equipment, net................................   39,659    46,070
Deferred costs and intangible assets, net..................   31,694    42,527
Other......................................................    1,362     1,003
                                                            --------  --------
Total...................................................... $104,395  $123,131
                                                            ========  ========
Liabilities and partners' deficit
Current liabilities:
  Credit facility.......................................... $    --   $ 12,041
  Accounts payable.........................................    8,435    13,118
  Advance billings.........................................    5,216     5,492
  Accrued interest.........................................    2,500     2,608
  Accrued expenses.........................................    2,556     3,795
  Current portion of long-term obligations.................      469     3,582
                                                            --------  --------
    Total current liabilities..............................   19,176    40,636
Long-term obligations, net of current portion..............  100,575   102,790
Unearned installation income...............................    4,249     4,770
Commitments and contingencies (note 9)                           --        --
Redeemable preferred interests.............................    6,490    10,524
Partners' deficit:
  Limited partners' deficit (preference in liquidation of
   $8,841 and $9,591)......................................   (3,597)   (4,433)
  General partners' deficit................................  (22,498)  (31,156)
                                                            --------  --------
    Total partners' deficit................................  (26,095)  (35,589)
                                                            --------  --------
    Total.................................................. $104,395  $123,131
                                                            ========  ========

                See notes to consolidated financial statements.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                                                   1996      1997      1998
                                                   ----      ----      ----
Revenues:
  Music and other business services............. $ 54,585  $ 59,351  $ 65,956
  Equipment and related services................   32,226    31,853    33,792
                                                 --------  --------  --------
    Total revenues..............................   86,811    91,204    99,748
Cost of revenues:
  Music and other business services.............   15,263    18,502    19,820
  Equipment and related services................   21,763    22,207    22,689
                                                 --------  --------  --------
    Total cost of revenues......................   37,026    40,709    42,509
                                                 --------  --------  --------
    Gross profit................................   49,785    50,495    57,239
Selling, general and administrative expenses....   31,599    33,262    34,319
Noncash incentive compensation..................       60       202     2,217
Depreciation....................................   10,625    10,652     9,734
Amortization....................................    9,594    10,016    11,829
                                                 --------  --------  --------
    Operating loss..............................   (2,093)   (3,637)     (860)
Interest expense................................   (8,112)  (10,775)  (11,248)
Interest income.................................      438     1,017       256
Equity in losses of joint venture...............     (225)     (755)      (45)
Other, net......................................     (209)      715       (92)
                                                 --------  --------  --------
    Net loss before extraordinary items.........  (10,201)  (13,435)  (11,989)
Extraordinary loss on write-off of deferred fi-
 nancing
 fees and debt discount.........................   (3,713)      --        --
Extraordinary gain on retirement of redeemable
 preferred partnership interests................    3,091       --        --
                                                 --------  --------  --------
Net loss........................................  (10,823)  (13,435)  (11,989)
Redeemable preferred return.....................     (916)     (400)     (619)
                                                 --------  --------  --------
Net loss attributable to general and limited
 partners....................................... $(11,739) $(13,835) $(12,608)
                                                 ========  ========  ========


                 See notes to consolidated financial statements

                   [THIS PAGE INTENTIONALLY LEFT BLANK]

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                            (Continued on page F-31)

                         General partners' interest      Class A             Class B
                         --------------------------      Limited  Class A    Limited
                            Number                      partners' put/call  partners'
                           of units        Amount       interests options   interests
                         -------------- --------------  --------- --------  ---------
Balance, January 1,
 1996...................        9,101   $       (4,264)  $(1,021) $   137    $  (776)
  Net loss .............          --            (6,973)   (1,288)  (1,172)    (1,390)
  Payment of foreign
   income taxes.........          --               (54)      (11)      (9)       (10)
  Preferred return on
   redeemable preferred
   partnership
   interests............          --              (591)     (109)     (99)      (117)
  Preferred return on
   preferred limited
   partners' interests..          --              (407)      (75)     (69)       (81)
  Principal payments on
   subscriptions
   receivable...........          --               --        --       --         --
  Capital contribution
   from noncash
   incentive
   compensation.........          --               --        --       --         --
  Contribution by
   partner..............          --               --        --       --         105
                          -----------   --------------   -------  -------    -------

Balance, December 31,
 1996...................        9,101          (12,289)   (2,504)  (1,212)    (2,269)
  Net loss..............          --            (8,730)   (1,593)  (1,527)    (1,585)
  Payment of foreign
   income taxes.........          --               (50)     (10)       (8)        (8)
  Preferred return on
   redeemable preferred
   partnership
   interests............          --              (257)      (49)     (48)       (46)
  Preferred return on
   preferred limited
   partners' interests..          --              (367)      (72)     (88)       (85)
  Principal payments on
   subscriptions
   receivable...........          --               --        --       --         --
  Capital contribution
   from noncash
   incentive
   compensation.........          --               --        --       --         --
  Contribution by
   partner..............          --               --        --       --       2,072
  Withdrawal by
   partner..............           (7)            (805)      --       --      (2,032)
                          -----------   --------------   -------  -------    -------
Balance, December 31,
 1997...................        9,094          (22,498)   (4,228)  (2,883)    (3,953)
  Net loss..............          --            (7,730)   (1,620)  (1,300)    (1,339)
  Payment of foreign
   income taxes.........          --               (40)     (10)       (6)       (6)
  Preferred return on
   redeemable preferred
   partnership
   interests............          --              (298)      (60)     (48)       (48)
  Preferred return on
   interest in EAIC
   Corp. ...............          --              (107)      (24)     (17)       (17)
  Preferred return on
   preferred limited
   partners' interests..          --              (483)     (101)     (83)       (83)
  Principal payments on
   subscriptions
   receivable...........          --               --        --       --         --
  Capital contribution
   from noncash
   incentive
   compensation.........          --               --        --       --         --
  Contribution by
   partner..............          --               --        895      --         244
  Withdrawal by
   partner..............          --               --        --       --        (215)
                          -----------   --------------   -------  -------    -------
Balance, December 31,
 1998...................        9,094         $(31,156)  $(5,148) $(4,337)   $(5,417)
                          ===========   ==============   =======  =======    =======




                See notes to consolidated financial statements.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                           (Continued from page F-30)

   Class B                               Total limited
   limited     Preferred              partners' interests     Total partners' interests
  partners'     limited    Class B    ----------------------  ---------------------------
subscriptions  partners' partnership    Number                   Number
 receivable    interests unit options  of units    Amount       of units       Amount
-------------  --------- ------------ ----------  ----------  ------------- -------------
$ (374)         $7,671      $  --          8,989  $    5,637        18,090  $       1,373
    --             --          --            --       (3,850)          --         (10,823)
    --             --          --            --          (30)          --             (84)
    --             --          --            --         (325)          --            (916)
    --             632         --            --          407           --             --
    207            --          --            --          207           --             207
    --             --           60           --           60           --              60
    --             --          --             60         105            60            105
-------         ------      ------     ---------  ----------   -----------  -------------

  (167)          8,303          60         9,049       2,211        18,150        (10,078)
    --             --          --            --       (4,705)          --         (13,435)
    --             --          --            --          (26)          --             (76)
    --             --          --            --         (143)          --            (400)
    --             612         --            --          367           --             --
    132            --          --            --          132           --             132
    --             --          202           --          202           --             202
(1,601)            --          --            889         471           889            471
    --             (74)        --         (1,250)     (2,106)       (1,257)        (2,911)
-------         ------      ------     ---------  ----------   -----------  -------------

(1,636)          8,841         262         8,688      (3,597)       17,782        (26,095)
    --             --          --            --       (4,259)          --         (11,989)
    --             --          --            --          (22)          --             (62)
    --             --          --            --         (156)          --            (454)
    --             --          --            --          (58)          --            (165)
    --             750         --            --          483           --             --
     35            --          --            --           35           --              35
    --             --        2,217           --        2,217           --           2,217
    --             --          --            375       1,139           375          1,139
    --             --          --           (100)       (215)         (100)          (215)
-------         ------      ------     ---------  ----------   -----------  -------------
      $
(1,601)         $9,591      $2,479         8,963  $   (4,433)       18,057  $     (35,589)
=======         ======      ======     =========  ==========   ===========  =============

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

                 Years Ended December 31, 1996, 1997, and 1998

                                                     1996      1997      1998
                                                   --------  --------  --------
Operating activities:
 Net loss........................................  $(10,823) $(13,435) $(11,989)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Provision for doubtful accounts...............       472       620       503
   Depreciation..................................    10,625    10,652     9,734
   Amortization, net of deferred financing
    costs........................................     9,594    10,016    11,829
   Deferred financing cost amortization..........     1,042       653       633
   Equity in losses of joint venture.............       225       755        45
   Noncash incentive compensation................        60       202     2,217
   Extraordinary loss on write-off of deferred
    financing fees and debt discount.............     3,713       --        --
   Extraordinary gain on retirement of redeemable
    preferred partnership interests..............    (3,091)      --        --
   Gain on sale of territory.....................       --       (757)      --
   Loss on write-off of equity offering costs....     1,353       --        --
   Loss on write-off of inventories..............       --        530       --
   Cash provided (used) by changes in operating
    assets and liabilities, net of
    effects of acquisitions:
     Accounts receivable.........................      (555)   (2,498)   (4,664)
     Inventories.................................      (461)     (658)   (1,784)
     Prepaid expenses and other current assets...       130      (558)     (357)
     Other receivables...........................      (137)     (694)      688
     Accounts payable............................     1,863      (246)    4,683
     Accrued interest............................       834       --        108
     Accrued expenses............................     1,188       214     1,239
     Advance billings............................       155       528       276
     Unearned installation income................       850       613       521
     Other, net..................................       517       697       364
                                                   --------  --------  --------
      Net cash provided by operating activities..    17,554     6,634    14,046
Investing activities:
 Additions to property and equipment.............   (10,913)  (12,639)  (12,850)
 Additions to deferred costs and intangible as-
  sets...........................................    (5,424)   (6,933)   (8,576)
 Acquisitions of businesses and ventures.........       --     (2,836)  (14,180)
 Disposition of businesses and ventures..........       --      1,588     1,081
 Other, net......................................      (291)        6       --
                                                   --------  --------  --------
      Net cash used by investing activities......   (16,628)  (20,814)  (34,525)
Financing activities:
 Borrowings from credit facility.................       --        --     19,591
 Payments on credit facility.....................    (9,300)      --     (7,550)
 Proceeds from issuance of senior notes..........   100,000       --        --
 Proceeds from long-term obligations.............       --        --        248
 Principal payments on long-term obligations.....   (53,612)      (92)      (26)
 Payment of financing fees.......................    (5,802)      --        --
 Principal payments under capital leases.........      (414)     (505)     (754)
 Retirement of redeemable preferred partnership
  interests......................................    (7,456)      --        --
 Contributions by partners.......................       312       603       279
 Withdrawals by partners.........................       --     (2,911)     (215)
 Proceeds from sale of subsidiary stock..........       --        --      3,415
 Other, net......................................       (83)      (77)      (62)
                                                   --------  --------  --------
      Net cash provided (used) by financing ac-
       tivities..................................    23,645    (2,982)   14,926
                                                   --------  --------  --------
Net increase (decrease) in cash and cash equiva-
 lents...........................................    24,571   (17,162)   (5,553)
Cash and cash equivalents:
 Beginning of year...............................     1,115    25,686     8,524
                                                   --------  --------  --------
 End of year.....................................  $ 25,686  $  8,524  $  2,971
                                                   ========  ========  ========

                 See notes to consolidated financial statements

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1996, 1997 and 1998

NOTE 1: THE PARTNERSHIP AND ITS BUSINESS

   Muzak Limited Partnership and subsidiaries (the Partnership) provides business music services and produces, markets and sells video and audio marketing services through a network of domestic and international independent affiliates and owned operations. The independent affiliates are charged a fee based on their revenues, in addition to other fees, in exchange for broadcast music, marketing, technical and administrative support. The Partnership and its franchisees also sell, install and maintain electronic equipment related to the Partnership's business.

   The Partnership's music services are primarily sold for use in public areas, such as retail and restaurant establishments, and work areas, such as business offices and manufacturing facilities. Services are distributed through direct broadcast satellite transmission, local broadcast transmission and pre-recorded tapes played on the customers' premises.

   The Partnership is subject to certain business risks, which could affect future operations and financial performance. These risks include rapid technological change, competitive pricing, concentrations in and dependence on satellite delivery capabilities, and development of new services.

   Principles of consolidation: The accompanying consolidated financial statements of the Partnership include the accounts of the Partnership, its wholly owned subsidiaries, Muzak Capital Corporation and Enso Audio Imaging Corporation (EAIC Corp.) (Note 10). In addition, the Partnership transferred net assets of $869,797 consisting of purchased music to a newly formed, wholly owned subsidiary, MLP Environmental Music, LLC on December 30, 1998. All significant inter-company accounts and transactions have been eliminated in consolidation.

   Public offering: In August 1996, the general and limited partners filed a registration statement for the underwritten public offering of 10% senior notes (the Offering). The Offering closed on October 2, 1996. A portion of the net proceeds from the Offering was used to repay certain bank debt and other indebtedness and to repurchase the Partnership's Class C redeemable preferred partnership interest. The remainder of the net proceeds were used for certain strategic investments and other general corporate purposes.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Cash and cash equivalents: The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents at December 31, 1997, included commercial paper investments of approximately $4,900,000. There were no commercial paper investments at December 31, 1998. The balance of cash and cash equivalents at December 31, 1997 and 1998, is held at various institutions throughout the United States.

   Inventories: Inventories consist primarily of electronic equipment and are recorded at the lower of cost (first-in, first-out) or market.

   Property and equipment: Property and equipment consist primarily of equipment provided to subscribers, and machinery and equipment and are recorded at cost. Major improvements are capitalized to the property accounts while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.

   Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets, ranging from five to 40 years. Assets acquired under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related leases.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998


   Deferred costs and intangible assets: Income-producing contracts, acquired through acquisition, are being charged to amortization expense using an accelerated method over their expected benefit period of eight years. Deferred financing costs are charged to interest expense using the effective interest method over the term of the related agreements. Deferred subscriber acquisition costs, which include sales commissions and other identifiable costs directly incurred in acquiring new music service contracts, are capitalized and amortized over five years. Other deferred costs and intangible assets are recorded at cost and are being charged to amortization expense over their estimated useful lives or the period of their expected benefit, ranging from five to ten years.

   Impairment of long-lived assets: The carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may indicate that the carrying amount is not recoverable. To date, no impairment has been indicated. Should there be impairment in the future, the Partnership will measure the impairment based on the discounted expected future cash flows from the impaired assets.

   Revenue recognition: Revenues are recognized in the month that the related services are provided. Fees from independent affiliates are recognized as music revenues in the month that the independent affiliate generates its revenues. Equipment sales and related services revenues are recorded in the period that the installation is completed.

   Advance billings: The Partnership bills certain customers in advance for contracted music and other business services. Amounts billed in advance of the service period are deferred when billed and recognized as revenue in the period earned.

   Unearned installation income: The Partnership defers recognition of income from the installation of equipment provided to subscribers and recognizes these amounts as revenue on a straight-line basis over the average subscriber service period.

   Income taxes: The income tax effects of all earnings or losses of the Partnership are passed directly to the partners. Payment of foreign income taxes is reflected as a reduction to the partners' capital accounts. Thus, no provision or benefit for federal, state, local or foreign income taxes are required.

   Partnership unit options: The Partnership accounts for its partnership unit options in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income, and pro forma earnings per share disclosures for employee stock option grants made in 1995 and beyond as if the fair value-based method defined in SFAS No. 123 had been applied. The Partnership has elected to continue to apply the provisions of APB No. 25, which recognizes compensation expense based on the intrinsic value of the equity instrument when awarded, and provide the pro forma disclosure provisions of SFAS No. 123.

   Fair value of financial instruments: The carrying amounts of cash and cash equivalents and the revolving credit facility approximate fair value because of the short maturity of these instruments. The fair value of the senior notes at December 31, 1997 and 1998, approximates $105,000,000 and $104,000,000, respectively. The carrying amount of the notes receivable and long-term obligations other than the senior notes approximates the fair value, as the rates are either comparable to or based on the current prime rate.

   European joint venture: During 1998 the Partnership sold its interest in a joint venture providing business music services in Europe (Muzak Europe) in exchange for a note receivable of approximately

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

$800,000, which is due in full April 2005, and a royalty based on recurring billings beginning April 2000. No gain or loss was recorded on this transaction. The joint venture was accounted for using the equity method, as the Partnership owned 50% of that venture but did not have a controlling interest. Equity in losses of joint venture in the Partnership's consolidated statements of operations includes the Partnership's share of net losses. As of December 31, 1997, the joint venture had total assets of $7,307,000 and total liabilities of $5,509,000. As of December 31, 1997, the carrying value on the Partnership's books was $1,100,000 and was included in other long-term assets.

   The Partnership used the foreign country's local currency as the functional currency for its overseas operations. The translation gains and losses resulting from the remeasurement of the foreign operations' financial statements are insignificant.

   Comprehensive loss: The Partnership has adopted SFAS No. 130, Reporting Comprehensive Income, which requires comprehensive income and its components to be reported in the financial statements in the period in which they are recognized. The Partnership has no other significant components of comprehensive income.

   New accounting pronouncements: SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998 and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This standard requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Partnership is still in the process of evaluating the impact of this standard on their financial statements and anticipates adopting the standard in the year ending December 31, 2000.

   In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires that certain software costs be capitalized and amortized over the period of use. The SOP is effective for financial statements for the fiscal years beginning after December 15, 1998. The Partnership will adopt SOP 98-1 for the year ending December 31, 1999. This statement is not expected to have a material effect on the financial statements.

   In April 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-5, Reporting on the Costs of Start-up Activities, which requires costs of start-up activities and organization costs to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The Partnership will adopt SOP 98-5 for the year ending December 31, 1999. This statement is not expected to have a material effect on the financial statements; however, organization costs of approximately $272,000 will be written off.

   Use of estimates in preparation of financial statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications: Certain amounts from the 1996 and 1997 financial statements were reclassified in order to be consistent with the 1998 presentation.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998


NOTE 3: Business Acquisitions and Sales

   In 1997, the Partnership sold its Spokane territory subscriber accounts and granted the Spokane franchise to an existing independent affiliate of the Partnership for $1,400,000. This transaction resulted in a gain of $800,000 to the Partnership, which is included in other income in the consolidated statement of operations, for the year ended December 31, 1997.

   In 1997, the Partnership acquired substantially all of the assets of four business music providers for approximately $4,100,000. The acquisitions were financed with cash remaining from the Offering.

   In 1998, the Partnership acquired, through separate transactions, substantially all of the net assets of twelve business music providers for a total purchase price of approximately $20,200,000, of which approximately $6,500,000 was paid for in cash, approximately $12,800,000 in debt incurred, and approximately $895,000 in exchange for equity instruments at a unit price of $3.25. Of the total purchase price, the portion related to certain assets of Music Technologies Incorporated (MTI) was approximately $10,000,000.

   As part of the acquisition of MTI, the Partnership entered into an agreement in principle with an independent affiliate to sell a portion of the income-producing contracts obtained in the MTI acquisition. This asset of $1,455,000 has been recorded as other receivables as of December 31, 1998. In addition, during 1998, the Partnership sold, through separate transactions, income producing contracts to several independent affiliates for approximately $1,081,000 in cash. No gain or loss was recognized on these sales.

   For financial statement purposes, the acquisitions were accounted for as purchases with the purchase prices allocated to the individual assets based on the fair market values at the date of acquisition. Results of operations from the acquired businesses are also included in the consolidated statement of operations from the date of each respective acquisition.

   The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions made during 1998 had occurred as of the beginning of 1997 and 1998, (in thousands):

                                                             1997      1998
                                                           --------  --------
      Pro forma amounts for the years ended December 31:
        Total revenues.................................... $ 97,790  $103,808
                                                           ========  ========
        Net loss from continuing operations............... $(12,133) $(11,381)
                                                           ========  ========

   The pro forma results above do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998


NOTE 4: PROPERTY AND EQUIPMENT

   Property and equipment at December 31 consist of the following (in thousands):

                                                               1997      1998
                                                             --------  --------
      Equipment provided to subscribers..................... $ 57,393  $ 67,548
      Machinery and equipment...............................   13,129    16,802
      Vehicles..............................................    3,337     4,034
      Furniture and fixtures................................    2,546     2,710
      Land and buildings....................................      858       858
      Leasehold improvements................................      865       992
                                                             --------  --------
        Total property and equipment........................   78,128    92,944
      Less accumulated depreciation and amortization........  (38,469)  (46,874)
                                                             --------  --------
                                                             $ 39,659  $ 46,070
                                                             ========  ========

NOTE 5: DEFERRED COSTS AND INTANGIBLE ASSETS

   Deferred costs and intangible assets at December 31 consist of the following (in thousands):

                                                              1997     1998
                                                            --------  -------
      Income producing contracts........................... $ 42,152  $54,161
      Deferred subscriber acquisition costs................   14,593   17,863
      Master recording rights and deferred production
       costs...............................................   12,125   15,669
      Organization costs...................................    4,501    4,635
      Deferred financing costs.............................    4,341    4,391
      Noncompete agreements................................      860    3,814
      Goodwill.............................................      467    1,018
      Trademarks...........................................      344      787
                                                            --------  -------
        Total deferred costs and intangible assets.........   79,383  102,338
      Less accumulated amortization........................  (47,689) (59,811)
                                                            --------  -------
                                                            $ 31,694  $42,527
                                                            ========  =======

NOTE 6: CREDIT FACILITY

   In March 1998, the Partnership obtained a credit facility for working capital purposes with an initial availability of $3,000,000, increasing to $5,000,000 upon the attainment of certain cash flow related targets. In July 1998, the Partnership met the cash flow targets required to increase the available cash to $5,000,000. The credit facility was secured by inventories and accounts receivable of the Partnership. The outstanding balance on the credit facility was paid in full and the facility was cancelled on December 31, 1998.

   A new revolving credit facility was obtained by the Partnership in December 1998. The amount available under the facility is $20,000,000. Amounts outstanding under the facility bear a variable rate of interest, to be paid quarterly, based on the lender's prime rate plus 1.25%. The terms of the credit facility require the Partnership to maintain certain performance standards and covenants include a limit on the Partnership's capital spending and acquisitions of other businesses, as well as the Partnership's ability to incur additional debt and make distributions to partners. The credit facility is secured by accounts receivable, inventories, and other assets, including proceeds of certain insurance policies.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

As of December 31, 1998, the Partnership had approximately $12,000,000 outstanding under this credit facility. The interest rate at December 31, 1998, was 9%. To provide collateral for a portion of the advances under the credit facility, certain limited partners set forth a letter of credit in the amount of $4,211,000. The Partnership has pledged to reimburse the limited partners for related costs and fees. For the year ended December 31, 1998, no amounts were reimbursed by the Partnership.

   In September 1998, the Partnership's wholly owned subsidiary, EAIC Corp., obtained a credit facility. The amount available under this facility is $750,000 and is to be used for equipment purchases. Amounts outstanding under the facility bear a variable rate of interest to be paid at a rate equal to the lender's prime rate plus 1% per annum. The unpaid principal balance shall be repaid in 24 equal monthly installments of principal, plus interest, commencing on October 1, 1999. As of December 31, 1998, EAIC Corp. had approximately $276,000 outstanding under this credit facility. The interest rate at December 31, 1998, was 8.75%.

   Total cash paid for interest on the credit facilities was approximately $366,000 for the year ended December 31, 1998. There were no credit facilities in 1996 or 1997.


NOTE 7: LONG-TERM OBLIGATIONS

   Long-term obligations at December 31 consist of the following (in thousands):

                                                              1997       1998
                                                            ---------  --------
      Senior notes......................................... $ 100,000  $100,000
      Notes payable........................................        --     2,550
      Capital lease obligations............................       969     1,338
      Other................................................        75     2,484
                                                            ---------  --------
        Total long-term obligations........................   101,044   106,372
      Less current portion.................................      (469)   (3,582)
                                                            ---------  --------
                                                            $ 100,575  $102,790
                                                            =========  ========

   Senior notes: The senior notes were issued as part of the Offering discussed in Note 1. These unsecured notes bear interest at 10% and are due on October 1, 2003. The notes require the maintenance of certain covenants including restricting the Partnership's ability to incur additional debt, as well as limiting the Partnership's ability to make certain investments and distributions to partners. The Partnership has the option to redeem up to 35% of the senior notes during the first three years after the Offering with the proceeds from an equity offering, at a redemption price of 109% of the principal amount thereof, plus accrued and unpaid interest. The entire balance of the senior notes is redeemable at the option of the Partnership, in whole or in part, beginning October 1, 2000. The redemption price is 105% of par value through October 1, 2001, 102.5% through October 1, 2002, and 100% thereafter, through maturity.

   Notes payable: As part of the acquisition of MTI discussed in Note 3, the Partnership entered into a note payable of approximately $2,550,000. The note bears an interest rate of 14% per annum, with principal and interest payments of $500,000 due monthly through March 31, 1999, and the balance due April 30, 1999. The Partnership has the option to extend the due date for additional fees. The Partnership also agreed to make a deferred purchase price payment, interest free, which is subject to adjustment. Due to the contingent nature of this consideration and significant uncertainties related to the ultimate amount to be paid, the Partnership has not recorded any obligation as of December 31, 1998.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

   Capital leases: Assets acquired under capital leases were $579,000, $635,000 and $1,123,000 for the years ended December 31, 1996, 1997, and 1998, respectively. Total assets recorded under capital leases were $3,337,000 and $4,316,000 with accumulated amortization of $1,944,000 and $1,938,000 as of December 31, 1997 and 1998, respectively.

   Other long-term obligations: Pursuant to an acquisition, the Partnership paid $510,000 in exchange for a non-compete agreement and agreed to pay seven additional annual installments of $510,000. The Partnership has recorded this liability of $2,187,000, using a discount rate of 14%.

   Interest rates and payments: The senior notes require semi-annual interest payments of 10%. The capital lease obligations require monthly payments of interest at a weighted average interest rate of approximately 8%. Total cash paid for interest on the long-term obligations was approximately $5,954,000, $10,087,000, and $10,136,000 for the years ended December 31, 1996, 1997, and
1998, respectively.

   Financing and other costs paid to related parties: During 1996, the credit agreement with Union Bank of Switzerland (Agent Bank) and the subordinated note were paid with part of the proceeds from the Offering discussed in Note 1. The Agent Bank was an affiliate of a Class A limited partner. In addition, the subordinated noteholder held the put/call units. During the year ended December 31, 1996, the Partnership incurred interest expense related to these credit facilities of $5,489,000. The Partnership paid board fees and expenses to the general partner and other related parties of $162,500, $287,700, and $102,000 in 1996, 1997, and 1998, respectively. In addition, $277,000 of board fees is accrued as of December 31, 1998.

   Future maturities: Total future maturities of long-term obligations, including capital leases, for the five years following December 31, 1998, are approximately $3,582,000 in 1999, $718,000 in 2000, $601,000 in 2001, $534,000
in 2002, $100,344,000 in 2003, and $593,000 thereafter.

NOTE 8: BENEFIT PLANS

   Defined contribution plan: The Partnership maintains a defined contribution savings and retirement plan (Benefit Plan) that covers substantially all of the Partnership's employees. Under the savings portion of the Benefit Plan, eligible employees may contribute from 1% to 14% of their compensation per year, subject to certain tax law restrictions. The Partnership has the option to make a matching contribution of up to a maximum of 100% of the first 3% and 50% of the next 3%, up to 6% of the total base salary contributed by the employee each year. Participants are immediately vested in their contributions as well as the Partnership's contributions under the savings portion of the Benefit Plan. For the savings portion of the Benefit Plan, the Partnership recorded contribution expense of $408,000, $694,000, and $609,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   Contributions under the retirement portion of the Benefit Plan are determined annually by the Partnership at its discretion for up to 3% of the eligible employee's compensation. The employees vest in the retirement portion of the Benefit Plan ratably over five years, but become fully vested in the event of death, disability or the attainment of the age of 65. No contribution amounts were recorded for the years ended December 31, 1996, 1997, and 1998.

   Multi-employer defined contribution plans: The Partnership participates in multi-employer defined contribution benefit plans that provide benefits to employees covered by certain labor union contracts. The amount of expense related to contributions to these plans was approximately $136,000, $138,000 and $146,000 for the years ended December 31, 1996, 1997, and 1998, respectively. These amounts were determined by union contract and the Partnership does not administer or control the funds.

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

NOTE 9: COMMITMENTS AND CONTINGENCIES

   Leases: The Partnership leases certain facilities and equipment under both operating and capital leases. In addition, the Partnership has entered into agreements to obtain satellite channel capacity and subsidiary communication authorization rights for the transmission of programs to the Partnership's customers. Total rental expense under operating leases and rights agreements was approximately $7,751,000, $8,401,000 and $8,712,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   Future annual minimum lease payments under noncancellable operating leases as of December 31, 1998, are $7,451,000 in 1999, $7,080,000 in 2000, $3,019,000
in 2001, $1,963,000 in 2002, $1,459,000 in 2003 and $1,631,000 thereafter.

   Music licenses: In the ordinary course of the Partnership's business, the Partnership has agreements with various organizations for the rights to re-record and play music in public spaces. The expenses incurred under these agreements were approximately $3,578,000, $4,831,000 and $4,991,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

   The Partnership's agreement with Business Music, Inc. (BMI) expired on December 31, 1993. The Partnership has entered into an interim fee structure with BMI and is in negotiations with BMI to establish an ongoing rate structure. The interim arrangement with BMI provides for continued payments at 1993 levels. BMI has indicated that they are seeking royalty rate increases and has asserted that this sought-after increase will be retroactive to January 1, 1994. If an agreement is not reached, BMI may seek to have the rates determined through a court proceeding. The ultimate outcome of the negotiations is not estimable as of December 31, 1998, and accordingly, no provision has been recorded in the financial statements.

   Taxes: During 1993, an assessment was made against the predecessor partnership (Seller) resulting from an audit performed by the Washington State Department of Revenue for sales and use, and business and occupation taxes paid for during the period from 1988 through September 1992. Under successor liability statutes in the State of Washington, the Partnership could, if the Seller fails to pay its tax obligation, become liable for the assessment outstanding against the Seller of approximately $1,700,000. This assessment is under appeal by the Seller. The Seller and certain of its affiliates have agreed to indemnify the Partnership for any liabilities in connection with such assessment. The Partnership's management does not believe that the assessment will have an adverse effect on the Partnership's financial condition or results of operations.

   Employment agreements: The Partnership has entered into employment agreements with several executive officers. Under two of these agreements, the officers will receive a bonus based upon the sales price of the Partnership (Note 14).

   Legal proceedings: The Partnership is subject to various legal proceedings that arise in the ordinary course of business. In the opinion of management, the outcome of these matters is not expected to have any material effect on the consolidated financial position or results of operations of the Partnership.

NOTE 10: ENSO AUDIO IMAGING CORPORATION

   On March 16, 1998, the Partnership established Enso Audio Imaging Corporation (EAIC Corp.), to provide Internet music samples to businesses. On July 10, 1998, EAIC Corp. consummated a recapitalization and capital financing agreement. Pursuant to the agreement, shares held by the Partnership were converted to 10,000,000 shares of Class B nonvoting common stock. Additionally, 73,500 shares of Series A voting

                  MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                 Years Ended December 31, 1996, 1997 and 1998

convertible mandatorily redeemable preferred stock of EAIC Corp. were issued to a related party investor for a total consideration of $3,415,000, net of costs. After January 5, 1999, but prior to April 15, 1999, 26,250 shares of Series B preferred stock could be purchased by the related party investor for $2,500,000. In the event that certain performance criteria is met by EAIC Corp., the related party investor is required to purchase these shares of Series B preferred stock. EAIC Corp. has not met this criteria as of December 31, 1998.

   The preferred stock has voting rights, certain liquidation features, and accrues dividends annually at a rate of 7%. The Series A preferred stock has a mandatory redemption requirement at the option of the holder, such that, at any time after June 30, 2005, the holder may redeem his interest at the greater of his original investment plus 10%, or at the fair value of the common stock as if the preferred stock interest were converted. The cumulative return per share as of December 31, 1998 was $2.24. The Series A preferred stock is convertible at the option of the holder into shares of Class A voting common stock as determined by dividing its preferential amount, which is the original purchase price of $48 divided by an internal rate of return, by the conversion price. The original conversion price of approximately $48 per share will be adjusted subsequently for any additional issuances of common stock at consideration per share less than the Class A conversion price.

   An affiliate of the Partnership was issued 10,000 shares of super voting Class C common stock which has voting rights equal to 1,000 votes per share and is convertible to an equal number of Class A voting common stock at the option of the holder. Further, both the Series A preferred stock and the Class C common stock are automatically convertible to Class A voting common stock under certain circumstances.

   On August 31, 1998, the Board of Directors of EAIC Corp. authorized a 100-to-one common stock split. All applicable share data has been retroactively adjusted for this stock split.

NOTE 11: REDEEMABLE PREFERRED INTERESTS

     The redeemable preferred interests is comprised of the following at December 31:

                                                    EAIC--Series A
                              Class C    Class C-1  Preferred Stock    Total
                            -----------  ---------- --------------- -----------
BALANCE, January 1, 1996..  $10,030,000  $5,692,000   $      --     $15,722,000
  Preferred return........      518,000     398,000          --         916,000
  Repurchase of Class C
   interests..............  (10,548,000)        --           --     (10,548,000)
                            -----------  ----------   ----------    -----------
BALANCE, December 31,
 1996.....................          --    6,090,000          --       6,090,000
  Preferred return........          --      400,000          --         400,000
                            -----------  ----------   ----------    -----------
BALANCE, December 31,
 1997.....................          --    6,490,000          --       6,490,000
  Interest in EAIC........          --          --     3,415,000      3,415,000
  Preferred return........          --      454,000      165,000        619,000
                            -----------  ----------   ----------    -----------
BALANCE, December 31,
 1998.....................  $       --   $6,944,000   $3,580,000    $10,524,000
                            ===========  ==========   ==========    ===========

   The Class C non-voting limited partner interests were repurchased by the Partnership in October 1996.

   The Class C-1 non-voting preferred partner interest does not participate in the Partnership's profits or losses. The Class C-1 limited partner is entitled to receive the amount of its initial contribution of $5,000,000, plus a return of 7%, compounded annually, through January 31, 2004, the date of redemption. The Class C-1 limited partner may become, at its option, a participating partner. Upon becoming a participating partner, the Class C-1 limited partner will forfeit any accrued portion of the return. If it has not previously become a

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

participating partner, the Class C-1 limited partner is entitled to a preference in liquidation equal to its contribution plus accumulated return. The cumulative return per unit as of December 31, 1997 and 1998, was $1.05 and $1.37, respectively. At December 31, 1997 and 1998, the total number of units outstanding, on an if-converted basis, was 1,420,368.

   Unless the Class C-1 interest becomes a participating interest, a general partner may, at its sole discretion, require the Class C-1 limited partner to exchange its interest for a note equal to its then aggregate liquidation preference amount. If such exchange occurs prior to the time the Class C-1 limited partner has the opportunity to obtain participation status, the Class C-1 limited partner will also be issued an option to acquire the participating interest on substantially the same terms as if such exchange had not occurred.

   If the Class C-1 limited partner has not obtained participation status, or has not exchanged such units for notes, on or prior to January 31, 2004, the Partnership is required to redeem such units for an amount equal to the Class C-1 contribution plus accumulated return.

NOTE 12: PARTNERS' DEFICIT

   Partners' deficit is comprised of two general partners; Class A limited partners, Class B limited partners, and preferred limited partners' interests; Class A put/call units; Class B limited partner subscriptions receivable; and Class B partnership unit options.

   Class A put/call units: In connection with obtaining a fixed-rate subordinated note payable, the Partnership issued an option to purchase 1,529,898 units of Class A limited partnership interests to a lender for an aggregate exercise price of $10. These units are currently exercisable.

   Subscriptions receivable: Officers and key employees of the Partnership have acquired limited partnership interests, a portion of which was financed with subscription notes. As of December 31, 1997 and 1998, the Class B limited partners' capital accounts were reduced by subscription notes receivable. Interest income on the subscriptions receivable totalled $27,000, $22,000, and $94,000 for the years ended December 31, 1996, 1997, and 1998, and interest receivable on subscription notes receivable was $16,000 and $107,000, as of December 31, 1997 and 1998, respectively.

   Preferred limited partners' interests: The preferred limited partners' interests do not participate in the Partnership's profits or losses. Such limited partners are entitled to receive an 8% return, compounded quarterly, on the amount of their initial contribution and are generally entitled to a priority on distributions from the Partnership. At December 31, 1997 and 1998, the return was credited to the preferred limited partners. These limited partners are also entitled to a preference in liquidation equal to their initial contribution plus accumulated and unpaid return. Upon the occurrence of certain events, the Partnership may, at its option, redeem the units for an amount equal to the then aggregate liquidation preference amount. The units (and any accrued and unpaid return) may, at the option of the holder, be converted into units of Class B limited partnership interest at any time. Cumulative per unit return as of December 31, 1997 and 1998, was $0.48 and $0.68, respectively, and total aggregate return was $1,814,000 and $2,665,000, respectively.

   Other limited partners' interests: During 1997, the Partnership repurchased 1,250,000 Class B limited partnership units from eight members of former management at a unit price of $2.33 for a total repurchase amount of approximately $2,900,000. Seventeen new and existing members of management purchased 889,000 units at a per unit price of $2.33 for a total purchase price of approximately $2,100,000. The purchases were primarily financed by the Partnership through subscription notes from the new management members and bear

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

an interest rate of 7% per annum. This repurchase of partnership units in exchange for subscription notes receivable is considered a noncash transaction for purposes of the consolidated statements of cash flows.

   Also during 1997, options to purchase 1,440,000 partnership units at prices ranging from $1.00 to $1.75 per unit were forfeited by the separated management members. Furthermore, 26,500 options to purchase partnership units at $1.00 per unit were granted to two former senior manager executives.

   In July 1998, the Partnership repurchased 100,000 Class B limited partnership units at a unit price of $2.15 for a total repurchase amount of $215,000 from a former member of management. The Partnership resold the units at a unit price of $2.33 to current members of management.

   Partnership unit options: Certain limited partners and key employees of the Partnership have the ability, under certain conditions, to exercise options to purchase units of Class B limited partnership interests (Class B Interests).

   Through October 1, 1996, the Partnership was authorized to grant 1,869,545 units of Class B Interests, as established in the 1996 option plan (1996 Option
Plan), which vested at a rate of 20% per year, based on specific performance standards. The options did not vest prior to October 1, 1996, as these performance standards were not met.

   Effective October 2, 1996, the Partnership amended the 1996 Option Plan (Amended and Restated Management Option Plan) to decrease the number of options the Partnership was authorized to grant to 1,840,000, and change the required performance standards, along with other changes. The options now vest according to the following schedule: 5% of the options vest on the first anniversary of the Partnership's Offering; 5% of the options vest on the second anniversary of the Partnership's Offering; the remaining 90% vests ratably at each calendar year end over a five-year period beginning January 1, 1997, and become exercisable if certain performance standards are met. These options expire on October 1, 2003.

   No compensation expense has been recorded for the options, which vest based on the anniversary of the Offering, as management's estimate of the market value was less than the exercise price at the date of the grant. Additionally no compensation expense has been recognized for the remaining performance-based options, as management, at this time, has deemed the probability of meeting the performance standards to be remote.

   Effective October 19, 1998, the Partnership granted 450,000 options, under a new 1998 option plan, to members of management to purchase Class B limited partnership units for $4.50 per unit. The options vest ratably over five years. These options expire October 19, 2008. Exercisability of these options is not based on performance standards. No compensation expense has been recorded for these options, as management's estimate of the market value was approximately equal to the exercise price at the date of the grant.

   Other options granted: On December 19, 1996, the Board of Directors granted a member of the Board of Directors options to purchase 30,000 Class B limited partnership units for $3.00 per unit. These options vest ratably over a five-year period and expire in September 2003. No material compensation expense has been recorded for these options, as management's estimate of the market value was less than the exercise price at the date of the grant.

   Effective May 10, 1997, and June 1, 1997, the Board of Directors granted two senior officers of the Partnership a total of 1,500,000 options to purchase Class B limited partnership units for $2.33 per unit. These options vest in equal amounts over a three-year period commencing from the grant date. Exercisability of 60%

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

of these options is subject to certain performance standards being met. At December 31, 1998, it is probable the performance standards will be met. The Partnership has recognized approximately $202,000 and $1,993,000 in compensation expense for the years ended December 31, 1997 and 1998, respectively.

   In July 1997, the Board of Directors granted a member of the Board of Directors options to purchase 150,000 Class B limited partnership units for $2.33 per unit. These options vest ratably over a three-year period and expire in July 2002. Exercisability of 60% of these options is subject to certain performance standards being met. At December 31, 1998, it is probable the performance standards will be met. The Partnership has recognized $-0- and approximately $224,000 in compensation expense for the years ended December 31, 1997 and 1998, respectively.

                                                                       Weighted
                                                            Range of   average
                                               Number of    exercise   exercise
                                                options       price     price
                                               ----------  ----------- --------
Outstanding, January 1, 1996..................  1,834,545  $1.00--1.75  $1.12
  Options granted (weighted average fair value
   of $1.91)..................................     40,000         3.00   3.00
  Options forfeited...........................    (75,000)        1.00   1.00
                                               ----------  -----------  -----
Outstanding, December 31, 1996................  1,799,545   1.00--3.00   1.16
  Options granted (weighted average fair value
   of $.37)...................................  1,706,500   1.00--3.00   2.32
  Options forfeited........................... (1,440,000)  1.00--1.75   1.15
                                               ----------  -----------  -----
Outstanding, December 31, 1997................  2,066,045   1.00--3.00   2.09
  Options granted (weighted average fair value
   of $1.45)..................................    450,000         4.50   4.50
  Options forfeited...........................    (15,000)        1.00   1.00
                                               ----------  -----------  -----
Outstanding, December 31, 1998................  2,501,045   1.00--4.50  $2.56
                                               ==========  ===========  =====

Additional information regarding options outstanding as of December 31, 1998, is as follows:

                                Weighted
                                 average     Weighted                 Weighted
                               contractual   average                  average
    Exercise       Number         life       exercise     Number      exercise
     prices      outstanding     (years)      price     exercisable    price
   -----------   -----------   -----------   --------   -----------   --------
      $1.00         331,045        0.8        $1.00        33,105      $1.00
       2.33       1,650,000        5.4         2.33       220,000       2.33
       3.00          70,000        5.0         3.00         4,000       3.00
       4.50         450,000        9.8         4.50            --       4.50
   -----------    ---------        ---        -----       -------      -----
   $1.00--4.50    2,501,045        5.6        $2.56       257,105      $2.17
   ===========    =========        ===        =====       =======      =====

   Fair value stock-based compensation: The Partnership has calculated the pro forma net loss under SFAS No. 123 using a multiple option valuation approach and certain weighted-average assumptions deemed reasonable by management. These assumptions include a risk-free interest rate ranging from 4.5% to 4.6%, an expected life of two to five years, a partnership unit volatility of 0.0% and no partnership distributions over the expected life. Had compensation expense for the stock option plans been recognized under SFAS No. 123, the Partnership's net loss would have been adjusted to the pro forma amount for the years ended December 31 as follows (in thousands):

                                                              1997      1998
                                                            --------  --------
      Net loss as reported................................  $(13,435) $(11,989)
                                                            ========  ========
      Pro forma net loss under SFAS No. 123...............  $(13,599) $(12,225)
                                                            ========  ========

                   MUZAK LIMITED PARTNERSHIP AND SUBSIDIARIES

                  Years Ended December 31, 1996, 1997 and 1998

   Put options: A general partner and certain of the Class A limited partners can require the Partnership to purchase limited partnership units held by them at fair market value. However, such right may not be exercised if the purchase of units would have a material adverse effect on the Partnership or would be in contravention of any then-existing agreement to which the Partnership is a party. Due to the significant control that the Partnership has over the redemption rights, the partnership interests covered by the put options are deemed to be redeemable at the sole option of the issuer. These partners have not elected to exercise their redemption rights as of December 31, 1998.

   Allocation of profits and losses: Losses are allocated among the general partners and Class A and B limited partners based upon the total of the interests held by each individual, including the put/call units under option, as a percentage of the total of all such interests.

NOTE 13: ENTERPRISE-WIDE INFORMATION

   Management organizes its business around its independent and owned affiliates. These operating segments have been aggregated as each segment has similar economic characteristics and the nature of the segments, its production processes, customers and distribution methods are similar. Information related to the Partnership's products and services revenue is summarized for the years ended December 31, as follows (in thousands):

                                                         1996    1997    1998
                                                        ------- ------- -------
Revenues:
  Broadcast music...................................... $42,242 $43,761 $47,916
  On-premise music.....................................   4,368   4,035   4,157
  Other broadcast services.............................   1,530   1,546   1,746
  Audio marketing......................................   2,480   3,248   4,418
  On-premise video.....................................   2,108   4,126   2,973
  In-store advertising.................................     717     949     745
  Internet music server................................      22     359   1,678
  Other................................................   1,118   1,327   2,323
                                                        ------- ------- -------
    Total music and other business services............  54,585  59,351  65,956
  Equipment............................................  21,873  21,026  22,021
  Installation, service, and repair....................  10,353  10,827  11,771
                                                        ------- ------- -------
    Total equipment and related services...............  32,226  31,853  33,792
                                                        ------- ------- -------
Total revenue.......................................... $86,811 $91,204 $99,748
                                                        ======= ======= =======

NOTE 14: SUBSEQUENT EVENTS

   On January 29, 1999, the Partnership entered into a definite merger agreement to be acquired by Audio Communications Network Holdings, LLC (ACN). Under the terms of the agreement which was effective March 18, 1999, the Partnership merged into a subsidiary of ACN for total consideration of approximately $245,000,000. The current partners retained a minor ownership interest in the merged entity. The accounts of EAIC Corp. were not part of the merger.

   Upon change of control of the Partnership, all outstanding options to purchase partnership units became immediately vested and exercisable unless the performance criteria was not achievable. The accelerated vesting of certain options resulted in a significant charge as performance criteria for these options became achievable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Muzak Holdings LLC

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in members' interest and of cash flows present fairly, in all material respects, the financial position of Muzak Holdings LLC, formerly known as ACN Holdings, LLC, (the "Company") at December 31, 1998, and the results of their operations and their cash flows for the period from October 7, 1998 to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 19, 1999
Charlotte, North Carolina

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Muzak Holdings LLC

   In our opinion, the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of Audio Communications Network, Inc. ("ACN" or "Predecessor Company") present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 1998 to October 6, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of ACN's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

February 19, 1999
Charlotte, North Carolina

                               MUZAK HOLDINGS LLC

                           CONSOLIDATED BALANCE SHEET

          (dollars in thousands, except units issued and outstanding)

                                                                   December 31,
                                                                       1998
                                                                   ------------
Assets
Current assets:
  Cash and cash equivalents.......................................   $ 1,293
  Accounts receivable, net of allowance for doubtful accounts of
   $450...........................................................     1,764
  Inventories.....................................................     1,323
  Prepaid expenses and other assets...............................       125
                                                                     -------
    Total current assets..........................................     4,505
Property and equipment, net.......................................    17,499
Intangible assets, net............................................    49,039
Deposits and other assets.........................................     1,884
                                                                     -------
    Total assets..................................................   $72,927
                                                                     =======
Liabilities and Members' Interest
Current liabilities:
  Current portion of notes payable to related parties.............   $42,183
  Current portion of obligations under capital lease..............        34
  Accounts payable................................................     2,439
  Accrued expenses................................................     1,525
                                                                     -------
    Total current liabilities.....................................    46,181
Notes payable to related parties, net of current portion..........       460
Obligations under capital lease, net of current portion...........        26
                                                                     -------
    Total liabilities.............................................    46,667
Commitment and contingencies (Note 10)............................
Members' interest:
  Class A units (27,262 issued and outstanding)...................    27,262
  Class B-1 units (804 issued and outstanding)....................       --
  Class B-2 units (805 issued and outstanding)....................       --
  Class B-3 units (804 issued and outstanding)....................       --
  Class B-4 units (None issued and outstanding)...................       --
  Accumulated deficit.............................................    (1,002)
                                                                     -------
    Total members' interest.......................................    26,260
                                                                     -------
    Total liabilities and members' interest.......................   $72,927
                                                                     =======

  The accompanying notes are an integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (dollars in thousands)

                                                                                                                    Muzak
                                                                                        Audio Communications    Holdings LLC
                                                                                        Network, Inc. for the      for the
                                                                                             period from         period from
                                                                                           January 1, 1998     October 7, 1998
                                                                                               through             through
                                                                                           October 6, 1998    December 31, 1998
                                                                                        --------------------- -----------------
Revenues:
  Music and other business services....................................................        $12,315             $ 3,909
  Equipment............................................................................          4,030               1,224
  Installation and other services......................................................          2,572                 781
                                                                                               -------             -------
                                                                                                18,917               5,914
Costs of sales:
  Music and other business services....................................................          2,670                 833
  Equipment............................................................................          3,322               1,034
  Installation and other services......................................................          2,214                 689
                                                                                               -------             -------
                                                                                                 8,206               2,556
                                                                                               -------             -------
    Gross Profit.......................................................................         10,711               3,358
  Selling, general and administrative expenses.........................................          7,245               1,794
  Depreciation and amortization expense................................................          4,372               1,683
                                                                                               -------             -------
    Loss from operations...............................................................           (906)               (119)
Other income (expense):
  Interest expense, net................................................................         (2,520)               (888)
  Other, net...........................................................................              6                   5
                                                                                               -------             -------
Loss before income taxes...............................................................         (3,420)             (1,002)
Provision for income taxes.............................................................             (8)                --
                                                                                               -------             -------
Net loss...............................................................................        $(3,428)            $(1,002)
--------------------------------------------------
                                                                                               =======             =======


  The accompanying notes are an integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND MEMBERS'
                                    INTEREST

                    (dollars in thousands, except for units)

AUDIO COMMUNICATIONS NETWORK, INC:

                                          Contributed
                                            Capital                   Total
                                   Common  in Excess  Accumulated Stockholders'
                                   Stock    of Par      Deficit      Equity
                                   ------ ----------- ----------- -------------
Balance at December 31, 1997...... $1,126   $9,851      $(2,799)     $ 8,178
Stock options exercised...........      1        6          --             7
Net loss..........................    --       --        (3,428)      (3,428)
                                   ------   ------      -------      -------
Balance at October 6, 1998........ $1,127   $9,857      $(6,227)     $ 4,757
                                   ======   ======      =======      =======

--------------------------------------------------------------------------------

MUZAK HOLDINGS LLC:

                                               Class A
                                           ---------------
                                                                        Total
                                           Units           Accumulated Members'
                                                  Dollars    Deficit   Interest
                                           ------ -------- ----------- --------
Balance at October 7, 1998 (prior to ini-
 tial contribution by Members)...........     --  $   --     $   --    $   --
Issuance of Class A units................  27,262  27,262        --     27,262
Net loss.................................     --      --      (1,002)   (1,002)
                                           ------ -------    -------   -------
Balance at December 31, 1998.............  27,262 $27,262    $(1,002)  $26,260
                                           ====== =======    =======   =======



  The accompanying notes are an integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (dollars in thousands)

                                                                                     Audio Communications         Muzak
                                                                                     Network, Inc. for the Holdings LLC for the
                                                                                          period from          period from
                                                                                        January 1, 1998      October 7, 1998
                                                                                            through              through
                                                                                        October 6, 1998     December 31, 1998
                                                                                     --------------------- --------------------
Cash flows from operating activities:
  Net loss..........................................................................        $(3,428)             $(1,002)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization...................................................          4,372                1,683
    Amortization of discount on notes payable to a related party....................             58                   20
    Deferred commissions............................................................           (524)                (209)
    Loss on disposal of fixed assets................................................             26                   13
    (Increase) decrease in operating assets and liabilities, net of effects of acquisitions:
      Accounts receivable...........................................................            241                   95
      Inventories...................................................................            303                 (524)
      Prepaid expenses and other....................................................             54                  (52)
      Accounts payable..............................................................            379                  546
      Accrued liabilities...........................................................            112                  597
                                                                                            -------              -------
        Net cash provided by operating activities...................................          1,593                1,167
Cash flows from investing activities:
  Capital expenditures..............................................................         (3,538)              (1,308)
  Acquisitions net of cash..........................................................            --               (67,028)
                                                                                            -------              -------
        Net cash used in investing activities.......................................         (3,538)             (68,336)
Cash flows from financing activities:
  Proceeds from related party notes payable.........................................            --                40,818
  Proceeds from long-term debt......................................................          2,200                  --
  Proceeds from contributions by members............................................            --                27,262
  Principal payments under capital lease obligations................................            (52)                  (8)
  Repayment of long-term debt.......................................................           (500)                 --
  Proceeds from sale of stock.......................................................              7                  --
                                                                                            -------              -------
        Net cash provided by financing activities...................................          1,655               68,072
Net Increase (decrease) in cash and cash equivalents................................           (290)                 903
Cash and cash equivalents, beginning of period......................................            680                  390
                                                                                            -------              -------
Cash and cash equivalents, end of period............................................        $   390              $ 1,293
                                                                                            =======              =======
--------
Supplemental disclosures:
  Cash paid for interest ...........................................................        $ 2,900              $     2
      --------------------------------------------------
                                                                                            =======              =======

  The accompanying notes are an integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                             (dollars in thousands)

1. Description of Business

   Muzak Holdings LLC (the "Company") was formerly known as ACN Holdings, LLC which was formed in September 1998 pursuant to the laws of Delaware. The Company owns and operates Muzak franchises, which provide background music programming and ancillary services to customers, located in Baltimore, Maryland; Kansas City and St. Louis, Missouri; Jacksonville, Florida; Fresno, California; Phoenix, Arizona; Charlotte and Hillsborough, North Carolina; as its single line of business. Muzak LLC, a wholly owned subsidiary of the Company, began its operations on October 7, 1998, with the acquisition of certain assets and liabilities of Audio Communications Network, Inc ("ACN" or "Predecessor Company") (Note 3).

2. Summary of Significant Accounting Policies

Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All intercompany balances and transactions are eliminated in the consolidated financial statements.

Cash and Cash Equivalents

   Cash equivalents include demand and interest-bearing deposits due from banks with original maturities of 90 days or less. Cash and cash equivalents also includes $202, which use is restricted for the January 15, 1999 acquisition of Business Sound, Inc. (Note 12).

Inventories

   Inventories consist primarily of electronic equipment and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

   Property is recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, ranging from three to twenty years. Sound and music equipment installed at customer premises under contracts to provide music programming services is transferred from inventory to property and equipment at cost plus an allocation of installation costs and is amortized over 8 years. Impairment losses are recognized if recorded values exceed undiscounted future cash flows, by reducing them to estimated fair value. No impairment losses were recognized by the Company or ACN for the periods presented.

Intangible Assets

   Goodwill, the excess of the purchase price over the fair value of net assets of businesses acquired, is amortized over twenty years using the straight-line method. Income producing contracts are amortized using the straight-line method over periods ranging from 8 to 14 years. Management evaluates the recoverability of intangibles by comparing recorded values to the undiscounted future cash flows that can be generated by such assets. Impairment losses are recognized if recorded values exceed undiscounted future cash flows, by reducing them to estimated fair value. No impairment losses were recognized by the Company or ACN for the periods presented.

Income Taxes

   As a Limited Liability Company ("LLC"), federal and state income taxes are the responsibility of the Company's members. Accordingly, the financial statements of the Company includes no provision for income taxes.

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)


Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Revenues from music services are recognized on a straight-line basis over the term of the customer contracts in the period services are provided. Revenues for equipment sales and installation are recognized upon delivery or installation. Contracts are typically for a five-year non-cancelable period with renewal options for an additional five years.

Concentrations of Credit Risk

   The Company maintains its cash in bank accounts that at times may exceed federally insured limits. The Company performs ongoing credit evaluations of its customers and generally requires no collateral from the customers. Credit losses are provided for in the financial statements and consistently have been within management's expectations. Management believes that the Company's credit risk is somewhat lessened due to the fact that its customers operate in a wide range of industries and are geographically disbursed.

Subscriber Acquisition Costs

   Subscriber acquisition costs are direct sales commissions incurred in connection with acquiring new subscribers, which are amortized as a component of selling, general and administrative expenses over the life of the customer contract or five years, whichever is shorter on a straight-line basis. If a customer contract terminates early, the unamortized subscriber acquisition costs are typically recovered from the salesperson.

3. Acquisition of ACN

   On October 7, 1998, Muzak LLC, a wholly owned subsidiary of the Company, acquired certain assets and liabilities of ACN for $66,818. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $17,000 and is being amortized using the straight-line method over 20 years.

   In order to complete the acquisition of ACN, Muzak LLC, a wholly owned subsidiary of the Company, issued notes payable to a related party for $40,817 (see note 6).

   As a result of the transaction and application of purchase accounting, financial information for the period from October 7, 1998 through December 31, 1998 represents that of the Company, which is presented on a different basis than that of the Predecessor Company for the period from January 1, 1998 through October 6, 1998, and therefore is not comparable.

   The following presents the unaudited pro forma results of the Company for the twelve month period ended December 31, 1998, as if the acquisition of ACN, by Muzak LLC, a wholly owned subsidiary of the Company, occurred on January 1, 1998. These unaudited pro forma results are not necessarily indicative of the results that will occur in the future.

            Revenue............................. $24,831
                                                 =======
            Loss from operations................ $(2,197)
                                                 =======
            Net loss............................ $(6,622)
                                                 =======

                              MUZAK HOLDINGS LLC

                            (dollars in thousands)


4. Property and Equipment

   At December 31, 1998, property and equipment consist of the following:

            Equipment provided to subscriber
             (including capitalized installation
             costs of $4,834).................... $16,186
            Machinery and equipment..............   1,584
            Furniture and fixtures...............     397
            Leasehold improvements...............     132
                                                  -------
                                                   18,299
            Less: accumulated depreciation.......    (800)
                                                  -------
                                                  $17,499
                                                  =======

   Depreciation expense approximated $800 for the period from and October 7, 1998 through December 31, 1998.

   Depreciation expense approximated $1,865 for the period from January 1, 1998 through October 6, 1998.

5. Intangible Assets

   At December 31, 1998, intangible assets consist of the following:

            Subscriber contracts................. $34,810
            Goodwill.............................  15,112
                                                  -------
                                                   49,922
            Less: accumulated amortization.......    (883)
                                                  -------
                                                  $49,039
                                                  =======

   Amortization expense approximated $883 for the period from October 7, 1998 through December 31, 1998.

   Amortization expense approximated $2,507 for the period from January 1, 1998 through October 6, 1998.

6. Notes Payable to Related Parties

   At December 31, 1998, notes payable to related parties included the following;

   Promissory note payable to a related party due October 6, 1999;
   including unpaid interest of $866, which compounds quarterly at variable interest rate (approximately 9% at December 31, 1998)
   and is payable at maturity....................................... $41,683
   Note payable to a related party; two annual payments of $500 due
   January 1999 and 2000, respectively, net of unamortized discount
   (at 10%) of $40 at December 31, 1998.............................     960
                                                                     -------
                                                                      42,643
     Less: current portion of notes payable to related parties...... (42,183)
                                                                     -------
                                                                     $   460
                                                                     =======

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)

7. Members' Interest

   The Company has authorized two classes of equity units; class A units ("Class A Units") and class B units ("Class B Units") (collectively, the "Units"). Each class of the Units represents a fractional part of the membership interests of the Company and has the rights and obligations specified in the Company's Limited Liability Company Agreement. Each Class A Unit is entitled to voting rights equal to the percentage such units represents of the aggregate number of outstanding Class A Units. The Class B Units are not entitled to voting rights.

 Class A Units

   Each class A unit accrues a preferred return (the "ACN Holdings Preferred Return") annually on the original issue price (the "Capital Value") of each voting unit at a rate of 15% per annum. The Company cannot pay distributions (other than tax distributions) in respect of other classes of securities (including distributions made in connection with a liquidation) until the Capital Value and accrued ACN Holdings Preferred Return in respect of each voting unit is paid to each holder thereof (such distributions being the "Priority Distributions"). In addition to the Priority Distributions, each holder of voting units is also entitled to participate in distributions payable to the residual common equity interests of the Company (the "Last Priority Distributions").

 Class B Units

   The Class B Units are non-voting securities which are divided into four identical subclasses, Class B-1 Units, Class B-2 Units, Class B-3 Units and Class B-4 Units. Each holder of the Class B units is entitled to participate in Last Priority Distributions, if any, provided that Priority Distributions on all voting units shall have been paid in full. At December 31, 1998, there were 2,413 Class B units outstanding. The value of these units was de minimis at the date of issuance.

8. Income Taxes

   The income tax provision for ACN for the period from January 1, 1998 through October 6, 1998 consists of deferred state taxes of $8. ACN's effective tax rate differs from the statutory federal income tax rate as a result of nondeductible expenses and an increase in the valuation allowance for deferred tax assets.

9. Employee Benefit Plans

   ACN had a noncontributory defined contribution pension plan covering substantially all of ACN employees who met certain age and length of service qualifications. ACN's policy was to fund pension cost with annuity contracts. During 1998, ACN decided to terminate the plan. Vested benefits will be contributed to the successor plan sponsored by Muzak LLC, a wholly owned subsidiary of the Company.

   Muzak LLC, a wholly owned subsidiary of the Company, has a profit-sharing plan continued from the Predecessor Company which covers all employees of Muzak LLC, a wholly owned subsidiary of the Company, who have at least one-half year of service. Contributions to the plan by employees may be at least 1% but not more than 15% of annual salary, subject to certain restrictions. Contributions by Muzak LLC to the plan are discretionary. Employees are always 100% vested in employee contributions; no vesting in employer contributions occurs prior to the first two years of service and 100% vesting occurs after the third year of service. Plan expense for the period from October 7, 1998 to December 31, 1998 and the period from January 1, 1998 to October 6, 1998 was $55 and $23, respectively.

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)

10. Commitments and Contingencies

   Certain equipment and office and warehouse facilities are held under non-cancelable operating leases. The Company has also entered into various agreements with broadcasting companies in order to transmit music service to its customers through the broadcasting companies' subchannels. Rent expense under the operating leases and broadcasting agreements was approximately $94 during the period from October 7, 1998 through December 31, 1998. The following is a summary of future payments on equipment under non-cancelable operating leases together with the present value of net minimum payments of equipment under capital leases at December 31, 1998:

                                                              Lease Obligations
                                                              Operating Capital
                                                              --------- -------
      1999...................................................  $  416    $ 39
      2000...................................................     409      22
      2001...................................................     323       6
      2002...................................................     216     --
      2003...................................................     138     --
      Thereafter.............................................      39     --
                                                               ------    ----
        Total minimum lease payments.........................  $1,541      67
                                                               ======
        Less: portion related to interest....................              (7)
                                                                         ----
        Present value of net minimum lease payments..........              60
        Less: current portion of capital lease obligations...             (34)
                                                                         ----
        Long-term portion of capital lease obligations.......            $ 26
                                                                         ====

   Rent expense for the period form January 1, 1998 to October 6, 1998 was approximately $225.

   From time to time the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.

11. Muzak Holdings Finance Corp.

   Muzak Holdings Finance Corp. ("Holdings Finance Corp.") was formerly known as ACN Holdings, Inc. which was formed in August 1998, pursuant to the laws of Delaware, as a wholly owned subsidiary of the Company. Holdings Finance Corp. had no 1998 activities.

12. Subsequent Events (unaudited)

   On January 15, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired all of the outstanding stock of Business Sound, Inc. ("Business Sound") for approximately $4,100. The Business Sound acquisition was financed with approximately $4,100 of cash contributed by the Parent. Business Sound is the Muzak affiliate for the New Orleans, Louisiana and Mobile, Alabama areas.

   On February 24, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired all of the outstanding stock of Electro Systems Corporation ("Electro Systems") the Muzak independent affiliate located in Panama City, Florida for cash of approximately $550, plus the assumption of $2,400 of existing indebtedness.

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)

   On March 18, 1999, Muzak Limited Partnership merged with and into a subsidiary of the Company (the "Merger"). Under the terms of the agreement, total consideration was approximately $268,688 which includes non-voting units of the Company and excludes transaction fees. At the time of the Merger, the subsidiary, Audio Communications Network, LLC, changed its name to Muzak LLC.

   On March 18, 1999, the Company acquired Capstar Broadcasting Corporation's ("Capstar") Muzak affiliates comprised of territories which are located in Atlanta, Albany and Macon, Georgia; Ft. Myers, Florida; and on May 3, 1999 acquired the Muzak affiliate territory located in Omaha, Nebraska (the "Capstar Acquisition"). The purchase price for the Capstar Acquisition was approximately $21,337, comprised of voting membership units of the Company and a cash payment of approximately $5,417 which is subject to adjustment.

   On May 3, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired Capstar Broadcasting's Muzak affiliate territory located in Omaha, Nebraska. Under the terms of the Agreement, Muzak LLC paid $3,197 in total consideration comprised of voting membership units of the parent and a cash payment of approximately $811, excluding transaction fees.

   On March 24, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired the net assets of Custom On Hold Services, Inc. for approximately $180, excluding transaction fees.

   On June 15, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired the net assets of Advertising On Hold, Inc. for approximately $6,908.

   On June 18, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired the net assets of CustomTronics Sound for approximately $780.

   On June 30, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired the net assets of Penobscot Broadcasting Corporation for approximately $907.

   In July and August 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired the net assets of LaBov and Beyond, Inc., U.S. West Communications Services, Inc. and Broadcast International, Inc. for approximately $1,350, $3,500 and $4,700, respectively, excluding transaction fees.

   The above transactions were accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $112,435 and is being amortized using the straight-line method over 20 years.

   In connection with the Merger, Muzak LLC, a wholly owned subsidiary of the Company, entered into a new senior credit facility ("Senior Credit Facility") which provides for two term loans (the "Term Loans") for $30,000 and $105,000 and revolving loans (the "Revolving Loan") for up to $35,000 of which $3,400 was drawn at closing. The Term Loans are required to be paid in semi-annual installments on June 30 and December 31 of each year beginning on June 30, 2000. The Revolving Loan must be repaid on or before December 31, 2005. The obligations of the Company under the Senior Credit Facility are guaranteed by each of the future direct and indirect domestic subsidiaries of Muzak LLC, a wholly owned subsidiary of the Company. Interest accrues at the election of Muzak LLC, a wholly owned subsidiary of the Company, at a rate based on either
(a) the Base Rate (as described in the Senior Credit Facilities Agreement) or
(b) Libor (as defined in the Senior Credit Facilities Agreement) plus in either case, the applicable margin. The applicable borrowing margin under Term Loans and Revolving Loans range from 1% to 3.5%. Commitment fees range from .375% to

 .0625%. The obligations of Muzak LLC under the Senior Credit Facility are guaranteed by the Company, and are secured by first priority security interests in all material intellectual property and other property and assets of Muzak LLC and the Company, and a pledge of all of the membership units of Muzak LLC and the Company.

   On March 18, 1999, Muzak LLC, a wholly owned subsidiary of the Company, issued $115,000,000, principal amount of Senior Subordinated Notes ("Subordinated Notes"). Interest on the Subordinated Notes accrues at a rate of 9.875%, per annum. Interest is payable semi-annually, in arrears, on each March 15 and September 15 of each year, commencing on September 15, 1999. The Subordinated Notes will mature on March 15, 2009.

   On March 18, 1999, the Company co-issued $75,000,000, gross proceeds, Senior Discount Notes ("Discount Notes") offering. The Discount Notes are expected to accrete in value, with no payments of cash interest until September 15, 2004. From and after March 15, 2004, interest on the Discount Notes will accrue at a rate of 13% per annum. Interest will be payable semi-annually in arrears on March 15 and September 15 each year, commencing September 15, 2004. The Discount Notes will mature on March 15, 2010.

   The Senior Credit Facility, Subordinated Notes and Discount Notes restrict the Company and Muzak LLC from declaring or paying any dividend or payment on common units of the Company or Muzak LLC.

   In July 1999, Muzak LLC, a wholly owned subsidiary of the Company, increased its borrowings under the term loan B of the Senior Credit Facility by $30,000, for a total amount borrowed of $135,000. Muzak LLC plans to use the additional borrowed funds to finance acquisitions, including those completed on or before June 30, 1999.

   In July 1999, Muzak LLC, a wholly owned subsidiary of the Company, issued a 15% junior subordinated note to a related party for $3,000. Interest on this note accrues at a rate of 15% per annum, and is payable, together with the principal on June 30, 2007.

   The following table summarizes the unaudited pro forma results of operations for the year ended December 31, 1998, as if the acquisitions and financings described above and the acquisition of ACN as disclosed in Note 3 occurred on January 1, 1998:

                                                                    December 31,
                                                                        1998
                                                                    ------------
                                                                    (Unaudited)
      Revenue......................................................   $147,183
                                                                      ========
      Loss from operations.........................................   $ (9,040)
                                                                      ========
      Net loss.....................................................   $(42,693)
                                                                      ========

                               MUZAK HOLDINGS LLC
                           CONSOLIDATED BALANCE SHEET
          (dollars in thousands, except units issued and outstanding)

                                                         June 30,   December 31,
                                                           1999         1998
                                                        ----------- ------------
                                                        (unaudited)
Assets
Current assets:
  Cash and cash equivalents............................  $  2,282     $ 1,293
  Accounts receivable, net.............................    28,946       1,764
  Inventory............................................     8,203       1,323
  Prepaid expenses and other assets....................     4,807         125
                                                         --------     -------
    Total current assets...............................    44,238       4,505
Property and equipment, net............................    83,298      17,499
Deferred financing costs, net..........................    13,043         --
Intangible assets, net.................................   276,337      49,039
Deposits and other assets..............................     1,968       1,884
                                                         --------     -------
    Total assets.......................................  $418,884     $72,927
                                                         ========     =======
Liabilities and Members' Interest
Current liabilities:
  Line of credit--revolving facility...................  $ 19,400     $   --
  Current portion of long term debt....................     2,441      42,217
  Accounts payable and accrued expenses................    27,716       3,964
  Advance billings.....................................     7,038         --
                                                         --------     -------
    Total current liabilities..........................    56,595      46,181
Senior credit facility.................................   135,000         --
Senior subordinated notes..............................   115,000         --
Senior discount notes..................................    41,538         --
Other long-term debt...................................     4,578         486
Other liabilities......................................     4,903         --
                                                         --------     -------
    Total liabilities..................................   357,614      46,667
Members' interest
  Common units.........................................    72,426      27,262
  Accumulated deficit..................................   (11,156)     (1,002)
                                                         --------     -------
    Total members' interest............................    61,270      26,260
                                                         --------     -------
    Total liabilities and members' interest............  $418,884     $72,927
                                                         ========     =======


  The accompanying notes are an integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (dollars in thousands)

                                                       For the       For the
                                                      Six Months   Three Months
                                                        Ended         Ended
                                                    June 30, 1999 June 30, 1999
                                                    ------------- -------------
                                                     (Unaudited)   (Unaudited)
Revenues:
  Music and other business services................   $ 34,587      $ 26,408
  Equipment and related service....................     13,082         9,110
                                                      --------      --------
                                                        47,669        35,518
Cost of revenues:
  Music and other business services................      7,460         5,861
  Equipment and related services...................     10,449         7,627
                                                      --------      --------
                                                        17,959        13,488
                                                      --------      --------
    Gross profit...................................     29,710        22,030
Selling, general and administrative expenses.......     14,830        11,883
Depreciation and amortization expense..............     12,339         9,142
                                                      --------      --------
    Income from operations.........................      2,541         1,005
Other income (expense):
  Interest expense, net............................    (10,262)       (7,931)
  Other, net.......................................        (21)          --
                                                      --------      --------
    Net loss before extraordinary gain on the
     extinguishment of debt........................     (7,742)       (6,926)
Extraordinary gain on the extinguishment of debt...        727           --
                                                      --------      --------
    Net loss.......................................   $ (7,015)     $ (6,926)
                                                      ========      ========



  The accompanying notes are an integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' INTEREST

                    (dollars in thousands, except for units)

                              For the Six Months Ended June 30, 1999
                             -----------------------------------------
                               Common                          Total
                                Units     Common  Accumulated Members'
                             Outstanding Units($)   Deficit   Interest
                             ----------- -------- ----------- --------
                                                (Unaudited)
Balance, December 31,
 1998......................    27,262    $27,262   $ (1,002)  $26,260
Issuance of Common units...    42,152     42,025        --     42,025
Split of common units
 effected in the form of a
 dividend..................     3,139      3,139     (3,139)      --
Net loss for the six months
 ended June 30, 1999.......       --         --      (7,015)   (7,015)
                               ------    -------   --------   -------
Balance, June 30, 1999.....    72,553    $72,426   $(11,156)  $61,270
                               ======    =======   ========   =======




  The accompanying notes are an integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (dollars in thousands)

                                                                   For the Six
                                                                     Months
                                                                   Ended June
                                                                    30, 1999
                                                                   -----------
                                                                   (Unaudited)
Cash flows from operating activities
Net loss..........................................................  $  (7,015)
Depreciation and amortization.....................................     12,339
Accretion of senior discount notes................................      1,542
Amortization of deferred financing fees...........................        420
Extraordinary gain on extinguishment of debt......................        727
Net change in certain assets and liabilities, net of business acquisitions.....................................................
  Increase in accounts receivable.................................     (4,337)
  Decrease in inventory and prepaid expenses......................        608
  Increase in other assets........................................        (84)
  Decrease in accounts payable and accrued expenses...............     (1,159)
  Increase in advance billings....................................      1,111
  Increase in other liabilities...................................         36
                                                                    ---------
    Net cash provided by operating activities.....................      4,188
Cash flows from investing activities
Acquisitions, net of cash.........................................   (271,913)
Capital expenditures..............................................     (8,022)
                                                                    ---------
    Net cash used in investing activities.........................   (279,935)
Cash flows from financing activities
Proceeds from issuance of senior subordinated notes...............    115,000
Proceeds from issuance of senior credit facility and revolver.....    154,400
Proceeds from the issuance of senior discount notes...............     39,996
Proceeds from issuance of membership units to Parent..............     22,148
Proceeds from the issuance of membership units to management......      1,155
Repayment of notes payable to related party.......................    (41,683)
Repayment of other debt...........................................       (817)
Payment of fees associated with the financing.....................    (13,463)
                                                                    ---------
    Net cash provided by financing activities.....................    276,736
                                                                    ---------
Net increase in cash and cash equivalents.........................        989
Cash and cash equivalents, beginning of the period................      1,293
                                                                    ---------
Cash and cash equivalents, end of period..........................  $   2,282
                                                                    =========

   The accompanying notes are a integral part of these consolidated financial statements

                               MUZAK HOLDINGS LLC

       NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--JUNE 30, 1999

                             (dollars in thousands)
1. Description of Business

   Muzak Holdings LLC (the "Company") was formerly known as ACN Holdings, LLC which was formed in September 1998, pursuant to the laws of Delaware. Muzak LLC, a wholly owned subsidiary of the Company, began its operations on October 7, 1998, with the acquisition of certain assets and liabilities of Audio Communications Network, Inc.

   Muzak LLC, a wholly owned subsidiary of the Company, provides business music services and products, markets and sells video and audio marketing services through a network of domestic and international franchises ("independent affiliates") and owned operations. The independent affiliates are charged a fee based on their revenues, in addition to other fees, in exchange for broadcast music, marketing, technical and administrative support. Muzak LLC, a wholly owned subsidiary of the Company, and its franchises also sell, install and maintain electronic equipment related to its business.

   The music services of Muzak LLC, a wholly owned subsidiary of the Company, are primarily sold for use in public areas, such as retail and restaurant establishments, and work areas, such as business offices and manufacturing facilities. Services are distributed through direct broadcasting satellite transmission, local broadcasting transmission and pre-recorded tapes played on the customer's premises.

   Muzak LLC, a wholly owned subsidiary of the Company, is subject to certain business risk, which could affect future operations and financial performance. These risks include rapid technological change, competitive pricing, concentrations in and dependence on satellite delivery capabilities, and development of new services.

2. Basis of Presentation

   Pursuant to the rules and regulations of the Securities and Exchange Commission, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

   These condensed financial statements should be read in conjunction with the Company's audited financial statements as of December 31, 1998 and the notes thereto included elsewhere herein.

   The financial statements as of June 30, 1999 and for the six month period then ended are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal and recurring adjustments except for the acquisitions of Business Sound, Inc., Electro Systems Corporation, Muzak L.P., and the Muzak affiliate territories located in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida contributed by Capstar Broadcasting necessary to present fairly the financial information included herein (Note 4).

3. Summary of Significant Accounting Policies

Principles of Consolidation

   The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries, Muzak LLC and Muzak Holdings Finance Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

   Revenues from music services are recognized on a straight-line basis over the term of the customer contract in the period services are provided. Revenues from equipment sales and installation are recognized upon delivery or installation. Contracts are typically for a five-year non-cancelable period with renewal options for an additional five years. Fees from independent affiliates are recognized as music revenues in the month that the independent affiliate generates its revenues.

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)


Deferred Financing Fees

   Deferred financing fees are stated at cost and amortized over the term of the debt using the effective interest method.

Advance Billings

   The Company invoices certain customers in advance for contracted music and other business services. Amounts invoiced in advance of the service period are deferred when invoiced and recognized as revenue in the period earned.

Reclassifications

   Certain amounts have been reclassified to conform to the current quarter's presentation.

4. Acquisitions

   On January 15, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired all of the outstanding stock of Business Sound, Inc. for $4,148, excluding transaction fees. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $862 and is being amortized using the straight-line method over 20 years.

   On February 24, 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired all of the outstanding stock of Electro Systems Corporation for $2,950, excluding transaction fees. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $664 and is being amortized using the straight-line method over 20 years.

   On March 18, 1999, Muzak Limited Partnership ("Muzak L.P.") merged with and into Muzak LLC, a wholly owned subsidiary of the Company. Under the terms of the Agreement, Muzak LLC paid $268,688 in total consideration, which includes non-voting units of the Company and excludes transaction fees. The transaction was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $100,403 and is being amortized using the straight-line method over 20 years.

   On March 18, 1999, the Company acquired Capstar Broadcasting Corporation's Muzak affiliates ("Capstar") comprised of territories, which are located in Atlanta, Albany and Macon, Georgia and Ft. Myers, Florida. Under the terms of the Agreement, the Company paid $18,141in total consideration comprised of voting membership units of the parent and a cash payment of approximately $4,606, excluding transaction fees. The transaction was accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $4,171 and is being amortized using the straight-line method over 20 years.

   In order to complete the acquisitions of Business Sound, Inc., Electro Systems Corporation, and Capstar and the merger with and into Muzak L.P., the Company received $22,148 in capital contributions from ABRY

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)

Broadcast Partners III and ABRY Broadcast Partners II and $1,155 in capital contributions from management of the Company. In addition, the Company became a co-issuer of $75,000, aggregate principle amount at maturity, of senior discount notes, and a co-guarantor of $115,000, principle amount, of senior subordinated notes. Lastly, Muzak LLC, a wholly owned subsidiary of the Company, borrowed $138,400 under a senior credit facility (collectively, the "Financings").

   On May 3, 1999, Muzak, a wholly owned subsidiary of the Company, acquired Capstar Broadcasting's Muzak affiliate territory located in Omaha, Nebraska. Under the terms of the Agreement, Muzak LLC paid $3,197 in total consideration comprised of voting membership units of the parent and a cash payment of approximately $811, excluding transaction fees.

   On March 24, 1999, Muzak, a wholly owned subsidiary of the Company, acquired the net assets of Custom On Hold Services, Inc. for approximately $180, excluding transaction fees.

   On June 15, 1999, Muzak, a wholly owned subsidiary of the Company, acquired the net assets of Advertising On Hold, Inc. for approximately $6,908.

   On June 18, 1999, Muzak, a wholly owned subsidiary of the Company, acquired the net assets of CustomTronics Sound for approximately $780.

   On June 30, 1999, Muzak, a wholly owned subsidiary of the Company, acquired the net assets of Penobscot Broadcasting Corporation for approximately $907.

   The above transactions were accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $2,569 and is being amortized using the straight-line method over 20 years.

   The following presents the unaudited pro forma results of the Company for the six months ended June 30, 1999, as if the acquisition and financings discussed above occurred on January 1, 1999. These unaudited pro forma results are not necessarily indicative of the results that will occur in future interim periods.

            Revenue............................ $ 72,265
                                                ========
            Loss from operations............... $ (3,356)
                                                ========
            Net loss........................... $(18,161)
                                                ========

5. Property and Equipment

   Property and equipment consists of the following:

                                              Useful
                                               Life    June 30,   December 31,
                                              (years)    1999         1998
                                              ------- ----------- ------------
                                                      (Unaudited)
      Equipment provided to subscribers......     4     $71,327     $16,186
      Machinery and equipment................   3-4      13,993       1,584
      Furniture and fixtures.................     7       2,276         397
      Land and buildings.....................    35         959          --
      Leasehold improvements.................     7         867         132
                                                        -------     -------
                                                         89,422      18,299
        Less accumulated depreciation........            (6,124)       (800)
                                                        -------     -------
                                                        $83,298     $17,499
                                                        =======     =======

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)

   Depreciation expense approximated $5,324 and $800 for the six months ended June 30, 1999 and for the period from October 7, 1998 through December 31, 1998, respectively.

6. Intangible Assets

   Intangible assets consists of the following:

                                                Useful
                                                 Life    June 30,   December 31,
                                                (years)    1999         1998
                                                ------- ----------- ------------
                                                        (Unaudited)
      Goodwill.................................    20    $123,782     $15,112
      Income producing contracts...............  8-14     117,947      34,810
      License agreements.......................    20      14,600         --
      Trademarks...............................     5       7,400         --
      Non-compete agreements...................   2-7       4,807         --
      Other....................................  5-20      15,700         --
                                                         --------     -------
                                                          284,236      49,922
        Less accumulated amortization..........            (7,899)       (883)
                                                         --------     -------
                                                         $276,337     $49,039
                                                         ========     =======

   Amortization expense was $7,016 and $883 for the six months ended June 30, 1999 and for the period from October 7, 1998 through December 31, 1998, respectively.

7. Debt

   In March 1999, Muzak LLC, a wholly owned subsidiary of the Company, entered into a new senior credit facility ("Senior Credit Facility"), which provides for two term loans (the "Term Loans") for $30,000 and $105,000 and revolving loans (the "Revolving Loan") for up to $35,000 of which $3,400 was drawn at closing. The Term Loans are required to be paid in semi-annual installments on June 30 and December 31 of each year beginning on June 30, 2000. The Revolving Loan must be repaid on or before December 31, 2005. The obligations of Muzak LLC under the Senior Credit Facility are guaranteed by each of Muzak LLC's future domestic subsidiaries. Interest accrues at Muzak LLC's election at a rate based on either (a) the Base Rate (as described in the Senior Credit Facilities Agreement) or (b) Libor (as defined in the Senior Credit Facilities Agreement) plus in either case, the applicable margin. The applicable borrowing margin under Term Loans and Revolving Loans range from 1% to 3.5%. Commitment fees range from .375% to .0625%.

   On March 18, 1999, Muzak LLC, a wholly owned subsidiary of the Company, issued $115,000 principal amount of Senior Subordinated Notes ("Subordinated Notes"). Interest on the Subordinated Notes accrues at a rate of 9.875% per annum. Interest is payable semi-annually, in arrears, on each March 15 and September 15 of each year, commencing on September 15, 1999. The Subordinated Notes will mature on March 15, 2009.

   On March 18, 1999, the Company co-issued $75,000 gross proceeds, Senior Discount Notes ("Discount Notes") offering. The Discount Notes are expected to accrete in value, with no payments of cash interest until September 15, 2004. From and after March 15, 2004, interest on the Discount Notes will accrue at a rate of 13% per annum. Interest will be payable semi-annually in arrears on March 15 and September 15 each year, commencing September 15, 2004. The Discount Notes will mature on March 15, 2010.

                               MUZAK HOLDINGS LLC

                             (dollars in thousands)


   Debt obligations consist of the following:

                                                         June 30,   December 31,
                                                           1999         1998
                                                        ----------- ------------
                                                        (Unaudited)
      Line of credit--revolving facility...............  $ 19,400     $    --
      Senior credit facility...........................   135,000          --
      Senior subordinated notes........................   115,000          --
      Senior discount notes............................    41,538          --
      Notes payable--related party.....................       --        41,683
      Other............................................     7,019          960
                                                         --------     --------
          Total debt obligations.......................   317,957       42,643
      Less current portion.............................   (21,841)     (42,183)
                                                         --------     --------
                                                         $296,116     $    460
                                                         ========     ========

   Annual maturities of debt obligations are as follows:

            1999................................ $ 21,841
            2000................................    4,445
            2001................................    5,945
            2002................................    7,444
            2003................................    8,194
            Thereafter..........................  270,088
                                                 --------
                                                 $317,957
                                                 ========

8. Members' Interest

 Preferred Units

   No preferred units have been issued or authorized as of June 30, 1999. The Company's Board of Members is authorized, subject to limitations prescribed by law, to provide for the issuance of such preferred units and to fix the relative rights, obligations, preferences and limitations of the preferred units.

 Class B-5 Units

   In March 1999, the Company authorized Class B-5 units, none of which were issued or outstanding as of June 30, 1999.

9. Muzak Holdings Finance Corp.

   Muzak Holdings Finance Corp. had no activities during the six months ended June 30, 1999.

10. Subsequent Events

   In July 1999, Muzak, a wholly owned subsidiary of the Company, amended its Senior Credit Facility, which resulted in an increase in the amount available for borrowings under this facility by $30,000. In addition, Muzak LLC may request lenders to commit to additional loans of up to $50,000 million under a second revolving facility prior to December 31, 2000.

                            MUZAK HOLDINGS LLC

                          (dollars in thousands)


   In July 1999, Muzak, a wholly owned subsidiary of the Company, executed a note agreement with a related party for $3,000. Interest on this note accrues at a rate of 15% per annum, and is payable, together with the principal on June 30, 2007.

   In July and August 1999, Muzak LLC, a wholly owned subsidiary of the Company, acquired the net assets of LaBov and Beyond, Inc., U.S. West Communications Services, Inc. and Broadcast International, Inc. for approximately $1,350, $3,500 and $4,700, respectively, excluding transaction fees.

   These transactions were accounted for under the purchase method of accounting. Accordingly, the consideration paid was allocated based on the estimated fair market value of the net assets acquired. The excess of the consideration paid over the estimated fair market value of the net assets acquired approximated $3,766 and is being amortized using the straight-line method over 20 years.

   The following table summarizes the unaudited pro forma results of operations for the six months ended June 30, 1999, as of the acquisitions and financings discussed above and the transactions discussed in Note 4 occurred on January 1, 1999. These unaudited pro forma results are not necessarily indicative of the results that will occur in future interim periods:

     Revenue.......................................................... $ 74,807
                                                                       ========
     Loss from operations............................................. $ (2,767)
                                                                       ========
     Net loss......................................................... $(18,907)
                                                                       ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                $115,000,000


                            [ LOGO OF MUZAK LLC ]

                                   Muzak LLC
                              Muzak Finance Corp.

                               Offer to Exchange
               Series B 9 7/8% Senior Subordinated Notes due 2009
                          for any and all outstanding
                   9 7/8% Senior Subordinated Notes due 2009

                            -----------------------

                                   PROSPECTUS

                            -----------------------


                       Subject to completion,      , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Muzak LLC. Muzak LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

   Section 7.5 of Muzak LLC's Limited Liability Company Agreement provides, among other things, that directors and officers of Muzak LLC shall be not be liable, responsible or accountable for damages or otherwise to Muzak LLC or to its members. Section 7.5 also provides that each director and each officer of Muzak LLC shall be indemnified and held harmless by Muzak LLC, including advancement of reasonable attorney's fees and other expenses, but only to the extent that Muzak LLC's assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Muzak LLC affairs (but excluding those caused by the gross negligence or willful misconduct of such director or officer), to the fullest extent allowed by law.

   Section 7.5 of Muzak LLC's Limited Liability Company Agreement also provides that, the rights of indemnification will be in addition to any rights to which such directors or officers may otherwise be entitled by contract or as a matter of law and shall extend to his heirs, personal representatives and assigns.

   All of Muzak LLC's directors and officers and the directors and officers of the subsidiaries of Muzak LLC are covered by insurance policies obtained by Muzak LLC against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

   Muzak Finance Corp. Muzak Finance Corp. is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, such as attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

   Article Eight of Muzak Finance Corp.'s Certificate of Incorporation ("Article Eight") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of Muzak Holdings Finance Corp. or is or was serving at the request of Muzak Holdings Finance Corp. as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by Muzak Holdings Finance Corp. to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted Muzak Holdings Finance Corp. to provide prior to such amendment). The indemnity may include all expense, liability and loss, including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as otherwise provided in Article Eight, Muzak Holdings Finance Corp. shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of Muzak Holdings Finance Corp. Article Eight also provides that Muzak Holdings Finance Corp. may, by action of the Board of Directors, provide indemnification its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

   Article Eight further provides that Muzak Finance Corp. may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Muzak Finance Corp. or was serving at the request of Muzak Finance Corp. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not Muzak Finance Corp. would have the power to indemnify such person against such liability under Article Eight.

   Muzak Capital Corporation. Muzak Capital Corporation is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, such as attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

   Article V of Muzak Capital Corporation's Certificate of Incorporation ("Article V") provides, among other things, that no director of Muzak Capital Corporation shall be personally liable to Muzak Capital Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Muzak Capital Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. Article V also provides that Muzak Capital Corporation shall have the power to indemnify any person who is or was or is a party or is threatened to be made a party to, or testifies in, any administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Muzak Capital Corporation, or is or was serving at the request of Muzak Capital Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and Muzak Capital Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

   Article VI of the By-laws of Muzak Capital Corporation ("Article VI") provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or is or that he or she, being at the time a director or officer of Muzak Capital Corporation, is or was serving at the request of Muzak Capital Corporation as a director, officer, member, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by Muzak Capital Corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits Muzak Capital Corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment, against all expense, liability and loss, including attorneys' and other professionals' fees and expenses, claims, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, actually and reasonably incurred by such person in connection therewith. Such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, Muzak Capital Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Muzak Capital Corporation.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

   Article VI further provides that Muzak Capital Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of Muzak Capital Corporation or is or was serving at the request of Muzak Capital Corporation as a director, officer, member, employee, fiduciary or agent of another against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not Muzak Capital Corporation would have the power or the obligation to indemnify such person against such liability under Article VI.

   MLP Environmental Music, LLC. MLP Environmental Music, LLC is a limited liability company organized under the laws of the State of Washington. Section
25.15.040 of the Limited Liability Company Act of the State of Washington provides, among other things, that the limited liability company agreement may contain provisions not inconsistent with law that eliminate or limit the personal liability of a member or manager to the limited liability company or its members for monetary damages for conduct as a member or manager, provided that such provisions shall not eliminate or limit the liability of a member or manager for acts or omissions that involve intentional misconduct or a knowing violation of law by a member or manager, for conduct of the member or manager, violating section 25.15.235 of the Limited Liability Act of the State of Washington, or for any transaction from which the member or manager will personally receive a benefit in money, property, or services to which the member or manager is not legally entitled. Section 25.15.040 of the Washington Limited Liability Company Act also provides that the limited liability company agreement may contain provisions not inconsistent with law that indemnify any member or manager from and against any judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which an individual is a party because he or she is, or was, a member or a manager, provided that no such indemnity shall indemnify a member or a manager from or on account of acts or omissions of the member or manager finally adjudged to be intentional misconduct or a knowing violation of law by the member or manager, conduct of the member or manager adjudged to be in violation of section 25.15.235 of the Limited Liability Act of the State of Washington, or any transaction with respect to which it was finally adjudged that such member or manager received a benefit in money, property, or services to which such member or manager was not legally entitled.

   Section 5.3 of MLP Environmental Music, LLC's Amended and Restated Limited Liability Company Agreement provides that neither the manager nor any affiliate of the manager of MLP Environmental Music, LLC shall be liable, responsible or accountable in damages or otherwise to MLP Environmental Music, LLC or the members for any act or omission by any such person performed in good faith pursuant to the authority granted to such person by the Amended and Restated Limited Liability Company Agreement of MLP Environmental Music, LLC or in accordance with its provisions, and in a manner reasonably believed by such person to be within the scope of the authority granted to such person and in the best interest of MLP Environmental Music, LLC; provided, that such act or omission did not involve intentional misconduct or a knowing violation of law, conduct violating section 25.15.235 of the Limited Liability Act of the State of Washington, or any transaction from which the person will, without the approval of members collectively holding a majority interest, receive a benefit in money, property, or services to which such person is not legally entitled.
Section 5.3 also provides that MLP Environmental Music, LLC shall indemnify, defend and hold harmless the manager, any affiliate, and each director, officer, partner, employee or agent thereof, against any liability, loss, damage, cost or expense incurred by them on behalf of MLP Environmental Music, LLC or in furtherance of MLP Environmental Music, LLC's interests without relieving any such person of liability for intentional misconduct or a knowing violation of law, conduct violating section 25.15.235 of the Limited Liability Act of the State of Washington, or any transaction from which the person will, without the approval of members collectively holding a majority interest, receive a benefit in money, property, or services to which such person is not legally entitled.

   Section 5.3 of MLP Environmental Music, LLC's Amended and Restated Limited Liability Company Agreement also provides that any indemnification required to be made by MLP Environmental Music, LLC shall be made promptly following the fixing of the liability, loss, damage, cost or expense incurred or suffered by a final judgment of any court, settlement, contract or otherwise. In addition, MLP Environmental Music, LLC shall advance funds to a person claiming indemnification under this section 5.3 for legal expenses and other costs incurred as a result of legal action brought against such person only if (i) the legal action relates to the performance of duties or services by the person on behalf of MLP Environmental Music, LLC, (ii) the legal action is initiated by a party other than a member and (iii) such person undertakes to repay the advanced funds to MLP Environmental if it is determined that such person is not entitled to indemnification pursuant to the terms of MLP Environmental Music, LLC's Amended and Restated Limited Liability Company Agreement.

   Business Sound, Inc. Business Sound, Inc. is a corporation organized under the laws of the State of Ohio. Section 1701.13(E) of the General Corporation Law of Ohio provides, among other things, that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise. The indemnity may include expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

   Section 1701.13(E) of the General Corporation Law of Ohio also provides that an Ohio corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise. The indemnity may include expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

      (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

      (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code of Ohio.

   Article V of the Code of Regulations of Business Sound, Inc. provides, among other things, that Business Sound, Inc. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer or employee of Business Sound, Inc., or is or was serving at the request of the Business Sound, Inc. as a Director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Business Sound, Inc. and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Business Sound, Inc. and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

   Article V of the Code of Regulations of Business Sound, Inc. further provides, among other things, that Business Sound, Inc. shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, including all appeals, by or in the right of Business Sound, Inc. to procure a judgment in its favor by reason of the fact that he is or was a Director, officer or employee of

Business Sound, Inc., or is or was serving at the request of Business Sound, Inc. as a Director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys, fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Business Sound, Inc., except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to Business Sound, Inc. unless and only to the extent that the Court of Common Pleas or the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or such other Court shall deem proper.

   Section 1701.13 (E) of the General Corporation Law of Ohio authorizes a corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

   Article V of the Code of Regulations of Business Sound, Inc. provides that Business Sound, Inc. may purchase and maintain insurance on behalf of any person who is or was a Director, officer or employee of Business Sound, Inc., or is or was serving at the request of Business Sound, Inc. as a Director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Business Sound, Inc. would have the power to indemnify him against such liability under the provisions of Article V of the Code of Regulations of Business Sound, Inc. or of the Ohio General Corporation Law.

   Muzak Holdings LLC. Muzak Holdings LLC is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

   Section 3.6 of Muzak Holdings LLC's Amended and Restated Limited Liability Company Agreement provides, among other things, that directors and officers of Muzak Holdings LLC shall be not be liable, responsible or accountable for damages or otherwise to Muzak Holdings LLC, or to its members. Section 3.6 of Muzak Holdings LLC's Amended and Restated Limited Liability Company Agreement also provides that each director and each officer of Muzak Holdings LLC shall be indemnified and held harmless by Muzak Holdings LLC, including advancement of reasonable attorney's fees and other expenses, but only to the extent that Muzak Holdings LLC's assets are sufficient therefor, from and against all claims, liabilities, and expenses arising out of any management of Muzak Holdings LLC affairs (but excluding those caused by the gross negligence or willful misconduct of such director or officer), to the fullest extent allowed by law.

   Section 3.6 of Muzak Holdings LLC's Amended and Restated Limited Liability Company Agreement also provides that, the rights of indemnification will be in addition to any rights to which such directors or officers may otherwise be entitled by contract or as a matter of law and shall extend to his heirs, personal representatives and assigns.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

     Exhibit
     Number                                      Exhibit
     -------   --------------------------------------------------------------------------
     *2.1      Agreement and Plan of Merger, dated as of January 29, 1999 among ACN
               Holdings, LLC, Audio Communications Network, LLC, Muzak Limited
               Partnership, MLP Acquisition L.P. and Muzak Holdings Corp.

     *2.2      First Amendment to the Agreement and Plan of Merger dated as of March 17,
               1999 by and among Muzak Holdings LLC (f/k/a ACN Holdings, LLC), Audio
               Communications Network, LLC, Muzak Limited Partnership, MLP Acquisition,
               L.P. and Muzak Holdings Corp.

     *3.1      Certificate of Formation of ACN Operating, LLC.

     *3.2      Certificate of Amendment of the Certificate of Formation of ACN Operating,
               LLC.

     *3.3      Certificate of Merger Merging Muzak Limited Partnership into Audio
               Communications Network, LLC.

     *3.4      Certificate of Incorporation of Muzak Finance Corp.

     *3.5      Certificate of Incorporation of Muzak, Inc.

     *3.6      First Amendment to Certificate of Incorporation of Muzak, Inc.

     *3.7      Certificate of Formation of MLP Environmental Music, LLC.

     *3.8      Articles of Incorporation of Music Acquisition, Inc.

     *3.9      Certificate of Amendment by Shareholders of Music Acquisition, Inc. to the
               Articles of Incorporation of Music Acquisition, Inc.

     *3.10     Certificate of Amendment by Shareholders to the Articles of Incorporation
               of Ohio Sound and Music, Inc.

     *3.11     Certificate of Amendment by Shareholders to the Articles of Incorporation
               of Ohio Sound and Music, Inc.

     *3.12     Certificate of Formation of ACN Holdings, LLC.

     *3.13     Certificate of Amendment to the Certificate of Formation of ACN Holdings,
               LLC.

     *3.14     Amended and Restated Limited Liability Company Agreement of Muzak LLC,
               dated as of March 18, 1999.

     *3.15     By-laws of Muzak Finance Corp.

     *3.16     By-laws of Muzak, Inc.

     *3.17     Amended and Restated Limited Liability Agreement of MLP Environmental
               Music, LLC, dated as of March 18, 1999.

     *3.18     Code of Regulations of Business Sound, Inc.

     *3.19     Amended and Restated Limited Liability Company Agreement of Muzak Holdings
               LLC, dated as of March 18, 1999.

     Exhibit
     Number                                      Exhibit
     -------   --------------------------------------------------------------------------
      *4.1     Indenture, dated as of March 18, 1999 by and among Muzak LLC and Muzak
               Finance Corp., as Issuers, Muzak Capital Corporation, MLP Environmental
               Music, LLC, Business Sound, Inc. and ACN Holdings LLC, as Guarantors and
               State Street Bank and Trust Company, as Trustee.

      *4.2     Form of 9 7/8% Senior Subordinated Notes due 2009 (included in Exhibit 4.1 above as Exhibit A).

      *4.3     Registration Rights Agreement, dated as of March 18, 1999 by and among
               Muzak LLC and Muzak Finance Corp., the Guarantors named therein and CIBC
               Oppenheimer Corp. and Goldman, Sachs & Co., as Initial Purchasers.

      *4.4     Purchase Agreement, dated March 12, 1999 by and among Audio Communications
               Network, LLC and Muzak Finance Corp., the Guarantors named therein and
               CIBC Oppenheimer Corp. and Goldman, Sachs & Co., as Initial Purchasers.

     **5.1     Opinion of Kirkland & Ellis.

     **5.2     Opinion of Arter & Hadden LLP.

     **5.3     Opinion of Heller, Ehrman, White & McAuliffe.

      *8.1     Tax Opinion.

     *10.1     Credit and Guaranty Agreement, dated as of March 18, 1999 among Audio
               Communications Network, LLC, as Borrower, Muzak Holdings LLC and certain subsidiaries of Audio Communications Network, LLC, as Guarantors, various lenders, Goldman Sachs Credit Partners L.P., as Syndication Agent,
               Canadian Imperial Bank of Commerce, as Administrative Agent and Goldman
               Sachs Credit Partners L.P. and CIBC Oppenheimer Corp. as Co-Lead
               Arrangers.

     *10.2     Pledge and Security Agreement, dated as of March 18, 1999, among Audio
               Communications Network, LLC, Muzak Holdings LLC, and certain present and future domestic subsidiaries of Audio Communications Network, LLC, as
               Guarantors, and Canadian Imperial Bank of Commerce, as agent for the benefit of Lenders and Lender Counterparties and Indemnitees.

     *10.3     Indenture relating to the Senior Discount Notes, dated as of March 18,
               1999, by and among, Muzak Holdings LLC and Muzak Holdings Finance Corp., as Issuers, and State Street Bank and Trust Company, as Trustee.(1)

     *10.4     Amended and Restated Members Agreement, dated as of March 18, 1999, by and among Muzak Holdings LLC (f/k/a ACN Holdings, LLC), MEM Holdings LLC,
               David Unger, Joseph Koff, William Boyd and Music Holdings Corp.

     *10.5     Management and Consulting Services Agreement dated as of October 6, 1998 by and between ABRY Partners, Inc. and ACN Operating, LLC.

     *10.6     Form of Employment Agreement by and between Muzak LLC and each of the executive officers of Muzak other than William A. Boyd and David Unger.

     *10.7     Executive Employment Agreement, dated as of March 18, 1999, among Muzak
               Holdings LLC, Muzak LLC and William A. Boyd.

     *10.8     Executive Employment Agreement dated as of October 6, 1998, by and among
               ACN Operating, LLC, Audio Communications Network, LLC and David Unger.

     *10.9     First Amendment to the Executive Employment Agreement dated as of March
               18, 1999 to the certain Executive Employment Agreement dated as of October
               6, 1998, by and between Audio Communications Network, LLC f/k/a ACN
               Operating, LLC and David Unger.

     Exhibit
     Number                                      Exhibit
     -------   --------------------------------------------------------------------------
      *10.10   First Amendment, Consent and Waiver, dated as of July 1, 1999 to the
               Credit and Guaranty Agreement, dated as of March 18, 1999 among Muzak LLC, as Borrower, Muzak Holdings LLC and certain Subsidiaries of Muzak LLC, as
               Guarantors, various Lenders, Goldman Sachs Credit Partners L.P., as
               Syndication Agent, Canadian Imperial Bank of Commerce, as Administrative
               Agent and Goldman Sachs Credit Partners L.P. and CIBC Oppenheimer Corp. as
               Co-Lead Arrangers.

      *10.11   Muzak LLC 15% Junior Subordinated Unsecured Promissory Note due 2007

      *12.1    Statement regarding computation of ratio of earnings to fixed charges for
               Audio Communications Network, Inc. and Muzak LLC.

      *12.2    Statement regarding computation of ratio of earnings to fixed charges for
               Muzak Limited Partnership.

      *21.1    Subsidiaries of Muzak LLC, Muzak Finance Corp., Muzak Capital Corporation,
               MLP Environmental Music, LLC, Business Sound, Inc. and Muzak Holdings,
               LLC.

       23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

       23.2    Consent of Deloitte & Touche LLP, Independent Auditors.

     **23.4    Consent of Kirkland & Ellis (included in Exhibit 5.1 above).

     **23.5    Consent of Arter & Hadden LLP (included in Exhibit 5.2 above).

     **23.6    Consent of Heller, Erhman, White & McAuliffe (included in Exhibit 5.3 above).

      *24.1    Power of Attorney.

      *24.2    Power of Attorney of S. Hicks and D.G. Armstrong.

      *25.1    Statement of Eligibility of Trustee on Form T-1 with respect to the New
               Notes.

      *99.1    Form of Letter of Transmittal.

      *99.2    Form of Notice of Guaranteed Delivery.

      *99.3    Form of Tender Instructions.

--------
* Previously filed.

**To be filed by amendment.

(1) Filed as an Exhibit to the Registration Statement on Form S-4 (File No. 333-78573) filed by Muzak Holdings LLC on May 17, 1999.

   (b) Financial Statement Schedules.

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22. Undertakings.

   (a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (5) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (6) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Muzak LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 27th day of August, 1999.

                                          Muzak LLC

                                                             *
                                          By: _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer and
                                                    President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of August, 1999.

                 Signature                                   Capacity
                 ---------                                   --------


                     *                      President and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
              William A. Boyd

          /s/ Brad D. Bodenman              Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
             Brad D. Bodenman                 Accounting Officer)

                     *                      Director
___________________________________________
--------       Royce Yudkoff
* The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the officers and directors of the registrant listed above pursuant to Powers of Attorney.

          /s/ Brad D. Bodenman
___________________________________________
    Brad D. Bodenman, Attorney in Fact


                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Muzak Finance Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 27th day of August, 1999.

                                          Muzak Finance Corp.

                                                              *
                                          By: _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer and
                                            President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of August, 1999.

                 Signature                                   Capacity
                 ---------                                   --------


                     *                      President and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
              William A. Boyd

          /s/ Brad D. Bodenman              Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
             Brad D. Bodenman                 Accounting Officer)

                     *                      Director
___________________________________________
--------       Royce Yudkoff
* The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the officers and directors of the registrant listed above pursuant to Powers of Attorney.

          /s/ Brad D. Bodenman
___________________________________________
    Brad D. Bodenman, Attorney in Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Muzak Capital Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 27th day of August, 1999.

                                          Muzak Capital Corporation

                                                              *
                                          By: _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of August, 1999.

                 Signature                                   Capacity
                 ---------                                   --------


                     *                      President and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
              William A. Boyd

         /s/ Brad D. Bodenman               Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
             Brad D. Bodenman                 Accounting Officer)

                     *                      Director
___________________________________________
               Royce Yudkoff

--------
* The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the officers and directors of the registrant listed above pursuant to Powers of Attorney.

          /s/ Brad D. Bodenman
___________________________________________
    Brad D. Bodenman, Attorney in Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, MLP Environmental Music, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 27th day of August, 1999.

                                          MLP Environmental Music, LLC

                                                              *
                                          By: _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer and
                                            President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of August, 1999.

                 Signature                                   Capacity
                 ---------                                   --------


                     *                      President and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
              William A. Boyd

         /s/ Brad D. Bodenman               Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
             Brad D. Bodenman                 Accounting Officer)
                     *                      Manager
___________________________________________
--------       Royce Yudkoff
* The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the officers and directors of the registrant listed above pursuant to Powers of Attorney.

          /s/ Brad D. Bodenman
___________________________________________
    Brad D. Bodenman, Attorney in Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Business Sound, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 27th day of August, 1999.

                                          Business Sound, Inc.

                                                   /s/ William A. Boyd
                                          By: _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer and
                                            President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of August, 1999.

                 Signature                                   Capacity
                 ---------                                   --------


                     *                      President and Chief Executive Officer
___________________________________________   (Principal Executive Officer)
              William A. Boyd

         /s/ Brad D. Bodenman               Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
             Brad D. Bodenman                 Accounting Officer)

                     *                      Director
___________________________________________
               Royce Yudkoff

--------
*The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the officers and directors of the registrant listed above pursuant to Powers of Attorney.

      /s/ Brad D. Bodenman
_____________________________________
 Brad D. Bodenman, Attorney in Fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, Muzak Holdings LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Seattle, State of Washington, on the 27th day of August, 1999.

                                          Muzak Holdings LLC

                                                   /s/ William A. Boyd
                                          By: _________________________________
                                            Name: William A. Boyd
                                            Title: Chief Executive Officer and
                                            President

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 27th day of August, 1999.

                 Signature                                   Capacity
                 ---------                                   --------


                     *                      Director, President and Chief Executive
___________________________________________   Officer (Principal Executive Officer)
              William A. Boyd

         /s/ Brad D. Bodenman               Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
             Brad D. Bodenman                 Accounting Officer)
                     *                      Director
___________________________________________
                Peni Garber

                     *                      Director
___________________________________________
              David W. Unger

                     *                      Director
___________________________________________
               Royce Yudkoff

                     *                      Chairman of the Board
 ___________________________________________
               Steven Hicks

                     *                      Director
___________________________________________
            D. Geoff Armstrong

                     *                      Director
___________________________________________
               Andrew Banks

--------
 *The undersigned, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the officers and directors of the registrant listed above pursuant to the Powers of Attorney previously filed with the Commission.

      /s/ Brad D. Bodenman
_____________________________________
 Brad D. Bodenman, Attorney in Fact